Form 10-K, Exhibit 13
period 1995-12-31
AMERICAN BANCORP INC/LA
filed 1996-04-01
CIK 721238

                                                                    EXHIBIT 13.1




                                   [LOGO]
________________________________________________________________________________

                         1995 ANNUAL REPORT
                         AMERICAN BANCORP, INC.
                         POST OFFICE BOX 1579
                         OPELOUSAS, LOUISIANA  70570

NATURE OF BUSINESS

         American Bancorp, Inc. is a one-bank holding company whose sole subsidiary is American Bank and Trust Company, a commercial bank whose general business is that of providing banking services to the Opelousas, Louisiana area. The Bank serves the needs of the area through 46 employees at six banking locations. The main office is located at the corner of Landry Street and Union Street in Opelousas. Branch banking-offices are located in the parish of St. Landry in the communities of Lawtell, Krotz Springs, Port Barre and an office on Creswell Lane in South Opelousas. In addition, the Bank has a branch located on Moss Street, in Lafayette, Louisiana.


MARKET PRICE AND DIVIDENDS DECLARED

                                                                                                   DIVIDENDS
   YEAR                      QUARTER                      HIGH                  LOW                PER SHARE
   ----                      -------                      ----                  ---                ---------
   1995                      First                       $   25                 $  20               $     -
                             Second                          25                    20                     -
                             Third                           25                    20                     -
                             Fourth                          25                    20                    .85

   1994                      First                       $   30                 $  15               $     -
                             Second                          30                    15                     -
                             Third                           30                    15                     -
                             Fourth                          30                    15                    .65


Note: The primary market area for American Bancorp, Inc.'s common stock is the Opelousas, Louisiana area with American Bank and Trust Company acting as registrar and transfer agent. There were approximately 572 shareholders of record at December 31, 1995.

         Source of market price - American Bank & Trust Company acts as the transfer agent for the Company. The stock is thinly traded and the price ranges are based on stated sales price to the transfer agent, which does not represent all sales.


ANNUAL SHAREHOLDERS' MEETING

         The annual meeting of the shareholders of American Bancorp, Inc. will be held on April 10, 1996 in the Board of Directors Room at the Operations Center located at 328 East Landry Street, Opelousas, Louisiana.


FORM 10-K ANNUAL REPORT

         American Bancorp, Inc. files an annual report with the Securities and Exchange Commission on Form 10-K. A copy of the report filed on Form 10-K will be sent free of charge to any shareholder by writing to: Ronald J. Lashute, Chief Executive Officer and Executive Vice-President, American Bank and Trust Company, Post Office Box 1579, Opelousas, Louisiana 70570.

                               FINANCIAL SUMMARY
          (In thousands of dollars except per share data and ratios)


                                                                         1995              1994              1993
                                                                         ----              ----              ----
FOR THE YEAR

        Net income  . . . . . . . . . . . . . . . . . . . .           $     963         $     962         $     725

        Return on average shareholders' equity  . . . . . .               15.46%            17.96%            15.76%

        Return on average total assets  . . . . . . . . . .                1.64%             1.75%             1.37%


AT YEAR END

        Total assets  . . . . . . . . . . . . . . . . . . .           $  63,070         $  65,141         $  51,746

        Total earning assets  . . . . . . . . . . . . . . .           $  55,080         $  55,190         $  46,398

        Total loans   . . . . . . . . . . . . . . . . . . .           $  26,390         $  27,053         $  26,432

        Total deposits  . . . . . . . . . . . . . . . . . .           $  55,655         $  59,230         $  46,676

        Total shareholders' equity  . . . . . . . . . . . .           $   6,785         $   5,818         $   4,934

        Common shares outstanding   . . . . . . . . . . . .             120,000           120,000           120,000


PER SHARE

        Net income  . . . . . . . . . . . . . . . . . . . .           $    8.03         $    8.02         $    6.04

        Book value  . . . . . . . . . . . . . . . . . . . .           $   56.55         $   48.49         $   41.12

        Cash dividends declared   . . . . . . . . . . . . .           $     .85         $     .65         $     .50


CAPITAL RATIOS

        Total risk-based capital ratio  . . . . . . . . . .               23.17%            19.76%            19.21%

        Leverage ratio  . . . . . . . . . . . . . . . . . .               11.36%            10.38%             9.31%

                                C O N T E N T S


                                                                                                        PAGE
Financial Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2

A Message to the Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4

Management's Discussion and Analysis of Financial
   Condition and Results of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5 - 27

Independent Auditors' Report    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28

Consolidated balance sheets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     29 and 30

Consolidated statements of income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31

Consolidated statements of changes in shareholders' equity  . . . . . . . . . . . . . . . . . . . .     33 and 34

Consolidated statements of cash flows . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     35 and 36

Notes to consolidated financial statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     37 - 55

Officers and directors of American Bank and Trust Company . . . . . . . . . . . . . . . . . . . . .     56

Officers and directors of American Bancorp, Inc.  . . . . . . . . . . . . . . . . . . . . . . . . .     57

                              TO THE SHAREHOLDERS

         Fiscal year 1995 was a remarkably good year for American Bancorp, Inc. and American Bank & Trust Co., its sole subsidiary. Net income for the year was $963,456 or $8.03 per share. The company's return on average assets for 1995 was 1.64% and return on average equity was 15.46%. Both of these ratios rank American Bank & Trust Co. among the top performing banks in the Southeast.

         American Bancorp's average assets during 1995 were $58,733,000, an increase of $3,870,000 or 7.05% over 1994. The company's leverage capital ratio increased to 11.35% from 10.38% exceeding all regulatory requirements to be considered a well capitalized bank. Dividends declared in 1995 represented an increase of 31% over dividends paid in 1994.

         Two significant factors in the bank's successful financial performance were a healthy net interest margin of 5.79%, and the high quality of assets. At December 31, 1995, nonperforming assets totaled .2% of average assets and the bank had a net recovery of charged off loans of $10,000.

         Having completed another successful year and exceeding goals set by the board of Directors and Management, we look forward to expanding our services through improved technology to meet the banking needs of our customers. We will continue to offer these services with our traditional personalized approach.

         Management is optimistic that the bank will continue to operate in a profitable and safe manner. We will achieve this using the same prudent and sound banking practice as in the past.

         We appreciate the loyalty and support of the shareholders, directors and employees of the bank, and look forward to your continued support and interest.





/s/ SALVADOR L. DIESI, SR.
- ----------------------------------------------
Salvador L. Diesi, Sr., Chairman of the Board
         and President




/s/ RONALD J. LASHUTE
- ----------------------------------------------
Ronald J. Lashute, Chief Executive Officer and
         Executive Vice-President

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS


SUMMARY OF OPERATIONS FOR THE LAST FIVE YEARS
(In thousands of dollars except per share data and ratios)

                                                                            YEAR ENDED DECEMBER 31,
                                                          ------------------------------------------------------------
                                                              1995         1994         1993         1992       1991
                                                          ------------------------------------------------------------
Operating Data:
     Net interest income  . . . . . . . . . . . . .       $   3,065    $    2,567    $   2,442    $  2,450   $  2,056
     Provision for possible loan
        losses  . . . . . . . . . . . . . . . . . .              -             12           36          36        (26)
     Net income   . . . . . . . . . . . . . . . . .             963           962          725         809        506

Per share data:
     Weighted average number of
        shares outstanding    . . . . . . . . . . .         120,000       120,000      120,000     120,000    120,000
     Net income   . . . . . . . . . . . . . . . . .       $    8.03    $     8.02    $    6.04    $   6.75   $   4.22
     Cash dividends declared  . . . . . . . . . . .             .85           .65          .50          -          -
     Book value at end of year  . . . . . . . . . .           56.55         48.49        41.12       35.58      24.62

Balance sheet totals:
     Average assets   . . . . . . . . . . . . . . .       $  58,733    $   54,863    $  52,937    $ 52,461   $ 52,891
     Average shareholders' equity   . . . . . . . .           6,230         5,356        4,599       3,852      2,922

Relationship between significant
     financial ratios:
        Percentage of net income
           to average total assets  . . . . . . . .            1.64%         1.75%        1.37%       1.54%       .95%
        Percentage of net income
           to average shareholders'
           equity   . . . . . . . . . . . . . . . .           15.46%        17.96%       15.76%      21.01%     17.32%
        Percentage of dividends
           declared per common share
           to net income per common
           share  . . . . . . . . . . . . . . . . .           10.59%         8.10%        8.28%        .00%       .00%
        Percentage of average share-
           holders' equity to average
           total assets   . . . . . . . . . . . . .           10.60%         9.76%        8.69%       7.34%      5.52%
     Tier 1 risk-based capital ratio  . . . . . . .           21.92%        18.51%       17.96%      15.89%     15.13%
     Total risk-based capital ratio   . . . . . . .           23.17%        19.76%       19.21%      17.14%     16.63%
     Leverage ratio   . . . . . . . . . . . . . . .           11.36%        10.38%        9.31%       8.13%      7.30%

         Management's discussion and analysis of financial condition and results of operations should be read in conjunction with the accompanying financial statements and notes.


OVERVIEW

         The Company reported net income of $963,456 in 1995 compared to $962,484 in 1994 and $724,503 in 1993. However, interest income has steadily increased over the last three years. The primary increase has been in interest income on loans and investment securities. The interest on these items increased $710,376 in 1995 and $122,531 in 1994. Interest expense also increased in 1995 after being fairly constant for the last two years. The increase for 1995 was $210,831, while there was a decrease of $14,855 from 1993 to 1994. The most significant change on the income statement was in provision for income taxes. The Company had been in the position of having net operating losses available for carryfoward. All such losses were realized in 1994 and, consequently, the Company went from a tax benefit to a tax expense in 1995.
The tax benefit in 1994 was $56,432 while the tax provision for 1995 was $449,793.

         Average total assets continue to increase. These assets have grown 3.6% and 7.1% in 1994 and 1995, respectively. This increase is a result of a steady growth of non-interest bearing demand deposits. These deposits increased $1,132,000 in 1994 or 9.2% and $2,213,000 in 1995 or 16.4%.

         The year end balance sheet reflects a slight drop of $652,962 in loans due to a reduction in loan demand. In addition, total deposits decreased $3,575,452 which contributed to a decline of $2,070,642 in total assets in comparing 1995 to 1994. A portion of this decrease is attributed to a fiscal agent agreement with a public body that has seasonal variations in their deposits. For the same period there was an increase of $967,185, in stockholders' equity.


STATEMENT OF INCOME ANALYSIS

         Net interest income on a taxable-equivalent basis was $3.1 million in 1995, an increase of $.553 million, or 21.8% compared in 1994. In 1994, net interest income was $2.5 million, an increase of $.139 million, or 5.8% over the prior year. The net interest margin for 1995 was 5.79% compared to 5.09% in 1994 and 5.02% for 1993. Table 1 summarizes average balances, income and average yields on earning assets and expense and average rates paid on interest bearing liabilities. Table 2 analyzes the change in net interest income for the two most recent annual intervals.

         The increase in average balances in securities available for sale and securities held to maturity had a positive effect on the net interest margin for the year ended December 31, 1995. The increase in average rates on loans and securities held to maturity also had a significant impact on the increase in the net interest margin form 1994 to 1995. The increase in the average rate of $.532 million on earning assets was offset by an increase of $.184 million in interest expense related to the Company's cost of funds.

PROVISION FOR POSSIBLE LOAN LOSSES. The provision for possible loan losses was $-0- in 1995, $12,000 in 1994 and $36,000 in 1993. As a percentage of outstanding loans, the allowance for possible loans losses was 2.31%, 2.22% and 2.24% at December 31, 1995, 1994 and 1993, respectively. The annual provision is determined by the level of net charge offs, the size of the loan portfolio, the level of nonperforming loans, anticipated economic conditions, and review of financial condition of specific customers.

NON-INTEREST INCOME. There have been immaterial variances in most non-interest income accounts for the three year period ended 1995. However, from 1993 to 1994 the effect of an increase in service charges resulted in an increase in income of approximately $32,000. Other non-interest income was below normal in 1993 due to the expensing of the remaining cost basis of an obsolete computer system. The Bank's management realizes that non-interest income will become increasingly important as deregulation continues to impact the net interest margin; therefore, we are continuously evaluating new opportunities for fee revenues through proper pricing of services and the development of new sources of non-interest revenue.

NON-INTEREST EXPENSE. In comparing 1995 to 1994, the only significant variance was a reduction in other expense of $47,229 due primarily to a reduction in FDIC assessments. The other categories in non-interest expense experienced normal variation between 1995, 1994 and 1993.

INCOME TAXES. The Company recorded income tax expense of $449,793 in 1995 as compared to a benefit of $(56,432) in 1994. Effective January 1, 1992, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Due to limitations related to the valuation of deferred tax assets, there was no cumulative effect adjustment at adoption. During 1994, the Bank recorded a deferred tax benefit equal to its deferred tax asset. The Bank's net deferred tax asset at December 31, 1994 was fully supported by the Bank's carryback potential, plus one year of future expected earnings. At December 1995, all available carrybacks had been utilized resulting in the income tax expense of $449,793.

         This change in accounting principle enabled the Company to more clearly reflect the impact of net operating loss carryforwards on results of operations. Previously, these tax benefits were required to be reported as extraordinary income. The only income tax expense paid for 1994 and 1993 was related to alternative minimum tax calculations.


BALANCE SHEET AND CAPITAL FUNDS ANALYSIS

         Investment securities are a major use of funds by the Bank. The balance at December 31, 1995 was $21,645,540 which represented a $2,032,057 or 10.36% increase from the $19,613,483 balance outstanding at December 31, 1994. Investment securities serve several purposes. A portion of investment securities provides liquidity or secondary reserves, which management can use if necessary to meet loan demand or deposit withdrawals. Investment securities, especially obligations of state and political subdivisions, provide for schools, road construction, sewers, and various other projects. The Bank invests a portion of these funds in the market area as a service to the community in which it operates. The remainder of these funds is invested in obligations of the United States Government or its agencies. It is management's policy to minimize risk in investments and provide liquidity by investing in short-term maturities with quality ratings. While a substantial portion of the investment portfolio is pledged on public deposits (55%), this is slightly less than 1994 pledged percentage of 56%. The amount of pledged securities have been fairly constant for the last three years and management anticipates this source of deposits will remain relatively constant in the future.

         On January 1, 1994, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires the classification of securities into one of three categories: trading, available for sale or held to maturity. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates this classification periodically.

         Prior to January 1, 1994, the Company classified securities as held for sale (available for sale) and investment securities (held to maturity) based on criteria which did not differ significantly from that required by the new standard. Held for sale securities were recorded at the lower of cost or fair value.

         In December 1995, the Financial Accounting Standards Board issued "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (Guide). This guide provided for a one time opportunity to reclassify securities without impairing the individual classifications. The Company elected to leave all investment classifications as previously recorded on acquisition. The Company will continue to determine the appropriate classification at the time of purchase.

         The Bank's primary use of funds is to meet loan demand. Loans, net of unearned income, were $27,014,350 at December 31, 1995, compared to $27,667,312 at December 31, 1994. This $652,962 or 2.36% decrease is the result of weak loan demand in the market area.

         The Bank attracts deposits from consumers and businesses, and also utilizes its access to the money markets to purchase funds to support the asset side of the balance sheet. The two primary sources of funds may be classified as "interest-bearing deposits" and "non-interest bearing deposits." "Interest-bearing deposits" consist of time deposits, savings accounts, NOW accounts and Money Market deposit accounts. The largest source of "non-interest bearing deposits" is demand deposits, which consist of gross demand deposits less reciprocal balances with our correspondent banks.

         As of December 31, 1995, total deposits decreased $3,575,452 or 6.04% from December 31, 1994. The most significant changes in deposits from 1994 to 1995 were increases in non-interest bearing demand deposit accounts of $937,334, a 5.86% increase, and net decreases in NOW accounts of $4,390,847, a percentage decrease of 25.92%. This decrease is attributable to the Bank becoming the fiscal agent for a public body which experiences seasonal variations in their deposit account.

         Shareholders' equity increased $967,186 or 16.62% from December 31, 1994 to December 31, 1995. The equity or book value of the Bank is the shareholders' investment in the Bank resulting from the sale of stock and the accumulation of earnings retained by the Bank. The strength of the Bank and its ability to grow depends to a great extent on management's ability to maintain a corresponding growth in shareholders' equity.

         We declared cash dividends in the amount of $102,000 or $.85 per share in 1995 and $78,000 or $.65 per share in 1994 and $ .50 per share in 1993.

NONPERFORMING ASSETS AND PAST DUE LOANS. Nonperforming assets are loans carried on a nonaccrual basis, those classified as restructed loans (loans with below-market interest rates or other concessions due to the deteriorated financial condition of the borrower), repossessed real estate, property in the process of being repossessed and repossessed movable property. A loan is placed on nonaccrual when, in management's judgment, the borrower's financial condition has deteriorated to the point that his ability to service the principal and/or interest is in doubt. At that time, any accrued interest on the loan is reversed and accruing of interest is discontinued. The Company's nonperforming assets consist primarily of repossessed real estate and loans secured by real estate.

         Nonperforming assets at December 31, 1995 were $137,363, a decrease of $25,170 from December 31, 1994. The most significant decrease in nonperforming loans from 1993 to 1994 was in the loans contractually past due 90 days or more as to principal or interest, but which are not in the nonaccrual category.
This resulted primarily from one borrower who was experiencing financial difficulty at December 31, 1993, but subsequent to year end, the loan was paid off by the borrower. Other real estate and repossessed assets decreased $2,944 from the prior year balance to $13,800 at December 31, 1995. The Bank has experienced a continual drop in other real estate over the last three years. Management anticipates this favorable trend to continue.

         As of January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which, as it relates to in-substance foreclosures, requires that a creditor continue to classify these assets as loans on the balance sheet unless the creditor receives physical possession of the collateral. The Company had no in- substance foreclosures in 1995 or 1994. At December 31, 1995, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was $83,884, with the related reserve for possible loan losses of $5,901. These loans are included in nonaccrual loans in Table 7.

LIQUIDITY. Liquidity is the ability to ensure that adequate funds are available to satisfy contractual liabilities, fund operations, meet withdrawal requirements of depositors, and provide for customers' credit needs in a timely manner. The liquidity position of the Bank is founded on a stable base of core deposits. The primary source of liquidity for the Bank is its short-term investments. The Bank has overnight funds lines with correspondent banks providing additional sources of liquidity. Securities available for sale also provide a major source of liquidity to the Bank, as do the cash flows from repayments and maturities of its loan portfolio. The franchise from which the Bank operates allows access to a broad base of retail customers, and management has been successful at attracting additional deposits when a continuing need for further funding has arisen. The Bank's core deposit base is supplemented by public fund time deposits and federal funds obtained through correspondent relationships.

         At the Parent Company (American Bancorp, Inc.) level, cash is needed to fund operations and to pay dividends. During December 31, 1995, the Parent Company received $102,000 from the Bank in partial settlement for the use of a net operating loss that had been incurred by the Parent. These funds were used to pay dividends to stockholders.

         The purpose of liquidity management is to assure that the Bank has the ability to raise funds to support asset growth, meet deposit withdrawal, maintain reserve requirements and otherwise operate the Bank on a continuing basis. Liquidity for the Bank is provided by the acquisition of additional funds in the form of deposits, borrowing such as federal funds, investment maturities and sales and loan maturities and repayments.

         In recognition of the increased pace of deregulation and increasing competition, the Bank will continue to increase its competitive position in the area to assure the availability of funds. The Bank's reputation, capital position and base of deposits will help to insure flexibility and liquidity.

CAPITAL ADEQUACY. The management of capital is a continuous process which consists of providing capital for anticipated growth of the Bank. An evaluation of capital adequacy cannot be made solely in terms of total capital or related ratios. A more comprehensive indication of financial strength is management's ability to generate capital through the retention of earnings. The Bank's main source of capital during the last several years has been cumulative earnings derived through profitable operations.

         In 1992, the Federal Deposit Insurance Corporation (FDIC) issued regulations for the classification of banks based on their capital levels pursuant to the Federal Deposit Insurance Corporation Improvement Act passed by Congress in 1991. The rules place each bank into one of the nine risk categories for assessing risk-based deposit premiums based on capital ratios and on other supervisory information. Three capital categories are used for capital ratios ranging from "well capitalized" to "undercapitalized." The regulations define "well capitalized" banks as those bank with at least 6% Tier 1 risk-based capital ratio, 10% total risk-based capital ratio and a 5% leverage ratio. Banks are also assigned to one of three supervisory subgroups ranging from "healthy" to "substantial supervisory concern." The Bank is included in the top rating categories for both capital ratios and the supervisory subgroup. At December 31, 1995, the Bank had a Tier 1 risk-based capital ratio of 21.9% and 23.2% total risk-based capital ratio. The leverage ratio has increased to 11.36% at December 31, 1995. The Bank presently meets or exceeds all required risk-based capital standards and anticipates no difficulty in maintaining those standards.

FAIR VALUES OF FINANCIAL INSTRUMENTS. Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Values of Financial Instruments" requires disclosure of estimated fair values of financial instruments. Financial instruments are defined as cash and contractual rights and obligations that require settlement, directly or indirectly, in cash. Note 14 to the consolidated financial statements provides information regarding the fair values of financial instruments as of December 31, 1995.

INTEREST RATE SENSITIVITY. Interest rate risk is the potential impact of changes in interest rates on net interest income and results from mismatches in repricing opportunities of assets and liabilities over a period of time.
Static Gap analysis is used to estimate the effects of changing interest rates and various balance sheet strategies on the level of net interest income. Management may alter the mix of floating and fixed rate assets and liabilities, change pricing schedules, and adjust maturities through sales and purchases of securities available for sale. Table 14 presents the Bank's interest rate sensitivity position at December 31, 1995.

         This profile, usually referred to as a Gap analysis, is based on a point in time and may not be meaningful because assets and liabilities must be categorized according to contractual maturities and repricing periods rather than estimating these characteristics, as is done in simulation models. Also, the Gap analysis does not consider subsequent changes in interest rate levels or spreads between asset and liability categories. Although Table 14 indicates that the Company is liability-sensitive (interest-bearing liabilities exceed earning assets) up to one year, this may not be true in practice. The 1
- - 30 day deposit category includes NOW, money market and savings accounts which have indeterminate maturities. The rates paid on these core deposits, which account for 59.3% of interest-bearing funds, do not necessarily reprice in a direct relationship to changes in interest rate.

         In addition to core deposits, which serve to lessen the volatility of net interest income in changing rate conditions, the Company's loan portfolio contains fixed-rate commercial loans that have actual maturities and cash flows that vary with the level of interest rates. These earning assets are reported in the after one year category, when in fact a portion of these balances may be subject to repricing within one year or less. Depending on market interest rates, actual cash flows from these loans will vary from the contractual maturities due to payoffs and refinancing activity.

TABLE 1
SUMMARY OF CONSOLIDATED NET INTEREST INCOME
Fully taxable equivalent basis (In thousands)

                                                                                            1995
                                                                    --------------------------------------------------
                                                                    AVERAGE                                    AVERAGE
                                                                    BALANCE               INTEREST              RATE
                                                                    -------               --------             -------
ASSETS
  Short-term investments                                           $  4,930               $    271               5.50%
  Loans, net of unearned income (1) (2)                              26,748                  2,573               9.62
  Securities available for sale (3)                                   3,843                    312               8.12
  Securities held to maturity                                        17,779                  1,087               6.11
                                                                   --------               --------
       Total interest earning assets                                 53,300                  4,243               7.96%
  Allowance for possible loan losses                                   (621)              --------             -------
  Cash and due from banks                                             3,815
  Other assets                                                        2,239
                                                                   --------
       Total assets                                                $ 58,733
                                                                   ========

LIABILITIES
   Interest-bearing demand deposits                                $ 11,480               $    217              1.89%
   Savings deposits                                                   8,782                    239               2.72
   Time deposits                                                     15,977                    700               4.38
   Short-term borrowings                                                 17                      2              11.76
                                                                   --------               --------
         Total interest-bearing liabilities/interest expense         36,256                  1,158               3.19%
   Non-interest bearing demand deposits                              15,707                                    -------
   Other liabilities                                                    540
                                                                   --------
         Total liabilities                                           52,503

SHAREHOLDERS' EQUITY
   Shareholders' equity                                               6,230
                                                                   --------
        Total liabilities and shareholders' equity                 $ 58,733
                                                                   ========

   Total interest expense related to earning assets                                                              2.17%
                                                                                                               -------
   Net interest income                                                                    $  3,085
                                                                                          ========
   Net interest margin                                                                                           5.79%
                                                                                                               =======


(1) Interest income earned on nontaxable investment securities and certain loans are exempt from taxation. However, an adjustment has been made for the tax preference item related to nontaxable securities purchased after December 31, 1982. An incremental tax rate of 34% is used to compute the taxable equivalent adjustment for 1995, 1994, and 1993.

(2) For purposes of yield computations, non-accrual loans are included in loans outstanding.

(3) Yield computations are based on historical cost of securities available for sale.

                           1994                                                       1993
     --------------------------------------------                    --------------------------------------------
     AVERAGE                              AVERAGE                    AVERAGE                              AVERAGE
     BALANCE          INTEREST             RATE                      BALANCE           INTEREST             RATE
     -------          --------            -------                    -------           --------           -------
    $  6,609          $    272            4.12%                      $  7,077          $    285            4.03%
      26,976             2,281             8.46                        26,678             2,162             8.10
       2,905               257             8.85                             -                 -             0.00
      13,257               670             5.05                        13,953               908             6.51
    --------          --------                                       --------          --------
      49,747             3,480            7.00%                        47,708             3,355            7.03%
                      --------           ------                                        --------           ------
        (614)                                                            (589)
       3,567                                                            1,647
       2,163                                                            4,171
    --------                                                         --------
    $ 54,863                                                         $ 52,937
    ========                                                         ========


    $ 11,855          $    218            1.84%                      $ 11,249          $    233            2.07%
       8,775               239             2.72                         8,436               237             2.81
      15,154               491             3.24                        16,146               492             3.05
           -                 -             0.00                             -                 -             0.00
    --------          --------                                       --------          --------
      35,784               948            2.65%                        35,831               962            2.68%
                                         ------                                                           ------
      13,494                                                           12,362
         229                                                              145
    --------                                                         --------
      49,507                                                           48,338


       5,356                                                            4,599
    --------                                                         --------

    $ 54,863                                                         $ 52,937
    ========                                                         ========
                                          1.91%                                                            2.02%
                                         ------                                                           ------
                      $  2,532                                                         $  2,393
                      ========                                                         ========
                                          5.09%                                                            5.02%
                                         ======                                                           ======

TABLE 2
RATE/VOLUME ANALYSIS
Fully taxable equivalent basis (In thousands)


                                                                                   YEAR ENDED DECEMBER 31,
                                                                       -------------------------------------------
                                                                                          1995/1994
                                                                       -------------------------------------------
                                                                           INCREASE (DECREASE)
                                                                          DUE TO CHANGE IN: (1)
                                                                       --------------------------
                                                                       AVERAGE            AVERAGE           NET
                                                                       BALANCE             RATE            CHANGE
                                                                       -------            -------          -------
Interest income:
   Short-term investments . . . . . . . . . . . . . . . . . . .        $   (81)           $    80          $    (1)
   Loans, net of unearned income (2)  . . . . . . . . . . . . .            (21)               313              292
   Securities available for sale (3)  . . . . . . . . . . . . .             80                (25)              55
   Securities held to maturity  . . . . . . . . . . . . . . . .            253                164              417
                                                                       -------            -------          -------

      Total interest income . . . . . . . . . . . . . . . . . .            231                532              763
                                                                       -------            -------          -------

Interest expense:
   Demand deposits  . . . . . . . . . . . . . . . . . . . . . .             (6)                 5               (1)
   Savings deposits . . . . . . . . . . . . . . . . . . . . . .             -                  -                -
   Time deposits  . . . . . . . . . . . . . . . . . . . . . . .             31                178              209
   Short-term borrowing . . . . . . . . . . . . . . . . . . . .              1                  1                2
                                                                       -------            -------          -------

      Total interest expense  . . . . . . . . . . . . . . . . .             26                184              210
                                                                       -------            -------          -------

Taxable-equivalent net interest income  . . . . . . . . . . . .        $   205            $   348          $   553
                                                                       =======            =======          =======


(1) The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the change in each.

(2)  Non-accrual loans are included in loans outstanding.

(3) Yield computations are based on historical cost of securities available for sale.

           YEAR ENDED DECEMBER 31,
- -------------------------------------------
                  1994/1993
- -------------------------------------------
    INCREASE (DECREASE)
   DUE TO CHANGE IN: (1)
- --------------------------
AVERAGE            AVERAGE           NET
BALANCE              RATE           CHANGE
- -------            -------          -------
$   (19)            $    6         $    (13)
     25                 94              119
    128                129              257
    (40)              (198)            (238)
- -------            -------          -------

     94                 31              125
- -------            -------          -------


     12                (27)             (15)
      9                 (7)               2
    (31)                30               (1)
      -                  -                -
- -------            -------          -------

    (10)                (4)             (14)
- -------            -------          -------

$   104             $   35          $   139
=======            =======          =======

TABLE 3
SECURITIES PORTFOLIO
(In thousands)


                                                    DECEMBER 31, 1995                        DECEMBER 31, 1994
                                        ------------------------------------     ------------------------------------
                                        HELD TO       AVAILABLE                  HELD TO        AVAILABLE
                                        MATURITY      FOR SALE        TOTAL      MATURITY       FOR SALE       TOTAL
                                        --------      ---------     --------     --------       ---------    --------
U.S. Treasury   . . . . . . . . . .     $  5,508      $     -       $  5,508     $  5,499       $     -      $  5,499
U.S. Government and
   Agencies . . . . . . . . . . . .       10,997         1,536        12,533       10,980            497       11,477
Mortgage-Backed
   Securities . . . . . . . . . . .           -          2,342         2,342           -           2,637        2,637
State and Political
   Subdivisions . . . . . . . . . .           -          1,263         1,263           -              -            -
                                        --------      --------      --------     --------       --------     --------

                                        $ 16,505      $  5,141      $ 21,646     $ 16,479       $  3,134     $ 19,613
                                        ========      ========      ========     ========       ========     ========

TABLE 4
MATURITY DISTRIBUTION AND SECURITIES PORTFOLIO YIELDS
(In thousands)

                                                                        AFTER                    AFTER
                                                                       ONE BUT                 FIVE BUT
                                            WITHIN ONE               WITHIN FIVE              WITHIN TEN
                                             YEAR AMT.      YIELD     YEARS AMT.     YIELD    YEARS AMT.      YIELD
                                            ----------      -----    -----------     -----    ----------      -----
December 31, 1995:
   Held to maturity:
      U.S. Treasury . . . . . . . . . . .    $ 3,499        6.32%      $ 2,009       6.18%       $    -          - %
      U.S. Government
         and Agencies . . . . . . . . . .      5,002         5.62        5,495        6.37           500        6.36
                                             -------        -----      -------       -----       -------       -----

            Total held to
               maturity . . . . . . . . .      8,501        5.91%        7,504       6.32%           500       6.36%
                                             -------        -----      -------       -----       -------       -----

   Available for sale:
      U.S. Government
         and Agencies . . . . . . . . . .         -           -%         1,536       6.77%            -          - %
      Mortgage-Backed
         Securities . . . . . . . . . . .        183         7.92        1,116        8.92         1,043        8.47
      State and
         Political
         Subdivisions . . . . . . . . . .         -           -            377        7.85           886       6.58%
                                             -------        -----      -------       -----       -------       -----

            Total
               available
               for sale . . . . . . . . .        183        7.92%        3,029       7.69%         1,929        7.59
                                             -------        -----      -------       -----       -------       -----

            Total
               securities . . . . . . . .    $ 8,684        5.96%      $10,533       6.70%       $ 2,429       7.35%
                                             =======        =====      =======       =====       =======       =====

  AFTER TEN                     TOTAL
  YEARS AMT.        YIELD       AMOUNT        YIELD
  ----------        -----       ------        -----
   $     -            - %      $ 5,508        6.27%

         -             -        10,997        6.03
   -------          -----      -------       ------


       -0-          0.00%       16,505        6.11%
   -------          -----      -------       ------



         -            - %        1,536        6.78%

         -             -         2,342        8.64


         -              -        1,263        6.95
   -------          -----      -------       ------



       -0-          0.00%        5,141        7.66%
   -------          -----      -------       ------


   $   -0-          0.00%      $21,646        6.47%
   =======          =====      =======       ======

TABLE 5
LOAN PORTFOLIO

The amounts of loans outstanding for the three years ended December 31, 1995 are shown in the following table according to type of loan (in thousands).

                                                                 1995              1994               1993
                                                               ---------         ---------          ---------
Commercial, financial and agricultural  . . . . . . . . .      $   6,240         $   6,543          $   5,306
Real Estate - Construction  . . . . . . . . . . . . . . .            119               325                212
Real Estate - Mortgage  . . . . . . . . . . . . . . . . .         16,473            16,119             17,889
Installment . . . . . . . . . . . . . . . . . . . . . . .          4,182             4,681              3,637
                                                               ---------         ---------          ---------
        Total . . . . . . . . . . . . . . . . . . . . . .         27,014            27,668             27,044
Less:
  Allowance for possible loan losses  . . . . . . . . . .           (624)             (614)              (606)
  Unearned income . . . . . . . . . . . . . . . . . . . .             -                 (1)                (6)
                                                               ---------         ---------          ---------

                                                               $  26,390         $  27,053          $  26,432
                                                               =========         =========          =========

________________________________________________________________________________

TABLE 6
LOAN MATURITY AND INTEREST RATE SENSITIVITY

The following table shows the amount of commercial, financial and agricultural loans, real estate-construction loans and real estate mortgage loans, exclusive of 1-4 family residential loans, outstanding as of December 31, 1995 which, based on remaining scheduled repayments of principal, are due in the amounts indicated. Also, the amounts due after one year are classified according to the sensitivity to the changes in interest rates (in thousands).

                                                   ONE YEAR           OVER ONE
                                                      OR                TO               OVER
                                                   LESS (1)           5 YEARS           5 YEARS            TOTAL
                                                   --------           --------          --------          --------
Maturity of Loans:
  Commercial, financial and
    agricultural  . . . . . . . . . . . . .        $  2,928           $  2,103          $  1,641          $  6,672
  Real Estate - mortgage and
    construction  . . . . . . . . . . . . .             493              4,109             2,460             7,062
                                                   --------           --------          --------          --------

      Total . . . . . . . . . . . . . . . .        $  3,421           $  6,212          $  4,101          $ 13,734
                                                   ========           ========          ========          ========

Interest Rate Sensitivity of Loans:
  With predetermined interest rates . . . .        $  1,064           $  4,306          $    168          $  5,538
  With floating interest rates (2)  . . . .           2,357              1,906             3,933             8,196
                                                   --------           --------          --------          --------

      Total . . . . . . . . . . . . . . . .        $  3,421           $  6,212          $  4,101          $ 13,734
                                                   ========           ========          ========          ========

(l) Includes demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts.

(2) The floating interest rate loans generally fluctuate according to a formula based on a prime rate.

TABLE 7
NONPERFORMING ASSETS

Nonperforming assets include nonaccrual loans, loans which are contractually 90 days past due, restructured loans, and foreclosed assets. Restructured loans are loans which, due to a deteriorated financial condition of the borrower, have a below-market yield. Interest payments received on nonperforming loans are applied to reduce principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. Certain nonperforming loans are current as to principal and interest payments that are classified as nonperforming because there is a question concerning full collectilibity of both principal and interest.

Nonperforming assets totaled $137,363 at year ended 1995, a $25,170 (15.5%) decrease from the prior year. Nonperforming assets totaling $162,533 at December 31, 1994 was down $326,742 (67%) from December 31, 1993. The composition of nonperforming assets for the past three years are illustrated below.

                                                                     1995               1994             1993
                                                                  ----------         ----------       ----------
Nonperforming loans:
  Loans on nonaccrual . . . . . . . . . . . . . . . . .           $  114,059         $    3,722       $    9,104
  Loans contractually past due 90
    days or more as to principal or
    interest, but which are not on
    nonaccrual  . . . . . . . . . . . . . . . . . . . .                9,504              9,377          180,451
  Restructured loans which are not
    on nonaccrual . . . . . . . . . . . . . . . . . . .                   -             132,690          153,415
                                                                  ----------         ----------       ----------

                                                                     123,563            145,789          342,970

Other real estate and repossessed
   assets received in complete or
   partial satisfaction of loan
   obligations  . . . . . . . . . . . . . . . . . . . .               13,800             16,744          146,305
                                                                  ----------         ----------       ----------

       Total nonperforming assets . . . . . . . . . . .           $  137,363         $  162,533       $  489,275
                                                                  ==========         ==========       ==========


At December 31, 1995, the Bank has loans outstanding to multiple numbers of borrowers engaged in the medical industry and the legal profession. The loans to the medical industry totaled $4,478,739, while the loans to the legal profession were $3,103,320. There were no significant nonperforming loans outstanding in these two concentrations.

TABLE 8
ALLOWANCE FOR POSSIBLE LOAN LOSSES
(In Thousands)

                                                                                YEAR ENDED DECEMBER 31,
                                                                    ----------------------------------------------
                                                                     1995                1994                1993
                                                                    ------              ------              ------
Beginning balance . . . . . . . . . . . . . . . . . . . . .         $  614              $  606              $  576
                                                                    ------              ------              ------

Provision charged against income  . . . . . . . . . . . . .            -0-                  12                  36
                                                                    ------              ------              ------

Charge-offs:
  Commercial, financial and agricultural loans  . . . . . .             -                    1                  -
  Real estate mortgage loans  . . . . . . . . . . . . . . .             -                   13                   3
  Real estate construction loans  . . . . . . . . . . . . .             -                   -                   -
  Installment loans . . . . . . . . . . . . . . . . . . . .              6                   1                   7
                                                                    ------              ------              ------
      Total charge-offs . . . . . . . . . . . . . . . . . .              6                  15                  10
                                                                    ------              ------              ------

Recoveries:
  Commercial, financial and agricultural loans  . . . . . .              8                   8                  -
  Real estate mortgage loans  . . . . . . . . . . . . . . .             -                   -                   -
  Real estate construction loans  . . . . . . . . . . . . .             -                   -                   -
  Installment loans . . . . . . . . . . . . . . . . . . . .              8                   3                   4
                                                                    ------              ------              ------
      Total recoveries  . . . . . . . . . . . . . . . . . .             16                  11                   4
                                                                    ------              ------              ------

Net charge-offs (recoveries)  . . . . . . . . . . . . . . .            (10)                  4                   6
                                                                    ------              ------              ------

Ending balance  . . . . . . . . . . . . . . . . . . . . . .         $  624              $  614              $  606
                                                                    ======              ======              ======
Ratio of net charge-offs (recoveries) during
  the period to average loans outstanding
  during the period . . . . . . . . . . . . . . . . . . . .         (.04)%                .01%                .02%
                                                                    ======              ======              ======

TABLE 9
ALLOCATION FOR POSSIBLE LOAN LOSSES
(In thousands)

The allowance for possible loan losses has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories of loans at the date indicated.

                                                         DECEMBER 31, 1995                       DECEMBER 31, 1994
                                                  -------------------------------        --------------------------------
                                                                      % OF LOANS                              % OF LOANS
                                                                      OUTSTANDING                             OUTSTANDING
                                                                       TO TOTAL                                TO TOTAL
                                                  ALLOWANCE             LOANS            ALLOWANCE               LOANS
                                                  ---------           -----------        ---------            -----------
Commercial, financial and
   agricultural loans . . . . . . . . . . .       $    134              21.47%            $   126                20.52%
Real estate construction  . . . . . . . . .              5               0.80                   5                 0.81
Real estate mortgage loans  . . . . . . . .            400              64.10                 400                65.15
Installment loans . . . . . . . . . . . . .             85              13.63                  83                13.52
                                                  --------             -------            -------               -------
                                                  $    624             100.00%            $   614               100.00%
                                                  ========             =======            =======               =======


                                                                             DECEMBER 31, 1993
                                                                     ----------------------------------
                                                                                            % OF LOANS
                                                                                            OUTSTANDING
                                                                                             TO TOTAL
                                                                     ALLOWANCE                 LOANS
                                                                     ---------              -----------
Commercial, financial and
   agricultural loans . . . . . . . . . . . . . . . . . . . .         $   119                  19.63%
Real estate construction  . . . . . . . . . . . . . . . . . .               5                   0.78
Real estate mortgage loans  . . . . . . . . . . . . . . . . .             401                  66.14
Installment loans . . . . . . . . . . . . . . . . . . . . . .              81                  13.45
                                                                      -------                 -------
                                                                      $   606                 100.00%
                                                                      =======                 =======

TABLE 10
DEPOSITS

The following table presents the average balance and an average rate paid on deposits (in thousands):

                                                                         DECEMBER 31,
                                          -------------------------------------------------------------------------
                                                  1995                      1994                       1993
                                          -------------------       --------------------        -------------------
                                          AVERAGE     AVERAGE       AVERAGE      AVERAGE        AVERAGE     AVERAGE
                                          BALANCE      RATE         BALANCE       RATE          BALANCE      RATE
                                          --------    -------       --------     -------       --------     -------
Non-interest bearing
  demand deposits . . . . . . . . .       $ 15,707       - %        $ 13,494        - %        $ 12,362        - %
Interest bearing
  demand deposits . . . . . . . . .         11,480     1.89           11,855      1.84           11,249      2.07
Savings deposits  . . . . . . . . .          8,782     2.72            8,775      2.72            8,436      2.81
Time deposits . . . . . . . . . . .         15,977     4.38           15,154      3.24           16,146      3.05
                                          --------                  --------                   --------

             Total  . . . . . . . .       $ 51,946                  $ 49,278                   $ 48,193
                                          ========                  ========                   ========

________________________________________________________________________________

TABLE 11
CERTIFICATES OF DEPOSIT OF $100,000 OR MORE, MATURITY DISTRIBUTION

The following table provides the maturities of time certificates of deposit of the Bank in amounts of $100,000 or more (in thousands):

                                                                                         DECEMBER 31,
                                                                         ------------------------------------------
                                                                           1995             1994             1993
                                                                         --------         --------         --------
Maturing in:
   3 months or less . . . . . . . . . . . . . . . . . . . . . . .        $    601         $  1,204         $  1,455
   Over 3 months less than 6 months . . . . . . . . . . . . . . .             800              667              400
   Over 6 months less than 12 months  . . . . . . . . . . . . . .             550               -                -
   Over 12 months . . . . . . . . . . . . . . . . . . . . . . . .             814              497              414
                                                                         --------         --------         --------

         Total  . . . . . . . . . . . . . . . . . . . . . . . . .        $  2,765         $  2,368         $  2,269
                                                                         ========         ========         ========

TABLE 12
RISK-BASED CAPITAL
(In thousands)

                                                                                              DECEMBER 31,
                                                                                   --------------------------------
                                                                                     1995                    1994
                                                                                   --------                --------
Risk-weighted assets  . . . . . . . . . . . . . . . . . . . . . . . . .            $ 30,441                $ 30,751
                                                                                   ========                ========

Capital:
   Tier I . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            $  6,671                $  5,693
   Tier II  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 381                     384
                                                                                   --------                --------
      Total capital . . . . . . . . . . . . . . . . . . . . . . . . . .            $  7,052                $  6,077
                                                                                   ========                ========
Ratios:
   Tier I capital to risk-weighted assets . . . . . . . . . . . . . . .               21.92%                  18.51%
   Tier II capital to risk-weighted assets  . . . . . . . . . . . . . .                1.25                    1.25
                                                                                   --------                --------
      Total capital to risk-weighted assets . . . . . . . . . . . . . .               23.17%                  19.76%
                                                                                   ========                ========

   Leverage - Tier I capital to total
      average assets  . . . . . . . . . . . . . . . . . . . . . . . . .               11.36%                  10.38%
                                                                                   ========                ========

________________________________________________________________________________

TABLE 13
RETURN ON EQUITY AND ASSETS

The following table shows consolidated operating and capital ratios for each of the last three years:

                                                                               YEARS ENDED DECEMBER 31,
                                                                       ---------------------------------------
                                                                        1995             1994            1993
                                                                       ------           ------          ------
   Return on average total assets . . . . . . . . . . . . . . .         1.64%            1.75%           1.37%

   Return on average shareholders' equity . . . . . . . . . . .        15.46%           17.96%          15.76%

   Dividend payout ratio  . . . . . . . . . . . . . . . . . . .        10.59%            8.10%           8.28%

   Average equity to average assets ratio . . . . . . . . . . .        10.60%            9.76%           8.69%

TABLE 14
INTEREST RATE SENSITIVITY
(In thousands)

                                                            BY REPRICING DATES AT DECEMBER 31, 1995
                                           --------------------------------------------------------------------------
                                                                                                  NON-
                                             0-90        91-180       181-365         AFTER     INTEREST
                                             DAYS         DAYS         DAYS          1 YEAR     BEARING      TOTAL
                                           --------   ---------      ---------     ---------   ---------   ----------
ASSETS
   Federal funds sold . . . . . . . . .    $  6,350   $       -      $       -     $       -   $       -   $    6,350
   Interest bearing
      deposits with banks . . . . . . .         396          99             99           100           -          694
   Investment securities  . . . . . . .       2,245         500          3,631        15,270           -       21,646
   Loans  . . . . . . . . . . . . . . .      10,927       2,833          4,433         8,197           -       26,390
   Other assets . . . . . . . . . . . .           -           -              -             -       7,990        7,990
                                           --------   ---------      ---------     ---------   ---------   ----------
                                           $ 19,918   $   3,432      $   8,163     $  23,567   $   7,990    $  63,070
                                           --------   ---------      ---------     ---------   ---------   ----------

SOURCES OF FUNDS
   NOW, money market
      and savings
      deposits  . . . . . . . . . . . .    $ 12,960   $       -      $  10,000     $       -     $     -    $  22,960
   Time deposits
      $100,000 or more  . . . . . . . .         601         800            550           814           -        2,765
   Other time deposits  . . . . . . . .       4,172       3,715          3,242         1,871           -       13,000
   Non-interest bearing
      demand  . . . . . . . . . . . . .           -           -              -             -      16,929       16,929
   Other liabilities  . . . . . . . . .           -           -              -             -         630          630
   Shareholders' equity . . . . . . . .           -           -              -             -       6,786        6,786
                                           --------   ---------      ---------     ---------   ---------   ----------

                                             17,733       4,515         13,792         2,685      24,345       63,070
                                           --------   ---------      ---------     ---------   ---------   ----------
Interest rate
   sensitivity gap  . . . . . . . . . .    $  2,185   $  (1,083)     $  (5,629)    $  20,882   $ (16,355)
                                           ========   =========      =========     =========   =========
Cumulative interest
   rate sensitivity gap . . . . . . . .    $  2,185   $   1,102      $  (4,527)    $  16,355     $   -0-
                                           ========   =========      =========     =========   =========
Cumulative interest
   rate sensitivity gap
   as a percent of
   total assets . . . . . . . . . . . .       3.46%       1.75%        (7.18)%        25.93%
                                           ========   =========      =========     =========

                          INDEPENDENT AUDITORS' REPORT



To the Shareholders and Board of Directors
American Bancorp, Inc.
Opelousas, Louisiana


We have audited the accompanying consolidated balance sheets of American Bancorp, Inc. and subsidiary as of December 31, 1995 and 1994, the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Bancorp, Inc. and subsidiary as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 1, the Company changed its method of accounting for debt securities in 1994. As discussed in Note 10, the Company changed its method of accounting for income taxes in 1992.


                                        /s/ BROUSSARD, POCHE, LEWIS & BREAUX

Lafayette, Louisiana
January 19, 1996

                             AMERICAN BANCORP, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994


                                    ASSETS                                       1995                   1994
                                                                             ------------          -------------
Cash and due from banks . . . . . . . . . . . . . . . . . . . . . . .        $  5,533,738          $  7,806,323

Short-term investments:
   Federal funds sold . . . . . . . . . . . . . . . . . . . . . . . .           6,350,000             6,050,000
   Interest-bearing deposits with banks . . . . . . . . . . . . . . .             694,000             2,474,000
                                                                             ------------          -------------

                                                                                7,044,000             8,524,000

Securities held to maturity (estimated
   market values $16,619,377 and $16,040,184,
   respectively)  . . . . . . . . . . . . . . . . . . . . . . . . . .          16,504,999            16,479,444

Securities available for sale . . . . . . . . . . . . . . . . . . . .           5,140,541             3,134,039

Loans, net of unearned income ($45 and
   $1,299, respectively)  . . . . . . . . . . . . . . . . . . . . . .          27,014,350            27,667,312
      Less: allowance for possible loan losses    . . . . . . . . . .            (624,122)             (614,310)
                                                                             ------------          -------------
                                                                               26,390,228            27,053,002

Bank premises and equipment . . . . . . . . . . . . . . . . . . . . .           1,435,446             1,375,140

Other real estate, net of allowances of
   $99,000 and $185,026, respectively . . . . . . . . . . . . . . . .              13,800                16,743

Accrued interest receivable . . . . . . . . . . . . . . . . . . . . .             551,527               429,703

Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . .             456,009               322,536
                                                                             ------------          -------------

                                                                             $ 63,070,288          $ 65,140,930
                                                                             ============          ============


See Notes to Consolidated Financial Statements.

                     LIABILITIES AND SHAREHOLDERS' EQUITY                         1995                  1994
                                                                             ------------          ------------
LIABILITIES
   Deposits:
      Non-interest bearing demand deposits  . . . . . . . . . . . . .        $ 16,929,190          $ 15,991,856
      Interest bearing deposits:
         NOW accounts . . . . . . . . . . . . . . . . . . . . . . . .          12,552,285            16,943,132
         Money Market accounts  . . . . . . . . . . . . . . . . . . .           1,893,000             1,653,698
         Savings  . . . . . . . . . . . . . . . . . . . . . . . . . .           8,514,812             8,944,038
         Time deposits $100,000 or more . . . . . . . . . . . . . . .           2,765,217             2,368,332
         Other time deposits  . . . . . . . . . . . . . . . . . . . .          13,000,214            13,329,114
                                                                             ------------          ------------

            Total deposits  . . . . . . . . . . . . . . . . . . . . .          55,654,718            59,230,170

   Accrued interest payable . . . . . . . . . . . . . . . . . . . . .             103,274                80,033
   Other liabilities  . . . . . . . . . . . . . . . . . . . . . . . .             526,797                12,414
                                                                             ------------          ------------

            Total liabilities . . . . . . . . . . . . . . . . . . . .          56,284,789            59,322,617
                                                                             ------------          ------------

SHAREHOLDERS' EQUITY
   Common stock, $5 par value; 10,000,000
      shares authorized; 120,000 shares
      issued and outstanding  . . . . . . . . . . . . . . . . . . . .             600,000               600,000
   Surplus  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           2,150,000             2,150,000
   Retained earnings  . . . . . . . . . . . . . . . . . . . . . . . .           3,930,436             3,068,980
   Available for sale, net of tax of $54,123
      and $344, respectively  . . . . . . . . . . . . . . . . . . . .             105,063                  (667)
                                                                             ------------          ------------

           Total shareholders' equity . . . . . . . . . . . . . . . .           6,785,499             5,818,313
                                                                             ------------          ------------

                                                                             $ 63,070,288          $ 65,140,930
                                                                             ============          ============

                             AMERICAN BANCORP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                                  1995               1994              1993
                                                               -----------        -----------       -----------
Interest income:
  Interest and fees on loans  . . . . . . . . . . . . .        $ 2,569,393        $ 2,315,178       $ 2,210,477
  Interest on investment securities-
      Taxable . . . . . . . . . . . . . . . . . . . . .          1,349,650            925,036           903,726
      Tax-exempt  . . . . . . . . . . . . . . . . . . .             32,560              1,013             4,493
   Federal funds sold . . . . . . . . . . . . . . . . .            220,667            104,249            61,991
   Deposits with banks  . . . . . . . . . . . . . . . .             50,014            168,490           223,411
                                                               -----------        -----------       -----------
         Total interest income  . . . . . . . . . . . .          4,222,284          3,513,966         3,404,098

Interest expense:
   Interest on deposits . . . . . . . . . . . . . . . .          1,157,705            946,874           961,729
                                                               -----------        -----------       -----------

Net interest income . . . . . . . . . . . . . . . . . .          3,064,579          2,567,092         2,442,369
Provision for possible loan losses  . . . . . . . . . .                 -              12,000            36,000
                                                               -----------        -----------       -----------

Net interest income after provision . . . . . . . . . .
   for possible loan losses . . . . . . . . . . . . . .          3,064,579          2,555,092         2,406,369
                                                               -----------        -----------       -----------

Non-interest income:
   Service charges on deposit accounts  . . . . . . . .            554,024            567,645           535,792
   Other  . . . . . . . . . . . . . . . . . . . . . . .            123,376            125,862            64,968
                                                               -----------        -----------       -----------
         Total non-interest income  . . . . . . . . . .            677,400            693,507           600,760
                                                               -----------        -----------       -----------

Non-interest expense:
   Salary and employee benefits . . . . . . . . . . . .          1,166,288          1,150,031         1,134,756
   Net occupancy expense  . . . . . . . . . . . . . . .            314,064            306,142           332,921
   Equipment expense  . . . . . . . . . . . . . . . . .            237,132            219,430           215,797
   Net cost (revenue) from other
      real estate . . . . . . . . . . . . . . . . . . .             (4,737)            (2,268)          (24,760)
   Other  . . . . . . . . . . . . . . . . . . . . . . .            615,983            669,212           609,468
                                                               -----------        -----------       -----------
         Total non-interest expense . . . . . . . . . .          2,328,730          2,342,547         2,268,182
                                                               -----------        -----------       -----------

Income before income taxes  . . . . . . . . . . . . . .          1,413,249            906,052           738,947

Provision for income taxes  . . . . . . . . . . . . . .            449,793            (56,432)           14,444
                                                               -----------        -----------       -----------

         Net income   . . . . . . . . . . . . . . . . .        $   963,456        $   962,484       $   724,503
                                                               ===========        ===========       ===========

Net income per common share . . . . . . . . . . . . . .        $      8.03        $      8.02       $      6.04
                                                               ===========        ===========       ===========


See Notes to Consolidated Financial Statements.

                             AMERICAN BANCORP, INC.

          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                         COMMON             STOCK
                                                         SHARES             AMOUNT          SURPLUS
                                                        -------           ---------        ----------
Balance, December 31, 1992  . . . . . . . .             120,000           $ 600,000        $2,150,000

Net income for 1993 . . . . . . . . . . . .                  -                   -                 -

Dividends paid in 1993  . . . . . . . . . .                  -                   -                 -
                                                        -------           ---------        ----------


Balance, December 31, 1993  . . . . . . . .             120,000             600,000         2,150,000

Net income for 1994 . . . . . . . . . . . .                  -                   -                 -

Dividends paid in 1994  . . . . . . . . . .                  -                   -                 -

Net unrealized appreciation on
   securities available for sale,
   net of tax of $344 . . . . . . . . . . .                  -                   -                 -
                                                        -------           ---------        ----------


Balance, December 31, 1994  . . . . . . . .             120,000             600,000         2,150,000

Net income for 1995 . . . . . . . . . . . .                  -                   -                 -

Dividends paid in 1995  . . . . . . . . . .                  -                   -                 -

Net unrealized appreciation on
   securities available for sale,
   net of tax of $54,123  . . . . . . . . .                  -                   -                 -
                                                        -------           ---------        ----------


Balance, December 31, 1995  . . . . . . . .             120,000           $ 600,000        $2,150,000
                                                        =======           =========        ==========



See Notes to Consolidated Financial Statements.

       NET UNREALIZED
        APPRECIATION
        ON SECURITIES
         AVAILABLE                    RETAINED
         FOR SALE                     EARNINGS                      TOTAL
       --------------               ------------                 -----------
       $        -                   $  1,519,993                 $ 4,269,993

                -                        724,503                     724,503

                -                        (60,000)                    (60,000)
       -----------                  ------------                 -----------


                -                      2,184,496                   4,934,496

                -                        962,484                     962,484

                -                        (78,000)                    (78,000)



              (667)                           -                         (667)
       -----------                  ------------                 -----------


              (667)                    3,068,980                   5,818,313

                -                        963,456                     963,456

                -                       (102,000)                   (102,000)



           105,730                            -                      105,730
       -----------                  ------------                 -----------

       $   105,063                  $  3,930,436                 $ 6,785,499
       ===========                  ============                 ===========

                             AMERICAN BANCORP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                              1995               1994            1993
                                                           -----------       -----------      -----------
OPERATING ACTIVITIES
   Net income . . . . . . . . . . . . . . . . . . .        $   963,456       $   962,484      $   724,503
   Adjustments to reconcile net income
      to net cash provided by operating
      activities:
      Provision for loan losses . . . . . . . . . .                 -             12,000           36,000
      Premium amortization, net of
         discount accretion on investment
         securities . . . . . . . . . . . . . . . .             (9,863)           (3,144)          14,945
      Depreciation  . . . . . . . . . . . . . . . .            177,106           174,281          175,435
      (Gain) loss on sale of assets . . . . . . . .              2,943              (938)          29,317
      (Increase) decrease in assets:
         Accrued interest receivable  . . . . . . .           (121,824)         (151,669)         142,812
         Other assets . . . . . . . . . . . . . . .           (134,918)          121,759          (48,805)
      Increase (decrease) in liabilities:
         Accrued interest payable . . . . . . . . .             23,241            17,978          (31,951)
         Other liabilities  . . . . . . . . . . . .            460,259           (60,951)          51,791
                                                           -----------       -----------      -----------

            Net cash provided by operating
               activities . . . . . . . . . . . . .          1,360,400         1,071,800        1,094,047
                                                           -----------       -----------      -----------

INVESTING ACTIVITIES
   Proceeds from sales and maturities
      of available for sale securities  . . . . . .            384,850           985,660               -
   Proceeds from sales and maturities
      of held to maturity securities  . . . . . . .          6,500,000         3,422,153        8,716,278
   Purchase of available for sale
      securities  . . . . . . . . . . . . . . . . .         (2,234,432)         (500,000)              -
   Purchase of held to maturity
      securities  . . . . . . . . . . . . . . . . .         (6,511,313)      (10,479,766)      (5,490,034)
   (Increase) decrease in loans . . . . . . . . . .            662,774          (632,529)      (1,169,601)
   Purchases of property and equipment  . . . . . .           (237,411)          (49,183)        (356,683)
   Proceeds from the sale of assets . . . . . . . .                 -                 -            70,110
                                                           -----------       -----------      -----------

         Net cash used in investing
            activities  . . . . . . . . . . . . . .         (1,435,532)       (7,253,665)       1,770,070
                                                           -----------       -----------      -----------



See Notes to Consolidated Financial Statements.

                                                               1995              1994             1993
                                                           -----------       -----------      -----------
FINANCING ACTIVITIES
   Increase (decrease) in liabilities:
      Demand deposits, transaction
         accounts and savings . . . . . . . . . . .         (3,643,438)       11,403,263          813,894
      Time deposits . . . . . . . . . . . . . . . .             67,985         1,150,605       (3,134,260)
   Dividends paid . . . . . . . . . . . . . . . . .           (102,000)          (78,000)         (60,000)
                                                           -----------       -----------      -----------

         Net cash provided by (used in)
            financing activities  . . . . . . . . .         (3,677,453)       12,475,868       (2,380,366)
                                                           -----------       -----------      -----------

Increase (decrease) in cash and cash
   equivalents  . . . . . . . . . . . . . . . . . .         (3,752,585)        6,294,003          483,751

Cash and cash equivalents at
   beginning of year  . . . . . . . . . . . . . . .         16,330,323        10,036,320        9,552,569
                                                           -----------       -----------      -----------

Cash and cash equivalents at end
   of year  . . . . . . . . . . . . . . . . . . . .        $12,577,738       $16,330,323      $10,036,320
                                                           ===========       ===========      ===========


SUPPLEMENTAL DISCLOSURES

   Cash payments for:

      Interest expense  . . . . . . . . . . . . . .        $ 1,134,464       $   928,896      $   993,680
                                                           ===========       ===========      ===========

      Income taxes  . . . . . . . . . . . . . . . .        $     8,003       $     6,886      $    14,444
                                                           ===========       ===========      ===========

                             AMERICAN BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.   Accounting Policies

          American Bancorp, Inc. (the Corporation) and its subsidiary, American Bank and Trust Company (the Bank), follow generally accepted accounting principles and reporting practices applicable to the banking industry. Descriptions of significant accounting policies are summarized below:

          Consolidation:

             The consolidated financial statements include the accounts of the respective parent Corporation and its subsidiary. All significant intercompany accounts and transactions have been eliminated.

          Use of estimates:

             The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

          Securities:

             At January 1, 1994, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires the classification of securities into one of three categories: trading, available for sale, or held to maturity.

             Management determines the appropriate classification of debt securities at the time of purchase and re- evaluates this classification periodically. Trading account securities are held for resale in anticipation of short-term market movements. Debt securities are classified as held to maturity when the Bank has the positive intent and ability to hold the securities to maturity. Securities not classified as held to maturity or trading are classified as available for sale.

             Trading account securities are carried at market value and are included in short-term investments. Gains and losses, both realized and unrealized, are reflected in earnings. Held to maturity securities are stated at amortized cost. Available for sale securities are stated at fair value, with unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity.

             The amortized cost of debt securities classified as held to maturity or available for sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Amortization, accretion and accruing interest are included in interest income on securities. Realized gains and losses, and declines in value judged to be other than temporary, are included in net securities gains. The cost of securities sold is determined on the specific identification method.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Loans:

             Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses and unearned income. Interest on loans and accretion of unearned income are computed by methods which approximate a level rate of return on recorded principal.

             Loan fees and costs associated with originating loans are recognized in the period in which they originate as the amounts involved are immaterial to the basic financial statements. The Company has adopted the policy of deferring all material loan fees and costs associated with originating loans as required by Statement of Financial Accounting Standards No. 91.

             Commercial loans are placed in nonaccrual status when, in management's opinion, there is doubt concerning full collectibility of both principal and interest. All commercial nonaccrual loans are considered to be impaired in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." Consumer loans are generally charged off when any payment of principal or interest is more than 120 days delinquent. Interest payments received on nonaccrual loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. A loan remains in nonaccrual status until it is current as to principal and interest, and the borrower demonstrates its ability to fulfill the contractual obligation.

          Allowance for possible loan losses:

             The allowance for possible loan losses is maintained to provide for possible losses inherent in the loan portfolio. On January 1, 1995, the Company adopted SFAS No. 114, as amended by SFAS No. 118, "Accounting for Creditors for Impairment of a Loan - Income Recognition and Disclosures." In accordance with SFAS No. 114, the 1995 allowance for possible loan losses related to loans that are identified as impaired is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for possible loan losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans.

             The allowance is based on management's estimate of future losses; actual losses may vary from the current estimate. The estimate is reviewed periodically, taking into consideration the risk characteristics of the loan portfolio, past loss experience, general economic conditions and other factors which deserve current recognition. As adjustments to the estimate of future losses become necessary, they are reflected as a provision (positive or negative) for possible loan losses in current-period earnings. However, because factors such as loan growth, the future collectibility of loans and the amounts and timing of future cash flows expected to be received on impaired loans are uncertain, the level of future provisions (positive or negative), if any, generally cannot be predicted. Actual loan losses are deducted from and subsequent recoveries are added to the reserve.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Bank premises and equipment:

             Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily by the straight-line method. Useful lives utilized for purposes of computing depreciation are as follows: buildings, 10 to 30 years; furniture and equipment, 3 to 10 years. Maintenance, repairs and minor improvements are charged to operating expenses. Gains or losses on dispositions are reflected currently in the Statement of Income.

          Other real estate:

             Other real estate owned includes real estate and other collateral acquired upon the default of loans or loans classified as in-substance foreclosures. Other real estate is recorded at the fair value of the assets acquired less estimated selling costs. Losses arising from the initial reduction of the outstanding loan amount to fair value are deducted from the allowance for possible loan losses. A valuation reserve for other real estate is maintained for subsequent valuation adjustments on a specific property basis. Income and expenses associated with other real estate prior to sale are included in current earnings.

             In accordance with SFAS No. 114, a loan is classified as in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. There were no in-substance foreclosures for the years ended December 31, 1995 or 1994.

             The net revenue from other real estate includes net revenue from operation of other real estate of $5,230, $3,330 and $9,069 as of December 31, 1995, 1994 and 1993, respectively.

          Income taxes:

             The Company files a consolidated federal income tax return with the subsidiary Bank. The Company accounts for income taxes using the liability method. Temporary differences occur between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are recorded for these differences based on enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Cash and cash equivalents:

             Cash and cash equivalents include cash and due from banks, federal funds sold and interest bearing deposits in banks.

          Recent pronouncements:

             In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This statement requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addressed the accounting for long-lived assets that are expected to be disposed of. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. The adoption of this statement will not have a material impact on the Company's consolidated financial statements.

             The FASB has also issued SFAS No. 122, "Accounting for Mortgage Servicing Rights and Excess Servicing Receivables and for Securitization of Mortgages Loans." The new statement amends Statement No. 65, "Accounting for Certain Mortgage Banking Activities," and primarily eliminates the distinction between purchased mortgage servicing rights and mortgage servicing rights on loans originated by the financial institution. SFAS No. 122 is effective for fiscal years beginning after December 15, 1995. The adoption of this statement will not have a material impact on the Company's consolidated financial statements.

             In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." This statement establishes financial accounting and reporting standards for stock-based employee compensation plans and is effective for fiscal years beginning after December 31, 1995. The adoption of this statement will not have a material impact on the Company's consolidated financial statements.

          Reclassifications:

             Certain amounts in the 1994 and 1993 financial statements have been reclassified to conform with the financial statement presentation for 1995 for comparability. These reclassifications had no effect on net income as previously reported for the 1994 and 1993 fiscal years.


Note 2.   Restrictions on Cash and Due From Bank Accounts

          The Bank is required to maintain average reserve balances by the Federal Reserve Bank. The average amount of these reserve balances was $484,000 and $471,000 for the years ended December 31, 1995 and 1994, respectively.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.  Investment Securities

         The carrying amounts of investment securities as shown in the consolidated balance sheets of the Bank and their approximate market values at December 31 were as follows:


                                                                             DECEMBER 31, 1995
                                                      ----------------------------------------------------------------
                                                        AMORTIZED      UNREALIZED        UNREALIZED          FAIR
                                                          COST            GAINS             LOSSES           VALUE
                                                      ------------    ------------       ------------     ------------
            Securities held to maturity:
               U.S. Treasury Securities . . . . .     $  5,507,763    $     57,641       $      2,841     $  5,562,563
               U.S. Government and Agencies . . .       10,997,236          86,368             26,790       11,056,814
                                                      ------------    ------------       ------------     ------------
                                                      $ 16,504,999    $    144,009       $     29,631     $ 16,619,377
                                                      ============    ============       ============     ============
            Securities available for sale:
               Mortgage-Backed Securities . . . .     $  2,247,622    $    100,366       $      6,300     $  2,341,688
               U.S. Government and Agencies . . .        1,500,000          35,834                 -         1,535,834
               State and Political Subdivisions .        1,233,733          29,286                 -         1,263,019
                                                      ------------    ------------       ------------     ------------
                                                      $  4,981,355    $    165,486       $      6,300     $  5,140,541
                                                      ============    ============       ============     ============


                                                                              DECEMBER 31, 1994
                                                      ----------------------------------------------------------------
                                                        AMORTIZED      UNREALIZED        UNREALIZED          FAIR
                                                          COST            GAINS             LOSSES           VALUE
                                                      ------------    ------------       ------------     ------------
            Securities held to maturity:
               U.S. Treasury Securities . . . . .     $  5,499,016    $          6       $     85,429     $  5,413,593
               U.S. Government and Agencies . . .       10,980,428          14,347            368,184       10,626,591
                                                      ------------    ------------       ------------     ------------
                                                      $ 16,479,444    $     14,353       $    453,613     $ 16,040,184
                                                      ============    ============       ============     ============

            Securities available for sale:
               Mortgage-Backed Securities . . . .     $  2,635,050    $     22,386       $     20,428     $  2,637,008
               U.S. Government and Agencies.  . .          500,000              -               2,969          497,031
                                                      ------------    ------------       ------------     ------------
                                                      $  3,135,050    $     22,386       $     23,397     $  3,134,039
                                                      ============    ============       ============     ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Securities with book values of $11,938,802 and $11,011,732 at December 31, 1995 and 1994, respectively, were pledged to secure public deposits and other transactions as required by law.

         There were no gross-realized gains or gross-realized losses on sales of securities for the fiscal years ended December 31, 1995, 1994 or 1993.

         The maturities of investment securities at December 31, 1995 were as follows:

                                                                                            SECURITIES TO BE HELD
                                                                                                 TO MATURITY
                                                                                       -------------------------------
                                                                                        AMORTIZED            FAIR
          YEARS TO MATURITY                                                                COST              VALUE
                                                                                       ------------       ------------
         Less than one  . . . . . . . . . . . . . . . . . . . . . . . . .              $  8,501,356       $  4,996,619
         Greater than one but less than five  . . . . . . . . . . . . . .                 7,503,643         10,593,803
         Greater than five but less than ten  . . . . . . . . . . . . . .                   500,000          1,022,656
         Greater than ten . . . . . . . . . . . . . . . . . . . . . . . .                       -                   -
                                                                                       ------------       ------------
                                                                                       $ 16,504,999       $ 16,613,078
                                                                                       ============       ============

                                                                                             SECURITIES AVAILABLE
                                                                                                   FOR SALE
                                                                                      --------------------------------
                                                                                         AMORTIZED           FAIR
         YEARS TO MATURITY                                                                 COST               VALUE
                                                                                      -------------       ------------
         Less than one  . . . . . . . . . . . . . . . . . . . . . . . . .             $     173,932       $    183,290
         Greater than one but less than five  . . . . . . . . . . . . . .                 2,943,887          3,028,163
         Greater than five but less than ten  . . . . . . . . . . . . . .                 1,863,536          1,929,088
         Greater than ten . . . . . . . . . . . . . . . . . . . . . . . .                       -                   -
                                                                                      -------------       ------------
                                                                                      $   4,981,355       $  5,140,541
                                                                                      =============       ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 4.    Loans

           Major classifications of subsidiary bank's loan portfolio at December 31, are as follows:

                                                                    1995            1994            1993
                                                                -----------     -----------     -----------
           Commercial, financial and
              agricultural  . . . . . . . . . . . . . .         $ 6,239,611     $ 6,542,510     $ 5,306,258
           Real estate construction   . . . . . . . . .             119,530         325,136         212,272
           Real estate mortgage   . . . . . . . . . . .          16,472,824      16,119,511      17,888,614
           Installment  . . . . . . . . . . . . . . . .           4,182,430       4,681,454       3,636,650
                                                                -----------     -----------     -----------
                                                                 27,014,395      27,668,611      27,043,794
           Unearned income  . . . . . . . . . . . . . .                 (45)         (1,299)         (5,668)
                                                                -----------     -----------     -----------
              Net loans   . . . . . . . . . . . . . . .          27,014,350      27,667,312      27,038,126

           Allowance for possible loan
              losses  . . . . . . . . . . . . . . . . .            (624,122)       (614,310)       (605,653)
                                                                -----------     -----------     -----------
                                                                $26,390,228     $27,053,002     $26,432,473
                                                                ===========     ===========     ===========


           The following is a summary of loans classified by type at December 31, 1995:

           Commercial, financial and
              agricultural  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $ 6,239,611
           Real estate construction   . . . . . . . . . . . . . . . . . . . . . . . . .              119,530
           Real estate mortgage   . . . . . . . . . . . . . . . . . . . . . . . . . . .            9,505,836
                                                                                                 -----------
              Total commercial  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           15,864,977
                                                                                                 -----------

           Residential mortgage   . . . . . . . . . . . . . . . . . . . . . . . . . . .            6,966,988
           Installment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            4,182,430
                                                                                                 -----------
                                                                                                  11,149,418
           Less unearned income   . . . . . . . . . . . . . . . . . . . . . . . . . . .                  (45)
                                                                                                 -----------
              Total consumer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           11,149,373
                                                                                                 -----------

              Total loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $27,014,350
                                                                                                 ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following summarizes the non-performing elements of the loan portfolio and total foreclosed assets at December 31:

                                                                 1995               1994                1993
                                                             -----------        -----------         -----------
   Nonperforming loans:
      Loans on nonaccrual . . . . . . . . . . . . . . .      $   114,059        $     3,722         $     9,104
      Loans contractually past
         due 90 days or more as
         to principal or interest,
         but which are not on
         nonaccrual . . . . . . . . . . . . . . . . . .            9,504              9,377             180,451
      Restructured loans which
         are not on nonaccrual  . . . . . . . . . . . .               -             132,690             153,415
                                                             -----------        -----------         -----------
                                                                 123,563            145,789             342,970

   Other real estate and
      repossessed assets received
      in complete or partial
      satisfaction of loan
      obligations . . . . . . . . . . . . . . . . . . .           13,800             16,743             146,305
                                                             -----------        -----------         -----------

      Total nonperforming assets  . . . . . . . . . . .      $   137,363        $   162,532         $   489,275
                                                             ===========        ===========         ===========


As discussed in Note 1, the Company adopted SFAS No. 114 effective January 1, 1995. The adoption of SFAS No. 114 did not have a material impact on the financial condition or operating results of the Company. At December 31, 1995, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was $114,059. Included in this amount was $83,884 of impaired loans for which the related allowance for loan losses was $5,901 and $30,175 of impaired loans that do not have an allowance for loan losses. The average recorded investment in impaired loans during the year ended December 31, 1995 was approximately $125,000. Interest payments received on impaired loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. For the year ended December 31, 1995, the Company recognized interest income on impaired loans of $7,638.

As it relates to in-substance foreclosures, SFAS No. 114 requires that a creditor continue to follow loan classification on the balance sheet unless the creditor receives physical possession of the collateral. The Company has had no in- substance foreclosures for any of the periods presented.

Interest income in the amount of $13,732 for 1995, $13,846 for 1994 and $19,747 for 1993 would have been recorded on nonperforming loans if they had been classified as performing. The Company recorded $7,638, $6,707 and $7,558 of interest income on nonperforming loans during 1995, 1994 and 1993, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           The following is a summary of the allowance for loan losses for the three years ended December 31, 1995:

                                                                       1995             1994            1993
                                                                   -----------      -----------     -----------
              Balance, beginning of year  . . . . . . . . . .      $   614,310      $   605,653     $   575,892
              Provisions charged to operating
                 expense  . . . . . . . . . . . . . . . . . .               -            12,000          36,000
              Recoveries on loans   . . . . . . . . . . . . .           15,382           11,177           3,691
              Loans charged off   . . . . . . . . . . . . . .           (5,570)         (14,520)         (9,930)
                                                                   -----------      -----------     -----------

              Balance, end of year  . . . . . . . . . . . . .      $   624,122      $   614,310     $   605,653
                                                                   ===========      ===========     ===========


Note 5.    Related Party Transactions

           In the ordinary course of business, loans have been made to directors and executive officers and their associates. Such loans to these related parties were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Loans to these related parties were approximately $1,169,728 and $1,113,642 at December 31, 1995 and 1994, respectively. The following provides an analysis of the activity with respect to loans to related parties:

              Balance at January 1, 1995  . . . . . . . . . .     $ 1,113,642
              New loans made  . . . . . . . . . . . . . . . .       1,836,503
              Repayment on loans  . . . . . . . . . . . . . .      (1,780,417)
                                                                  -----------
              Balance at December 31, 1995  . . . . . . . . .     $ 1,169,728
                                                                  ===========


Note 6.    Bank Premises and Equipment

           Bank premises and equipment, at cost, consisted of the following as of December 31:

                                                                       1995             1994               1993
                                                                    -----------      -----------       -----------
              Land  . . . . . . . . . . . . . . . . . . . . .       $   384,387      $   384,387       $   384,387
              Premises and leasehold
                 improvements   . . . . . . . . . . . . . . .         1,781,317        1,779,258         2,268,894
              Furniture and equipment   . . . . . . . . . . .         1,151,645        1,077,041           881,248
                                                                    -----------      -----------       -----------
                                                                      3,317,349        3,240,686         3,534,529
              Less accumulated depreciation
                 and amortization   . . . . . . . . . . . . .         1,881,903        1,865,546         2,034,291
                                                                    -----------      -----------       -----------

                   Total  . . . . . . . . . . . . . . . . . .       $ 1,435,446      $ 1,375,140       $ 1,500,238
                                                                    ===========      ===========       ===========

           Depreciation and amortization expense included in non-interest expense was $177,106 in 1995, $174,281 in 1994, and $175,435 in
           1993.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7.   Concentrations of Credit Risk

          All of the Bank's loans, commitments and standby letters of credit have been granted to customers in the Bank's market area of South Louisiana. Investments in state and municipal securities also involve governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of $1,375,000.

          At December 31, 1995, the Bank has loans outstanding to multiple numbers of borrowers engaged in the medical industry and the legal profession. The loans to the medical industry totaled $4,478,739, while the loans to the legal profession were $3,103,320. There were no significant nonperforming loans outstanding in these two concentrations.


Note 8.   Earnings Per Share

          The earnings per share computation are based on 120,000 weighted average number of shares outstanding during each year.


Note 9.   Employee Benefit Plan

          The Bank maintains a 401(k) Savings Plan available to employees with over one year of service. The Bank matches 50% of the salary deferral, up to a maximum of 2% of compensation, which becomes vested after five years of service. Total contributions to the plan by the Bank were $11,201 for 1995 and $11,187 for 1994. The Bank entered into a non-qualified deferred compensation plan for certain executives of the Company in 1995. The total deferred compensation expense for 1995 was $3,147.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10.     Income Taxes

             The Company adopted SFAS No. 109 effective January 1, 1992. As permitted by SFAS No. 109, prior year financial statements were not restated. Income tax expense includes amounts currently payable and amounts deferred to or from other years as a result of differences in the timing of recognition of income and expense for financial reporting and deferral tax purposes. The components of income tax expense are as follows:

                                                                  1995                 1994                 1993
                                                               -----------         ------------          -----------
             Current federal income tax
                expense . . . . . . . . . . . . . . . .        $   429,877         $         -           $    14,444
             Deferred federal income tax
                expense (benefit) . . . . . . . . . . .             19,916              (56,432)                  -
                                                               -----------         ------------          -----------

                                                               $   449,793         $    (56,432)         $    14,444
                                                               ===========         ============          ===========


             The reconciliation of the federal statutory income tax rate to the Company's effective rate is summarized as follows for the years ended December 31:

                                                   1995                      1994                   1993
                                            --------------------    --------------------    --------------------
                                             AMOUNT        RATE      AMOUNT        RATE       AMOUNT       RATE
                                            --------       -----    ---------    -------    ---------     ------
              Tax based on
                 federal
                 statutory rate . . . .     $480,505       34.0%    $ 308,058     34.0%     $ 251,242      34.0%
              Effect of tax-
                 exempt income  . . . .      (81,919)      (5.8)      (19,055)    (2.1)       (22,165)     (3.0)
              Other . . . . . . . . . .       51,207        3.6       (67,922)    (7.5)        61,316       8.3
              Net operating
                 loss utilized  . . . .           -          -       (277,513)   (30.6)      (275,949)    (37.3)
                                            --------       -----    ---------    -------    ---------     ------
                                            $449,793       31.8%    $ (56,432)    (6.2)%    $  14,444       2.0%
                                            ========       =====    =========    =======    =========     ======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            Deferred tax assets and liabilities included in other assets or other liabilities at December 31 consist of the following:

                                                                                  1995            1994
                                                                              -----------     -----------
               Deferred tax assets:
                  Allowance for loan losses   . . . . . . . . . . . . . . .   $    14,022     $    14,022
                  Foreclosed assets   . . . . . . . . . . . . . . . . . . .        32,640          62,909
                  Other   . . . . . . . . . . . . . . . . . . . . . . . . .         4,069           6,585
                  Investment tax credit carryforward  . . . . . . . . . . .        61,938          61,938
                                                                              -----------     -----------
                     Total deferred tax assets  . . . . . . . . . . . . . .       112,669         145,454
                                                                              -----------     -----------

               Deferred tax liabilities:
                  Net unrealized appreciation
                     on available for sale securities   . . . . . . . . . .        54,123             344
                  Accumulated depreciation  . . . . . . . . . . . . . . . .        14,215          27,084
                                                                              -----------     -----------
                     Total deferred tax liabilities   . . . . . . . . . . .        68,338          27,428
                                                                              -----------     -----------

               Deferred tax assets, net of deferred
                  tax liabilities   . . . . . . . . . . . . . . . . . . . .        44,331         118,026
               Deferred tax valuation reserve   . . . . . . . . . . . . . .       (61,938)        (61,938)
                                                                              -----------     -----------

                     Total net deferred tax asset (liability)   . . . . . .   $   (17,607)    $    56,088
                                                                              ===========     ===========

            Management estimates realizability of the net deferred tax asset based on the Company's ability to generate taxable income in the future. A deferred tax valuation reserve is established, if needed, to limit the net deferred tax asset to its realizable value. Investment tax credits are available for carryforward in the amount of $61,938 and expire throughout the years 1995 through 2000.

Note 11.    Lease Commitments

            The Corporation leases land, buildings, and equipment under cancelable and noncancelable leases. The leased properties are used primarily for banking purposes.

            Future minimum payments, by year and in the aggregate, for noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 1995:

                 YEAR ENDING                                                            AMOUNT
                 -----------                                                         -----------
                    1996   . . . . . . . . . . . . . . . . . . . . . . . . . . .     $    58,538
                    1997   . . . . . . . . . . . . . . . . . . . . . . . . . . .          48,038
                    1998   . . . . . . . . . . . . . . . . . . . . . . . . . . .          26,588
                    1999   . . . . . . . . . . . . . . . . . . . . . . . . . . .           4,734
                                                                                     -----------
                    Total future minimum lease payments  . . . . . . . . . . . .     $   137,898
                                                                                     ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            All leases contain options to extend the lease term upon expiration and will probably be exercised.

            The total rental expense on operating leases for the years ended December 31, 1995, 1994, and 1993, amount to $58,538, $54,756 and
            $56,956, respectively.

            Two of the bank's branch offices are leased from corporations in which some of the lessors' shareholders are directors of the bank.


Note 12.    Other Operating Expenses

            The composition of other operating expenses for each of the three years for the period ended December 31 are as follows:

                                                                  1995             1994             1993
                                                               ----------       ----------       ----------
            FDIC and Louisiana assessments  . . . . . .        $   71,669       $  115,652       $  115,621
            Office supplies   . . . . . . . . . . . . .            68,812           64,456           58,494
            Postage   . . . . . . . . . . . . . . . . .            57,043           51,493           51,572
            Other insurance   . . . . . . . . . . . . .            31,638           45,481           54,952
            ATM expenses  . . . . . . . . . . . . . . .            28,466           45,246           39,839
            Director fees   . . . . . . . . . . . . . .            61,100           49,200           40,250
            Legal services  . . . . . . . . . . . . . .             9,977           12,632           13,928
            Other   . . . . . . . . . . . . . . . . . .           287,278          285,052          234,812
                                                               ----------       ----------       ----------
                                                               $  615,983       $  669,212       $  609,468
                                                               ==========       ==========       ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13.     American Bancorp, Inc. (Parent Company Only)

             The following financial statements of American Bancorp, Inc. (Parent Company Only) include the Bank under the equity method of accounting.

             BALANCE SHEETS

                                                                                           DECEMBER 31,
                                                                                  ------------------------------
                                                                                     1995                1994
                                                                                  -----------        -----------
             ASSETS
                Cash on deposit with subsidiary . . . . . . . . . . . . .         $     1,533        $     4,117
                Investment in subsidiary  . . . . . . . . . . . . . . . .           6,776,482          5,692,014
                Due from American Bank  . . . . . . . . . . . . . . . . .             427,962            122,182
                                                                                  -----------        -----------

                   Total assets . . . . . . . . . . . . . . . . . . . . .         $ 7,205,977        $ 5,818,313
                                                                                  ===========        ===========
             LIABILITIES
                Accrued income taxes payable  . . . . . . . . . . . . . .         $   420,477        $       -0-
                                                                                  -----------        -----------

                  Total liabilities . . . . . . . . . . . . . . . . . . .             420,477                -0-
                                                                                  -----------        -----------

             SHAREHOLDERS' EQUITY
                Common stock: $5 par value, 10,000,000
                   shares authorized; 120,000 shares
                   issued and outstanding . . . . . . . . . . . . . . . .             600,000            600,000
                Surplus . . . . . . . . . . . . . . . . . . . . . . . . .           2,150,000          2,150,000
                Retained earnings . . . . . . . . . . . . . . . . . . . .           3,930,437          3,068,980
                Net unrealized loss on securities
                   available for sale, net of tax of $54,123
                   and $344, respectively . . . . . . . . . . . . . . . .             105,063               (667)
                                                                                  -----------        -----------

                      Total shareholders' equity  . . . . . . . . . . . .           6,785,500          5,818,313
                                                                                  -----------        -----------

                      Total liabilities and shareholders' equity  . . . .         $ 7,205,977        $ 5,818,313
                                                                                  ===========        ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

American Bancorp, Inc. (Parent Company Only)

STATEMENTS OF INCOME

                                                                                 YEARS ENDED DECEMBER 31,
                                                                         ------------------------------------------
                                                                           1995             1994           1993
                                                                         ----------      ----------     -----------
Income:
   Dividends from bank subsidiary . . . . . . . . . . . . . . .          $       -       $       -      $    62,500
   Other income . . . . . . . . . . . . . . . . . . . . . . . .                  -               -               -
                                                                         ----------      ----------     -----------
                                                                                -0-             -0-          62,500
                                                                         ----------      ----------     -----------

Expenses:
   Interest on note payable . . . . . . . . . . . . . . . . . .                  -               -               -
   Other expenses . . . . . . . . . . . . . . . . . . . . . . .               5,880             814           1,565
                                                                         ----------      ----------     -----------
                                                                              5,880             814           1,565
                                                                         ----------      ----------     -----------
Earnings before income taxes
   and equity in undistributed
   earnings of subsidiary . . . . . . . . . . . . . . . . . . .              (5,880)           (814)         60,935

Provision for income taxes  . . . . . . . . . . . . . . . . . .              (9,400)       (200,182)             -
                                                                         ----------      ----------     -----------

Earnings before equity in
   undistributed earnings of
   subsidiary . . . . . . . . . . . . . . . . . . . . . . . . .             (15,280)        199,368          60,935

Equity in undistributed
   earnings of subsidiary . . . . . . . . . . . . . . . . . . .             978,737         763,116         663,568
                                                                         ----------      ----------     -----------

      Net income  . . . . . . . . . . . . . . . . . . . . . . .          $  963,457      $  962,484     $   724,503
                                                                         ==========      ==========     ===========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 American Bancorp, Inc. (Parent Company Only)

                           STATEMENTS OF CASH FLOWS

                                                                             YEARS ENDED DECEMBER 31,
                                                                     -----------------------------------------
                                                                        1995           1994            1993
                                                                     ----------     ----------      ----------
             OPERATING ACTIVITIES
                Net income  . . . . . . . . . . . . . . . . .        $  963,457     $  962,484      $  724,503
                Adjustments to reconcile net
                   income to net cash provided
                   by operating activities:
                      Equity in undistributed
                         earnings of subsidiary . . . . . . .          (978,737)      (763,116)       (663,568)
                      Increase in income taxes payable  . . .           420,477             -               -
                      Increase in other assets  . . . . . . .          (305,781)      (122,182)             -
                                                                     ----------     ----------      ----------

                         Net cash provided by
                            operating activities  . . . . . .            99,416         77,186          60,935
                                                                     ----------     ----------      ----------

             FINANCING ACTIVITIES
                Dividends paid to shareholders  . . . . . . .          (102,000)       (78,000)        (60,000)
                                                                     ----------     ----------      ----------

                         Net cash provided by
                            financing activities  . . . . . .          (102,000)       (78,000)        (60,000)
                                                                     ----------     ----------      ----------

                         Increase (decrease) in cash
                            and cash equivalents  . . . . . .            (2,584)          (814)            935

             Cash and cash equivalents at
                beginning of year . . . . . . . . . . . . . .             4,117          4,931           3,996
                                                                     ----------     ----------      ----------

             Cash and cash equivalents at
                end of year . . . . . . . . . . . . . . . . .        $    1,533     $    4,117      $    4,931
                                                                     ==========     ==========      ==========


Note 14.     Financial Instruments

             Generally accepted accounting principles require disclosure of fair value information about financial instruments for which it is practicable to estimate fair value, whether or not the financial instruments are recognized in the financial statements. When quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.
             Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated through comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all non-financial instruments are excluded from these disclosure requirements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             Further, the disclosures do not include estimated fair values for items which are not financial instruments but which represent significant value to the Bank, among them, core deposit intangibles, loan servicing rights and other fee-generating businesses. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

             The carrying amount of cash and short-term investments and demand deposits approximates the estimated fair value of these financial instruments. The estimated fair value of securities is based on quoted market prices, dealer quotes and prices obtained from independent pricing services. The estimated fair value of loans and interest bearing deposits is based on present values using applicable risk-adjusted spreads to the appropriate yield curve to approximate current interest rates applicable to each category of these financial instruments.

             Interest rates were not adjusted for changes in credit risk of performing commercial loans for which there are no known credit concerns. Management segregates loans into appropriate risk categories and believes the risk factor embedded in the interest rates results in a fair valuation of these loans on an entry-value basis.

             Variances between the carrying amount and the estimated fair value of loans reflect both credit risk and interest rate risk. The Bank is protected against changes in credit risk by the allowance for possible loan losses of $624,122.

             The fair value estimates presented are based on information available to management as of December 31, 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, these amounts have not been revalued for purposes of these financial statements since that date. Therefore, current estimates of fair value may differ significantly from the amounts presented. None of the assets or liabilities included in the table below are held for trading purposes.

             The Bank issues financial instruments in the normal course of business to meet the financing needs of its customers and to reduce exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and letters of credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                CARRYING                FAIR
                                                                                 AMOUNT                 VALUE
                                                                               -----------           -----------
             ASSETS
               Cash and short-term investments  . . . . . . . . . . .          $12,577,738           $12,577,738
               Securities held to maturity  . . . . . . . . . . . . .          $16,504,999           $16,613,078
               Securities available for sale  . . . . . . . . . . . .          $ 5,140,541           $ 5,140,541
               Commercial loans   . . . . . . . . . . . . . . . . . .          $15,864,977           $15,860,928
               Consumer loans   . . . . . . . . . . . . . . . . . . .          $11,149,373           $11,193,917

             LIABILITIES
               Demand deposits  . . . . . . . . . . . . . . . . . . .          $16,929,190           $16,929,190
               NOW accounts   . . . . . . . . . . . . . . . . . . . .          $12,552,285           $12,928,854
               Money market accounts  . . . . . . . . . . . . . . . .          $ 1,893,000           $ 1,902,465
               Savings  . . . . . . . . . . . . . . . . . . . . . . .          $ 8,514,812           $ 8,940,552
               Time Deposits  . . . . . . . . . . . . . . . . . . . .          $15,765,431           $15,734,675


             Commitments to extend credit are legally binding, conditional agreements generally having fixed expiration or termination dates and specified interest rates and purposes. These commitments generally require customers to maintain certain credit standards. Collateral requirements and long-to-value ratios are the same as those for funded transactions and are established based on management's credit assessment of the customer. Commitments may expire without being drawn upon. Therefore, the total commitment amount does not necessarily represent future funding requirements. The Bank's experience has been that most loan commitments are drawn upon by customers.

             The Bank issues letters of credit and financial guarantees (standby letters of credit) whereby it agrees to honor certain financial commitments in the event its customers are unable to perform. The majority of the standby letters of credit consist of performance guarantees. Management conducts regular reviews of all outstanding standby letters of credit, and the results of these reviews are considered in assessing the adequacy of the Bank's reserve for possible loan losses. The Bank has not incurred any losses in its commitments in 1995 or 1994.
             Management does not anticipate any material losses related to these instruments.

             A summary of the notional amounts of the Bank's financial instruments with off-balance-sheet risk at December 31, 1995 follows:

                                                                                  NOTIONAL               FAIR
                                                                                   AMOUNT                VALUE
                                                                                 ----------           ----------
            Commitments to extend credit  . . . . . . . . . . . . . . .          $3,657,383           $ (117,036)
            Credit card arrangements  . . . . . . . . . . . . . . . . .          $1,010,652           $  (45,479)
            Standby letters of credit   . . . . . . . . . . . . . . . .          $   38,277           $   (1,500)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15.     Regulatory Matters

             The Bank is subject to the dividend restrictions set forth by the Louisiana Commissioner of Financial Institutions. Under such restrictions, the Bank may not, without the prior approval of the Commissioner of Financial Institutions, declare dividends in excess of the sum of the current year and prior year earnings less dividends paid during these periods. The dividends as of December 31, 1995, that the Bank could declare without the approval of the Commissioner of Financial Institutions, amounted to $1,839,221. The Bank is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1995, the Bank is required to have minimum Tier 1 and Total capital ratios of 4% and 8%, respectively. The Bank's actual ratios at that date were 21.9% and 23.2%, respectively. The Bank's leverage ratio were 11.36% and 10.38% as of December 31, 1995 and 1994, respectively.

             Under Section 18J of the Federal Deposit Insurance Act, which is subject to Section 23A of the Federal Reserve Act, the Bank cannot make loans, extensions of credit, repurchase agreements, investments, and advances, which exceed 10 percent of its capital stock and surplus, to an affiliate. Under these regulations, the Bank has $275,000 of net assets which can be loaned or advanced to any affiliate.


Note 16.     Contingencies

             In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Bank is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial condition of the Bank.

                           OFFICERS AND DIRECTORS OF
                        AMERICAN BANK AND TRUST COMPANY

                      CHAIRMAN OF THE BOARD AND PRESIDENT
                             Salvador L. Diesi, Sr.

              CHIEF EXECUTIVE OFFICER AND EXECUTIVE VICE-PRESIDENT
                               Ronald J. Lashute

                             SENIOR VICE-PRESIDENT
                            Walter J. Champagne, Jr.


                               VICE-PRESIDENTS

Charlene Louviere                                         Joan T. Muller, Chief
Angel Powell                                              Financial Officer,
Peter Strawitz, III                                       Cashier

                          ASSISTANT VICE-PRESIDENTS

David Gremillion                                          Dawn D. Stolzenthaler


                              ASSISTANT CASHIERS

Cindy Andrus                                              Sally Hooks
Elaine D. Ardoin                                          Cindy Melancon
Audrey Cormier                                            Bonnie Pavy
Bernadine Hargroder                                       Audrey Thibodeaux


                                  DIRECTORS

Joseph J. Artall                                          Salvador L. Diesi, Sr.
Walter J. Champagne, Jr.                                  Alvin Haynes II
Attaway Darbonne                                          Charles Jagneaux
J.C. Diesi                                                Sylvia Sibille


                              OFFICES LOCATED IN

OPELOUSAS                                                 KROTZ SPRINGS
LAFAYETTE                                                 PORT BARRE
LAWTELL

                           OFFICERS AND DIRECTORS OF
                             AMERICAN BANCORP, INC.

                      CHAIRMAN OF THE BOARD AND PRESIDENT
                             Salvador L. Diesi, Sr.

                              SECRETARY/TREASURER
                               Ronald J. Lashute



BOARD OF DIRECTORS                OCCUPATION AND MAIN AFFILIATION

Joseph J. Artall                  Farmer.

Walter J. Champagne, Jr.          General Merchandising and Agriculture
                                  Walter J. Champagne Company.

J.C. Diesi                        Automobile Dealer; Diesi
                                  Pontiac-Cadillac-Buick, Inc.

Salvador L. Diesi, Sr.            Chairman of the Board and President,
                                  American Bancorp, Inc. and American
                                  Bank & Trust Company; Wholesale Beer
                                  Distributor, Premium Brands, Inc.;
                                  Gas Station, Convenience Store, and
                                  Video Poker; Little Capitol of
                                  Louisiana, Inc.; Commercial real
                                  estate, farming interest;  and
                                  Attorney at Law.

Ronald J. Lashute                 Chief Executive Officer of American
                                  Bank & Trust Company and
                                  Secretary/Treasurer of American Bancorp, Inc.