Form 10-K, Exhibit 13
period 1996-12-31
AMERICAN BANCORP INC/LA
filed 1997-03-17
CIK 721238

                                                                    EXHIBIT 13.1




                           [AMERICAN BANCORP LOGO]

                              1996 ANNUAL REPORT
                            AMERICAN BANCORP, INC.
                             POST OFFICE BOX 1579
                          OPELOUSAS, LOUISIANA 70570

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

MARKET PRICE AND DIVIDENDS DECLARED

                                                DIVIDENDS
YEAR           QUARTER      HIGH      LOW       PER SHARE
----           -------      ----      ---       ---------
1996           First       $ 25      $ 20       $    --
               Second        20         6            --
               Third         25        20            --
               Fourth        25        20          1.00

1995           First       $ 25      $ 20       $    --
               Second        25        20            --
               Third         25        20            --
               Fourth        25        20           .85

Note: The primary market area for American Bancorp, Inc.'s common stock is the Opelousas, Louisiana area with American Bank and Trust Company acting as registrar and transfer agent. There were approximately 578 shareholders of record at December 31, 1996.

     Source of market price - American Bank & Trust Company acts as the transfer agent for the Company. The stock is thinly traded and the price ranges are based on stated sales price to the transfer agent, which does not represent all sales.

ANNUAL SHAREHOLDERS' MEETING

     The annual meeting of the shareholders of American Bancorp, Inc. will be held on April 9, 1997 in the Board of Directors Room at the Operations Center located at 328 East Landry Street, Opelousas, Louisiana.

FORM 10-K ANNUAL REPORT

     American Bancorp, Inc. files an annual report with the Securities and Exchange Commission on Form 10-K. A copy of the report filed on Form 10-K will be sent free of charge to any shareholder by writing to: Ronald J. Lashute, Chief Executive Officer and Executive Vice-President, American Bank and Trust Company, Post Office Box 1579, Opelousas, Louisiana 70570.

                               FINANCIAL SUMMARY
           (In thousands of dollars except per share data and ratios)


                                                                1996            1995           1994
                                                             ---------       ---------       --------
FOR THE YEAR

     Net income .......................................      $   1,038       $     963       $     962

     Return on average shareholders' equity ...........          14.32%          15.46%          17.96%

     Return on average total assets ...................           1.70%           1.64%           1.75%


AT YEAR END

     Total assets .....................................      $  67,254       $  63,070       $  65,141

     Total earning assets .............................      $  60,666       $  55,080       $  55,190

     Total loans ......................................      $  28,311       $  26,390       $  27,053

     Total deposits ...................................      $  59,367       $  55,655       $  59,230

     Total shareholders' equity .......................      $   7,656       $   6,785       $   5,818

     Common shares outstanding ........................        120,000         120,000         120,000


PER SHARE

     Net income .......................................      $    8.65       $    8.03       $    8.02

     Book value .......................................      $   63.80       $   56.55       $   48.49

     Cash dividends declared ..........................      $    1.00       $     .85       $     .65


CAPITAL RATIOS

     Total risk-based capital ratio ...................          24.48%          23.17%          19.76%

     Leverage ratio ...................................          12.44%          11.36%          10.38%

                                C O N T E N T S


                                                                       PAGE

Financial Summary .................................................... 2


A Message to the Shareholders ........................................ 4

Management's Discussion and Analysis of Financial
   Condition and Results of Operations ............................... 5 - 27

Independent Auditors' Report ......................................... 28

Consolidated balance sheets .......................................... 29 and 30

Consolidated statements of income .................................... 31

Consolidated statements of changes in shareholders' equity ........... 33 and 34

Consolidated statements of cash flows ................................ 35 and 36

Notes to consolidated financial statements ........................... 37 - 55

Officers and directors of American Bank and Trust Company ............ 56

Officers and directors of American Bancorp, Inc. ..................... 57

                              TO THE SHAREHOLDERS

     Fiscal year 1996 was an impressive year for American Bancorp, Inc. and American Bank & Trust Co., it's sole subsidiary. Net income surpassed last year's results as well as that of many previous years.

     For the year, net earnings were $1,038,309 or $8.65 per share. Return on average assets for 1996 was 1.70% and return on average equity was 14.32%.

     We were fortunate to obtain all of our goals during 1996. American Bancorp's average assets for the year were $61,012,000 an increase of 3.88% over 1995. The company's leverage capital ratio increased to 12.44% from 11.36%. The Board of Directors raised the company's cash dividend to $1.00 per share in 1996 representing an increase of 100% over the 1993 dividend.

     The Bank also has a 7% increase in loan volume during the year. Loan quality remained good with net charged off loans of only $9,783 with a reserve for loan losses at year end in the amount of $614,339.

     In keeping up with the latest in technology, the company added two new electronic banking services during the year. American Advantage, our 24 hour telephone banking service, is now serving our customers around the clock 365 days of the year. We have also added a cash management service for our corporate customers through means of electronic payroll and billing. We plan to continue offering our customers the most recent products and services technology has developed.

     We enter the new year with the same principles in mind of setting goals for the company, conducting business in a safe and sound manner, and increasing shareholder value. The continued support of the shareholders, customers, and employees of the bank, will ensure our continued success.


/s/ SALVADOR L. DIESI, SR.
---------------------------------------------
Salvador L. Diesi, Sr., Chairman of the Board
          and President



/s/ RONALD J. LASHUTE
----------------------------------------------
Ronald J. Lashute, Chief Executive Officer and
         Executive Vice-President

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


SUMMARY OF OPERATIONS FOR THE LAST FIVE YEARS
(In thousands of dollars except per share data and ratios)


                                                                            YEAR ENDED DECEMBER 31,
                                                 --------------------------------------------------------------------------------
                                                      1996             1995           1994              1993             1992
                                                 ------------      -----------      -----------      -----------      -----------
Operating Data:
      Net interest income ...................     $     2,976      $     3,065      $     2,567      $     2,442      $     2,450
      Provision for possible loan
         losses .............................            --               --                 12               36               36
      Net income ............................           1,038              963              962              725              809

Per share data:
      Weighted average number of
         shares outstanding .................         120,000          120,000          120,000          120,000          120,000
      Net income ............................     $      8.65      $      8.03      $      8.02      $      6.04      $      6.75
      Cash dividends declared ...............            1.00              .85              .65              .50             --
      Book value at end of year .............           63.80            56.55            48.49            41.12            35.58

Balance sheet totals:
      Average assets ........................     $    61,012      $    58,733      $    54,863      $    52,937      $    52,461
      Average shareholders' equity ..........           7,251            6,230            5,356            4,599            3,852

Relationship between significant financial
      ratios:
         Percentage of net income
            to average total assets .........            1.70%            1.64%            1.75%            1.37%            1.54%
         Percentage of net income
            to average shareholders'
            equity ..........................           14.32%           15.46%           17.96%           15.76%           21.01%
         Percentage of dividends
            declared per common share
            to net income per common
            share ...........................           11.56%           10.59%            8.10%            8.28%             .00%
         Percentage of average share-
            holders' equity to average
            total assets ....................           11.88%           10.60%            9.76%            8.69%            7.34%
      Tier 1 risk-based capital ratio .......           23.23%           21.92%           18.51%           17.96%           15.89%
      Total risk-based capital ratio ........           24.48%           23.17%           19.76%           19.21%           17.14%
      Leverage ratio ........................           12.44%           11.36%           10.38%            9.31%            8.13%


     Management's discussion and analysis of financial condition and results of operations should be read in conjunction with the accompanying financial statements and notes.


OVERVIEW

     The Company reported net income of $1,038,309 in 1996 compared to $963,456 in 1995 and $962,484 in 1994. Interest income has increased over the last three years. The primary increase has been in interest income on loans and investment securities. The interest on these items increased $107,243 in 1996 and $710,376 in 1995. Interest expense also increased in 1996. The increase for 1996 was $171,750 and an increase of $210,831 from 1994 to 1995. The most significant change on the income statement was in provision for income taxes. The Company had been in the position of having net operating losses available for carryfoward. All such losses were realized in 1994 and, consequently, the Company went from a tax benefit to a tax expense in 1995 and 1996. The tax benefit in 1994 was $56,432 while the tax provision for 1995 was $449,793 and for 1996 it was $335,198.

     Average total assets continue to increase. These assets have grown 7.1% and 3.9% in 1995 and 1996, respectively. This increase is a result of a steady growth of non-interest bearing demand deposits in 1995 and time deposits in 1996. Non-interest bearing demand deposits increased $2,213,000 in 1995 or 16.4% and a slight decrease of $177,000 in 1996 or 1.13%. Time deposits increased $1,682,000 or 10.5% in 1996 over the 1995 amounts.

     The year end balance sheet reflects an increase of $1,921,243 or 7.3% in loans due to an increase in loan demand. In addition, total deposits increased $3,711,915 or 6.67% in comparing 1996 to 1995. These increases are related to improved financial results of the market areas served by the Bank. For the same period, there was an increase of $870,895 in stockholders' equity.

STATEMENT OF INCOME ANALYSIS

     Net interest income on a taxable-equivalent basis was $3.05 million in 1996, a decrease of $.04 million, or 1.3% compared to 1995. In 1994, net interest income was $2.5 million, an increase of $.139 million, or 5.8% over the prior year. The net interest margin for 1996 was 5.49% compared to 5.79% in 1995 and 5.09% for 1994. Table 1 summarizes average balances, income and average yields on earning assets and expense and average rates paid on interest bearing liabilities. Table 2 analyzes the change in net interest income for the two most recent annual intervals.

     The increase in the average balances of loans and securities available for sale had a positive effect on the net interest margin. However, this effect was partially negated by the decrease in average rates earned on these assets. The increase in the average balance as well as an increase in the average rate paid on time deposits also had a significant impact on the decrease in the net interest margin from 1995 to 1996. The decrease in the average rate of $.091 million on earning assets and the increase of $.093 million in interest expenses negatively impacted the Company's net interest income.

PROVISION FOR POSSIBLE LOAN LOSSES. The provision for possible loan losses was $-0- in 1995 and 1996, and $12,000 in 1994. As a percentage of outstanding loans, the allowance for possible loans losses was 2.12%. 2.31% and 2.22% at December 31, 1996, 1995 and 1994, respectively. The annual provision is determined by the level of net charge offs, the size of the loan portfolio, the level of nonperforming loans, anticipated economic conditions, and review of financial condition of specific customers.

NON-INTEREST INCOME. There have been immaterial variances in most non-interest income accounts for the three year period ended 1996. The Bank's management realizes that non-interest income will become increasingly important as deregulation continues to impact the net interest margin; therefore, we are continuously evaluating new opportunities for fee revenues through proper pricing of services and the development of new sources of non-interest revenue.

NON-INTEREST EXPENSE. In comparing 1996 to 1995, there were immaterial variances resulting in a reduction in other expense of $59,407 due primarily to a reduction in FDIC assessments. The other categories in non-interest expense experienced normal variation between 1996, 1995 and 1994.

INCOME TAXES. The Company recorded income tax expense of $335,198 in 1996 as compared to an expense of $449,793 in 1995. Effective January 1, 1992, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Due to limitations related to the valuation of deferred tax assets, there was no cumulative effect adjustment at adoption. During 1994, the Bank recorded a deferred tax benefit equal to its deferred tax asset. The Bank's net deferred tax asset at December 31, 1994 was fully supported by the Bank's carryback potential, plus one year of future expected earnings. At December 1996, the valuation reserve was removed resulting in a reduction in income tax expense of $61,938.

     This change in accounting principle enabled the Company to more clearly reflect the impact of net operating loss carryforwards on results of operations. Previously, these tax benefits were required to be reported as extraordinary income. The only income tax expense paid for 1994 was related to alternative minimum tax calculations.


BALANCE SHEET AND CAPITAL FUNDS ANALYSIS

     Investment securities are a major use of funds by the Bank. The balance at December 31, 1995 was $24,188,809 which represented a $2,543,269 or 11.75%
increase from the $21,645,540 balance outstanding at December 31, 1995. Investment securities serve several purposes. A portion of investment securities provides liquidity or secondary reserves, which management can use if necessary to meet loan demand or deposit withdrawals. Investment securities, especially obligations of state and political subdivisions, provide for schools, road construction, sewers, and various other projects. The Bank invests a portion of these funds in the market area as a service to the community in which it operates. The remainder of these funds is invested in obligations of the United States Government or its agencies. It is management's policy to minimize risk in investments and provide liquidity by investing in short-term maturities with quality ratings. A substantial portion of the investment portfolio is pledged on public deposits (61%), this is slightly more than 1995 pledged percentage of 55%. The amount of pledged securities have been fairly constant for the last three years and management anticipates this source of deposits will remain relatively constant in the future.

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

     The Bank's primary use of funds is to meet loan demand. Loans, net of unearned income, were $28,925,810 at December 31, 1996, compared to $27,014,350 December 31, 1995. This $1,911,460 or 7.08% increase is the result of improved economic conditions in the market area.

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

     As of December 31, 1996, total deposits increased $3,711,915 or 6.67% from December 31, 1995. The most significant changes in deposits from 1995 to 1996 were increases in time deposits of $100,000 or more of $1,649,682, a 59.6% increase, and an increase in other time deposits of $1,318,861, a percentage increase of 10.14%. The increase in time deposits of $100,000 or more is attributable to the Bank becoming a joint fiscal agent for a local public body.

     Shareholders' equity increased $870,895 or 12.83% from December 31, 1995 to December 31, 1996. The equity or book value of the Bank is the shareholders' investment in the Bank resulting from the sale of stock and the accumulation of earnings retained by the Bank. The strength of the Bank and its ability to grow depends to a great extent on management's ability to maintain a corresponding growth in shareholders' equity.

     We declared cash dividends in the amount of $120,000 or $1.00 per share in 1996 and $102,000 or $.85 per share in 1995. Dividends of $78,000 or $.65 per share were declared in 1994.

NONPERFORMING ASSETS AND PAST DUE LOANS. Nonperforming assets are loans carried on a nonaccrual basis, those classified as restructed loans (loans with below-market interest rates or other concessions due to the deteriorated financial condition of the borrower), repossessed real estate, property in the process of being repossessed and repossessed movable property. A loan is placed on nonaccrual when, in management's judgment, the borrower's financial condition has deteriorated to the point that his ability to service the principal and/or interest is in doubt. At that time, any accrued interest on the loan is reversed and accruing of interest is discontinued. The Company's nonperforming assets consist primarily of a pool of automobile loans by individual borrowers outside of the Bank's market area.

     Nonperforming assets at December 31, 1996 were $603,920, an increase of $476,061 from December 31, 1995. The most significant increase in nonperforming assets from 1995 to 1996 was in the loans on nonaccrual status. This resulted primarily from the financial nonperformance of a group of automobile loans purchased in 1996. Other real estate and repossessed assets remained constant at $13,800 at December 31, 1996 and 1995. The Bank has experienced little variance in other real estate since 1994. Management anticipates this favorable trend to continue.

     As of January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which, as it relates to in-substance foreclosures, requires that a creditor continue to classify these assets as loans on the balance sheet unless the creditor receives physical possession of the collateral. The Company had no in-substance foreclosures in 1996 or 1995. At December 31, 1996, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was $496,490, with the related reserve for possible loan losses of $170,000. These loans are included in nonaccrual loans in Table 7.

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

     At the Parent Company (American Bancorp, Inc.) level, cash is needed to fund operations and to pay dividends. During December 31, 1996, the Parent Company received $123,000 from the Bank in dividends. The majority of these funds were used to pay dividends to stockholders.


     The purpose of liquidity management is to assure that the Bank has the ability to raise funds to support asset growth, meet deposit withdrawal, maintain reserve requirements and otherwise operate the Bank on a continuing basis. Liquidity for the Bank is provided by the acquisition of additional funds in the form of deposits, borrowing such as federal funds, investment maturities and sales, and loan maturities and repayments.

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

     In 1992, the Federal Deposit Insurance Corporation (FDIC) issued regulations for the classification of banks based on their capital levels pursuant to the Federal Deposit Insurance Corporation Improvement Act passed by Congress in 1991. The rules place each bank into one of the nine risk categories for assessing risk-based deposit premiums based on capital ratios and on other supervisory information. Three capital categories are used for capital ratios ranging from "well capitalized" to "undercapitalized." The regulations define "well capitalized" banks as those bank with at least 6% Tier 1 risk-based capital ratio, 10% total risk-based capital ratio and a 5% leverage ratio. Banks are also assigned to one of three supervisory subgroups ranging from "healthy" to "substantial supervisory concern." The Bank is included in the top rating categories for both capital ratios and the supervisory subgroup. At December 31, 1996, the Bank had a Tier 1 risk-based capital ratio of 23.23% and 24.48% total risk-based capital ratio. The leverage ratio has increased to 12.44% at December 31, 1996. The Bank presently meets or exceeds all required risk-based capital standards and anticipates no difficulty in maintaining those standards.

FAIR VALUES OF FINANCIAL INSTRUMENTS. Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Values of Financial Instruments" requires disclosure of estimated fair values of financial instruments. Financial instruments are defined as cash and contractual rights and obligations that require settlement, directly or indirectly, in cash. Note 14 to the consolidated financial statements provides information regarding the fair values of financial instruments as of December 31, 1996.

INTEREST RATE SENSITIVITY. Interest rate risk is the potential impact of changes in interest rates on net interest income and results from mismatches in repricing opportunities of assets and liabilities over a period of time. Static Gap analysis is used to estimate the effects of changing interest rates and various balance sheet strategies on the level of net interest income. Management may alter the mix of floating and fixed rate assets and liabilities, change pricing schedules, and adjust maturities through sales and purchases of securities available for sale. Table 14 presents the Bank's interest rate sensitivity position at December 31, 1996.

     This profile, usually referred to as a Gap analysis, is based on a point in time and may not be meaningful because assets and liabilities must be categorized according to contractual maturities and repricing periods rather than estimating these characteristics, as is done in simulation models. Also, the Gap analysis does not consider subsequent changes in interest rate levels or spreads between asset and liability categories. Although Table 14 indicates that the Company is liability-sensitive (interest-bearing liabilities exceed earning assets) up to one year, this may not be true in practice. The 1 - 30 day deposit category includes NOW, money market and savings accounts which have indeterminate maturities. These deposits and non-interest bearing demand deposits, which comprise our core deposits, account for 68.4% of total deposits. The NOW, money market and savings accounts do not necessarily reprice in a direct relationship to changes in interest rates.

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

TABLE 1
SUMMARY OF CONSOLIDATED NET INTEREST INCOME
Fully taxable equivalent basis (In thousands)

                                                                      1996
                                                        ----------------------------------
                                                         AVERAGE                   AVERAGE
                                                         BALANCE       INTEREST     RATE
                                                        --------       --------    -------
ASSETS
  Short-term investments                                $  4,623       $    247     5.34%
  Loans, net of unearned income (1) (2)                   27,635          2,596     9.39
  Securities available for sale (3)                       16,635          1,041     6.26
  Securities held to maturity                              6,537            490     7.50
                                                        --------       --------
       Total interest earning assets                      55,430          4,374     7.89%
                                                                       --------    -----
  Allowance for possible loan losses                        (621)
  Cash and due from banks                                  3,775
  Other assets                                             2,428
                                                        --------
       Total assets                                     $ 61,012
                                                        ========


LIABILITIES
   Interest-bearing demand deposits                     $ 11,510       $    222     1.93%
   Savings deposits                                        8,597            234     2.72
   Time deposits                                          17,659            870     4.93
   Short-term borrowings                                      66              3     4.55
                                                        --------       --------
         Total interest-bearing liabilities               37,832          1,329     3.51%
                                                                       --------    -----
   Non-interest bearing demand deposits                   15,530
   Other liabilities                                         399
                                                        --------
         Total liabilities                                53,761

SHAREHOLDERS' EQUITY
   Shareholders' equity                                    7,251
                                                        --------
        Total liabilities and shareholders' equity      $ 61,012
                                                        ========

   Total interest expense related to earning assets                                 2.40%
                                                                                   -----

   Net interest income                                                 $  3,045
                                                                       ========

   Net interest margin                                                              5.49%
                                                                                    ====



(1) Interest income earned on nontaxable investment securities and certain loans are exempt from taxation. However, an adjustment has been made for the tax preference item related to nontaxable securities purchased after December 31, 1982. An incremental tax rate of 34% is used to compute the taxable equivalent adjustment for 1996, 1995, and 1994.

(2) For purposes of yield computations, non-accrual loans are included in loans outstanding.

(3) Yield computations are based on historical cost of securities available for sale.



                  1995                                               1994
---------------------------------------           ---------------------------------------
AVERAGE                         AVERAGE            AVERAGE                         AVERAGE
BALANCE         INTEREST         RATE              BALANCE         INTEREST         RATE
-------         --------        -------            -------         --------        -------
$  4,930        $    271          5.50%            $  6,609       $    272          4.12%
  26,748           2,573          9.62               26,976          2,281          8.46
   3,843             312          8.12                2,905            257          8.85
  17,779           1,087          6.11               13,257            670          5.05
--------        --------                           --------       --------
  53,300           4,243          7.96%              49,747          3,480          7.00%
                --------         -----                            --------          ----
    (621)                                              (614)
   3,815                                              3,567
   2,239                                              2,163
--------                                           --------
$ 58,733                                           $ 54,863
========                                           ========



                                                   $ 11,855       $    218          1.84%
$ 11,480        $    217          1.89%               8,775            239          2.72
   8,782             239          2.72               15,154            491          3.24
  15,977             700          4.38                    -              -          0.00
      17               2         11.76             --------       --------
--------        --------                             35,784            948          2.65%
  36,256           1,158          3.19%                           --------          ----
                --------         -----               13,494
  15,707                                                229
     540                                           --------
--------                                             49,507
  52,503

                                                      5,356
   6,230                                           --------
--------                                           $ 54,863
$ 58,733                                           ========
========
                                  2.17%                                             1.91%
                                 -----                                              ----
                $  3,085
                ========                                          $  2,532
                                  5.79%                           ========
                                 =====
                                                                                    5.09%
                                                                                    ====

TABLE 2
RATE/VOLUME ANALYSIS
Fully taxable equivalent basis (In thousands)


                                                YEAR ENDED DECEMBER 31,
                                                       1996/1995
                                         ---------------------------------
                                                 INCREASE (DECREASE)
                                                DUE TO CHANGE IN: (1)
                                         ---------------------------------
                                          AVERAGE     AVERAGE     NET
                                          BALANCE      RATE      CHANGE
                                           -----      -----      -----
Interest income:
   Short-term investments ............     $ (17)     $  (7)     $ (24)
   Loans, net of unearned income (2) .        84        (61)        23
   Securities available for sale (3) .       920       (191)       729
   Securities held to maturity .......      (765)       168       (597)
                                           -----      -----      -----
      Total interest income ..........       222        (91)       131
                                           -----      -----      -----
Interest expense:
   Demand deposits ...................         1          4          5
   Savings deposits ..................        (5)        --         (5)
   Time deposits .....................        78         92        170
   Short-term borrowing ..............         4         (3)         1
                                           -----      -----      -----
      Total interest expense .........        78         93        171
                                           -----      -----      -----
Taxable-equivalent net interest income     $ 144      $(184)     $ (40)
                                           =====      =====      =====


(1) The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the change in each.

(2)   Non-accrual loans are included in loans outstanding.

(3) Yield computations are based on historical cost of securities available for sale.



            YEAR ENDED DECEMBER 31,
                   1995/1994
-------------------------------------------------
             INCREASE (DECREASE)
            DUE TO CHANGE IN: (1)
-------------------------------------------------

AVERAGE             AVERAGE                 NET
BALANCE              RATE                 CHANGE
-------             -------               -------

$ (81)               $  80                $  (1)
  (21)                 313                  292
   80                  (25)                  55
  253                  164                  417
-----                -----                -----
  231                  532                  763
-----                -----                -----

   (6)                   5                   (1)
   --                   --                   --
   31                  178                  209
    1                    1                    2
-----                -----                -----
   26                  184                  210
-----                -----                -----
$ 205                $ 348                $ 553
=====                =====                =====


TABLE 3
SECURITIES PORTFOLIO
(In thousands)


                                         DECEMBER 31, 1996                   DECEMBER 31, 1995
                                  -------------------------------    --------------------------------
                                   HELD TO    AVAILABLE              HELD TO     AVAILABLE
                                   MATURITY   FOR SALE     TOTAL     MATURITY    FOR SALE      TOTAL
                                  ---------   -------     -------    --------    --------     -------

U.S. Treasury ...............     $ 4,005     $ 1,002     $ 5,007     $ 5,508     $  --       $ 5,508
U.S. Government and
Agencies ....................      11,513       3,012      14,525      10,997       1,536      12,533
Mortgage-Backed
Securities ..................        --         1,787       1,787        --         2,342       2,342
State and Political
Subdivisions ................        --         2,870       2,870        --         1,263       1,263
                                  -------     -------     -------     -------     -------     -------
                                  $15,518     $ 8,671     $24,189     $16,505     $ 5,141     $21,646
                                  =======     =======     =======     =======     =======     =======


TABLE 4
MATURITY DISTRIBUTION AND SECURITIES PORTFOLIO YIELDS
(In thousands)



                                                                                             AFTER              AFTER
                                                                                            ONE BUT             FIVE BUT
                                                                      WITHIN ONE            WITHIN FIVE         WITHIN TEN
                                                                       YEAR AMT     YIELD    YEARS AMT.  YIELD  YEARS AMT.    YIELD
                                                                      -------       -----   -----------  -----  ----------    -----
December 31, 1996:
   Held to maturity:
      U.S. Treasury .............................................     $ 1,801        6.15%  $ 2,204        5.88%  $  --       --  %
      U.S. Government
         and Agencies ...........................................       4,496        6.64     7,017        6.56      --       --
                                                                      -------        ----   -------        ----   -------     ----

            Total held to  maturity .............................       6,297        6.50%    9,221        6.40%      -0-     --  %
                                                                      -------        ----   -------        ----   -------     ----

   Available for sale:
      U.S. Treasury .............................................        --             -%    1,002        6.27%     --       --  %
      U.S. Government
         and Agencies ...........................................       1,507        7.03     1,505        6.44      --       --
      Mortgage-Backed
         Securities (2) .........................................         124        8.24       906        8.20       757     9.14
      State and
         Political
         Subdivisions (1) .......................................        --           --      1,481        7.81     1,389     7.04
                                                                      -------        ----   -------        ----   -------     ----

            Total available for sale ............................       1,631        7.12%    4,894        7.15%    2,146     7.78%
                                                                      -------        ----   -------        ----   -------     ----
            Total securities ....................................     $ 7,928        6.63%  $14,115        6.67%  $ 2,146     7.78%
                                                                      =======        ====   =======        ====   =======     ====


(1) Tax exempt yields are expressed on a fully taxable equivalent basis.

(2) Distributed by contractual maturity without regard to repayment schedules or projected payments.


AFTER TEN    TOTAL
 YEARS AMT   YIELD    AMOUNT         YIELD
----------   ----     -------        -----

    $-        - %     $ 4,005        6.01%

     -        -        11,513        6.60
----------   ----     -------        -----
    -0-       - %      15,518        6.44%
----------   ----     -------        -----

     -        - %       1,002        6.27%

     -        -         3,012        6.74

     -        -         1,787        8.60


     -        -         2,870        7.21
----------   ----     -------        -----
    -0-       - %       8,671        7.22%
----------   ----     -------        -----
  $ -0-       - %     $24,189        6.72%
==========   ====     =======        =====


TABLE 5
LOAN PORTFOLIO

The amounts of loans outstanding for the three years ended December 31, 1996 are shown in the following table according to type of loan (in thousands).

                                               1996          1995          1994
                                           --------      --------      --------
Commercial, financial and agricultural     $  7,437      $  6,240      $  6,543
Real Estate - Construction ...........          285           119           325
Real Estate - Mortgage ...............       16,278        16,473        16,119
Installment ..........................        4,925         4,182         4,681
                                           --------      --------      --------
        Total ........................       28,925        27,014        27,668
Less:
  Allowance for possible loan losses .         (614)         (624)         (614)
  Unearned income ....................         --            --              (1)
                                           --------      --------      --------
                                           $ 28,311      $ 26,390      $ 27,053
                                           ========      ========      ========



TABLE 6
LOAN MATURITY AND INTEREST RATE SENSITIVITY

The following table shows the amount of commercial, financial and agricultural loans, real estate-construction loans and real estate mortgage loans, exclusive of installment loans, outstanding as of December 31, 1996 which, based on remaining scheduled repayments of principal, are due in the amounts indicated. Also, the amounts due after one year are classified according to the sensitivity to the changes in interest rates (in thousands).


                                                                ONE YEAR     OVER ONE
                                                                  OR         TO            OVER
                                                                 LESS (1)    5 YEARS     5 YEARS       TOTAL
                                                                 -------     -------     -------     -------
Maturity of Loans:
  Commercial, financial and
    agricultural ...........................................     $ 3,799     $ 2,902     $ 1,094     $ 7,795
  Real Estate - mortgage and
    construction ...........................................       2,033       8,390       5,828      16,251
                                                                 -------     -------     -------     -------
      Total ................................................     $ 5,832     $11,292     $ 6,922     $24,046
                                                                 =======     =======     =======     =======



Interest Rate Sensitivity of Loans:
  With predetermined interest rates ........................     $ 2,643     $ 8,282     $   508     $11,433
  With floating interest rates (2) .........................       3,189       3,010       6,414      12,613
                                                                 -------     -------     -------     -------
      Total ................................................     $ 5,832     $11,292     $ 6,922     $24,046
                                                                 =======     =======     =======     =======

(l) Includes demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts.

(2) The floating interest rate loans generally fluctuate according to a formula based on a prime rate.

TABLE 7
NONPERFORMING ASSETS

Nonperforming assets include nonaccrual loans, loans which are contractually 90 days past due, restructured loans, and foreclosed assets. Restructured loans are loans which, due to a deteriorated financial condition of the borrower, have a below-market yield. Interest payments received on nonperforming loans are applied to reduce principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. Certain nonperforming loans that are current as to principal and interest payments are classified as nonperforming because there is a question concerning full collection of both principal and interest.

Nonperforming assets totaled $603,920 at year ended 1996, a $476,061 (372.33%) increase from the prior year. Nonperforming assets totaling $127,859 at December 31, 1995 was down $25,296 (16.52%) from December 31, 1994. The composition of nonperforming assets for the past three years are illustrated below.

                                          1996         1995         1994
                                        --------     --------     --------
Nonperforming loans:
  Loans on nonaccrual .............     $496,490     $  2,051     $  3,722
  Restructured loans which are not
    on nonaccrual .................       93,630      112,008      132,690
                                        --------     --------     --------
      Total nonperforming loans ...      590,120      114,059      136,412


Other real estate and repossessed
   assets received in complete or
   partial satisfaction of loan
   obligations ....................       13,800       13,800       16,744
                                        --------     --------     --------
       Total nonperforming assets .     $603,920     $127,859     $153,156
                                        ========     ========     ========

  Loans contractually past due 90
    days or more as to principal or
    interest but which are not on
    nonaccrual ....................     $ 27,434     $  9,504     $  9,377
                                        ========     ========     ========


At December 31, 1996, the Bank has loans outstanding to multiple numbers of borrowers engaged in the medical industry and the legal profession. The loans to the medical industry totaled $4,981,898, while the loans to the legal profession were $2,912,835. There were no significant nonperforming loans outstanding in these two concentrations.

TABLE 8
ALLOWANCE FOR POSSIBLE LOAN LOSSES
(In Thousands)

                                                        YEAR ENDED DECEMBER 31,
                                                    ------------------------------
                                                     1996        1995         1994
                                                    -----       -----        -----
Beginning balance                                   $ 624       $ 614        $ 606
                                                    -----       -----        -----
Provision charged against income                      -0-         -0-           12
                                                    -----       -----        -----

Charge-offs:
  Commercial, financial and agricultural loans         --          --            1
  Real estate mortgage loans                           --          --           13
  Real estate construction loans                       --          --           --
  Installment loans                                    18           6            1
                                                    -----       -----        -----
     Total charge-offs                                 18           6           15
                                                    -----       -----        -----
Recoveries:
  Commercial, financial and agricultural loans          5           8            8
  Real estate mortgage loans                            1          --           --
  Real estate construction loans                       --          --           --
  Installment loans                                     2           8            3
                                                    -----       -----        -----
      Total recoveries                                  8          16           11
                                                    -----       -----        -----
Net charge-offs (recoveries)                           10         (10)           4
                                                    -----       -----        -----
Ending balance                                      $ 614       $ 624        $ 614
                                                    =====       =====        =====

Ratio of net charge-offs (recoveries) during
  the period to average loans outstanding
  during the period                                   .04%       (.04)%        .01%
                                                    =====       =====        =====


TABLE 9
ALLOCATION FOR POSSIBLE LOAN LOSSES
(In thousands)

The allowance for possible loan losses has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories of loans at the date indicated.

                                         DECEMBER 31, 1996              DECEMBER 31, 1995
                                         ----------------------   -----------------------
                                                      % OF LOANS               % OF LOANS
                                                      OUTSTANDING             OUTSTANDING
                                                       TO TOTAL                TO TOTAL
                                        ALLOWANCE       LOANS       ALLOWANCE  LOANS
                                        ---------     -----------   --------- -----------
Commercial, financial and
   agricultural loans ..............      $201           32.74%       $134       21.47%
Real estate construction ...........         3             .49           5        0.80
Real estate mortgage loans .........       146           23.78         400       64.10
Installment loans ..................       264           42.99          85       13.63
                                          ----          ------        ----      ------
                                          $614          100.00%       $624      100.00%
                                          ====          ======        ====      ======



                                        DECEMBER 31, 1994
                                      ----------------------
                                                 % OF LOANS
                                                 OUTSTANDING
                                                  TO TOTAL
                                      ALLOWANCE    LOANS
                                      ---------  -----------
Commercial, financial and
   agricultural loans ..............   $126        20.52%
Real estate construction ...........      5         0.81
Real estate mortgage loans .........    400        65.15
Installment loans ..................     83        13.52
                                       ----       ------
                                       $614       100.00%
                                       ====       ======


TABLE 10
DEPOSITS

The following table presents the average balance and an average rate paid on deposits (in thousands):

                                                         DECEMBER 31,
                              --------------------------------------------------------------------------------
                                               1996                         1995                         1994
                              --------------------------------------------------------------------------------
                              AVERAGE        AVERAGE         AVERAGE       AVERAGE       AVERAGE        AVERAGE
                              BALANCE          RATE          BALANCE         RATE        BALANCE          RATE
                               -------       -------         -------       -------      -------         -------
Non-interest bearing
  demand deposits ........     $15,530             -%        $15,707            -%      $13,494              -%
Interest bearing
  demand deposits ........      11,510          1.93          11,480         1.89        11,855           1.84
Savings deposits .........       8,597          2.72           8,782         2.72         8,775           2.72
Time deposits ............      17,659          4.93          15,977         4.38        15,154           3.24
Short-term borrowings ....          66          4.55              17        11.76             -              -
                               -------                       -------                    -------
             Total .......     $53,362                       $51,963                    $49,278
                               =======                       =======                    =======



TABLE 11
CERTIFICATES OF DEPOSIT OF $100,000 OR MORE, MATURITY DISTRIBUTION

The following table provides the maturities of time certificates of deposit of the Bank in amounts of $100,000 or more (in thousands):


                                                            DECEMBER 31,
                                                   ------------------------------
                                                    1996        1995        1994
                                                   ------      ------      ------
Maturing in:
   3 months or less .........................      $2,801      $  601      $1,204
   Over 3 months less than 6 months .........         717         800         667
   Over 6 months less than 12 months ........         897         550          --
   Over 12 months ...........................          --         814         497
                                                   ------      ------      ------
         Total ..............................      $4,415      $2,765      $2,368
                                                   ======      ======      ======

TABLE 12
RISK-BASED CAPITAL
(In thousands)

                                                                     DECEMBER 31,
                                                             ---------------------------
                                                                 1996            1995
                                                             ---------------------------
Risk-weighted assets ..................................      $   32,671       $   30,441
                                                             ==========       ==========

Capital:
   Tier I .............................................      $    7,588       $    6,671
   Tier II ............................................             408              381
                                                             ----------       ----------
      Total capital ...................................      $    7,996       $    7,052
                                                             ==========       ==========

Ratios:
   Tier I capital to risk-weighted assets .............           23.23%           21.92%
   Tier II capital to risk-weighted assets ............            1.25             1.25
                                                             ----------       ----------
      Total capital to risk-weighted assets ...........           24.48%           23.17%
                                                             ==========       ==========
   Leverage - Tier I capital to total
      average assets ..................................           12.44%           11.36%
                                                             ==========       ==========



TABLE 13
RETURN ON EQUITY AND ASSETS

The following table shows consolidated operating and capital ratios for each of the last three years:

                                                                      DECEMBER 31,
                                                             ---------------------------------
                                                              1996          1995          1994
                                                              ----          ----          ----
Return on average total assets ...................            1.70%         1.64%         1.75%

Return on average shareholders' equity ...........           14.32%        15.46%        17.96%

Dividend payout ratio ............................           11.56%        10.59%         8.10%

Average equity to average assets ratio ...........           11.88%        10.60%         9.76%

TABLE 14
INTEREST RATE SENSITIVITY
(In thousands)


                                                              BY REPRICING DATES AT DECEMBER 31, 1996
                                             ----------------------------------------------------------------------------------
                                                                                            NON-
                                                0-90         91-180         181-365         AFTER       INTEREST
                                                DAYS          DAYS            DAYS         1 YEAR        BEARING        TOTAL
                                             --------       --------       --------       --------      --------     ---------
ASSETS
   Short-term investments ..............     $  7,572       $     --       $    396       $    198      $   --        $  8,166
   Investment securities ...............        1,507          1,842            500         20,340          --          24,189
   Loans ...............................       10,938          2,673          5,178          9,522          --          28,311
   Other assets ........................         --             --             --             --           6,588         6,588
                                             --------       --------       --------       --------      --------      --------
                                               20,017          4,515          6,074         30,060         6,588        67,254
                                             --------       --------       --------       --------      --------      ========
SOURCES OF FUNDS
   NOW, money market
      and savings
      deposits .........................       14,988           --            4,630          4,287          --          23,905
   Time deposits
      $100,000 or more .................        2,801            717            897           --            --           4,415
   Other time deposits .................        4,653          4,451          3,913          1,302          --          14,319
   Non-interest bearing
      demand ...........................         --             --             --             --          16,727        16,727
   Other liabilities ...................         --             --             --             --             232           232
   Shareholders' equity ................         --             --             --             --           7,656         7,656
                                             --------       --------       --------       --------      --------      --------
                                               22,442          5,168          9,440          5,589        24,615        67,254
                                             --------       --------       --------       --------      --------      ========
Interest rate
   sensitivity gap .....................     $ (2,425)      $   (653)      $ (3,366)      $ 24,471      $(18,027)
                                             ========       ========       ========       ========      ========
Cumulative interest
   rate sensitivity gap ................     $ (2,425)      $ (3,078)      $ (6,444)      $ 18,027      $   -0-
                                             ========       ========       ========       ========      ========

Cumulative interest
   rate sensitivity gap
   as a percent of
   total assets ........................        (3.61)%        (4.58)%       (9.58)%       26.80%
                                             ========       ========       ========       ========

                 [BROUSSARD, POCHE, LEWIS & BREAUX LETTERHEAD]


                          INDEPENDENT AUDITORS' REPORT



To the Shareholders and Board of Directors
American Bancorp, Inc.
Opelousas, Louisiana


We have audited the accompanying consolidated balance sheets of American Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995, the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                           /s/ BROUSSARD, POCHE, LEWIS & BREAUX


Lafayette, Louisiana
January 27, 1997

                             AMERICAN BANCORP, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995


                    ASSETS                                           1996              1995
                                                                ------------      ------------

Cash and due from banks ...................................     $  4,215,349      $  5,533,738

Short-term investments:
   Federal funds sold .....................................        7,075,000         6,350,000
   Interest-bearing deposits with banks ...................        1,091,000           694,000
                                                                ------------      ------------
                                                                   8,166,000         7,044,000

Securities held to maturity (estimated
   market values $15,561,983 and $16,619,377,
   respectively) ..........................................       15,517,896        16,504,999

Securities available for sale .............................        8,670,913         5,140,541

Loans, net of unearned income ($-0- and
   $45, respectively) .....................................       28,925,810        27,014,350
      Less: allowance for possible loan losses ............         (614,339)         (624,122)
                                                                ------------      ------------
                                                                  28,311,471        26,390,228

Bank premises and equipment ...............................        1,336,399         1,435,446

Other real estate, net of allowances of
   $99,000 and $99,000, respectively ......................           13,800            13,800

Accrued interest receivable ...............................          567,783           551,527

Other assets ..............................................          454,448           456,009
                                                                ------------      ------------
                                                                $ 67,254,059      $ 63,070,288
                                                                ============      ============



See Notes to Consolidated Financial Statements.


                       LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                1996         1995
                                                             ----------      ----------
LIABILITIES
   Deposits:
      Non-interest bearing demand deposits ............     $16,727,523     $16,929,190
      Interest bearing deposits:
         NOW accounts .................................      13,575,732      12,552,285
         Money Market accounts ........................       2,021,474       1,893,000
         Savings ......................................       8,307,930       8,514,812
         Time deposits $100,000 or more ...............       4,414,899       2,765,217
         Other time deposits ..........................      14,319,075      13,000,214
                                                             ----------      ----------
            Total deposits ............................      59,366,633      55,654,718

   Accrued interest payable ...........................         118,975         103,274
   Other liabilities ..................................         112,057         526,797
                                                             ----------      ----------
            Total liabilities .........................      59,597,665      56,284,789
                                                             ----------      ----------

SHAREHOLDERS' EQUITY
   Common stock, $5 par value; 10,000,000
      shares authorized; 120,000 shares
      issued and outstanding ..........................         600,000         600,000
   Surplus ............................................       2,150,000       2,150,000
   Retained earnings ..................................       4,848,745       3,930,436
   Available for sale, net of tax of $29,698
      and $54,123, respectively .......................          57,649         105,063
                                                             ----------      ----------
           Total shareholders' equity .................       7,656,394       6,785,499
                                                             ----------      ----------

                                                            $67,254,059     $63,070,288
                                                            ===========     ===========


                             AMERICAN BANCORP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                         1996             1995             1994
                                                     -----------      -----------      -----------
Interest income:
   Interest and fees on loans ..................     $ 2,589,227      $ 2,569,393      $ 2,315,178
   Interest on investment securities-
      Taxable ..................................       1,351,094        1,349,650          925,036
      Tax-exempt ...............................         118,525           32,560            1,013
   Federal funds sold ..........................         186,011          220,667          104,249
   Deposits with banks .........................          60,875           50,014          168,490
                                                     -----------      -----------      -----------
         Total interest income .................       4,305,732        4,222,284        3,513,966

Interest expense:
   Interest on deposits ........................       1,329,455        1,157,705          946,874
                                                     -----------      -----------      -----------
Net interest income ............................       2,976,277        3,064,579        2,567,092
Provision for possible loan losses .............            --               --             12,000
                                                     -----------      -----------      -----------
Net interest income after provision
   for possible loan losses ....................       2,976,277        3,064,579        2,555,092
                                                     -----------      -----------      -----------
Non-interest income:
   Service charges on deposit accounts .........         539,449          554,024          567,645
   Other .......................................         127,104          123,376          125,862
                                                     -----------      -----------      -----------
         Total non-interest income .............         666,553          677,400          693,507
                                                     -----------      -----------      -----------
Non-interest expense:
   Salary and employee benefits ................       1,104,448        1,166,288        1,150,031
   Net occupancy expense .......................         288,498          314,064          306,142
   Equipment expense ...........................         263,411          237,132          219,430
   Net cost (revenue) from other
      real estate ..............................          (4,051)          (4,737)          (2,268)
   Other .......................................         617,017          615,983          669,212
                                                     -----------      -----------      -----------
         Total non-interest expense ............       2,269,323        2,328,730        2,342,547
                                                     -----------      -----------      -----------
Income before income taxes .....................       1,373,507        1,413,249          906,052

Provision for income taxes .....................         335,198          449,793          (56,432)
                                                     -----------      -----------      -----------
         Net income ............................     $ 1,038,309      $   963,456      $   962,484
                                                     ===========      ===========      ===========

Net income per common share ....................     $      8.65      $      8.03      $      8.02
                                                     ===========      ===========      ===========


See Notes to Consolidated Financial Statements.

                             AMERICAN BANCORP, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                      COMMON      STOCK
                                                      SHARES      AMOUNT          SURPLUS
                                                     -------     ----------     ----------
Balance, December 31, 1993 ..................        120,000     $  600,000     $2,150,000

Net income for 1994 .........................           --             --             --

Dividends paid in 1994 ......................           --             --             --

Change in unrealized holding gains
  (losses) on securities available
  for sale, net of tax ......................           --             --             --
                                                     -------     ----------     ----------

Balance, December 31, 1994 ..................        120,000        600,000      2,150,000

Net income for 1995 .........................           --             --             --

Dividends paid in 1995 ......................           --             --             --

Change in unrealized holding gains
   (losses) on securities available
   for sale, net of tax .....................           --             --             --
                                                     -------     ----------     ----------


Balance, December 31, 1995 ..................        120,000        600,000      2,150,000

Net income for 1996 .........................           --             --             --

Dividends paid in 1996 ......................           --             --             --

Change in unrealized holding gains
  (losses) on securities available
  for sale, net of tax ......................           --             --             --
                                                     -------     ----------     ----------

Balance, December 31, 1996 ..................        120,000     $  600,000     $2,150,000
                                                     =======     ==========     ==========



See Notes to Consolidated Financial Statements.



  NET UNREALIZED
   APPRECIATION
  ON SECURITIES
    AVAILABLE    RETAINED
    FOR SALE     EARNINGS            TOTAL
-----------      -----------      -----------

$      --        $ 2,184,496      $ 4,934,496

       --            962,484          962,484

       --            (78,000)         (78,000)



       (667)            --               (667)
-----------      -----------      -----------

       (667)       3,068,980        5,818,313

       --            963,456          963,456

       --           (102,000)        (102,000)



    105,730             --            105,730
-----------      -----------      -----------


    105,063        3,930,436        6,785,499

       --          1,038,309        1,038,309

       --           (120,000)        (120,000)



    (47,414)            --            (47,414)
-----------      -----------      -----------

$    57,649      $ 4,848,745      $ 7,656,394
===========      ===========      ===========


                             AMERICAN BANCORP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



                                                           1996                1995             1994
                                                       ------------      ------------      ------------
OPERATING ACTIVITIES
   Net income ....................................     $  1,038,309      $    963,456      $    962,484
   Adjustments to reconcile net income
      to net cash provided by operating
      activities:
      Provision for loan losses ..................             --                --              12,000
      Premium amortization, net of
         discount accretion on investment
         securities ..............................           (9,613)           (9,863)           (3,144)
      Depreciation ...............................          198,895           177,106           174,281
      (Gain) loss on sale of assets ..............              345             2,943              (938)
      (Increase) decrease in assets:
         Accrued interest receivable .............          (16,256)         (121,824)         (151,669)
         Other assets ............................            1,561          (134,918)          121,759
      Increase (decrease) in liabilities:
         Accrued interest payable ................           15,701            23,241            17,978
         Other liabilities .......................         (414,740)          460,259           (60,951)
                                                       ------------      ------------      ------------
            Net cash provided by operating
               activities ........................          814,202         1,360,400         1,071,800
                                                       ------------      ------------      ------------
INVESTING ACTIVITIES
   Proceeds from sales and maturities
      of available for sale securities ...........          594,999           384,850           985,660
   Proceeds from sales and maturities
      of held to maturity securities .............        8,000,000         6,500,000         3,422,153
   Purchase of available for sale
      securities .................................       (4,114,176)       (2,234,432)         (500,000)
   Purchase of held to maturity
      securities .................................       (7,086,352)       (6,511,313)      (10,479,766)
   (Increase) decrease in loans ..................       (1,921,243)          662,774          (632,529)
   Purchases of property and equipment ...........         (100,194)         (237,411)          (49,183)
   Other .........................................           24,459              --                --
                                                       ------------      ------------      ------------
         Net cash used in investing
            activities ...........................       (4,602,507)       (1,435,532)       (7,253,665)
                                                       ------------      ------------      ------------


See Notes to Consolidated Financial Statements.



                                                      1996              1995              1994
                                                  ------------      ------------      ------------
FINANCING ACTIVITIES
 Increase (decrease) in liabilities:
      Demand deposits, transaction
         accounts and savings ...............          743,373        (3,643,438)       11,403,263
      Time deposits .........................        2,968,543            67,985         1,150,605
   Dividends paid ...........................         (120,000)         (102,000)          (78,000)
                                                  ------------      ------------      ------------
         Net cash provided by (used in)
            financing activities ............        3,591,916        (3,677,453)       12,475,868
                                                  ------------      ------------      ------------
Increase (decrease) in cash and cash
   equivalents ..............................         (196,389)       (3,752,585)        6,294,003

Cash and cash equivalents at
   beginning of year ........................       12,577,738        16,330,323        10,036,320
                                                  ------------      ------------      ------------
Cash and cash equivalents at end
   of year ..................................     $ 12,381,349      $ 12,577,738      $ 16,330,323
                                                  ============      ============      ============



SUPPLEMENTAL DISCLOSURES

   Cash payments for:

      Interest expense ......................     $  1,313,754      $  1,134,464      $    928,896
                                                  ============      ============      ============
      Income taxes ..........................     $    708,049      $      8,003      $      6,886
                                                  ============      ============      ============

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

          Allowance for possible loan losses:

              The allowance for possible loan losses is maintained to provide for possible losses inherent in the loan portfolio. On January 1, 1995, the Company adopted SFAS No. 114, as amended by SFAS No. 118, "Accounting for Creditors for Impairment of a Loan - Income Recognition and Disclosures." In accordance with SFAS No. 114, the 1996 allowance for possible loan losses related to loans that are identified as impaired is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for possible loan losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans.

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

              The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," as of January 1, 1996. The impact on the Company's financial position and results of operations for the year ended December 31, 1996 was not material.

          Foreclosed assets:

              Collateral acquired through foreclosure or in settlement of loans is classified as either other real estate owned ("OREO") or other assets and is carried at its fair value, net of estimated costs to sell, or the remaining investment in the loan, whichever is lower. At acquisition, any excess of the recorded loan value over the estimated fair value of the collateral is charged against the allowance for possible loan losses. After acquisition, valuation allowances are established with a charge to current earnings to adjust the reported value of foreclosed assets to reflect changes in the estimate of a property's fair value or selling costs. Revenues and expenses associated with the management of foreclosed assets prior to sale are included in current earnings.

          Income taxes:

              The Company files a consolidated federal income tax return with the subsidiary Bank. The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are based on the temporary differences between the financial reporting basis and tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Cash and cash equivalents:

              Cash and cash equivalents include cash and due from banks, federal funds sold and interest bearing deposits in banks.

          Recent pronouncements:

              The FASB has also issued SFAS No. 122, "Accounting for Mortgage Servicing Rights and Excess Servicing Receivables and for Securitization of Mortgages Loans." The new statement amends Statement No. 65, "Accounting for Certain Mortgage Banking Activities," and primarily eliminates the distinction between purchased mortgage servicing rights and mortgage servicing rights on loans originated by the financial institution. SFASNo. 122 is effective for fiscal years beginning December 15, 1995. The adoption of this statement did not have a material impact on the Company's consolidated financial statements.

              In October 1995, the FASB issued SFASNo. 123, "Accounting for Stock-Based Compensation." This statement establishes financial accounting and reporting standards for stock-based employee compensation plans and is effective for fiscal years beginning after December 31, 1995. The adoption of this statement did not have a material impact on the Company's consolidated financial statements.

              In June 1996, the FASB issued SFASNo. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities and is effective for fiscal years occurring after December 31, 1996. The adoption of this statement will not have a material impact on the Company's consolidated financial statements.

          Reclassifications:

              Certain amounts in the 1995 and 1994 financial statements have been reclassified to conform with the financial statement presentation for 1996 for comparability. These reclassifications had no effect on net income as previously reported for the 1995 and 1994 fiscal years.


Note 2.  Restrictions on Cash and Due From Bank Accounts

          The Bank is required to maintain average reserve balances by the Federal Reserve Bank. The average amount of these reserve balances was $456,000 and $484,000 for the years ended December 31, 1996 and 1995, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.  Investment Securities

          The carrying amounts of investment securities as shown in the consolidated balance sheets of the Bank and their approximate market values at December 31 were as follows:

                                                        DECEMBER 31, 1996
                                      -----------------------------------------------------
                                       AMORTIZED      UNREALIZED   UNREALIZED       FAIR
                                          COST          GAINS        LOSSES         VALUE
                                      -----------   -----------   -----------   -----------
Securities held to maturity:
   U.S. Treasury Securities .......   $ 4,005,216   $     7,359   $     4,953   $ 4,007,622
   U.S. Government and Agencies ...    11,512,680        74,124        32,443    11,554,361
                                      -----------   -----------   -----------   -----------

                                      $15,517,896   $    81,483   $    37,396   $15,561,983
                                      ===========   ===========   ===========   ===========

Securities available for sale:
   Mortgage-Backed Securities .....   $ 1,722,323   $    68,810   $     3,979   $ 1,787,154
   U.S. Treasury Securities .......       996,305         6,114            --     1,002,419
   U.S. Government and Agencies....     3,000,115        15,473         4,014     3,011,574
   State and Political Subdivisions     2,864,823        29,349        24,406     2,869,766
                                      -----------   -----------   -----------   -----------

                                      $ 8,583,566   $   119,746   $    32,399   $ 8,670,913
                                      ===========   ===========   ===========   ===========


                                                         DECEMBER 31, 1995
                                      -----------------------------------------------------
                                        AMORTIZED    UNREALIZED   UNREALIZED        FAIR
                                          COST         GAINS        LOSSES          VALUE
                                      -----------   -----------   -----------   -----------
Securities held to maturity:
U.S. Treasury Securities .......      $ 5,507,763   $    57,641   $     2,841   $ 5,562,563
U.S. Government and Agencies ...       10,997,236        86,368        26,790    11,056,814
                                      -----------   -----------   -----------   -----------
                                      $16,504,999   $   144,009   $    29,631   $16,619,377
                                      ===========   ===========   ===========   ===========
Securities available for sale:
   Mortgage-Backed Securities ..      $ 2,247,622   $   100,366   $     6,300   $ 2,341,688
   U.S. Government and Agencies         1,500,000        35,834            --     1,535,834
   State and Political Subdivisions     1,233,733        29,286            --     1,263,019
                                      -----------   -----------   -----------   -----------

                                      $ 4,981,355   $   165,486   $     6,300   $ 5,140,541
                                      ===========   ===========   ===========   ===========

Securities with book values of $14,775,340 and $11,938,802 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits and other transactions as required by law.

There were no gross-realized gains or gross-realized losses on sales of securities for the fiscal years ended December 31, 1996, 1995 or 1994.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The maturities of investment securities at December 31, 1996 were as follows:


                                        SECURITIES TO BE HELD
                                            TO MATURITY
                                      -------------------------
                                       AMORTIZED       FAIR
YEARS TO MATURITY                        COST          VALUE
                                      -----------   -----------
Less than one .....................   $ 6,297,189   $ 6,294,218
Greater than one but less than five     9,220,708     9,267,765
Greater than five but less than ten            --            --
Greater than ten ..................            --            --
                                      -----------   -----------
                                      $15,517,897   $15,561,983
                                      ===========   ===========

                                         SECURITIES AVAILABLE
                                              FOR SALE
                                       ------------------------
                                        AMORTIZED       FAIR
YEARS TO MATURITY                         COST          VALUE
                                       -----------   ----------
Less than one .....................    $1,623,891    $1,631,724
Greater than one but less than five     4,855,891     4,892,661
Greater than five but less than ten     2,103,784     2,146,528
Greater than ten ..................            --            --
                                       ----------    ----------
                                       $8,583,566    $8,670,913
                                       ==========    ==========

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4.     Loans

            Major classifications of subsidiary bank's loan portfolio at December 31, are as follows:

                                  1996            1995            1994
                              ------------    ------------    ------------
Commercial, financial and
   agricultural ...........   $  7,437,376    $  6,239,611    $  6,542,510
Real estate construction...        285,247         119,530         325,136
Real estate mortgage.......     16,277,777      16,472,824      16,119,511
Installment ...............      4,925,410       4,182,430       4,681,454
                              ------------    ------------    ------------
                                28,925,810      27,014,395      27,668,611

Unearned income ...........             --             (45)         (1,299)
                              ------------    ------------    ------------
   Net loans ..............     28,925,810      27,014,350      27,667,312

Allowance for possible loan
   losses .................       (614,339)       (624,122)       (614,310)
                              ------------    ------------    ------------

                              $ 28,311,471    $ 26,390,228    $ 27,053,002
                              ============    ============    ============



            The following is a summary of loans classified by type at December 31, 1996:

Commercial, financial and
   agricultural ..................................   $ 7,437,376
Real estate construction .........................       285,247
Real estate mortgage .............................     9,293,413
                                                     -----------
   Total commercial ..............................    17,016,036
                                                     -----------

Residential mortgage .............................     6,984,364
Installment ......................................     4,925,410
                                                     -----------
                                                      11,909,774

Less unearned income .............................            --
                                                     -----------
   Total consumer ................................    11,909,774
                                                     -----------

   Total loans ...................................   $28,925,810
                                                     ===========

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



The following summarizes the non-performing elements of the loan portfolio and total foreclosed assets at December 31:

                                                  1996       1995       1994
                                                --------   --------   --------
   Nonperforming loans:
      Loans on nonaccrual ...................   $496,490   $  2,051   $  3,722
      Restructured loans which
         are not on nonaccrual ..............     93,630    112,008    132,690
                                                --------   --------   --------
                   Total nonperforming loans.    590,120    114,059    136,412

   Other real estate and
      repossessed assets received
      in complete or partial
      satisfaction of loan
      obligations ...........................     13,800     13,800     16,744
                                                --------   --------   --------
                   Total nonperforming assets   $603,920   $127,859   $153,156
                                                ========   ========   ========

    Loans contractually past
         due 90 days or more as
         to principal or interest,
         but which are not on
         nonaccrual .........................   $ 27,434   $  9,504   $  9,377
                                                ========   ========   ========


As discussed in Note 1, the Company adopted SFAS No. 114 effective January 1, 1995. The adoption of SFAS No. 114 did not have a material impact on the financial condition or operating results of the Company. At December 31, 1996, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was $496,490. Included in this amount was $476,026 of impaired loans for which the related allowance for loan losses was $170,000 and $20,464 of impaired loans that do not have an allowance for loan losses. The average recorded investment in impaired loans during the year ended December 31, 1996 was approximately $287,886. Interest payments received on impaired loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. For the year ended December 31, 1996, the Company did not recognize interest income on impaired loans.

As it relates to in-substance foreclosures, SFAS No. 114 requires that a creditor continue to follow loan classification on the balance sheet unless the creditor receives physical possession of the collateral. The Company has had no in-substance foreclosures for any of the periods presented.

Interest income in the amount of $59,177 for 1996, $13,732 for 1995 and $13,846 for 1994 would have been recorded on nonperforming loans if they had been classified as performing. The Company recorded $6,633, $7,638 and $6,707 of interest income on nonperforming loans during 1996, 1995 and 1994, respectively.

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            The following is a summary of the allowance for loan losses for the three years ended December 31, 1996:

                                    1996          1995         1994
                                  ---------    ---------    ---------
Balance, beginning of year ....   $ 624,122    $ 614,310    $ 605,653
Provisions charged to operating
   expense ....................           -            -       12,000
Recoveries on loans ...........       7,946       15,382       11,177
Loans charged off .............     (17,729)      (5,570)     (14,520)
                                  ---------    ---------    ---------

Balance, end of year ..........   $ 614,339    $ 624,122    $ 614,310
                                  =========    =========    =========


Note 5.     Related Party Transactions

            In the ordinary course of business, loans have been made to directors and executive officers and their associates. Such loans to these related parties were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Loans to these related parties were approximately $1,259,914 and $1,169,728 at December 31, 1996 and 1995, respectively. The following provides an analysis of the activity with respect to loans to related parties:

Balance at January 1, 1995 .......................   $ 1,169,728
New loans made ...................................     1,904,697
Repayment on loans ...............................    (1,814,511)
                                                     -----------
Balance at December 31, 1996 .....................   $ 1,259,914
                                                     ===========



Note 6.     Bank Premises and Equipment

            Bank premises and equipment, at cost, consisted of the following as of December 31:

                                   1996         1995         1994
                                ----------   ----------   ----------
Land ........................   $  384,387   $  384,387   $  384,387
Premises and leasehold
   improvements .............    1,784,621    1,781,317    1,779,258
Furniture and equipment .....    1,190,307    1,151,645    1,077,041
                                ----------   ----------   ----------
                                 3,359,315    3,317,349    3,240,686
Less accumulated depreciation
   and amortization .........    2,022,916    1,881,903    1,865,546
                                ----------   ----------   ----------

     Total ..................   $1,336,399   $1,435,446   $1,375,140
                                ==========   ==========   ==========

            Depreciation and amortization expense included in non-interest expense was $198,895 in 1996, $177,106 in 1995, and $174,281 in
            1994.

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

           At December 31, 1996, the Bank has loans outstanding to multiple numbers of borrowers engaged in the medical industry and the legal profession. The loans to the medical industry totaled $4,981,898, while the loans to the legal profession were $2,912,835. There were no significant nonperforming loans outstanding in these two concentrations.


Note 8.    Earnings Per Share

           The earnings per share computation are based on 120,000 weighted average number of shares outstanding during each year.


Note 9.    Employee Benefit Plan

           The Bank maintains a 401(k) Savings Plan available to employees with over one year of service. The Bank matches 50% of the salary deferral, up to a maximum of 2% of compensation, which becomes vested after five years of service. Total contributions to the plan by the Bank were $9,491 for 1996 and $11,201 for 1995. The Bank entered into a non-qualified deferred compensation plan for certain executives of the Company in 1995. The total deferred compensation expense for 1996 and 1995 was $10,109 and $3,147, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 10.      Income Taxes

              The Company adopted SFAS No. 109 effective January 1, 1992. Income tax expense includes amounts currently payable and amounts deferred to or from other years as a result of differences in the timing of recognition of income and expense for financial reporting and deferral tax purposes. The components of income tax expense are as follows:

                                       1996        1995         1994
                                    ---------    ---------    ---------
Current federal income tax
   expense ......................   $ 318,215    $ 429,877    $      --
Deferred federal income tax
   expense (benefit) ............      16,983       19,916      (56,432)
                                    ---------    ---------    ---------

                                    $ 335,198    $ 449,793    $ (56,432)
                                    =========    =========    =========
Included in shareholders' equity:
   Deferred tax expense
  (benefit) related to the
  change in net unrealized
  gain (loss) on securities
  available for sale ............   $ (24,425)   $  54,467    $    (344)
                                    =========    =========    =========



              The reconciliation of the federal statutory income tax rate to the Company's effective rate is summarized as follows for the years ended December 31:

                                 1996                   1995                 1994
                       --------------------   -------------------    --------------------
                        AMOUNT        RATE     AMOUNT       RATE     AMOUNT         RATE
                       ---------      ----   ---------      ----    ---------       ----
Tax based on
   federal
   statutory rate ..   $ 466,992     34.0%    $ 480,505     34.0%    $ 308,058     34.0%
Effect of tax-
   exempt income ...     (52,782)    (3.8)      (81,919)    (5.8)      (19,055)    (2.1)
Change in deferral
   valuation reserve     (61,938)    (4.5)           --       --            --       --
Other ..............     (17,074)    (1.3)       51,207      3.6       (67,922)    (7.5)
Net operating
   loss utilized ...          --       --            --       --      (277,513)   (30.6)
                       ---------     ----     ---------     ----     ---------     ----
                       $ 335,198     24.4%    $ 449,793     31.8%    $ (56,432)    (6.2)%
                       =========     ====     =========     ====     =========     ====


                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             Deferred tax assets and liabilities included in other assets or other liabilities at December 31 consist of the following:

                                                       1996          1995
                                                     ---------    ---------
 Deferred tax assets:
   Allowance for loan losses .....................   $  14,022    $  14,022
   Foreclosed assets .............................      33,660       32,640
   Other .........................................       8,362        4,069
   Investment tax credit carryforward ............           -       61,938
                                                     ---------    ---------
      Total deferred tax assets ..................      56,044      112,669
                                                     ---------    ---------

Deferred tax liabilities:
   Net unrealized appreciation
      on available for sale securities ...........      29,698       54,123
   Accumulated depreciation ......................      36,511       14,215
                                                     ---------    ---------
      Total deferred tax liabilities .............      66,209       68,338
                                                     ---------    ---------

Net deferred tax asset, (tax liabilities) ........     (10,165)      44,331
Deferred tax valuation reserve ...................           -      (61,938)
                                                     ---------    ---------

      Total net deferred tax asset (liability) ...   $ (10,165)   $ (17,607)
                                                     =========    =========

             Management estimates realizability of the net deferred tax asset based on the Company's ability to generate taxable income in the future. A deferred tax valuation reserve is established, if needed, to limit the net deferred tax asset to its realizable value.

Note 11.     Lease Commitments

             The Company leases land, buildings, and equipment under cancelable and noncancelable leases. The leased properties are used primarily for banking purposes.

             Future minimum payments, by year and in the aggregate, for noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 1995:

YEAR ENDING                                         AMOUNT
-------------                                      --------

1997 ...........................................   $ 58,538
1998 ...........................................     60,738
1999 ...........................................     43,200
2000 ...........................................     43,200
2001 ...........................................     43,200
                                                   --------

Total future minimum lease payments ............   $248,876
                                                   ========

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             All leases contain options to extend the lease term upon expiration and will probably be exercised.

             The total rental expense on operating leases for the years ended December 31, 1996, 1995, and 1994, amount to $58,538, $58,538 and
             $54,756, respectively.

             One of the bank's branch offices is leased from a corporation in which some of the lessor's shareholders are directors of the bank.


Note 12.      Other Operating Expenses

             The composition of other operating expenses for each of the three years for the period ended December 31 are as follows:

                                   1996       1995       1994
                                  -------    -------    -------
FDIC and Louisiana assessments   $ 16,046   $ 71,669   $115,652
Office supplies ..............     76,439     68,812     64,456
Postage ......................     52,358     57,043     51,493
Other insurance ..............     29,440     31,638     45,481
ATM expenses .................     25,836     28,466     45,246
Director fees ................     70,400     61,100     49,200
Other ........................    346,498    297,255    297,684
                                  -------    -------    -------

                                 $617,017   $615,983   $669,212
                                 ========   ========   ========

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13.    American Bancorp, Inc. (Parent Company Only)

            The following financial statements of American Bancorp, Inc. (Parent Company Only) include the Bank under the equity method of accounting.


            BALANCE SHEETS

                                                              DECEMBER 31,
                                                          -----------------------
                                                             1996         1995
                                                          ----------   ----------
ASSETS
   Cash on deposit with subsidiary ....................   $    4,768   $    1,533
   Investment in subsidiary ...........................    7,646,142    6,776,482
   Due from American Bank .............................       36,128      427,962
                                                          ----------   ----------

      Total assets ....................................   $7,687,038   $7,205,977
                                                          ==========   ==========

LIABILITIES
   Accrued income taxes payable .......................   $   30,644   $  420,477
                                                          ----------   ----------

     Total liabilities ................................       30,644      420,477
                                                          ----------   ----------

SHAREHOLDERS' EQUITY
   Common stock: $5 par value, 10,000,000
      shares authorized; 120,000 shares
      issued and outstanding ..........................      600,000      600,000
   Surplus ............................................    2,150,000    2,150,000
   Retained earnings ..................................    4,848,745    3,930,437
   Net unrealized loss on securities
      available for sale, net of tax of $29,698
      and $54,123, respectively .......................       57,649      105,063
                                                          ----------   ----------

         Total shareholders' equity ...................    7,656,394    6,785,500
                                                          ----------   ----------

         Total liabilities and shareholders' equity ...   $7,687,038   $7,205,977
                                                          ==========   ==========

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

American Bancorp, Inc. (Parent Company Only)

STATEMENTS OF INCOME

                                                      YEARS ENDED DECEMBER 31,
                                                   1996         1995          1994
                                                ----------   ----------    ----------
Income:
   Dividends from bank subsidiary ...........   $  123,000   $     --      $     --

Expenses:
   Other expenses ...........................        1,765        5,880           814
                                                ----------   ----------    ----------

Earnings before income taxes
   and equity in undistributed
   earnings of subsidiary ...................      121,235       (5,880)         (814)

Provision for income taxes ..................         --          9,400      (200,182)
                                                ----------   ----------    ----------

Earnings before equity in
   undistributed earnings of
   subsidiary ...............................      121,235      (15,280)      199,368

Equity in undistributed
   earnings of subsidiary ...................      917,074      978,737       763,116
                                                ----------   ----------    ----------

      Net income ............................   $1,038,309   $  963,457    $  962,484
                                                ==========   ==========    ==========

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              American Bancorp, Inc. (Parent Company Only)

              STATEMENTS OF CASH FLOWS

                                                         YEARS ENDED DECEMBER 31,
                                                   -----------------------------------------
                                                      1996           1995           1994
                                                   -----------    -----------    -----------
OPERATING ACTIVITIES
   Net income ..................................   $ 1,038,309    $   963,456    $   962,484
   Adjustments to reconcile net
      income to net cash provided
      by operating activities:
         Equity in undistributed
            earnings of subsidiary .............      (917,074)      (978,737)      (763,116)
         (Increase) decrease in other assets ...       391,833       (305,781)      (122,182)
         Increase (decrease) in income taxes
            payable.............................      (389,833)       420,478           --
                                                   -----------    -----------    -----------

            Net cash provided by
               operating activities ............       123,235         99,416         77,186
                                                   -----------    -----------    -----------

FINANCING ACTIVITIES
   Dividends paid to shareholders ..............      (120,000)      (102,000)       (78,000)
                                                   -----------    -----------    -----------

            Net cash used by
               financing activities ............      (120,000)      (102,000)       (78,000)
                                                   -----------    -----------    -----------

            Increase (decrease) in cash
               and cash equivalents ............         3,235         (2,584)          (814)

Cash and cash equivalents at
   beginning of year ...........................         1,533          4,117          4,931
                                                   -----------    -----------    -----------

Cash and cash equivalents at
   end of year .................................   $     4,768    $     1,533    $     4,117
                                                   ===========    ===========    ===========


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

         Variances between the carrying amount and the estimated fair value of loans reflect both credit risk and interest rate risk. The Bank is protected against changes in credit risk by the allowance for possible loan losses of $614,339 at December 31, 1996.

         The fair value estimates presented are based on information available to management as of December 31, 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, these amounts have not been revalued for purposes of these financial statements since that date. Therefore, current estimates of fair value may differ significantly from the amounts presented. None of the assets or liabilities included in the table below are held for trading purposes.

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

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                           CARRYING        FAIR
                                                            AMOUNT         VALUE
                                                          -----------   -----------
          ASSETS
            Cash and short-term investments ...........   $12,381,349   $12,381,349
            Securities held to maturity ...............   $15,517,896   $15,561,983
            Securities available for sale .............   $ 8,670,913   $ 8,670,913
            Commercial loans ..........................   $17,016,036   $17,060,580
            Consumer loans ............................   $11,909,774   $11,887,634

          LIABILITIES
            Demand deposits ...........................   $16,727,523   $16,727,523
            NOW accounts ..............................   $13,575,732   $13,575,732
            Money market accounts .....................   $ 2,021,474   $ 2,021,474
            Savings ...................................   $8,307,930,   $ 8,421,721
            Time Deposits .............................   $18,733,974   $18,705,443


         Commitments to extend credit are legally binding, conditional agreements generally having fixed expiration or termination dates and specified interest rates and purposes. These commitments generally require customers to maintain certain credit standards. Collateral requirements and loan-to-value ratios are the same as those for funded transactions and are established based on management's credit assessment of the customer. Commitments may expire without being drawn upon. Therefore, the total commitment amount does not necessarily represent future funding requirements. The Bank's experience has been that most loan commitments are drawn upon by customers.

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

         The estimated fair values of off-balance-sheet financial instruments are not material. A summary of the notional amounts of the Bank's financial instruments with off-balance-sheet risk at December 31, 1996 and 1995 are as follows:

                                                             1996         1995
                                                          ----------   ----------
          Commitments to extend credit ................   $1,149,800   $3,657,383
          Credit card arrangements ....................   $1,097,857   $1,010,652
          Standby letters of credit ...................   $  152,768   $   38,277

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Regulatory Matters

         The Bank is subject to the dividend restrictions set forth by the Louisiana Commissioner of Financial Institutions. Under such restrictions, the Bank may not, without the prior approval of the Commissioner of Financial Institutions, declare dividends in excess of the sum of the current year and prior year earnings less dividends paid during these periods. The dividends as of December 31, 1996, that the Bank could declare without the approval of the Commissioner of Financial Institutions, amounted to $1,895,784. The Bank is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1996, the Bank is required to have minimum Tier 1 and Total capital ratios of 4% and 8%, respectively. The Bank's actual ratios at that date were 23.23% and 24.48%, respectively. The Bank's leverage ratio were 12.44% and 11.36% as of December 31, 1996 and 1995, respectively.

         Under Section 18J of the Federal Deposit Insurance Act, which is subject to Section 23A of the Federal Reserve Act, the Bank cannot make loans, extensions of credit, repurchase agreements, investments, and advances, which exceed 10 percent of its capital stock and surplus, to an affiliate. Such loans must be collateralized by assets with market values of 100% to 130% of loan amounts, depending upon the mature of the collateral.


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

              CHIEF EXECUTIVE OFFICER AND EXECUTIVE VICE-PRESIDENT
                               Ronald J. Lashute

                             SENIOR VICE-PRESIDENT
                            Walter J. Champagne, Jr.

                                VICE-PRESIDENTS

Charlene Louviere                                        Joan T. Muller, Chief
Angel Powell                                               Financial Officer,
Peter Strawitz, III                                        Cashier


                          ASSISTANT VICE-PRESIDENTS

David Gremillion                                         Dawn D. Stolzenthaler


                              ASSISTANT CASHIERS

Elaine D. Ardoin                                         Cindy Melancon
Audrey Cormier                                           Bonnie Pavy
Bernadine Hargroder                                      Stephanie Richard
Sally Hooks                                              Audrey Thibodeaux


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