Form 10-K, Exhibit 13
period 1997-12-31
AMERICAN BANCORP INC/LA
filed 1998-03-12
CIK 721238

                                                                    EXHIBIT 13.1


                          [AMERICAN BANCORP, INC. LOGO]
   ---------------------------------------------------------------------------


                               1997 ANNUAL REPORT
                             AMERICAN BANCORP, INC.
                              POST OFFICE BOX 1579
                           OPELOUSAS, LOUISIANA 70570

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


MARKET PRICE AND DIVIDENDS DECLARED

                                                                                     DIVIDENDS
    YEAR                  QUARTER                 HIGH              LOW              PER SHARE
   ------                ---------               ------            -----            ------------
   1997                  First                    $ 30              $ 20             $       -
                         Second                     30                30                     -
                         Third                      30                30                     -
                         Fourth                     53                30                  1.10

   1996                  First                  $   25             $  20             $       -
                         Second                     20                 6                     -
                         Third                      25                20                     -
                         Fourth                     25                20                  1.00


Note: The primary market area for American Bancorp, Inc.'s common stock is the Opelousas, Louisiana area with American Bank and Trust Company acting as registrar and transfer agent. There were approximately 555 shareholders of record at December 31, 1997.

        Source of market price - American Bank & Trust Company acts as the transfer agent for the Company. The stock is thinly traded and the price ranges are based on stated sales price to the transfer agent, which does not represent all sales.


ANNUAL SHAREHOLDERS' MEETING

        The annual meeting of the shareholders of American Bancorp, Inc. will be held on April 8, 1998 in the Board of Directors Room at the Operations Center located at 328 East Landry Street, Opelousas, Louisiana.


FORM 10-K ANNUAL REPORT

        American Bancorp, Inc. files an annual report with the Securities and Exchange Commission on Form 10-K. A copy of the report filed on Form 10-K will be sent free of charge to any shareholder by writing to: Ronald J. Lashute, Chief Executive Officer and Executive Vice-President, American Bank and Trust Company, Post Office Box 1579, Opelousas, Louisiana 70570.

                               FINANCIAL SUMMARY
           (In thousands of dollars except per share data and ratios)

                                                                 1997           1996                1995
                                                                 ----           ----                ----
FOR THE YEAR

       Net income                                            $     948        $    1,038        $     963

       Return on average shareholders' equity                    11.70%            14.32%           15.46%

       Return on average total assets                             1.47%             1.70%            1.64%


AT YEAR END

       Total assets                                          $  64,621        $   67,254        $  63,070

       Total earning assets                                  $  57,377        $   60,666        $  55,080

       Total loans                                           $  27,835        $   28,311        $  26,390

       Total deposits                                        $  55,857        $   59,367        $  55,655

       Total shareholders' equity                            $   8,513        $    7,656        $   6,785

       Common shares outstanding                               119,962           120,000          120,000


PER SHARE

       Net income                                           $     7.90       $      8.65      $      8.03

       Book value                                           $    70.96       $     63.80      $     56.55

       Cash dividends declared                              $     1.10       $      1.00      $       .85


CAPITAL RATIOS

       Total risk-based capital ratio                            27.38%            24.48%           23.17%

       Leverage ratio                                            12.97%            12.44%           11.36%

                                 C O N T E N T S

                                                                PAGE
Financial Summary ...........................................   2

A Message to the Shareholders ...............................   4

Management's Discussion and Analysis of Financial
   Condition and Results of Operations ......................   5 - 27

Independent Auditors' Report ................................   28

Consolidated balance sheets .................................   29 and 30

Consolidated statements of income ...........................   31

Consolidated statements of changes in shareholders' equity      33 and 34

Consolidated statements of cash flows .......................   35 and 36

Notes to consolidated financial statements ..................   37 - 55

Officers and directors of American Bank and Trust Company       56

Officers and directors of American Bancorp, Inc. ............   57

                               TO THE SHAREHOLDERS

        This past year's performance was very rewarding for American Bancorp, Inc. and American Bank &Trust Co., it's sole subsidiary. Net income for the year was $947,536 or $7.90 per share. Return on average assets was 1.47% and return on average equity was 11.70%. As a result, the book value of the bank's stock increased 11.22% to $70.96 per share at year end.

        Average assets of the company climbed during 1997 to $64,384,000, an increase of $3,372,000 or 5.53% over 1996, thus surpassing our growth goal for the year. The company's leverage capital ratio increased to 12.97% from 12.44% or $856,290. Dividends paid to the shareholders in 1997 represented a 10% increase over the 1996 dividend.

        As growth goals were surpassed, and income goals met, asset quality of the company remained good. At December 31, 1997, non performing assets had decreased by 36% to less than 1% of total assets, and net charged off loans were only $14,886. The bank also ended the year with a healthy reserve for loan losses in the amount of $599,593.

        In 1997, the company created a market for its shareholders by establishing a stock repurchase program. This will provide liquidity for shareholders who may desire to sell their stock.

        The company will be introducing its newest product, the debit card, in early 1998. The debit card is the card that writes a check. It is convenient and can be used to make purchases at merchants worldwide.

        Having completed another successful year and with the continued introduction of new products and services, we look forward to the continuance of prosperity with the same spirit, optimism, and personal approach which has proven successful in the past.

        We appreciate the continuing support of our shareholders, customers, and dedicated staff of employees.



/s/ SALVADOR L. DIESI
----------------------------------------------
Salvador L. Diesi, Sr., Chairman of the Board
        and President


/s/ RONALD J. LASHUTE
----------------------------------------------
Ronald J. Lashute, Chief Executive Officer and
        Executive Vice-President

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


SUMMARY OF OPERATIONS FOR THE LAST FIVE YEARS
(In thousands of dollars except per share data and ratios)

                                                                                    YEAR ENDED DECEMBER 31,
                                                            ---------------------------------------------------------------------
                                                                1997           1996         1995           1994          1993
                                                            ---------------------------------------------------------------------
Operating Data:
   Net interest income. . . . . . . . . . . . . . . . .     $   3,085   $     2,976     $     3,065     $   2,567     $   2,442
   Provision for possible loan
      losses. . . . . . . . . . . . . . . . . . . . . .     $      --   $        --     $        --     $      12     $      36
   Net income . . . . . . . . . . . . . . . . . . . . .     $     948   $     1,038     $       963     $     962     $     725

Per share data:
   Weighted average number of
      shares outstanding. . . . . . . . . . . . . . . .       119,997       120,000         120,000       120,000       120,000
   Net income . . . . . . . . . . . . . . . . . . . . .     $    7.90   $      8.65     $      8.03     $    8.02     $    6.04
   Cash dividends declared. . . . . . . . . . . . . . .     $    1.10   $      1.00     $       .85     $     .65     $     .50
   Book value at end of year. . . . . . . . . . . . . .     $   70.96   $     63.80     $     56.55     $   48.49     $   41.12

Balance sheet totals:
   Average assets . . . . . . . . . . . . . . . . . . .     $  64,384   $    61,012     $    58,733     $  54,863     $  52,937
   Average shareholders' equity . . . . . . . . . . . .     $   8,099   $     7,251     $     6,230     $   5,356     $   4,599

Relationship between significant
   financial ratios:
      Percentage of net income
         to average total assets. . . . . . . . . . . .          1.47%         1.70%           1.64%         1.75%         1.37%
      Percentage of net income
         to average shareholders'
         equity . . . . . . . . . . . . . . . . . . . .         11.70%        14.32%          15.46%        17.96%        15.76%
      Percentage of dividends
         declared per common share
         to net income per common
         share  . . . . . . . . . . . . . . . . . . . .         13.92%        11.56%          10.59%         8.10%         8.28%
      Percentage of average share-
         holders' equity to average
         total assets . . . . . . . . . . . . . . . . .         12.58%        11.88%          10.60%         9.76%         8.69%
   Tier 1 risk-based capital ratio. . . . . . . . . . .         26.13%        23.23%          21.92%        18.51%        17.96%
   Total risk-based capital ratio . . . . . . . . . . .         27.38%        24.48%          23.17%        19.76%        19.21%
   Leverage ratio . . . . . . . . . . . . . . . . . . .         12.97%        12.44%          11.36%        10.38%         9.31%

        Management's discussion and analysis of financial condition and results of operations should be read in conjunction with the accompanying financial statements and notes.


OVERVIEW

        The Company reported net income of $947,536 in 1997 compared to $1,038,309 in 1996 and $963,456 in 1995. Interest income has increased over the last three years. The primary increase for 1997 was in taxable interest income on investment securities. The interest income on these securities increased $.158 million in 1997 and $.001 million in 1996. Interest expense also increased in 1997. The increase for 1997 was $.068 million and an increase of $.172 million from 1995 to 1996. Net income before taxes has been fairly consistent over the past three years.

        Average total assets continue to increase. These assets have grown 5.5%, 3.9% and 7.1% in 1997, 1996 and 1995, respectively. This increase is a result of the growth of non-interest bearing demand deposits in 1995 and time deposits in 1996 and 1997. Non-interest bearing demand deposits increased $2.213 million in 1995 or 16.4% and a slight decrease of $177,000 in 1996 or 1.13%. Non-interest bearing demand deposits increased $1.316 million or 8.47% in 1997 over the 1996 balance. Time deposits increased $1.682 million or 10.5% in 1996 over the 1995 amounts and $1.344 million or 7.6% in 1997 over the 1996 amounts.

        The year end balance sheet reflects a decrease of $2.633 million or 3.9% in total assets. Federal funds sold reflected a decrease of $4.625 million or 65.37% from 1996. During the same period, total securities increased by $2.208 million or 9.13%. In addition, total deposits decreased $3.510 million or 5.91% in comparing 1997 to 1996. These decreases are related to reduced deposits by a local public body. For the same period, there was an increase of $.856 million in stockholders' equity.

STATEMENT OF INCOME ANALYSIS

        Net interest income on a taxable-equivalent basis was $3.159 million in 1997, an increase of $.114 million, or 3.74% compared to 1996. In 1996, net interest income was $3.045 million, a decrease of $.040 million, or 1.3% over the prior year. The net interest margin for 1997 was 5.39% compared to 5.49% in 1996 and 5.79% for 1995. Table 1 summarizes average balances, income and average yields on earning assets and expense and average rates paid on interest bearing liabilities. Table 2 analyzes the change in net interest income for the two most recent annual intervals.

        The increase in the average balances of loans and securities available for sale had a positive effect on the net interest margin. However, this effect was partially negated by the decrease in average rates earned on these assets. The increase in the average balance as well as an increase in the average rate paid on time deposits also had a significant impact on the change in the net interest margin from 1996 to 1997.

PROVISION FOR POSSIBLE LOAN LOSSES. The provision for possible loan losses was $-0- in 1997, 1996 and 1995. As a percentage of outstanding loans, the allowance for possible loans losses was 2.11%, 2.12% and 2.31% at December 31, 1997, 1996 and 1995, respectively. The annual provision is determined by the level of net charge offs, the size of the loan portfolio, the level of nonperforming loans, anticipated economic conditions, and review of financial condition of specific customers.

NON-INTEREST INCOME. There have been immaterial variances in most non-interest income accounts for the three year period ended 1997. The Bank's management realizes that non-interest income will become increasingly important as deregulation continues to impact the net interest margin; therefore, we are continuously evaluating new opportunities for fee revenues through proper pricing of services and the development of new sources of non-interest revenue.

NON-INTEREST EXPENSE. In comparing 1997 to 1996 and 1995, there were immaterial variances between years. Non-interest expense for 1997 is only $10,132 more than 1995 balance.

INCOME TAXES. The Company recorded income tax expense of $405,265 in 1997 as compared to an expense of $335,198 in 1996. Effective January 1, 1992, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Due to limitations related to the valuation of deferred tax assets, there was no cumulative effect adjustment at adoption. At December 1996, the valuation reserve was removed resulting in a reduction in income tax expense of $61,938.

        This change in accounting principle enabled the Company to more clearly reflect the impact of net operating loss carryforwards on results of operations. Previously, these tax benefits were required to be reported as extraordinary income.


BALANCE SHEET AND CAPITAL FUNDS ANALYSIS

        Investment securities are a major use of funds by the Bank. The balance at December 31, 1997 was $26,397,110 which represented a $2,208,301 or 9.13%
increase from the $24,188,809 balance outstanding at December 31, 1996. Investment securities serve several purposes. A portion of investment securities provides liquidity or secondary reserves, which management can use, if necessary, to meet loan demand or deposit withdrawals. Investment securities, especially obligations of state and political subdivisions, provide for schools, road construction, sewers, and various other projects. The Bank invests a portion of these funds in the market area as a service to the community in which it operates. The remainder of these funds is invested in obligations of the United States Government or its agencies. It is management's policy to minimize risk in investments and provide liquidity by investing in short-term maturities with quality ratings. While a substantial portion of the investment portfolio is pledged on public deposits (55%), this is slightly less than 1996 pledged percentage of 61%. The amount of public funds on deposit has been fairly constant for the last three years and management anticipates this source of deposits will remain relatively constant in the future.

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

        The Bank's primary use of funds is to meet loan demand. Loans, net of unearned income, were $28,434,531 at December 31, 1997, compared to $28,925,810 at December 31, 1996. This $491,279 or 1.70% decrease is the result of increased competition in the market area.

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

        As of December 31, 1997, total deposits decreased $3,509,887 or 5.91% from December 31, 1996. The most significant change in deposits from 1996 to 1997 were decreases in NOW accounts of $4,981,623, a 36.7% decrease. The decrease in NOW accounts is attributable to a decrease in deposits in 1997 as compared to 1996 by a local public body.

        Shareholders' equity increased $856,290 or 11.18% from December 31, 1996 to December 31, 1997. The equity or book value of the Bank is the shareholders' investment in the Bank resulting from the sale of stock and the accumulation of earnings retained by the Bank. The strength of the Bank and its ability to grow depends to a great extent on management's ability to maintain a corresponding growth in shareholders' equity.

        We declared cash dividends in the amount of $132,000 or $1.10 per share in 1997 and $120,000 or $1.00 per share in 1996. Dividends of $102,000 or $.85 per share were declared in 1995.

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

        Nonperforming assets at December 31, 1997 were $385,129, a decrease of $218,791 or 36.22% from December 31, 1996. The most significant decrease in nonperforming assets from 1996 to 1997 was in the loans on nonaccrual status. This resulted primarily from collections on a group of automobile loans purchased in 1996. Other real estate and repossessed assets also were reduced by $6,900 or 50% at December 31, 1997. The Bank has experienced little activity in other real estate since 1994. Management anticipates this favorable trend to continue.

        As of January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which, as it relates to in-substance foreclosures, requires that a creditor continue to classify these assets as loans on the balance sheet unless the creditor receives physical possession of the collateral. The Company had no in-substance foreclosures in 1997 or 1996. At December 31, 1997, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was $308,059, with the related reserve for possible loan losses of $150,000. These loans are included in nonaccrual loans in Table 7.

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

        At the Parent Company (American Bancorp, Inc.) level, cash is needed to fund operations and to pay dividends. During December 31, 1997, the Parent Company received $185,000 from the Bank in dividends. The majority of these funds were used to pay dividends to stockholders.

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

        In 1992, the Federal Deposit Insurance Corporation (FDIC) issued regulations for the classification of banks based on their capital levels pursuant to the Federal Deposit Insurance Corporation Improvement Act passed by Congress in 1991. The rules place each bank into one of the nine risk categories for assessing risk-based deposit premiums based on capital ratios and on other supervisory information. Three capital categories are used for capital ratios ranging from "well capitalized" to "undercapitalized." The regulations define "well capitalized" banks as those banks with at least 6% Tier 1 risk-based capital ratio, 10% total risk-based capital ratio and a 5% leverage ratio. Banks are also assigned to one of three supervisory subgroups ranging from "healthy" to "substantial supervisory concern." The Bank is included in the top rating categories for both capital ratios and the supervisory subgroup. At December 31, 1997, the Bank had a Tier 1 risk-based capital ratio of 26.13% and 27.38% total risk-based capital ratio. The leverage ratio has increased to 12.97% at December 31, 1997. The Bank presently meets or exceeds all required risk-based capital standards and anticipates no difficulty in maintaining those standards.

FAIR VALUES OF FINANCIAL INSTRUMENTS. Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Values of Financial Instruments" requires disclosure of estimated fair values of financial instruments. Financial instruments are defined as cash and contractual rights and obligations that require settlement, directly or indirectly, in cash. Note 14 to the consolidated financial statements provides information regarding the fair values of financial instruments as of December 31, 1997.

YEAR 2000. The Company is aware of the issues associated with the programming code in existing computer systems as the millennium (year 2000) approaches. The "year 2000" problem is pervasive and complex, as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to zero. Note 17 to the consolidated financial statements provides information regarding the status of the Company's effort on the "year 2000" problem.

MARKET RISK. Market risk is the effect that interest rate changes in market interest rates have on a Bank's earnings and its underlying economic value. Changes in interest rates affect a Bank's earnings by changing its net interest income and the level of other sensitive income and operating expenses. The underlying economic value of the Company's assets, liabilities, and off-balance sheet instruments also are affected by changes in interest rates. These changes occur because the present value of future cash flows, and in some cases the cash flows themselves, change when interest rates change. The combined effects of the changes in these present values reflect the change in the Bank's underlying economic value.

        Table 14 presents the Bank's Interest Rate Sensitivity Analysis. The table is prepared utilizing present value calculations. Present value is the future cash flows of a financial instrument, or portfolio of financial instruments, discounted to the present. The discount rate is constructed by the use of the build-up approach or the risk premium approach.

        The build-up approach views the discount rate as consisting of four components. They are risk-free rate, credit risk, operating expense, and prepayment option price. Risk-free rate forms the foundation of the discount rate and is derived from the Treasury yield curve. The credit risk component is the annualized yield needed to cover the loss of value expected over the entire life of a portfolio. The operating expense component respresents an annualized cost rate derived from operating expense allocations. This component is used to adjust the risk-free rate in order to compensate for operating expenses. The prepayment option price is the final component, and represents a basis point adjustment to the risk-free rate to reflect the value of imbedded prepayment options.

        The risk premium approach views the discount rate as the sum of two components: the risk-free rate, and a risk premium. The risk-free rate is the same as defined above. The risk premium is the annualized yield needed to cover the risk reflected in the portfolio. This risk premium incorporates all forms of risk in a single spread to the Treasury yield curve. Consistent with an entry rate concept of selecting a discount rate, the marginal pricing rate for each account serves as the basis for determining an appropriate risk premium to the Treasury yield curve. This risk premium is calculated by subtracting the value on the Treasury yield curve which corresponds to the average maturity of the account from the account's marginal pricing rate.

        The build-up approach is used for loans, deposits, and short-term borrowing. The risk premium approach is used for securities and short-term investments.

        The cash flows for all assets and liabilities are estimated based upon reasonable assumptions on the time remaining until maturity, repricing frequency, decay factors, and prepayment rates. These assumptions are either based on historical trends or available industry accepted information.

        The effect of an increase in 200 basis points from December 31, 1997 rates would be a reduction of $.673 million in total market value of shareholders' equity or a 6.7% decrease in the market value of the portfolio equity. A decrease of 200 basis points from December 31, 1997 rates would result in an increase of $.372 million or a 3.70% increase in the market value of the portfolio equity.

        The effect on earnings is also reflected in Table 14. A 200 basis point increase on the assets and liabilities outstanding as of December 31, 1997 would result in an increase in net income of $.072 million or a 7.98% increase in net income. A 200 basis point decrease on the assets and liabilities outstanding as of December 31, 1997 would have the opposite effect and would result in a decrease of net income in the amount of $.083 million or a 9.26% decrease in net income.

        Computation of prospective effects of hypothetical interest rate changes are based on many assumptions, including relative levels of market interest rates, loan prepayments, and deposits decay. They should not be relied upon as indicative of actual results. Further, the computations do not contemplated certain actions that management could undertake in response to changes in interest rates.

        The Bank does not invest in derivatives and has none in its securities portfolio.

TABLE 1
SUMMARY OF CONSOLIDATED NET INTEREST INCOME
Fully taxable equivalent basis (In thousands)

                                                              1997
                                              -----------------------------------
                                              AVERAGE                    AVERAGE
                                              BALANCE      INTEREST       RATE
                                             ---------    ----------    ---------
ASSETS
  Short-term investments                     $  4,612       $  251        5.44%
  Loans, net of unearned income (1) (2)        27,797        2,572        9.25
  Securities available for sale (3)            10,922          756        6.92
  Securities held to maturity                  15,270          977        6.40
                                             --------       ------
      Total interest earning assets            58,601        4,556        7.77%
                                                            ------        ----
  Allowance for possible loan losses             (604)
  Cash and due from banks                       3,963
  Other assets                                  2,424
                                             --------
      Total assets                           $ 64,384
                                             ========

LIABILITIES
  Interest-bearing demand deposits           $ 11,752       $  229        1.95%
  Savings deposits                              8,374          227        2.71
  Time deposits                                19,003          941        4.95
  Short-term borrowings                             -            -           -
                                             --------       ------
      Total interest-bearing liabilities       39,129        1,397        3.57%
  Non-interest bearing demand deposits         16,846       ------        ----
  Other liabilities                               310
                                             --------
      Total liabilities                        56,285

SHAREHOLDERS' EQUITY
  Shareholders' equity                          8,099
                                             --------
      Total liabilities and shareholders'
           equity                            $ 64,384
                                             ========
   Total interest expense related to
           earning assets                                                 2.38%
                                                                          ====
   Net interest income                                      $3,159
                                                            ======
   Net interest margin                                                    5.39%
                                                                          ====


(1) Interest income earned on nontaxable investment securities and certain loans are exempt from taxation. However, an adjustment has been made for the tax preference item related to nontaxable securities purchased after December 31, 1982. An incremental tax rate of 34% is used to compute the taxable equivalent adjustment for 1997, 1996, and 1995.

(2) For purposes of yield computations, non-accrual loans are included in loans outstanding.

(3) Yield computations are based on historical cost of securities available for sale.


              1996                                        1995
------------------------------------       -----------------------------------
 AVERAGE                    AVERAGE         AVERAGE                   AVERAGE
 BALANCE     INTEREST        RATE           BALANCE     INTEREST       RATE
---------   ----------     ---------       ---------   ----------    ---------
$  4,623    $    227        5.34%          $  4,930    $    271        5.50%
  27,635       2,596        9.39             26,748       2,573        9.62
  16,635       1,041        6.26              3,843         312        8.12
   6,537         490        7.50             17,779       1,087        6.11
--------    --------                         ------    --------
  55,430       4,374        7.89%            53,300       4,243        7.96%
            --------        ----                       --------        ----
    (621)                                      (621)
   3,775                                      3,815
   2,428                                      2,239
--------                                   --------
$ 61,012                                   $ 58,733
========                                   ========


$ 11,510    $    222        1.93%           $ 11,480    $    217        1.89%
   8,597         234        2.72               8,782         239        2.72
  17,659         870        4.93              15,977         700        4.38
      66           3        4.55                  17           2       11.76
--------    --------                          ------    --------
  37,832       1,329        3.51%             36,256       1,158        3.19%
  15,530    --------        ----              15,707    --------        ----
     399
--------                                        540
  53,761                                   --------
                                             52,503

   7,251                                      6,230
--------                                   --------
$ 61,012                                   $ 58,733
========                    2.40%          ========
                            ----                                       2.17%
            $  3,045                                                   ----
            ========                                   $  3,085
                            5.49%                      ========
                            ====                                       5.79%
                                                                       ====


TABLE 2
RATE/VOLUME ANALYSIS
Fully taxable equivalent basis (In thousands)

                                                   YEAR ENDED DECEMBER 31,
                                           ------------------------------------
                                                         1997/1996
                                           ------------------------------------
                                             INCREASE (DECREASE)
                                            DUE TO CHANGE IN: (1)
                                           ----------------------
                                            AVERAGE       AVERAGE       NET
                                            BALANCE        RATE        CHANGE
                                           ---------      -------     --------
Interest income:
   Short-term investments ...............  $     (1)     $      5      $     4
   Loans, net of unearned income (2) ....        15           (39)         (24)
   Securities available for sale (3) ....       316           (50)         266
   Securities held to maturity ..........       (86)           22          (64)
                                           ---------      -------     --------
      Total interest income .............       244           (62)         182
                                           ========      ========      =======
Interest expense:
   Demand deposits ......................         5             2            7
   Savings deposits .....................        (6)           (1)          (7)
   Time deposits ........................        66             5           71
   Short-term borrowing .................        (2)           (2)          (4)
                                           ---------      -------     --------
      Total interest expense ............        63             4           67
                                           ---------      -------     --------
Taxable-equivalent net interest income ..  $    181      $    (66)     $   115
                                           ========      ========      =======


(1) The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the change in each.

(2)  Non-accrual loans are included in loans outstanding.

(3) Yield computations are based on historical cost of securities available for sale.

        YEAR ENDED DECEMBER 31,
------------------------------------
              1996/1995
------------------------------------
  INCREASE (DECREASE)
 DUE TO CHANGE IN: (1)
----------------------
 AVERAGE       AVERAGE       NET
 BALANCE        RATE       CHANGE
---------     ---------   --------
$    (17)     $    (7)    $  (24)
      84          (61)        23
     920         (191)       729
    (765)         168       (597)
---------     -------     ------
     222          (91)       131
--------      -------     ------

       1            4          5
      (5)           -         (5)
      78           92        170
       4           (3)         1
--------      -------     ------
      78           93        171
--------      -------     ------
$    144      $  (184)    $  (40)
========      =======     ======

TABLE 3
SECURITIES PORTFOLIO
(In thousands)

                                              DECEMBER 31, 1997                    DECEMBER 31, 1996
                                    ----------------------------------    ----------------------------------
                                    HELD TO     AVAILABLE                 HELD TO      AVAILABLE
                                    MATURITY    FOR SALE       TOTAL      MATURITY      FOR SALE     TOTAL
                                    --------    ---------     --------    --------     ----------   --------
U.S. Treasury...................    $  3,692    $   2,009     $  5,701    $  4,005      $  1,002    $  5,007
U.S. Government and
   Agencies.....................      10,512        5,532       16,044      11,513         3,012      14,525
Mortgage-Backed
   Securities...................           -        1,210        1,210           -         1,787       1,787
State and Political
   Subdivisions.................           -        3,442        3,442           -         2,870       2,870
                                    --------    ---------      -------    --------      --------    --------
                                    $ 14,204    $  12,193      $26,397    $ 15,518      $  8,671    $ 24,189
                                    ========    =========      =======    ========      ========    ========

TABLE 4
MATURITY DISTRIBUTION AND SECURITIES PORTFOLIO YIELDS
(In thousands)

                                                                 AFTER                  AFTER
                                                                ONE BUT                FIVE BUT
                                      WITHIN ONE               WITHIN FIVE            WITHIN TEN
                                       YEAR AMT.     YIELD     YEARS AMT.     YIELD    YEARS AMT.    YIELD
                                      ----------     -----     -----------    -----   -----------    -----
December 31, 1997:
   Held to maturity:
      U.S. Treasury ..................  $ 1,200      5.95%      $  2,492      6.25%   $      -          -%
      U.S. Government
         and Agencies ................    2,498      5.92          7,016      6.49         998       7.16
                                        -------     -----       --------     -----    --------       ----
            Total held to  maturity ..    3,698      5.93%         9,508      6.43%        998       7.16%
                                        -------     -----       --------     -----    --------       ----
   Available for sale:
      U.S. Treasury ..................    1,001      6.27%         1,008      6.28%          -          -%
      U.S. Government
         and Agencies ................        -         -          5,532      6.53           -          -
      Mortgage-Backed
         Securities (1) ..............        4      9.34            407      8.66          68       9.16
      State and
         Political
         Subdivisions (2) ............       10      6.43          2,006      7.29       1,221       7.01
                                        -------      ----        -------     -----    --------       ----
            Total available for sale .    1,015      6.28%         8,953      6.76%     1,289        7.11%
                                        -------      ----        -------     -----    --------       ----
            Total securities .........  $ 4,713      6.01%       $18,461      6.59%   $ 2,287        7.13%
                                        =======      ====        =======     =====    =======        ====

(1) Distributed by contractual maturity without regard to repayment schedules or projected payments.

(2) Tax exempt yields are expressed on a fully taxable equivalent basis.

AFTER TEN                TOTAL
YEARS AMT.    YIELD      AMOUNT      YIELD
----------   -------    --------    -------
 $     -         - %    $  3,692      6.15%

       -         -        10,512      6.42
 -------      ----      --------      ----
      -0-        - %      14,204      6.35%
 -------      ----      --------      ----
       -         - %       2,009      6.27%

       -         -         5,532      6.53

     731      8.66         1,210      8.69


     205      8.68         3,442      7.27
 -------      ----      --------      ----
     936      8.67%       12,193      6.90%
 -------      ----      --------      ----
 $   936      8.67%     $ 26,397      6.60%
 =======      ====      ========      ====

TABLE 5
LOAN PORTFOLIO

The amounts of loans outstanding for the three years ended December 31, 1997 are shown in the following table according to type of loan (in thousands).

                                                            1997              1996              1995
                                                         ---------         ----------        ---------
Commercial, financial and agricultural..............     $   7,549         $   7,437         $   6,240
Real Estate - Construction..........................           359               285               119
Real Estate - Mortgage..............................        15,543            16,278            16,473
Installment ........................................         4,983             4,925             4,182
                                                         ---------         ---------         ---------
        Total.......................................        28,434            28,925            27,014
Less:
  Allowance for possible loan losses ...............          (599)             (614)             (624)
  Unearned income ..................................             -                 -                 -
                                                         ---------         ---------         ---------
                                                         $  27,835         $  28,311         $  26,390
                                                         =========         =========         =========


------------------------------------------------------------------------------
TABLE 6
LOAN MATURITY AND INTEREST RATE SENSITIVITY

The following table shows the amount of commercial, financial and agricultural loans, real estate-construction loans and real estate mortgage loans, exclusive of installment loans, outstanding as of December 31, 1997 which, based on remaining scheduled repayments of principal, are due in the amounts indicated. Also, the amounts due after one year are classified according to the sensitivity to the changes in interest rates (in thousands).

                                          ONE YEAR        OVER ONE
                                            OR               TO              OVER
                                          LESS (1)         5 YEARS          5 YEARS          TOTAL
                                         ---------       ----------        ---------       ---------
Maturity of Loans:
  Commercial, financial and
    agricultural ......................  $   4,090       $    3,516        $     218       $   7,824
  Real Estate - mortgage and
    construction ......................      2,615            8,835            4,177          15,627
                                         ---------       ----------        ---------       ---------
      Total............................  $   6,705       $   12,351        $   4,395       $  23,451
                                         =========       ==========        =========       =========


Interest Rate Sensitivity of Loans:
  With predetermined interest rates...   $   3,402       $    9,783        $     516        $ 13,701
  With floating interest rates (2)....       3,303            2,568            3,879           9,750
                                         ---------       ----------        ---------       ---------
      Total...........................   $   6,705       $   12,351        $   4,395       $  23,451
                                         =========       ==========        =========       =========

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

Nonperforming assets totaled $385,129 at year ended 1997, a $218,791 (36.23%) decrease from the prior year. Nonperforming assets totaling $603,920 at December 31, 1996, which was an increase of $476,061 (372.33%) from December 31, 1995.
The composition of nonperforming assets for the past three years are illustrated below.

                                                           1997               1996              1995
                                                       ----------          ----------      ------------
Nonperforming loans:
  Loans on nonaccrual ......................           $  308,059          $  496,490      $    2,051
  Restructured loans which are not
    on nonaccrual ..........................               70,170              93,630         112,008
                                                       ----------          ----------      ----------
      Total nonperforming loans ............              378,229             590,120         114,059


Other real estate and repossessed
   assets received in complete or
   partial satisfaction of loan
   obligations .............................                6,900              13,800          13,800
                                                       ----------          ----------      ----------
       Total nonperforming assets ..........           $  385,129          $  603,920      $  127,859
                                                       ==========          ==========      ==========

  Loans contractually past due 90
    days or more as to principal or
   interest but which are not on
   nonaccrual ..............................           $    8,649          $   27,434      $    9,504
                                                       ==========          ==========      ==========


At December 31, 1997, the Bank has loans outstanding to multiple numbers of borrowers engaged in the medical industry and the legal profession. The loans to the medical industry totaled $5,141,814, while the loans to the legal profession were $2,533,036. There were no significant nonperforming loans outstanding in these two concentrations.

TABLE 8
ALLOWANCE FOR POSSIBLE LOAN LOSSES
(In Thousands)

                                                                           YEAR ENDED DECEMBER 31,
                                                                   --------------------------------------
                                                                    1997            1996            1995
                                                                   ------          ------          ------
Beginning balance ..................................               $  614          $  624          $  614
                                                                   ------          ------          ------
Provision charged against income ...................                  -0-             -0-             -0-
                                                                   ------          ------          ------
Charge-offs:
  Commercial, financial and agricultural loans .....                  (1)               -               -
  Real estate mortgage loans .......................                   -                -               -
  Real estate construction loans ...................                   -                -               -
  Installment loans ................................                 (16)             (18)             (6)
                                                                   ------          ------          ------
    Total charge-offs ..............................                 (17)             (18)             (6)
                                                                   ------          ------          ------
Recoveries:
  Commercial, financial and agricultural loans .....                    -               5               8
  Real estate mortgage loans .......................                    -               1               -
  Real estate construction loans ...................                    -               -               -
  Installment loans ................................                    3               2               8
                                                                   ------          ------          ------
      Total recoveries .............................                    3               8              16
                                                                   ------          ------          ------

Net (charge-offs) recoveries .......................                  (14)            (10)             10
                                                                   ------          ------          ------
Ending balance .....................................               $  600          $  614          $  624
                                                                   ======          ======          ======

Ratio of net (charge-offs) recoveries during
  the period to average loans outstanding
  during the period ................................                 (.05)%          (.04)%           .04%
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

                                                      DECEMBER 31, 1997                DECEMBER 31, 1996
                                          -----------------------------    -----------------------------
                                                         % OF LOANS                        % OF LOANS
                                                         OUTSTANDING                       OUTSTANDING
                                                          TO TOTAL                          TO TOTAL
                                          ALLOWANCE         LOANS          ALLOWANCE         LOANS
                                          ---------   -----------------    ---------   -----------------
Commercial, financial and
   agricultural loans..................   $    218          36.33%         $   201           32.74%
Real estate construction...............          5            .83                3             .49
Real estate mortgage loans.............         97          16.17              146           23.78
Installment loans......................        280          46.67              264           42.99
                                          --------         ------          -------          ------
                                          $    600         100.00%         $   614          100.00%
                                          ========         ======          =======          ======



                                                                DECEMBER 31, 1995
                                                           ---------------------------
                                                                          % OF LOANS
                                                                          OUTSTANDING
                                                                           TO TOTAL
                                                           ALLOWANCE         LOANS
                                                           ---------      -----------
Commercial, financial and
   agricultural loans.........................              $   134          21.47%
Real estate construction......................                    5            .80
Real estate mortgage loans....................                  400          64.10
Installment loans ............................                   85          13.63
                                                            -------         ------
                                                            $   624         100.00%
                                                            =======         ======

TABLE 10
DEPOSITS

The following table presents the average balance and an average rate paid on deposits (in thousands):

                                                                 DECEMBER 31,
                                      --------------------------------------------------------------------
                                             1997                    1996                    1995
                                      -------------------      -------------------     -------------------
                                      AVERAGE     AVERAGE      AVERAGE     AVERAGE     AVERAGE     AVERAGE
                                      BALANCE       RATE       BALANCE       RATE      BALANCE       RATE
                                      -------     -------      -------     -------     -------     -------
Non-interest bearing
  demand deposits..................  $ 16,846          -%      $ 15,530       -%      $ 15,707          -%
Interest bearing
  demand deposits..................    11,752       1.95         11,510     1.93        11,480       1.89
Savings deposits...................     8,374       2.71          8,597     2.72         8,782       2.72
Time deposits......................    19,003       4.95         17,659     4.93        15,977       4.38
Short-term borrowings..............         -          -             66     4.55            17      11.76
                                     --------                  --------               --------
          Total....................  $ 55,975                  $ 53,362               $ 51,963
                                     ========                  ========               ========

-------------------------------------------------------------------------------


TABLE 11
CERTIFICATES OF DEPOSIT OF $100,000 OR MORE, MATURITY DISTRIBUTION

The following table provides the maturities of time certificates of deposit of the Bank in amounts of $100,000 or more (in thousands):

                                                                            DECEMBER 31,
                                                             ------------------------------------------
                                                               1997             1996             1995
                                                             --------         --------         --------
Maturing in:
   3 months or less...................................       $  2,289         $  2,801         $    601
   Over 3 months less than 6 months...................            700              717              800
   Over 6 months less than 12 months..................            300              897              550
   Over 12 months.....................................            217                -              814
                                                             --------         --------         --------
         Total........................................       $  3,506         $  4,415         $  2,765
                                                             ========         ========         ========

TABLE 12
RISK-BASED CAPITAL
(In thousands)

                                                             DECEMBER 31,
                                                       --------------------------
                                                          1997            1996
                                                       --------        ----------
Risk-weighted assets .............................     $   31,967      $   32,671
                                                       ==========      ==========
Capital:
   Tier I ........................................     $    8,352      $    7,588
   Tier II .......................................            400             408
                                                       ----------      ----------
      Total capital ..............................     $    8,752      $    7,996
                                                       ==========      ==========
Ratios:
   Tier I capital to risk-weighted assets ........          26.13%          23.23%
   Tier II capital to risk-weighted assets .......           1.25            1.25
                                                       ----------      ----------
      Total capital to risk-weighted assets ......          27.38%          24.48%
                                                       ==========      ==========
   Leverage - Tier I capital to total
      average assets .............................          12.97%          12.44%
                                                       ==========      ==========

-------------------------------------------------------------------------------

TABLE 13
RETURN ON EQUITY AND ASSETS

The following table shows consolidated operating and capital ratios for each of the last three years:

                                                                                DECEMBER 31,
                                                                   ---------------------------------------
                                                                    1997             1996            1995
                                                                   ------           ------          ------

   Return on average total assets............................       1.47%            1.70%           1.64%

   Return on average shareholders' equity....................      11.70%           14.32%          15.46%

   Dividend payout ratio.....................................      13.92%           11.56%          10.59%

   Average equity to average assets ratio....................      12.58%           11.88%          10.60%

TABLE 14
INTEREST RATE SENSITIVITY ANALYSIS
DECEMBER 31, 1997
(In thousands)

                                                                                RATES
                                                                      --------------------------
                                                   FORECAST           +200 BP            -200 BP
                                                   --------           -------           -------
Economic value at risk:
    Total assets .............................     $ 64,598
    Bank equity ..............................     $  8,452
    Market value of portfolio equity .........     $ 10,036            $  9,363       $  10,408
    Market value to book value
       of equity .............................         1.19                1.11            1.23
    Amount of change in market value of
       or portfolio equity ...................                         $   (673)      $     372
    Percent change in market value of
       portfolio equity ......................                            (6.71)%          3.70%
    Total securities market value premium
       percentage ............................          .81%              (4.07)%          5.60%
    Net loans present value premium
       percentage ............................         1.24%              (1.26)%          3.77%
    Total deposits present value premium
       percentage ............................         2.11%               4.07%           (.37)%

Earnings at risk:
    January 1 to December 31, 1998
    Interest margin on earning assets ........         5.35%               5.54%           5.13%
    Amount of change in interest margin
       on earning assets......................                              .19%           (.22)%
        Net interest income ..................       $3,032            $  3,139      $    2,908
        Amount of change in net
           interest income ...................                         $    107      $     (124)
        Percent change in net interest
           income ............................                             3.53%          (4.11)%
       Net income ............................       $  902            $    974      $      819
       Amount change in net income ...........                         $     72      $      (83)
       Percent change in net income ..........                             7.98%          (9.26)%

[BROUSSARD, POCHE, LEWIS & BREAUX LOGO]

[BROUSSARD, POCHE, LEWIS & BREAUX LETTERHEAD]



                          INDEPENDENT AUDITORS' REPORT



To the Shareholders and Board of Directors
American Bancorp, Inc.
Opelousas, Louisiana


We have audited the accompanying consolidated balance sheets of American Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.





                                        /s/ BROUSSARD, POCHE, LEWIS & BREAUX

Lafayette, Louisiana
January 20, 1998

                             AMERICAN BANCORP, INC.

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                              ASSETS                                        1997               1996
                                                                        ------------       ------------
Cash and due from banks............................................     $  4,924,106       $  4,215,349

Short-term investments:
   Federal funds sold .............................................        2,450,000          7,075,000
   Interest-bearing deposits with banks............................          694,000          1,091,000
                                                                         -----------        -----------
                                                                           3,144,000          8,166,000

Securities held to maturity (estimated
   market values $14,264,145 and $15,561,983,
   respectively)...................................................       14,203,724         15,517,896

Securities available for sale......................................       12,193,386          8,670,913

Loans, net of unearned income ($-0- and
   $-0-, respectively).............................................       28,434,531         28,925,810
      Less: allowance for possible loan losses.....................         (599,593)          (614,339)
                                                                         -----------        -----------
                                                                          27,834,938         28,311,471

Bank premises and equipment........................................        1,227,409          1,336,399

Other real estate, net of allowances of
   $105,900 and $99,000, respectively..............................            6,900             13,800

Accrued interest receivable........................................          619,977            567,783

Other assets.......................................................          466,531            454,448
                                                                         -----------        -----------
                                                                         $64,620,971        $67,254,059
                                                                         ===========        ===========


See Notes to Consolidated Financial Statements.

       LIABILITIES AND SHAREHOLDERS' EQUITY            1997              1996
                                                    ------------      -----------
LIABILITIES
   Deposits:
      Non-interest bearing demand deposits ....      $17,324,777      $16,727,523
      Interest bearing deposits:
         NOW accounts .........................        8,594,109       13,575,732
         Money Market accounts ................        2,761,187        2,021,474
         Savings ..............................        8,122,017        8,307,930
         Time deposits $100,000 or more .......        3,506,101        4,414,899
         Other time deposits ..................       15,548,555       14,319,075
                                                     -----------      -----------

            Total deposits ....................       55,856,746       59,366,633

   Accrued interest payable ...................          120,167          118,975
   Other liabilities ..........................          131,374          112,057
                                                     -----------      -----------
            Total liabilities .................       56,108,287       59,597,665
                                                     -----------      -----------
SHAREHOLDERS' EQUITY
   Common stock, $5 par value; 10,000,000
      shares authorized; 120,000 shares
      issued, 119,962 and
      120,000 shares outstanding, respectively           600,000          600,000
   Surplus ....................................        2,150,000        2,150,000
   Retained earnings ..........................        5,664,281        4,848,745
   Net unrealized appreciation on securities
      available for sale, net of tax of $51,729
      and $29,698, respectively ...............          100,417           57,649
   Treasury stock, 38 shares at cost ..........           (2,014)             -
                                                     -----------      -----------
           Total shareholders' equity .........        8,512,684        7,656,394
                                                     -----------      -----------
                                                     $64,620,971      $67,254,059
                                                     ===========      ===========

                             AMERICAN BANCORP, INC.

                        CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                        1997               1996                    1995
                                                    -----------           -----------          -----------
Interest income:
  Interest and fees on loans.....................   $ 2,573,981           $ 2,589,227          $ 2,569,393
  Interest on investment securities-
      Taxable....................................     1,509,350             1,351,094            1,349,650
      Tax-exempt.................................       147,928               118,525               32,560
   Federal funds sold............................       208,636               186,011              220,667
   Deposits with banks...........................        42,634                60,875               50,014
                                                    -----------           -----------          -----------
         Total interest income...................     4,482,529             4,305,732            4,222,284

Interest expense:
   Interest on deposits..........................     1,397,264             1,329,455            1,157,705
                                                    -----------           -----------          -----------
Net interest income..............................     3,085,265             2,976,277            3,064,579
Provision for possible loan losses...............             -                    -                     -
                                                    -----------           -----------          -----------
Net interest income after provision
   for possible loan losses......................     3,085,265             2,976,277            3,064,579
                                                    -----------           -----------          -----------
Non-interest income:
   Service charges on deposit accounts...........       498,551               539,449              554,024
   Other.........................................       107,847               127,104              123,376
                                                    -----------           -----------          -----------
         Total non-interest income...............       606,398               666,553              677,400
                                                    -----------           -----------          -----------
Non-interest expense:
   Salary and employee benefits..................     1,143,226             1,104,448            1,166,288
   Net occupancy expense.........................       295,030               288,498              314,064
   Equipment expense.............................       267,191               263,411              237,132
   Net revenue from other
      real estate................................         (610)               (4,051)               (4,737)
   Other.........................................       634,025               617,017              615,983
                                                    -----------           -----------          -----------
         Total non-interest expense..............     2,338,862             2,269,323            2,328,730
                                                    -----------           -----------          -----------
Income before income taxes.......................     1,352,801             1,373,507            1,413,249

Provision for income taxes.......................       405,265               335,198              449,793
                                                    -----------           -----------          -----------
         Net income..............................  $    947,536           $ 1,038,309         $    963,456
                                                   ============           ===========         ============
Net income per common share......................  $       7.90           $      8.65         $       8.03
                                                   ============           ===========         ============



See Notes to Consolidated Financial Statements.

                             AMERICAN BANCORP, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                 COMMON                   STOCK
                                                 SHARES                   AMOUNT                 SURPLUS
                                                 -------                ----------             -----------
Balance, December 31, 1994....................   120,000                $  600,000             $ 2,150,000

Net income for 1995...........................      -                        -                        -

Dividends paid in 1995........................      -                        -                        -

Change in unrealized holding gains
  (losses) on securities available
  for sale, net of tax........................      -                        -                        -
                                                 -------                ----------             -----------

Balance, December 31, 1995....................   120,000                   600,000               2,150,000

Net income for 1996...........................     -                        -                        -

Dividends paid in 1996........................     -                        -                        -

Change in unrealized holding gains
  (losses) on securities available
  for sale, net of tax........................     -                        -                        -
                                                 -------                ----------             -----------

Balance, December 31, 1996....................   120,000                   600,000               2,150,000

Net income for 1997...........................     -                       -                       -

Dividends paid in 1997........................     -                       -                       -

Change in unrealized holding gains
  (losses) on securities available
  for sale, net of tax........................     -                       -                       -

Purchase of treasury stock....................     -                       -                       -
                                                 -------                ----------             -----------


Balance, December 31, 1997....................   120,000                $  600,000             $ 2,150,000
                                                 =======                ==========             ===========

See Notes to Consolidated Financial Statements.

                           NET UNREALIZED
                            APPRECIATION
                            ON SECURITIES
        RETAINED              AVAILABLE                TREASURY
        EARNINGS              FOR SALE                   STOCK                   TOTAL
       -----------        ---------------            ------------            ------------
       $ 3,068,980        $          (667)           $          -            $  5,818,313


           963,456                      -                       -                 963,456

          (102,000)                     -                       -                (102,000)



                 -                105,730                       -                 105,730
       -----------          -------------            ------------            ------------

         3,930,436                105,063                     -0-               6,785,499

         1,038,309                      -                       -               1,038,309

          (120,000)                     -                       -                (120,000)



                 -                (47,414)                      -                 (47,414)
       -----------          -------------            ------------            ------------


         4,848,745                 57,649                     -0-               7,656,394

           947,536                      -                       -                 947,536

          (132,000)                     -                       -                (132,000)



                 -                 42,768                       -                  42,768

                 -                      -                  (2,014)                 (2,014)
       -----------          -------------            ------------            ------------


       $ 5,664,281          $     100,417            $     (2,014)           $  8,512,684
       ===========          =============            ============            ============

                             AMERICAN BANCORP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                        1997               1996                    1995
                                                    -----------           -----------          -----------
OPERATING ACTIVITIES
   Net income ....................................   $  947,536           $1,038,309           $   963,456
   Adjustments to reconcile net income
      to net cash provided by operating
      activities:
      Premium amortization, net of
         discount accretion on investment
         securities ..............................        8,294               (9,613)               (9,863)
      Depreciation ...............................      198,377              198,895               177,106
      (Gain) loss on sale of assets ..............        9,862                  345                 2,943
      (Increase) decrease in assets:
         Write down of other real estate
            owned ................................        6,900                    -                     -
         Accrued interest receivable..............      (52,194)             (16,256)             (121,824)
         Other assets ............................       (5,802)               1,561              (134,918)
      Increase (decrease) in liabilities:
         Accrued interest payable ................        1,192               15,701                23,241
         Other liabilities .......................       19,317             (414,740)              460,259
                                                     ----------           ----------            ----------
            Net cash provided by operating
               activities ........................    1,133,482              814,202             1,360,400
                                                     ----------           ----------            ----------
INVESTING ACTIVITIES
   Proceeds from sales and maturities
      of available for sale securities ...........    1,689,443              594,999               384,850
   Proceeds from sales and maturities
      of held to maturity securities .............    4,300,000            8,000,000             6,500,000
   Purchase of available for sale
      securities .................................   (5,177,099)          (4,114,176)           (2,234,432)
   Purchase of held to maturity
      securities .................................   (2,986,173)          (7,086,352)           (6,511,313)
   (Increase) decrease in loans...................      476,533           (1,921,243)              662,774
   Purchases of property and equipment ...........      (99,249)            (100,194)             (237,411)
   Other  ........................................       (6,281)              24,459                     -
                                                     ----------           ----------            ----------
         Net cash used in investing
            activities............................   (1,802,826)          (4,602,507)           (1,435,532)
                                                     ----------           ----------            ----------

                                                1997              1996              1995
                                            ------------      ------------      ------------
FINANCING ACTIVITIES
   Increase (decrease) in liabilities:
      Demand deposits, transaction
         accounts and savings .............   (3,830,567)          743,373        (3,643,438)
      Time deposits .......................      320,682         2,968,543            67,985
   Dividends paid .........................     (132,000)         (120,000)         (102,000)
   Purchase of treasury stock .............       (2,014)               --                --
                                            ------------      ------------      ------------
         Net cash provided by (used in)
            financing activities ..........   (3,643,899)        3,591,916        (3,677,453)
                                            ------------      ------------      ------------
Increase (decrease) in cash and cash
   equivalents ............................   (4,313,243)         (196,389)       (3,752,585)

Cash and cash equivalents at
   beginning of year ......................   12,381,349        12,577,738        16,330,323
                                            ------------      ------------      ------------
Cash and cash equivalents at end
   of year ................................ $  8,068,106      $ 12,381,349      $ 12,577,738
                                            ============      ============      ============



SUPPLEMENTAL DISCLOSURES

   Cash payments for:

      Interest expense .................... $  1,396,072      $  1,313,754      $  1,134,464
                                            ============      ============      ============

      Income taxes ........................ $    433,000      $    708,049      $      8,003
                                            ============      ============      ============



See Notes to Consolidated Financial Statements.

                             AMERICAN BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  Accounting Policies

         American Bancorp, Inc. (the Company) and its subsidiary, American Bank and Trust Company (the Bank), follow generally accepted accounting principles and reporting practices applicable to the banking industry. Descriptions of significant accounting policies are summarized below:

         Consolidation:

           The consolidated financial statements include the accounts of the respective parent Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated.

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

         Allowance for possible loan losses:

           The allowance for possible loan losses is maintained to provide for possible losses inherent in the loan portfolio. On January 1, 1995, the Company adopted SFAS No. 114, as amended by SFAS No. 118, "Accounting for Creditors for Impairment of a Loan - Income Recognition and Disclosures." Beginning in 1996, in accordance with SFAS No. 114, the allowance for possible loan losses related to loans that are identified as impaired is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for possible loan losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Recent pronouncements:

           In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to cease to recognize them as financial assets when control has been surrendered in accordance with the criteria provided in SFAS No. 125. Subsequently, the FASB issued SFAS No. 127, "deferred of the Effective Date of Certain Provisions of SFAS No. 125," which deferred until January 1, 1998, the implementation of certain aspects of the original statement. The adoption of SFAS No. 125 is not expected to have a material impact on the financial condition or operating results of the Company. The Company will apply the new rules prospectively to transactions when required.

           In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share" and SFAS No. 129, "Disclosure of Information About Capital Structure" which are effective for quarters ending after December 15, 1997, and fiscal years ending after December 15, 1997, respectively. Management believes the implementation of these statements will not have a material effect on its results of operations or financial statement disclosures.

           In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting and display of comprehensive income in the financial statements. Comprehensive income is the total of net income and all other non-owner changes in equity. SFAS No. 131 requires that companies disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance. SFAS Nos. 130 and 131 are effective for 1998. Adoption of these standards is not expected to have an effect on the Company's financial statements, financial position or results of operations.


         Reclassifications:

           Certain amounts in the 1996 and 1995 financial statements have been reclassified to conform with the financial statement presentation for 1997 for comparability. These reclassifications had no effect on net income as previously reported for the 1996 and 1995 fiscal years.


Note 2.  Restrictions on Cash and Due From Bank Accounts

         The Bank is required to maintain average reserve balances by the Federal Reserve Bank. The average amount of these reserve balances was $534,000 and $456,000 for the years ended December 31, 1997 and 1996, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Investment Securities

        The carrying amounts of investment securities as shown in the consolidated balance sheets of the Bank and their approximate market values at December 31 were as follows:

                                                            DECEMBER 31, 1997
                                          -----------------------------------------------------------
                                           AMORTIZED      UNREALIZED      UNREALIZED          FAIR
                                             COST            GAINS          LOSSES           VALUE
                                          -----------     -----------     -----------     -----------
  Securities held to maturity:
     U.S. Treasury Securities ........... $ 3,692,308     $    21,065     $       322     $ 3,713,051
     U.S. Government and Agencies .......  10,511,416          48,508           8,830      10,551,094
                                          -----------     -----------     -----------     -----------
                                          $14,203,724     $    69,573     $     9,152     $14,264,145
                                          ===========     ===========     ===========     ===========

  Securities available for sale:
     Mortgage-Backed Securities ......... $ 1,153,434     $    59,198     $     2,359     $ 1,210,273
     U.S. Treasury Securities ...........   1,994,322          14,395              --       2,008,717
     U.S. Government and Agencies .......   5,498,493          35,610           2,422       5,531,681
     State and Political Subdivisions ...   3,394,993          50,139           2,417       3,442,715
                                          -----------     -----------     -----------     -----------
                                          $12,041,242     $   159,342     $     7,198     $12,193,386
                                          ===========     ===========     ===========     ===========


                                                              DECEMBER 31, 1996
                                          -----------------------------------------------------------
                                           AMORTIZED      UNREALIZED      UNREALIZED         FAIR
                                             COST            GAINS          LOSSES           VALUE
                                          -----------     -----------     -----------     -----------
Securities held to maturity:
   U.S. Treasury Securities ...........   $ 4,005,216     $     7,359     $     4,953     $ 4,007,622
   U.S. Government and Agencies .......    11,512,680          74,124          32,443      11,554,361
                                          -----------     -----------     -----------     -----------
                                          $15,517,896     $    81,483     $    37,396     $15,561,983
                                          ===========     ===========     ===========     ===========


Securities available for sale:
   Mortgage-Backed Securities .........   $ 1,722,323     $    68,810     $     3,979     $ 1,787,154
   U.S. Treasury Securities ...........       996,305           6,114              --       1,002,419
   U.S. Government and Agencies .......     3,000,115          15,473           4,014       3,011,574
   State and Political Subdivisions ...     2,864,823          29,349          24,406       2,869,766
                                          -----------     -----------     -----------     -----------
                                          $ 8,583,566     $   119,746     $    32,399     $ 8,670,913
                                          ===========     ===========     ===========     ===========

Securities with book values of $14,421,874 and $14,775,340 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and other transactions as required by law.

There were no gross-realized gains or gross-realized losses on sales of securities for the fiscal years ended December 31, 1997, 1996 or 1995.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        The maturities of investment securities at December 31, 1997 were as follows:

                                           SECURITIES TO BE HELD
                                                TO MATURITY
                                        ---------------------------
                                         AMORTIZED         FAIR
YEARS TO MATURITY                          COST            VALUE
                                        -----------     -----------
Less than one ......................... $ 3,698,505     $ 3,696,609
Greater than one but less than five ...   9,507,306       9,555,290
Greater than five but less than ten ...     997,913       1,012,246
Greater than ten ......................          --              --
                                        -----------     -----------
                                        $14,203,724     $14,264,145
                                        ===========     ===========

                                           SECURITIES AVAILABLE
                                                 FOR SALE
                                        ---------------------------
                                         AMORTIZED         FAIR
YEARS TO MATURITY                          COST            VALUE
                                        -----------     -----------
Less than one ......................... $ 1,013,493     $ 1,015,670
Greater than one but less than five ...   8,873,912       9,052,913
Greater than five but less than ten ...   1,266,259       1,289,277
Greater than ten ......................     887,578         835,526
                                        -----------     -----------
                                        $12,041,242     $12,193,386
                                        ===========     ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4.   Loans

          Major classifications of subsidiary bank's loan portfolio at December 31, are as follows:

                                    1997              1996              1995
                                ------------      ------------      ------------
Commercial, financial and
   agricultural ............... $  7,548,970      $  7,437,376      $  6,239,611
Real estate construction ......      358,917           285,247           119,530
Real estate mortgage ..........   15,543,098        16,277,777        16,472,824
Installment ...................    4,983,546         4,925,410         4,182,430
                                ------------      ------------      ------------
                                  28,434,531        28,925,810        27,014,395

Unearned income ...............           --                --               (45)
                                ------------      ------------      ------------
   Net loans ..................   28,434,531        28,925,810        27,014,350

Allowance for possible loan
   losses .....................     (599,593)         (614,339)         (624,122)
                                ------------      ------------      ------------
                                $ 27,834,938      $ 28,311,471      $ 26,390,228
                                ============      ============      ============


          The following is a summary of loans classified by type at December 31, 1997:

Commercial, financial and
   agricultural .......................................              $ 7,548,970
Real estate construction ..............................                  358,917
Real estate mortgage ..................................                8,792,648
                                                                     -----------
   Total commercial ...................................               16,700,535
                                                                     -----------

Residential mortgage ..................................                6,750,450
Installment ...........................................                4,983,546
                                                                     -----------
   Total consumer .....................................               11,733,996
                                                                     -----------
   Total loans ........................................              $28,434,531
                                                                     ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following summarizes the non-performing elements of the loan portfolio and total foreclosed assets at December 31:

                                                1997         1996         1995
                                              --------     --------     --------
Nonperforming loans:
   Loans on nonaccrual ...................... $308,059     $496,490     $  2,051
   Restructured loans which
      are not on nonaccrual .................   70,170       93,630      112,008
                                              --------     --------     --------
            Total nonperforming loans .......  378,229      590,120      114,059

Other real estate and
   repossessed assets received
   in complete or partial
   satisfaction of loan
   obligations ..............................    6,900       13,800       13,800
                                              --------     --------     --------
             Total nonperforming assets ..... $385,129     $603,920     $127,859
                                              ========     ========     ========

 Loans contractually past
      due 90 days or more as
      to principal or interest,
      but which are not on
      nonaccrual ............................ $  8,649     $ 27,434     $  9,504
                                              ========     ========     ========

As discussed in Note 1, the Company adopted SFAS No. 114 effective January 1, 1995. The adoption of SFAS No. 114 did not have a material impact on the financial condition or operating results of the Company. At December 31, 1997, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was $308,059. Included in this amount was $301,319 of the impaired loans for which the related allowance for loan losses was $150,000 and $6,740 of impaired loans that do not have an allowance for loan losses. The average recorded investment in impaired loans during the year ended December 31, 1997 was approximately $392,000. Interest payments received on impaired loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. For the year ended December 31, 1997, the Company did not recognized income on impaired loans.

As it relates to in-substance foreclosures, SFAS No. 114 requires that a creditor continue to follow loan classification on the balance sheet unless the creditor receives physical possession of the collateral. The Company has had no in-substance foreclosures for any of the periods presented.

Interest income in the amount of $44,501 for 1997, $59,177 for 1996 and $13,732 for 1995 would have been recorded on nonperforming loans if they had been classified as performing. The Company recorded $-0-, $6,633 and $7,638 of interest income on nonperforming loans during 1997, 1996 and 1995, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The following is a summary of the allowance for loan losses for the three years ended December 31, 1997:

                                      1997           1996           1995
                                    ---------      ---------      ---------
Balance, beginning of year ........ $ 614,339      $ 624,122      $ 614,310
Provisions charged to operating
   expense ........................        --             --             --
Recoveries on loans ...............     2,250          7,946         15,382
Loans charged off .................   (16,996)       (17,729)        (5,570)
                                    ---------      ---------      ---------
Balance, end of year .............. $ 599,593      $ 614,339      $ 624,122
                                    =========      =========      =========


Note 5.   Related Party Transactions

          In the ordinary course of business, loans have been made to directors and executive officers and their associates. Such loans to these related parties were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Loans to these related parties were approximately $1,546,942 and $1,259,914 at December 31, 1997 and 1996, respectively. The following provides an analysis of the activity with respect to loans to related parties:

Balance at January 1, 1997 ............................             $ 1,259,914
New loans made ........................................               1,266,895
Repayment on loans ....................................                (979,867)
                                                                    -----------

Balance at December 31, 1997 ..........................             $ 1,546,942
                                                                    ===========

Note 6.   Bank Premises and Equipment

          Bank premises and equipment, at cost, consisted of the following as of December 31:

                                           1997           1996           1995
                                        ----------     ----------     ----------
Land .................................. $  384,387     $  384,387     $  384,387
Premises and leasehold
   improvements .......................  1,788,590      1,784,621      1,781,317
Furniture and equipment ...............  1,228,258      1,190,307      1,151,645
                                        ----------     ----------     ----------
                                         3,401,235      3,359,315      3,317,349
Less accumulated depreciation
   and amortization ...................  2,173,826      2,022,916      1,881,903
                                        ----------     ----------     ----------

     Total ............................ $1,227,409     $1,336,399     $1,435,446
                                        ==========     ==========     ==========

          Depreciation and amortization expense included in non-interest expense was $198,377 in 1997, $198,895 in 1996, and $177,106 in 1995.

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

         At December 31, 1997, the Bank has loans outstanding to multiple numbers of borrowers engaged in the medical industry and the legal profession. The loans to the medical industry totaled $5,141,814, while the loans to the legal profession were $2,533,037. There were no significant nonperforming loans outstanding in these two concentrations.


Note 8.  Earnings Per Share

         The earnings per share computation are based on weighted average number of shares outstanding during each year of 119,997, 120,000 and 120,000 for the years ended December 31, 1997, 1996 and 1995 respectively.


Note 9.  Employee Benefit Plan

         The Bank maintains a 401(k) Savings Plan available to employees with over one year of service. The Bank matches 50% of the salary deferral, up to a maximum of 2% in 1996 and 3% in 1997 of compensation, which becomes vested after five years of service. Total contributions to the plan by the Bank were $15,214 for 1997 and $9,491 for 1996. The Bank entered into a non-qualified deferred compensation plan for certain executives of the Company in 1995. The total deferred compensation expense for 1997 and 1996 was $10,817 and $10,109, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 10.   Income Taxes

            The Company adopted SFAS No. 109 effective January 1, 1992. Income tax expense includes amounts currently payable and amounts deferred to or from other years as a result of differences in the timing of recognition of income and expense for financial reporting and deferral tax purposes. The components of income tax expense are as follows:

                                           1997           1996           1995
                                         ---------      ---------      ---------
Current federal income tax
   expense ............................. $ 408,433      $ 318,215      $ 429,877
Deferred federal income tax
   expense (benefit) ...................    (3,168)        16,983         19,916
                                         ---------      ---------      ---------
                                         $ 405,265      $ 335,198      $ 449,793
                                         =========      =========      =========
Included in shareholders' equity:
   Deferred tax expense
  (benefit) related to the
  change in net unrealized
  gain (loss) on securities
  available for sale ................... $  22,031      $ (24,425)     $  54,467
                                         =========      =========      =========

           The reconciliation of the federal statutory income tax rate to the Company's effective rate is summarized as follows for the years ended December 31:

                              1997             1996             1995
                         ---------------  ---------------  ---------------
                          AMOUNT    RATE   AMOUNT    RATE   AMOUNT    RATE
                         ---------  ----  ---------  ----  ---------  ----
Tax based on
   federal
   statutory rate ...... $ 459,953  34.0% $ 466,992  34.0% $ 480,505  34.0%
Effect of tax-
   exempt income .......   (60,149) (4.4)   (52,782) (3.8)   (81,919) (5.8)
Change in deferral
   valuation reserve ...        --    --    (61,938) (4.5)        --    --
Other ..................     5,461    .4    (17,074) (1.3)    51,207   3.6
                         ---------  ----  ---------  ----  ---------  ----
                         $ 405,265  30.0% $ 335,198  24.4% $ 449,793  31.8%
                         =========  ====  =========  ====  =========  ====

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           Deferred tax assets and liabilities included in other assets or other liabilities at December 31 consist of the following:

                                                         1997            1996
                                                       --------        --------
Deferred tax assets:
   Allowance for loan losses ......................... $ 14,022        $ 14,022
   Foreclosed assets .................................   36,006          33,660
   Other .............................................    4,784           8,362
                                                       --------        --------
      Total deferred tax assets ......................   54,812          56,044
                                                       --------        --------
Deferred tax liabilities:
   Net unrealized appreciation
      on available for sale securities ...............   51,729          29,698
   Accumulated depreciation ..........................   32,111          36,511
                                                       --------        --------
      Total deferred tax liabilities .................   83,840          66,209
                                                       --------        --------

Total net deferred tax asset (liability) ............. $(29,028)       $(10,165)
                                                       ========        ========

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

           Future minimum payments, by year and in the aggregate, for noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 1997:

YEAR ENDING                                                             AMOUNT
-----------                                                             ------
   1998................................................             $    63,457
   1999................................................                  45,919
   2000................................................                  45,919
   2001................................................                  45,919
   2002................................................                  45,919
                                                                     ----------
   Total future minimum lease payments.................              $  247,133
                                                                     ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           All leases contain options to extend the lease term upon expiration and will probably be exercised.

           The total rental expense on operating leases for the years ended December 31, 1997, 1996, and 1995, amount to $60,096, $58,538 and
           $58,538, respectively.

           One of the bank's branch offices is leased from a corporation in which some of the lessor's shareholders are directors of the bank.


Note 12.   Other Operating Expenses

           The composition of other operating expenses for each of the three years for the period ended December 31 are as follows:

                                              1997          1996          1995
                                            --------      --------      --------
FDIC and Louisiana assessments ............ $ 21,636      $ 16,046      $ 71,669
Office supplies ...........................   79,418        76,439        68,812
Postage ...................................   52,202        52,358        57,043
Other insurance ...........................   16,390        29,440        31,638
ATM expenses ..............................   25,803        25,836        28,466
Director fees .............................   80,500        70,400        61,100
Other .....................................  358,076       346,498       297,255
                                            --------      --------      --------

                                            $634,025      $617,017      $615,983
                                            ========      ========      ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13.    American Bancorp, Inc. (Parent Company Only)

           The following financial statements of American Bancorp, Inc. (Parent Company Only) include the Bank under the equity method of accounting.

           BALANCE SHEETS

                                                                DECEMBER 31,
                                                        ----------------------------
                                                           1997              1996
                                                        -----------      -----------
ASSETS
   Cash on deposit with subsidiary .................... $    54,864      $     4,768
   Investment in subsidiary ...........................   8,452,334        7,646,142
   Due from American Bank .............................      11,562           36,128
                                                        -----------      -----------
      Total assets .................................... $ 8,518,760      $ 7,687,038
                                                        ===========      ===========

LIABILITIES
   Accrued income taxes payable ....................... $     6,077      $    30,644
                                                        -----------      -----------
     Total liabilities ................................       6,077           30,644
                                                        -----------      -----------
SHAREHOLDERS' EQUITY
   Common stock: $5 par value, 10,000,000
      shares authorized; 120,000 shares
      issued, 119,962 and
      120,000 shares outstanding, respectively ........     600,000          600,000
   Surplus ............................................   2,150,000        2,150,000
   Retained earnings ..................................   5,664,283        4,848,745
   Net unrealized loss on securities
      available for sale, net of tax of $51,729
      and $29,698, respectively .......................     100,414           57,649
   Treasury stock, 38 shares at cost ..................      (2,014)              --
                                                        -----------      -----------
         Total shareholders' equity ...................   8,512,683        7,656,394
                                                        -----------      -----------
         Total liabilities and shareholders' equity ... $ 8,518,760      $ 7,687,038
                                                        ===========      ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

American Bancorp, Inc. (Parent Company Only)

STATEMENTS OF INCOME

                                                                        YEARS ENDED DECEMBER 31,
                                                                ----------------------------------------
                                                                   1997           1996           1995
                                                                ----------     ----------     ----------
Income:
   Dividends from bank subsidiary ............................. $  185,000     $  123,000     $       --

Expenses:
   Other expenses .............................................        890          1,765          5,880
                                                                ----------     ----------     ----------
Earnings before income taxes
   and equity in undistributed
   earnings of subsidiary .....................................    184,110        121,235         (5,880)

Provision for income taxes ....................................         --             --         (9,400)
                                                                ----------     ----------     ----------
Earnings before equity in
   undistributed earnings of
   subsidiary .................................................    184,110        121,235        (15,280)

Equity in undistributed
   earnings of subsidiary .....................................    763,426        917,074        978,736
                                                                ----------     ----------     ----------
      Net income .............................................. $  947,536     $1,038,309     $  963,456
                                                                ==========     ==========     ==========

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

American Bancorp, Inc. (Parent Company Only)

STATEMENTS OF CASH FLOWS

                                                          YEARS ENDED DECEMBER 31,
                                                 ---------------------------------------------
                                                    1997              1996             1995
                                                 -----------      -----------      -----------
OPERATING ACTIVITIES
   Net income .................................. $   947,536      $ 1,038,309      $   963,456
   Adjustments to reconcile net
      income to net cash provided
      by operating activities:
         Equity in undistributed
            earnings of subsidiary .............    (763,426)        (917,074)        (978,737)
         (Increase) decrease in other assets ...      24,567          391,833         (305,781)
         Increase (decrease) in income taxes
            payable ............................     (24,567)        (389,833)         420,478
                                                 -----------      -----------      -----------
            Net cash provided by
               operating activities ............     184,110          123,235           99,416
                                                 -----------      -----------      -----------
FINANCING ACTIVITIES
   Dividends paid to shareholders ..............    (132,000)        (120,000)        (102,000)
                                                 -----------      -----------      -----------
            Net cash used by
               financing activities ............    (132,000)        (120,000)        (102,000)
                                                 -----------      -----------      -----------
INVESTING ACTIVITIES
   Treasury Stock ..............................      (2,014)             -0-              -0-
                                                 -----------      -----------      -----------
           Net cash used by
              investing activities .............      (2,014)             -0-              -0-
                                                 -----------      -----------      -----------
          Increase (decrease) in cash
              and cash equivalents .............      50,096            3,235           (2,584)


Cash and cash equivalents at
   beginning of year ...........................       4,768            1,533            4,117
                                                 -----------      -----------      -----------
Cash and cash equivalents at
   end of year ................................. $    54,864      $     4,768      $     1,533
                                                 ===========      ===========      ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

           Variances between the carrying amount and the estimated fair value of loans reflect both credit risk and interest rate risk. The Bank is protected against changes in credit risk by the allowance for possible loan losses of $599,593 at December 31, 1997.

           The fair value estimates presented are based on information available to management as of December 31, 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, these amounts have not been revalued for purposes of these financial statements since that date. Therefore, current estimates of fair value may differ significantly from the amounts presented. None of the assets or liabilities included in the table below are held for trading purposes.

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

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                        CARRYING          FAIR
                                         AMOUNT           VALUE
                                      -----------     -----------
ASSETS
  Cash and short-term investments..   $ 8,068,108     $ 8,068,106
  Securities held to maturity .....   $14,203,724     $14,264,145
  Securities available for sale ...   $12,193,386     $12,193,386
  Commercial loans ................   $ 7,548,970     $ 7,574,000
  Consumer loans ..................   $ 4,983,546     $ 4,949,000
  Real estate loans ...............   $15,902,015     $15,995,000

LIABILITIES
  Demand deposits .................   $17,324,777     $17,324,777
  NOW accounts ....................   $ 8,594,109     $ 8,594,109
  Money market accounts ...........   $ 2,761,187     $ 2,761,187
  Savings .........................   $ 8,122,017     $ 8,142,000
  Time Deposits ...................   $19,054,656     $19,087,000


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

           The Bank issues letters of credit and financial guarantees (standby letters of credit) whereby it agrees to honor certain financial commitments in the event its customers are unable to perform. The majority of the standby letters of credit consist of performance guarantees. Management conducts regular reviews of all outstanding standby letters of credit, and the results of these reviews are considered in assessing the adequacy of the Bank's reserve for possible loan losses. The Bank has not incurred any losses in its commitments in 1997 or 1996. Management does not anticipate any material losses related to these instruments.

           The estimated fair values of off-balance-sheet financial instruments are not material. A summary of the notional amounts of the Bank's financial instruments with off-balance-sheet risk at December 31, 1997 and 1996 are as follows:

                                    1997           1996
                                 ----------     ----------
Commitments to extend credit ..  $4,568,172     $3,532,574
Credit card arrangements ......  $1,200,902     $1,097,857
Standby letters of credit .....  $  169,101     $  152,768

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15.   Regulatory Matters

            The Bank is subject to the dividend restrictions set forth by the Louisiana Commissioner of Financial Institutions. Under such restrictions, the Bank may not, without the prior approval of the Commissioner of Financial Institutions, declare dividends in excess of the sum of the current year and prior year earnings less dividends paid during these periods. The dividends as of December 31, 1997, that the Bank could declare without the approval of the Commissioner of Financial Institutions, amounted to $1,733,845. The Bank is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1997, the Bank is required to have minimum Tier 1 and Total capital ratios of 4% and 8%, respectively. The Bank's actual ratios at that date were 26.13% and 27.38%, respectively. The Bank's leverage ratio were 12.97% and 12.44% as of December 31, 1997 and 1996, respectively.

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


Note 17.   Year 2000

           The Company is aware of the issues associated with the programming code in existing computer systems as the millennium ("year 2000") approaches. The "year 2000" problem is pervasive and complex, as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to zero. The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

           The Company is utilizing both internal and external resources to identify, correct or reprogram, and test the systems for the "year 2000" compliance. It is anticipated that all reprogramming efforts will be complete by December 31, 1998, allowing adequate time for testing. To date, confirmations have been received from the Company's primary processing vendors that plans are being developed to address processing of transactions in the "year 2000." Management has not yet assessed the "year 2000" compliance expense and related potential effect on the Company's earnings but it is not expected to be significant.

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

              CHIEF EXECUTIVE OFFICER AND EXECUTIVE VICE-PRESIDENT
                                Ronald J. Lashute

                              SENIOR VICE-PRESIDENT
                            Walter J. Champagne, Jr.

                                 VICE-PRESIDENTS

Charlene Louviere                                         Joan T. Muller, Chief
Angel Powell                                                Financial Officer,
Peter Strawitz, III                                         Cashier


                            ASSISTANT VICE-PRESIDENT

                                David Gremillion


                               ASSISTANT CASHIERS

Elaine D. Ardoin                                          Elizabeth Miller
Audrey Cormier                                            Bonnie Pavy
Sally Hooks                                               Stephanie Richard
Cindy Melancon                                            Audrey Thibodeaux


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

                            OFFICERS AND DIRECTORS OF
                             AMERICAN BANCORP, INC.

                       CHAIRMAN OF THE BOARD AND PRESIDENT
                             Salvador L. Diesi, Sr.

                               SECRETARY/TREASURER
                                Ronald J. Lashute


BOARD OF DIRECTORS                                    OCCUPATION AND MAIN AFFILIATION

Joseph J. Artall                                      Farmer.

Walter J. Champagne, Jr.                              Retired; Farming interest.

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

Ronald J. Lashute                                     Chief Executive Officer and Executive Vice President
                                                      of American  Bank & Trust Company and
                                                      Secretary/Treasurer of American Bancorp, Inc.