Form 10-K, Exhibit 13
period 1998-12-31
AMERICAN BANCORP INC/LA
filed 1999-03-16
CIK 721238

                                                                    EXHIBIT 13.1


                                     [LOGO]

                           1998 ANNUAL REPORT
                           AMERICAN BANCORP, INC.
                           POST OFFICE BOX 1579
                           OPELOUSAS, LOUISIANA 70570

NATURE OF BUSINESS

         American Bancorp, Inc. is a one-bank holding company whose sole subsidiary is American Bank and Trust Company, a commercial bank whose general business is that of providing banking services to the Opelousas, Louisiana area. The Bank serves the needs of the area through 45 employees at six banking locations. The main office is located at the corner of Landry Street and Union Street in Opelousas. Branch banking-offices are located in the parish of St. Landry in the communities of Lawtell, Krotz Springs, Port Barre and an office on Creswell Lane in South Opelousas. In addition, the Bank has a branch located on Moss Street, in Lafayette, Louisiana.


MARKET PRICE AND DIVIDENDS DECLARED

                                                 DIVIDENDS
YEAR    QUARTER      HIGH          LOW           PER SHARE
----    -------      ----          ---           ---------

1998    First       $ 53          $ 53            $ --
        Second        55            55              --
        Third         57            57              --
        Fourth        60            30            1.25


1997    First       $ 30          $ 20            $ --
        Second        30            30              --
        Third         30            30              --
        Fourth        53            30            1.10

Note: The primary market area for American Bancorp, Inc.'s common stock is the Opelousas, Louisiana area with American Bank and Trust Company acting as registrar and transfer agent. There were approximately 540 shareholders of record at December 31, 1998.

         Source of market price - American Bank & Trust Company acts as the transfer agent for the Company. The stock is thinly traded and the price ranges are based on stated sales price to the transfer agent, which does not represent all sales.


ANNUAL SHAREHOLDERS' MEETING

         The annual meeting of the shareholders of American Bancorp, Inc. will be held on April 14, 1999 in the Board of Directors Room at the Operations Center located at 328 East Landry Street, Opelousas, Louisiana.


FORM 10-K ANNUAL REPORT

         American Bancorp, Inc. files an annual report with the Securities and Exchange Commission on Form 10-K. A copy of the report filed on Form 10-K will be sent free of charge to any shareholder by writing to: Ronald J. Lashute, Chief Executive Officer and Executive Vice-President, American Bank and Trust Company, Post Office Box 1579, Opelousas, Louisiana 70570.

                               FINANCIAL SUMMARY
           (In thousands of dollars except per share data and ratios)


                                                              1998           1997           1996
                                                          -----------    -----------    -----------
FOR THE YEAR

        Net income ....................................   $  1,008         $    948       $     1,038

        Return on average shareholders' equity ........      11.27%           11.70%            14.32%

        Return on average total assets ................       1.47%            1.47%             1.70%


AT YEAR END

        Total assets ..................................   $ 73,666         $ 64,621       $    67,254

        Total earning assets ..........................   $ 67,114         $ 57,377       $    60,666

        Total loans ...................................   $ 27,463         $ 27,835       $    28,311

        Total deposits ................................   $ 63,819         $ 55,857       $    59,367

        Total shareholders' equity ....................   $  9,446         $  8,513       $     7,656

        Common shares outstanding .....................    118,449          119,962           120,000


PER SHARE

        Net income ....................................   $   8.47         $   7.90       $      8.65

        Book value ....................................   $  79.75         $  70.96       $     63.80

        Cash dividends declared .......................   $   1.25         $   1.10       $      1.00


CAPITAL RATIOS

        Total risk-based capital ratio ................      28.72%           27.38%            24.48%

        Leverage ratio ................................      13.36%           12.97%            12.44%


                                C O N T E N T S


                                                                    PAGE

Financial Summary ...............................................   2

A Message to the Shareholders ...................................   4

Management's Discussion and Analysis of Financial
   Condition and Results of Operations ..........................   5 - 27

Independent Auditors' Report ....................................   28

Consolidated balance sheets .....................................   29 and 30

Consolidated statements of income ...............................   31

Consolidated statements of changes in shareholders' equity ......   33 and 34

Consolidated statements of cash flows ...........................   35 and 36

Notes to consolidated financial statements ......................   37 - 56

Officers and directors of American Bank and Trust Company .......   57

Officers and directors of American Bancorp, Inc. ................   58

                              TO THE SHAREHOLDERS

         We are pleased to announce that net earnings for American Bancorp, Inc. and American Bank & Trust Company, its sole subsidiary, for 1998 was $1,007,868 up from $947,536 in 1997. Earnings per share this past year was $8.47 compared to $7.90 in 1997. As a result of earnings, the book value of the company's stock increased 12.39% to $79.75 per share at year end.

         Growth for the company in 1998 also exceeded that of 1997. Average assets for the company during 1998 were $68,472,000 up by $4,088,000 or 6.35% over 1997. The company's average capital ratio at year end was a very healthy 13.36% up from 12.97% at year end 1997. Dividends declared in 1998 represented an increase of 13.64% over the dividends declared in 1997.

         Asset quality of the company remains at an exceptionally high level. At December 31, 1998, nonperforming assets were .28% of total assets, and net charged off loans were a mere $3,831.

         With the remarkably good year experienced in 1998, as well as the preceding years during this decade, it is apparent that community banking is alive and well. We are excited about the opportunity to continue serving you and the local community with your banking needs as the new millennium approaches.

         Your management and Board of Directors are committed to maintain unsurpassed customer service, sustained growth, and increased shareholder value. Our success can be attributed to your support, our customers, and a staff committed to quality and personal service.





          /s/ DALVADOR L. DIESI
Salvador L. Diesi, Sr., Chairman of the Board
        and President




          /s/ RONAL J. LASHUTE
Ronald J. Lashute, Chief Executive Officer and
        Executive Vice-President of American
        Bank & Trust Co.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


SUMMARY OF OPERATIONS FOR THE LAST FIVE YEARS
(In thousands of dollars except per share data and ratios)

                                                                           YEAR ENDED DECEMBER 31,
                                                          --------------------------------------------------------
                                                            1998         1997       1996         1995       1994
                                                          --------------------------------------------------------
Operating Data:
        Net interest income ...........................   $  3,211    $  3,085    $  2,976    $  3,065    $  2,567
        Provision for possible loan
           losses .....................................   $     --    $     --    $     --    $     --    $     12
        Net income ....................................   $  1,008    $    948    $  1,038    $    963    $    962

Per share data:
        Weighted average number of
           shares outstanding .........................    118,965     119,997     120,000     120,000     120,000
        Net income ....................................   $   8.47    $   7.90    $   8.65    $   8.03    $   8.02
        Cash dividends declared .......................   $   1.25    $   1.10    $   1.00    $    .85    $    .65
        Book value at end of year .....................   $  79.75    $  70.96    $  63.80    $  56.55    $  48.49

Balance sheet totals:
        Average assets ................................   $ 68,472    $ 64,384    $ 61,012    $ 58,733    $ 54,863
        Average shareholders' equity ..................   $  8,942    $  8,099    $  7,251    $  6,230    $  5,356

Relationship between significant financial ratios:
           Percentage of net income
              to average total assets .................       1.47%       1.47%       1.70%       1.64%       1.75%
           Percentage of net income
              to average shareholders'
              equity ..................................      11.27%      11.70%      14.32%      15.46%      17.96%
           Percentage of dividends
              declared per common share
              to net income per common
              share ...................................      14.76%      13.92%      11.56%      10.59%       8.10%
           Percentage of average share-
              holders' equity to average
              total assets ............................      13.06%      12.58%      11.88%      10.60%       9.76%
        Tier 1 risk-based capital ratio ...............      27.47%      26.13%      23.23%      21.92%      18.51%
        Total risk-based capital ratio ................      28.72%      27.38%      24.48%      23.17%      19.76%
        Leverage ratio ................................      13.36%      12.97%      12.44%      11.36%      10.38%

         Management's discussion and analysis of financial condition and results of operations should be read in conjunction with the accompanying financial statements and notes.


OVERVIEW

         The Company reported net income of $1,007,868 in 1998 compared to $947,536 in 1997 and $1,038,309 in 1996. Interest income has increased over the last three years. The increase for 1998 was $.174 million and an increase of $.177 million from 1996 to 1997. Interest expense also increased in 1998. The increase for 1998 was $.049 million and an increase of $.068 million from 1996 to 1997. Net income before taxes has been fairly consistent over the past three years.

         Average total assets continue to increase. These assets have grown 6.4%, 5.5%, and 3.9% in 1998, 1997, and 1996, respectively. This increase is a result of the growth of non-interest bearing demand deposits in 1998 and time deposits in 1996, 1997 and 1998. Non-interest bearing demand deposits increased $2.224 million in 1998 or 13.2% and an increase of $.744 million in 1997 or 3.9% over the 1996 balance. Time deposits increased $1.550 million or 8.1% in 1998 over the 1997 amounts and $1.344 million or 7.6% in 1997 over the 1996 amounts.

         The year end balance sheet reflects an increase of $9.045 million or 14.0% in total assets. Federal funds sold reflected an increase of $6.100 million or 248.98% from 1997. During the same period, total securities increased by $3.317 million or 12.60%. In addition, total deposits increased $7.962 million or 14.25% in comparing 1998 to 1997. For the same period, there was an increase of $.933 million in stockholders' equity.

STATEMENT OF INCOME ANALYSIS

         Net interest income on a taxable-equivalent basis was $3.324 million in 1998, an increase of $.165 million, or 5.22% compared to 1997. In 1997, net interest income was $3.159 million, an increase of $.155 million, or 3.74% over the prior year. The net interest margin for 1998 was 5.32% compared to 5.39% in 1997 and 5.49% for 1996. Table 1 summarizes average balances, income and average yields on earning assets and expense and average rates paid on interest bearing liabilities. Table 2 analyzes the change in net interest income for the two most recent annual intervals.

         The increase in the average balances of loans, securities available for sale, and short-term investments had a positive effect on the change in net interest margin from 1997 to 1998. However, this effect was partially negated by the decrease in average rates earned on these assets. The increase in the average balance on time and saving deposits also had an impact on the change in the net interest margin from 1997 to 1998.

PROVISION FOR POSSIBLE LOAN LOSSES. The provision for possible loan losses was $-0- in 1998, 1997 and 1996. As a percentage of outstanding loans, the allowance for possible loans losses was 2.12%, 2.11% and 2.12% at December 31, 1998, 1997 and 1996, respectively. The annual provision is determined by the level of net charge offs, the size of the loan portfolio, the level of nonperforming loans, anticipated economic conditions, and review of financial condition of specific customers.

NON-INTEREST INCOME. There have been immaterial variances in most non-interest income accounts for the three year period ended 1998. The Bank's management realizes that non-interest income will become increasingly important as deregulation continues to impact the net interest margin; therefore, we are continuously evaluating new opportunities for fee revenues through proper pricing of services and the development of new sources of non-interest revenue.

NON-INTEREST EXPENSE. In comparing 1998 to 1997, there were immaterial variances between years. These increases are mainly due to increases in overall salaries for the three year period.

INCOME TAXES. The Company recorded income tax expense of $407,896 in 1998 as compared to an expense of $405,265 in 1997. Effective January 1, 1992, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Due to limitations related to the valuation of deferred tax assets, there was no cumulative effect adjustment at adoption. At December 1996, the valuation reserve was removed resulting in a reduction in income tax expense of $61,938.

         This change in accounting principle enabled the Company to more clearly reflect the impact of net operating loss carryforwards on results of operations. Previously, these tax benefits were required to be reported as extraordinary income.


BALANCE SHEET AND CAPITAL FUNDS ANALYSIS

         Investment securities are a major use of funds by the Bank. The balance at December 31, 1998 was $29,714,218 which represented a $3,317,108 or 12.57%
increase from the $26,397,110 balance outstanding at December 31, 1997. Investment securities serve several purposes. A portion of investment securities provides liquidity or secondary reserves, which management can use, if necessary, to meet loan demand or deposit withdrawals. Investment securities, especially obligations of state and political subdivisions, provide for schools, road construction, sewers, and various other projects. The Bank invests a portion of these funds in the market area as a service to the community in which it operates. The remainder of these funds are invested in obligations of the United States Government or its agencies. It is management's policy to minimize risk in investments and provide liquidity by investing in short-term maturities with quality ratings. While a substantial portion of the investment portfolio is pledged on public deposits (39%), this is less than 1997 pledged percentage of 55%. The amount of public funds on deposit has been increasing slightly for the last three years and management anticipates this source of deposits will not grow substantially in the future.

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

         The Bank's primary use of funds is to meet loan demand. Loans, net of unearned income, were $28,058,357 at December 31, 1998, compared to $28,434,531 at December 31, 1997. This $376,174 or 1.32% decrease is the result of increased competition in the market area.

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

        As of December 31, 1998, total deposits increased $7,962,237 or 14.25% from December 31, 1997. The most significant change in deposits from 1997 to 1998 were increases in NOW and non-interest bearing demand deposit accounts of $2,375,091 or 27.64% and $3,701,505 or 21.37%, respectively. The increase in NOW accounts is attributable to an increase in deposits in 1998 as compared to 1997 by a local public body. The increase in non-interest bearing accounts is attributable to an increase in commercial accounts in 1998.

        Shareholders' equity increased $932,823 or 10.96% from December 31, 1997 to December 31, 1998. The equity or book value of the Bank is the shareholders' investment in the Bank resulting from the sale of stock and the accumulation of earnings retained by the Bank. The strength of the Bank and its ability to grow depends to a great extent on management's ability to maintain a corresponding growth in shareholders' equity.

        We declared cash dividends in the amount of $148,134 or $1.25 per share in 1998 and $132,000 or $1.10 per share in 1997. Dividends of $120,000 or $1.00 per share were declared in 1996.

NONPERFORMING ASSETS AND PAST DUE LOANS. Nonperforming assets are loans carried on a nonaccrual basis, those classified as restructured loans (loans with below-market interest rates or other concessions due to the deteriorated financial condition of the borrower), repossessed real estate, property in the process of being repossessed and repossessed movable property. A loan is placed on nonaccrual when, in management's judgment, the borrower's financial condition has deteriorated to the point that his ability to service the principal and/or interest is in doubt. At that time, any accrued interest on the loan is reversed and accruing of interest is discontinued. The Company's nonperforming assets consist primarily of a pool of automobile loans by individual borrowers outside of the Bank's market area.

         Nonperforming assets at December 31, 1998 were $205,549, a decrease of $179,580 or 46.63% from December 31, 1997. The most significant decrease in nonperforming assets from 1997 to 1998 was in the loans on nonaccrual status. This resulted primarily from collections on a group of automobile loans purchased in 1996. Other real estate and repossessed assets also were reduced by $6,899 or 99.99% at December 31, 1998. The Bank has experienced little activity in other real estate since 1994. Management anticipates this favorable trend to continue.

         As of January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which, as it relates to in-substance foreclosures, requires that a creditor continue to classify these assets as loans on the balance sheet unless the creditor receives physical possession of the collateral. The Company had no in-substance foreclosures in 1998, 1997 or 1996. At December 31, 1998, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was $144,797, with the related reserve for possible loan losses of $100,000. These loans are included in nonaccrual loans in Table 7.

LIQUIDITY. Liquidity is the ability to ensure that adequate funds are available to satisfy contractual liabilities, fund operations, meet withdrawal requirements of depositors, and provide for customers' credit needs in a timely manner. The liquidity position of the Bank is founded on a stable base of core deposits. The primary source of liquidity for the Bank is its short-term investments. The Bank has overnight fund lines with correspondent banks providing additional sources of liquidity. Securities available for sale also provide a major source of liquidity to the Bank, as do the cash flows from repayments and maturities of its loan portfolio. The franchise from which the Bank operates allows access to a broad base of retail customers, and management has been successful at attracting additional deposits when a continuing need for further funding has arisen. The Bank's core deposit base is supplemented by public fund time deposits and federal funds obtained through correspondent relationships.

         At the Parent Company (American Bancorp, Inc.) level, cash is needed to fund operations and to pay dividends. During December 31, 1998, the Parent Company received $216,134 from the Bank in dividends. The majority of these funds were used to pay dividends to stockholders.

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

         In 1992, the Federal Deposit Insurance Corporation (FDIC) issued regulations for the classification of banks based on their capital levels pursuant to the Federal Deposit Insurance Corporation Improvement Act passed by Congress in 1991. The rules place each bank into one of the nine risk categories for assessing risk-based deposit premiums based on capital ratios and on other supervisory information. Three capital categories are used for capital ratios ranging from "well capitalized" to "undercapitalized." The regulations define "well capitalized" banks as those banks with at least 6% Tier 1 risk-based capital ratio, 10% total risk-based capital ratio and a 5% leverage ratio. Banks are also assigned to one of three supervisory subgroups ranging from "healthy" to "substantial supervisory concern." The Bank is included in the top rating categories for both capital ratios and the supervisory subgroup. At December 31, 1998, the Bank had a Tier 1 risk-based capital ratio of 27.47% and 28.72% total risk-based capital ratio. The leverage ratio has increased to 13.36% at December 31, 1998. The Bank presently meets or exceeds all required risk-based capital standards and anticipates no difficulty in maintaining those standards.

FAIR VALUES OF FINANCIAL INSTRUMENTS. Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Values of Financial Instruments" requires disclosure of estimated fair values of financial instruments. Financial instruments are defined as cash and contractual rights and obligations that require settlement, directly or indirectly, in cash. Note 15 to the consolidated financial statements provides information regarding the fair values of financial instruments as of December 31, 1998.

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

         The effect of an increase in 200 basis points from December 31, 1998 rates would be a reduction of $.589 million in total market value of shareholders' equity or a 5.45% decrease in the market value of the portfolio equity. A decrease of 200 basis points from December 31, 1998 rates would result in an increase of $.326 million or a 3.01% increase in the market value of the portfolio equity.

         The effect on earnings is also reflected in Table 14. A 200 basis point increase on the assets and liabilities outstanding as of December 31, 1998 would result in an increase in net income of $.153 million or a 15.26% increase in net income. A 200 basis point decrease on the assets and liabilities outstanding as of December 31, 1998 would have the opposite effect and would result in a decrease of net income in the amount of $.165 million or a 16.42% decrease in net income.

        Computation of prospective effects of hypothetical interest rate changes are based on many assumptions, including relative levels of market interest rates, loan prepayments, and deposits decay. They should not be relied upon as indicative of actual results. Further, the computations do not contemplate certain actions that management could undertake in response to changes in interest rates.

         The Bank does not invest in derivatives and has none in its securities portfolio.

YEAR 2000. Many computer systems and software programs which run date-sensitive applications utilize two digits to define an applicable year rather than using four digits. The Year 2000 issue results from the possibility that these systems may read the "00" during the year 2000 as the year 1900. This problem effects all companies and organizations using computerized information systems.

         American Bancorp, Inc. formed the "Y2K (Year 2000) Steering Committee" in 1997 to address the Year 2000 issue. The objective of this committee was to detail a plan of action for conversion of its computer applications to Year 2000 compliant applications, to ensure compliance with all "Federal Financial Institutions Examination Council" ("FFIEC") regulations regarding the Year 2000 by the end of the second quarter 1999, and to ensure uninterrupted service to its customers. The Bank has undertaken an extensive awareness campaign both internally and externally in an effort to maintain heightened awareness of Year 2000 implications to its employees, Board of Directors, suppliers and customers.

         The Bank developed a comprehensive inventory and risk assessment plan to identify all systems and processes which could potentially be effected by the century date change. Because core processing systems are acquired from third party vendors, the Bank has very little control over the remediation of these systems. However, the Bank has maintained close contact with its core system and all other vendors identified in the inventory and risk assessment, complying with FFIEC guidelines regarding assessment of the status of these third party vendor's Year 2000 readiness efforts. As of December 31, 1998, all of the Bank's core processing systems had been replaced or upgraded with Year 2000 compliant systems and software. The majority of these systems and processes have been tested. Those systems and processes not tested at year end are scheduled for testing during the first quarter of 1999.

         As of December 31, 1998, the Bank incurred costs related to the Year 2000 issue of approximately $14,000 and anticipates an additional $3,000 in expenditures for the 1999 fiscal year.

         The Company's estimated investment costs and estimated time period set forth above are based on management's current estimates, which are based on numerous assumptions about future events. Actual results could differ from those estimates. Because of the critical nature of the Year 2000 issue to the Company, if necessary modifications are not made, operations of the Company could be materially impacted. However, because management feels remediation efforts are on schedule to achieve Year 2000 compliance, an adverse impact on the Company's operations is not expected.

         THE DISCUSSION ABOVE ENTITLED "YEAR 2000," INCLUDES CERTAIN "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 ("PSLRA"). THIS STATEMENT IS INCLUDED FOR THE EXPRESS PURPOSE OF AVAILING AMERICAN BANCORP, INC. OF THE PROTECTIONS OF THE SAFE HARBOR PROVISIONS OF THE PSLRA. MANAGEMENT'S ABILITY TO PREDICT RESULTS OR EFFECTS OF YEAR 2000 ISSUES IS INHERENTLY UNCERTAIN, AND IS SUBJECT TO FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. FACTORS THAT COULD AFFECT THE ACTUAL RESULTS INCLUDE THE POSSIBILITY THAT REMEDIATION EFFORTS AND CONTINGENCY PLANS WILL NOT OPERATE AS INTENDED, THE COMPANY'S FAILURE TO TIMELY OR COMPLETELY IDENTIFY ALL SOFTWARE AND HARDWARE APPLICATIONS REQUIRING REMEDIATION, UNEXPECTED COSTS, AND THE UNCERTAINTY ASSOCIATED WITH THE IMPACT OF YEAR 2000 ISSUES ON THE BANKING INDUSTRY AND ON THE COMPANY'S CUSTOMERS, VENDORS, AND OTHERS WITH WHOM IT CONDUCTS BUSINESS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD LOOKING STATEMENTS.

TABLE 1
SUMMARY OF CONSOLIDATED NET INTEREST INCOME
Fully taxable equivalent basis (In thousands)


                                                                             1998
                                                               --------------------------------
                                                               AVERAGE                  AVERAGE
                                                               BALANCE      INTEREST     RATE
                                                               --------     --------   --------
ASSETS
        Short-term investments                                 $  5,732     $    309       5.39%
        Loans, net of unearned income (1) (2)                    28,548        2,639       9.24
        Securities available for sale (1) (3)                    19,113        1,237       6.47
        Securities held to maturity                               9,092          585       6.43
                                                               --------     --------   --------
                Total interest earning assets                    62,485        4,770       7.63%
        Allowance for possible loan losses                         (602)
        Cash and due from banks                                   4,093
        Other assets                                              2,496
                                                               --------

                Total assets                                   $ 68,472
                                                               ========


LIABILITIES
   Interest-bearing demand deposits                            $ 11,104     $    216       1.95%
   Savings deposits                                               9,223          250       2.71
   Time deposits                                                 19,747          978       4.95
   Short-term borrowings                                             29            2       6.90
                                                               --------     --------
         Total interest-bearing liabilities                      40,103        1,446       3.61%
                                                                            --------   --------
   Non-interest bearing demand deposits                          19,070
   Other liabilities                                                357
                                                               --------
         Total liabilities                                       59,530

SHAREHOLDERS' EQUITY
   Shareholders' equity                                           8,942
                                                               --------

        Total liabilities and shareholders' equity             $ 68,472
                                                               ========

   Total interest expense related to earning assets                                        2.31%
                                                                                       --------

   Net interest income                                                      $  3,324
                                                                            ========

   Net interest margin                                                                     5.32%
                                                                                       ========



(1) Interest income earned on nontaxable investment securities and certain loans are exempt from taxation. However, an adjustment has been made for the tax preference item related to nontaxable securities purchased after December 31, 1982. An incremental tax rate of 34% is used to compute the taxable equivalent adjustment for 1998, 1997, and 1996.

(2) For purposes of yield computations, non-accrual loans are included in loans outstanding.

(3) Yield computations are based on historical cost of securities available for sale.

                     1997                               1996
   -----------------------------------------------------------------------
   AVERAGE                  AVERAGE       AVERAGE                 AVERAGE
   BALANCE      INTEREST     RATE         BALANCE      INTEREST     RATE
   --------     --------   --------       --------     --------   --------
   $  4,612     $    251       5.44%      $  4,623     $    247       5.34%
     27,797        2,572       9.25         27,635        2,596       9.39
     10,922          756       6.92         16,635        1,041       6.26
     15,270          977       6.40          6,537          490       7.50
   --------     --------                  --------     --------
     58,601        4,556       7.77%        55,430        4,374       7.89%
                --------   --------                    --------   --------
       (604)                                  (621)
      3,963                                  3,775
      2,424                                  2,428
   --------                               --------

   $ 64,384                               $ 61,012
   ========                               ========


   $ 11,752     $    229       1.95%      $ 11,510     $    222       1.93%
      8,374          227       2.71          8,597          234       2.72
     19,003          941       4.95         17,659          870       4.93
         --           --         --             66            3       4.55
   --------     --------                  --------     --------
     39,129        1,397       3.57%        37,832        1,329       3.51%
                --------   --------                    --------   --------
     16,846                                 15,530
        310                                    399
   --------                               --------

     56,285                                 53,761


      8,099                                  7,251
   --------                               --------

   $ 64,384                               $ 61,012
   ========                               ========

                               2.38%                                  2.40%
                           --------                               ========

                $  3,159                               $  3,045
                ========                               ========

                               5.39%                                  5.49%
                            ========                               ========

TABLE 2
RATE/VOLUME ANALYSIS
Fully taxable equivalent basis (In thousands)


                                                         YEAR ENDED DECEMBER 31,
                                                       ---------------------------
                                                                 1998/1997
                                                       ---------------------------
                                                        INCREASE (DECREASE)
                                                       DUE TO CHANGE IN: (1)
                                                       ---------------------------
                                                         AVERAGE   AVERAGE   NET
                                                         BALANCE    RATE    CHANGE
                                                       ---------  -------- -------
Interest income:
   Short-term investments .............................   $  61    $  (3)   $  58
   Loans, net of unearned income (2) ..................      69       (2)      67
   Securities available for sale (3) ..................     549      (68)     481
   Securities held to maturity ........................    (396)       4     (392)
                                                          -----    -----    -----

      Total interest income ...........................     283      (69)     214
                                                          -----    -----    -----

Interest expense:
   Demand deposits ....................................     (13)    --        (13)
   Savings deposits ...................................      23     --         23
   Time deposits ......................................      37     --         37
   Short-term borrowing ...............................       1        1        2
                                                          -----    -----    -----

      Total interest expense ..........................      48        1       49
                                                          -----    -----    -----

Taxable-equivalent net interest income ................   $ 235    $ (70)   $ 165
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

  YEAR ENDED DECEMBER 31,
---------------------------
          1997/1996
---------------------------
 INCREASE (DECREASE)
DUE TO CHANGE IN: (1)
---------------------------
  AVERAGE   AVERAGE   NET
  BALANCE    RATE    CHANGE
---------  -------- -------

  $  (1)   $   5    $   4
     15      (39)     (24)
    316      (50)     266
    (86)      22      (64)
  -----    -----    -----
    244      (62)     182
  -----    -----    -----

      5        2        7
     (6)      (1)      (7)
     66        5       71
     (2)      (2)      (4)
  -----    -----    -----
     63        4       67
  -----    -----    -----
  $ 181    $ (66)   $ 115
  =====    =====    =====

TABLE 3
SECURITIES PORTFOLIO
(In thousands)


                                         DECEMBER 31, 1998                   DECEMBER 31, 1997
                                   -------------------------------     -------------------------------
                                  HELD TO     AVAILABLE                HELD TO   AVAILABLE
                                  MATURITY    FOR SALE     TOTAL       MATURITY   FOR SALE      TOTAL
                                   -------     -------     -------     -------     -------     -------
U.S. Treasury ................     $ 2,696     $ 3,553     $ 6,249     $ 3,692     $ 2,009 $     5,701
U.S. Government and
   Agencies ..................       3,005       9,002      12,007      10,512       5,532      16,044
Mortgage-Backed
   Securities ................        --         4,455       4,455        --         1,210       1,210
State and Political
   Subdivisions ..............        --         6,907       6,907        --         3,442       3,442
Equity Securities ............        --            97          97        --          --          --
                                   -------     -------     -------     -------     -------     -------
                                   $ 5,701     $24,014     $29,715     $14,204     $12,193     $26,397
                                   =======     =======     =======     =======     =======     =======

TABLE 4
MATURITY DISTRIBUTION AND SECURITIES PORTFOLIO YIELDS
(In thousands)

                                                                           AFTER                      AFTER
                                                                          ONE BUT                   FIVE BUT
                                                WITHIN ONE               WITHIN FIVE               WITHIN TEN
                                                 YEAR AMT.     YIELD      YEARS AMT.     YIELD      YEARS AMT.    YIELD
                                                  -------     -------      -------      -------      -------     -------
December 31, 1998:
   Held to maturity:
      U.S. Treasury .........................     $ 2,496        6.25%     $   200         4.54%     $  --          --  %
      U.S. Government
         and Agencies .......................         506        6.22        1,999         6.91          500        7.03
                                                  -------     -------      -------      -------      -------     -------

            Total held to  maturity .........       3,002        6.24%       2,199         6.69%         500        7.03%
                                                  -------     -------      -------      -------      -------     -------

   Available for sale:
      U.S. Treasury .........................        --          --  %       3,553         5.75%        --          --  %
      U.S. Government
         and Agencies .......................        --          --          7,966         6.25        1,036        6.06
      Mortgage-Backed
         Securities (2) .....................        --          --            669         6.85        2,301        5.77
      State and
         Political
         Subdivisions (1) ...................         222        7.48        3,011         7.16        3,113        7.12
      Equity Securities .....................          97        --           --           --           --          --
                                                  -------     -------      -------      -------      -------     -------
            Total available for sale ........         319        7.48%      15,199         6.34%       6,450        6.47%
                                                  -------     -------      -------      -------      -------     -------

            Total securities ................     $ 3,321        6.33%     $17,398         6.38%     $ 6,950        6.51%
                                                  =======     =======      =======      =======      =======     =======

(1)      Tax exempt yields are expressed on a fully taxable equivalent basis.

(2) Distributed by contractual maturity without regard to repayment schedules or projected payments.

  AFTER TEN                  TOTAL
  YEARS AMT.    YIELD        AMOUNT      YIELD
   -------     -------      -------     -------

   $  --          -- %      $ 2,696        6.12%

      --          --          3,005        6.81
   -------     -------      -------     -------
       -0-        -- %        5,701        6.49%
   -------     -------      -------     -------

      --          -- %        3,553        5.75%

      --          --          9,002        6.23

     1,485        6.82        4,455        6.28


       561        7.11        6,907        7.15
      --          --             97        --
   -------     -------      -------     -------
     2,046        6.90%      24,014        6.43%
   -------     -------      -------     -------

   $ 2,046        6.90%     $29,715        6.44%
   =======     =======      =======     =======


TABLE 5
LOAN PORTFOLIO

The amounts of loans outstanding for the three years ended December 31, 1998 are shown in the following table according to type of loan (in thousands).

                                                    1998          1997          1996
                                                  --------      --------      --------
Commercial, financial and agricultural ......     $  7,666      $  7,549      $  7,437
Real Estate - Construction ..................           51           359           285
Real Estate - Mortgage ......................       15,361        15,543        16,278
Installment .................................        4,981         4,984         4,925
                                                  --------      --------      --------
        Total ...............................       28,059        28,435        28,925
Less:
  Allowance for possible loan losses ........         (596)         (600)         (614)
  Unearned income ...........................         --            --            --
                                                  --------      --------      --------
                                                  $ 27,463      $ 27,835      $ 28,311
                                                  ========      ========      ========

--------------------------------------------------------------------------------

TABLE 6
LOAN MATURITY AND INTEREST RATE SENSITIVITY

The following table shows the amount of commercial, financial and agricultural loans, real estate-construction loans and real estate mortgage loans, exclusive of installment loans, outstanding as of December 31, 1998 which, based on remaining scheduled repayments of principal, are due in the amounts indicated. Also, the amounts due after one year are classified according to the sensitivity to the changes in interest rates (in thousands).

                                            ONE YEAR     OVER ONE
                                               OR           TO        OVER
                                             LESS (1)    5 YEARS     5 YEARS      TOTAL
                                             -------     -------     -------     -------
Maturity of Loans:
  Commercial, financial and
    agricultural .......................     $ 4,620     $ 3,200     $   195     $ 8,015
  Real Estate - mortgage and
    construction .......................       2,550       9,280       3,233      15,063
                                             -------     -------     -------     -------

      Total ............................     $ 7,170     $12,480     $ 3,428     $23,078
                                             =======     =======     =======     =======


Interest Rate Sensitivity of Loans:
  With predetermined interest rates ....     $ 4,177     $10,377     $   388     $14,942
  With floating interest rates (2) .....       2,993       2,103       3,040       8,136
                                             -------     -------     -------     -------

      Total ............................     $ 7,170     $12,480     $ 3,428     $23,078
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

Nonperforming assets totaled $205,549 at year ended 1998, a $179,580 (46.63%) decrease from the prior year. Nonperforming assets totaled $385,129 at December 31, 1997, which was a decrease of $218,791 (36.23%) from December 31, 1996. The composition of nonperforming assets for the past three years are illustrated below.

                                                    1998         1997         1996
                                                  --------     --------     --------
Nonperforming loans:
  Loans on nonaccrual .......................     $144,797     $308,059     $496,490
  Restructured loans which are not
    on nonaccrual ...........................       60,751       70,170       93,630
                                                  --------     --------     --------

      Total nonperforming loans .............      205,548      378,229      590,120


Other real estate and repossessed
   assets received in complete or
   partial satisfaction of loan
   obligations ..............................            1        6,900       13,800
                                                  --------     --------     --------

       Total nonperforming assets ...........     $205,549     $385,129     $603,920
                                                  ========     ========     ========

  Loans contractually past due 90
    days or more as to principal or
    interest but which are not on
    nonaccrual ..............................     $ 14,718     $  8,649     $ 27,434
                                                  ========     ========     ========



At December 31, 1998, the Bank has loans outstanding to multiple numbers of borrowers engaged in the medical industry and the legal profession. The loans to the medical industry were approximately $5,890,000, while the loans to the legal profession were approximately $2,746,000. There were no significant nonperforming loans outstanding in these two concentrations.

TABLE 8
ALLOWANCE FOR POSSIBLE LOAN LOSSES
(In Thousands)

                                                                   YEAR ENDED DECEMBER 31,
                                                       --------------------------------------------
                                                         1998                 1997           1996
                                                       --------             --------       --------
Beginning balance ................................     $    600             $    614       $    624
                                                       --------             --------       --------

Provision charged against income .................          -0-                  -0-            -0-
                                                       --------             --------       --------

Charge-offs:
  Commercial, financial and agricultural loans ...         --                     (1)          --
  Real estate mortgage loans .....................         --                   --             --
  Real estate construction loans .................         --                   --             --
  Installment loans ..............................          (15)                 (16)           (18)
                                                       --------             --------       --------
    Total charge-offs ............................          (15)                 (17)           (18)
                                                       --------             --------       --------

Recoveries:
  Commercial, financial and agricultural loans ...         --                   --                5
  Real estate mortgage loans .....................         --                   --                1
  Real estate construction loans .................         --                   --             --
  Installment loans ..............................           11                    3              2
                                                       --------             --------       --------
      Total recoveries ...........................           11                    3              8
                                                       --------             --------       --------

Net (charge-offs) recoveries .....................           (4)                 (14)           (10)
                                                       --------             --------       --------

Ending balance ...................................     $    596             $    600       $    614
                                                       ========             ========       ========

Ratio of net (charge-offs) recoveries during
  the period to average loans outstanding
  during the period ..............................         (.01)%               (.05)%         (.04)%
                                                       ========             ========       ========

TABLE 9
ALLOCATION FOR POSSIBLE LOAN LOSSES
(In thousands)

The allowance for possible loan losses has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories of loans at the date indicated.

                                           DECEMBER 31, 1998           DECEMBER 31, 1997
                                        ----------------------      ----------------------
                                                     % OF LOANS                   % OF LOANS
                                                     OUTSTANDING                  OUTSTANDING
                                                      TO TOTAL                     TO TOTAL
                                        ALLOWANCE      LOANS        ALLOWANCE        LOANS
                                        --------      --------      --------      --------
Commercial, financial and
   agricultural loans .............     $    135         27.32%     $    218         26.55%
Real estate construction ..........            1           .18             5          1.27
Real estate mortgage loans ........          272         54.75            97         54.66
Installment loans .................          188         17.75           280         17.52
                                        --------      --------      --------      --------
                                        $    596        100.00%     $    600        100.00%
                                        ========      ========      ========      ========



                                           DECEMBER 31, 1996
                                        -------------------------
                                                       % OF LOANS
                                                      OUTSTANDING
                                                       TO TOTAL
                                        ALLOWANCE        LOANS
                                        --------      -----------
Commercial, financial and
   agricultural loans .............     $    201         25.71%
Real estate construction ..........            3           .98
Real estate mortgage loans ........          146         56.28
Installment loans .................          264         17.03
                                        --------      --------
                                        $    614        100.00%
                                        ========      ========

TABLE 10
DEPOSITS

The following table presents the average balance and an average rate paid on deposits (in thousands):

                                                                   DECEMBER 31,
                                   --------------------------------------------------------------------------
                                             1998                      1997                    1996
                                   -------------------------   --------------------   -----------------------
                                    AVERAGE        AVERAGE      AVERAGE    AVERAGE     AVERAGE      AVERAGE
                                    BALANCE          RATE       BALANCE     RATE       BALANCE        RATE
                                   ---------       ---------   ---------   --------   ---------     ---------
Non-interest bearing
  demand deposits ............     $  19,070           -- %    $  16,846      -- %    $  15,530         -- %
Interest bearing
  demand deposits ............        11,104          1.95        11,752     1.95        11,510        1.93
Savings deposits .............         9,223          2.71         8,374     2.71         8,597        2.72
Time deposits ................        19,747          4.95        19,003     4.95        17,659        4.93
Short-term borrowings ........            29          6.90          --       --              66        4.55
                                   ---------                   ---------              ---------

         Total ...............     $  59,173                   $  55,975              $  53,362
                                   =========                   =========              =========


--------------------------------------------------------------------------------

TABLE 11
CERTIFICATES OF DEPOSIT OF $100,000 OR MORE, MATURITY DISTRIBUTION

The following table provides the maturities of time certificates of deposit of the Bank in amounts of $100,000 or more (in thousands):


                                                        DECEMBER 31,
                                             ----------------------------------
                                               1998         1997         1996
                                             --------     --------     --------
Maturing in:
   3 months or less ....................     $  2,587     $  2,289     $  2,801
   Over 3 months less than 6 months ....          920          700          717
   Over 6 months less than 12 months ...          500          300          897
   Over 12 months ......................         --            217         --
                                             --------     --------     --------
         Total .........................     $  4,007     $  3,506     $  4,415
                                             ========     ========     ========

TABLE 12
RISK-BASED CAPITAL
(In thousands)

                                                               DECEMBER 31,
                                                       --------------------------
                                                          1998            1997
                                                       ----------      ----------

Risk-weighted assets .............................     $   33,315      $   31,967
                                                       ==========      ==========

Capital:
   Tier I ........................................     $    9,153      $    8,352
   Tier II .......................................            416             400
                                                       ----------      ----------
      Total capital ..............................     $    9,569      $    8,752
                                                       ==========      ==========

Ratios:
   Tier I capital to risk-weighted assets ........          27.47%          26.13%
   Tier II capital to risk-weighted assets .......           1.25            1.25
                                                       ----------      ----------
      Total capital to risk-weighted assets ......          28.72%          27.38%
                                                       ==========      ==========

   Leverage - Tier I capital to total
      average assets .............................          13.36%          12.97%
                                                       ==========      ==========


--------------------------------------------------------------------------------

TABLE 13
RETURN ON EQUITY AND ASSETS

The following table shows consolidated operating and capital ratios for each of the last three years:

                                                             DECEMBER 31,
                                                  ---------------------------------
                                                   1998         1997         1996
                                                  -------      -------      -------
Return on average total assets ..............        1.47%        1.47%        1.70%

Return on average shareholders' equity ......       11.27%       11.70%       14.32%

Dividend payout ratio .......................       14.76%       13.92%       11.56%

Average equity to average assets ratio ......       13.06%       12.58%       11.88%

TABLE 14
INTEREST RATE SENSITIVITY ANALYSIS
DECEMBER 31, 1998
(In thousands)

                                                                              RATES
                                                                      ----------------------
                                                        FORECAST      +200 BP       -200 BP
                                                        --------      --------      --------
Economic value at risk:
        Total assets .................................. $ 73,632
        Bank equity ................................... $  9,409
        Market value of portfolio equity .............. $ 10,815      $ 10,226      $ 11,141
        Market value to book value
           of equity ..................................     1.15          1.09          1.18
        Amount of change in market value of
           portfolio equity ...........................               $   (589)     $    326
        Percent change in market value of
           portfolio equity ...........................                  (5.45)%        3.01%
        Total securities market value premium
           percentage .................................     1.41%        (4.59)%        7.58%
        Net loans present value premium
           percentage .................................     3.13%          .59%         5.66%
        Total deposits present value premium
           percentage .................................      .79%         2.98%        (1.83)%

Earnings at risk:
        January 1 to December 31, 1999 -
                Interest margin on earning assets .....     4.90%         5.24%         4.54%
                Amount of change in interest
                   margin on earning assets ...........                    .34%         (.36)%
                Net interest income ................... $  3,153      $  3,383      $  2,906
                Amount of change in net
                   interest income ....................               $    230      $   (247)
                Percent change in net interest
                   income .............................                   7.29%        (7.84)%
                Net income ............................ $  1,002      $  1,155      $    837
                Amount change in net income ...........               $    153      $   (165)
                Percent change in net income ..........                  15.26%       (16.42)%

                   [BROUSSARD, POCHE, LEWIS & BREAUX, L.L.P.
                    CERTIFIED PUBLIC ACCOUNTANTS LETTERHEAD]


                          INDEPENDENT AUDITORS' REPORT



To the Shareholders and Board of Directors
American Bancorp, Inc.
Opelousas, Louisiana


We have audited the accompanying consolidated balance sheets of American Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.





                                            /s/ BROUSSARD, POCHE, LEWIS & BREAUX


Lafayette, Louisiana
January 19, 1999

                             AMERICAN BANCORP, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997


                        ASSETS                                  1998              1997
                                                            ------------      ------------

Cash and due from banks ...............................     $  4,333,107      $  4,924,106

Short-term investments:
   Federal funds sold .................................        8,550,000         2,450,000
   Interest-bearing deposits with banks ...............        1,387,000           694,000
                                                            ------------      ------------

                                                               9,937,000         3,144,000

Securities held to maturity (estimated
   market values $5,744,057 and $14,264,145,
   respectively) ......................................        5,700,657        14,203,724

Securities available for sale .........................       24,013,561        12,193,386

Loans, net of unearned income ($-0- and
   $-0-, respectively) ................................       28,058,357        28,434,531
      Less: allowance for possible loan losses ........         (595,762)         (599,593)
                                                            ------------      ------------
                                                              27,462,595        27,834,938

Bank premises and equipment ...........................        1,113,368         1,227,409

Other real estate, net of allowances of
   $112,799 and $105,900, respectively ................                1             6,900

Accrued interest receivable ...........................          608,776           619,977

Other assets ..........................................          497,239           466,531
                                                            ------------      ------------
                                                            $ 73,666,304      $ 64,620,971
                                                            ============      ============



See Notes to Consolidated Financial Statements.

        LIABILITIES AND SHAREHOLDERS' EQUITY                              1998              1997
                                                                      ------------      ------------
LIABILITIES
   Deposits:
      Non-interest bearing demand deposits ......................     $ 21,026,282      $ 17,324,777
      Interest bearing deposits:
         NOW accounts ...........................................       10,969,200         8,594,109
         Money Market accounts ..................................        2,059,420         2,761,187
         Savings ................................................        9,159,284         8,122,017
         Time deposits $100,000 or more .........................        4,006,621         3,506,101
         Other time deposits ....................................       16,598,176        15,548,555
                                                                      ------------      ------------

            Total deposits ......................................       63,818,983        55,856,746

   Accrued interest payable .....................................          144,268           120,167
   Other liabilities ............................................          257,546           131,374
                                                                      ------------      ------------

            Total liabilities ...................................       64,220,797        56,108,287
                                                                      ------------      ------------

SHAREHOLDERS' EQUITY
   Common stock, $5 par value; 10,000,000
      shares authorized; 120,000 shares
      issued, 118,449 and
      119,962 shares outstanding, respectively ..................          600,000           600,000
   Surplus ......................................................        2,150,000         2,150,000
   Retained earnings ............................................        6,524,015         5,664,281
   Net unrealized appreciation on securities
      available for sale, net of tax of $131,975
      and $51,729, respectively .................................          256,187           100,417
   Treasury stock, 1,551 and 38 shares at cost, respectively ....          (84,695)           (2,014)
                                                                      ------------      ------------

           Total shareholders' equity ...........................        9,445,507         8,512,684
                                                                      ------------      ------------


                                                                      $ 73,666,304      $ 64,620,971
                                                                      ============      ============

                             AMERICAN BANCORP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                            1998            1997             1996
                                                         -----------     -----------      -----------
Interest income:
   Interest and fees on loans ......................     $ 2,642,229     $ 2,573,981      $ 2,589,227
   Interest on investment securities-
      Taxable ......................................       1,478,482       1,509,350        1,351,094
      Tax-exempt ...................................         226,872         147,928          118,525
   Federal funds sold ..............................         240,724         208,636          186,011
   Deposits with banks .............................          68,220          42,634           60,875
                                                         -----------     -----------      -----------
         Total interest income .....................       4,656,527       4,482,529        4,305,732

Interest expense:
   Interest on deposits ............................       1,445,816       1,397,264        1,329,455
                                                         -----------     -----------      -----------

Net interest income ................................       3,210,711       3,085,265        2,976,277
Provision for possible loan losses .................            --              --               --
                                                         -----------     -----------      -----------
Net interest income after provision
   for possible loan losses ........................       3,210,711       3,085,265        2,976,277
                                                         -----------     -----------      -----------

Non-interest income:
   Service charges on deposit accounts .............         508,135         498,551          539,449
   Other ...........................................         104,250         107,847          127,104
                                                         -----------     -----------      -----------
         Total non-interest income .................         612,385         606,398          666,553
                                                         -----------     -----------      -----------

Non-interest expense:
   Salary and employee benefits ....................       1,198,730       1,143,226        1,104,448
   Net occupancy expense ...........................         293,939         295,030          288,498
   Equipment expense ...............................         246,471         267,191          263,411
   Net cost (revenue) from other
      real estate ..................................             299            (610)          (4,051)
   Other ...........................................         667,893         634,025          617,017
                                                         -----------     -----------      -----------
         Total non-interest expense ................       2,407,332       2,338,862        2,269,323
                                                         -----------     -----------      -----------

Income before income taxes .........................       1,415,764       1,352,801        1,373,507

Provision for income taxes .........................         407,896         405,265          335,198
                                                         -----------     -----------      -----------

         Net income ................................     $ 1,007,868     $   947,536      $ 1,038,309
                                                         ===========     ===========      ===========

Net income per common share ........................     $      8.47     $      7.90      $      8.65
                                                         ===========     ===========      ===========



See Notes to Consolidated Financial Statements.

                             AMERICAN BANCORP, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                              COMMON         STOCK
                                                              SHARES         AMOUNT         SURPLUS
                                                            ----------     ----------     ----------
Balance, December 31, 1995 ............................        120,000     $  600,000     $2,150,000

Comprehensive income
        Net income for 1996 ...........................           --             --             --
        Other comprehensive income, net of tax:
             Changes in unrealized holding gains
             (losses) on securities available
             for sale, net of tax of $29,698 ..........           --             --             --

             Total comprehensive income ...............           --             --             --

Dividends paid in 1996 ................................           --             --             --
                                                            ----------     ----------     ----------
Balance, December 31, 1996 ............................        120,000        600,000      2,150,000

Comprehensive income
        Net income for 1997 ...........................           --             --             --
        Other comprehensive income, net of tax:
             Changes in unrealized holding gains
             (losses) on securities available
             for sale, net of tax of $51,729 ..........           --             --             --

             Total comprehensive income ...............           --             --             --

Purchase of treasury stock ............................           --             --             --
Dividends paid in 1997 ................................           --             --             --

                                                            ----------     ----------     ----------
Balance, December 31, 1997 ............................        120,000        600,000      2,150,000
Comprehensive income
        Net income for 1998 ...........................           --             --             --
        Other comprehensive income, net of tax:
             Changes in unrealized holding gains
             (losses) on securities available
             for sale, net of tax of $131,975 .........           --             --             --

             Total comprehensive income ...............           --             --             --

Purchase of treasury stock ............................           --             --             --
Dividends paid in 1998 ................................           --             --             --
                                                            ----------     ----------     ----------
Balance, December 31, 1998 ............................        120,000     $  600,000     $2,150,000
                                                            ==========     ==========     ==========

                     ACCUMULATED
                       OTHER
      RETAINED      COMPREHENSIVE       TREASURY      COMPREHENSIVE
      EARNINGS         INCOME            STOCK            INCOME           TOTAL
    -----------      -----------      -----------      -----------      -----------
    $ 3,930,436      $   105,063      $      --        $      --        $ 6,785,499



      1,038,309             --               --          1,038,309        1,038,309


           --            (47,414)            --            (47,414)         (47,414)
                                                       -----------
           --               --               --        $   990,895
                                                       ===========

       (120,000)            --               --                            (120,000)
    -----------      -----------      -----------                       -----------

      4,848,745           57,649              -0-      $      --          7,656,394


        947,536             --               --            947,536          947,536



           --             42,768             --             42,768           42,768
                                                       -----------

           --               --               --        $   990,304             --
                                                       ===========

           --               --             (2,014)                           (2,014)
       (132,000)            --               --                            (132,000)
    -----------      -----------      -----------                       -----------

      5,664,281          100,417           (2,014)     $      --          8,512,684


      1,007,868             --               --          1,007,868        1,007,868



           --            155,770             --            155,770          155,770
                                                       -----------

           --               --               --        $ 1,163,638             --
                                                       ===========

           --               --            (82,681)                          (82,681)
       (148,134)            --               --                            (148,134)
    -----------      -----------      -----------                       -----------

    $ 6,524,015      $   256,187      $   (84,695)                      $ 9,445,507
    ===========      ===========      ===========                       ===========

                             AMERICAN BANCORP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                           1998              1997              1996
                                                       ------------      ------------      ------------
OPERATING ACTIVITIES
   Net income ....................................     $  1,007,868      $    947,536      $  1,038,309
   Adjustments to reconcile net income
      to net cash provided by operating
      activities:
      Premium amortization, net of
         discount accretion on investment
         securities ..............................            5,846             8,294            (9,613)
      Depreciation ...............................          165,247           198,377           198,895
      (Gain) loss on disposal of assets ..........             --               9,862               345
      (Increase) decrease in assets:
         Write down of other real estate
            owned ................................            6,899             6,900              --
         Accrued interest receivable .............           11,201           (52,194)          (16,256)
         Other assets ............................          (21,372)           (5,802)            1,561
      Increase (decrease) in liabilities:
         Accrued interest payable ................           24,101             1,192            15,701
         Other liabilities .......................           45,983            19,317          (414,740)
                                                       ------------      ------------      ------------

            Net cash provided by operating
               activities ........................        1,245,773         1,133,482           814,202
                                                       ------------      ------------      ------------

INVESTING ACTIVITIES
   Proceeds from sales and maturities
      of available for sale securities ...........        4,364,835         1,689,443           594,999
   Proceeds from sales and maturities
      of held to maturity securities .............        8,700,000         4,300,000         8,000,000
   Purchase of available for sale
      securities .................................      (15,951,986)       (5,177,099)       (4,114,176)
   Purchase of held to maturity
      securities .................................         (199,844)       (2,986,173)       (7,086,352)
   (Increase) decrease in loans ..................          372,343           476,533        (1,921,243)
   Purchases of property and equipment ...........          (51,206)          (99,249)         (100,194)
   Other .........................................           (9,336)           (6,281)           24,459
                                                       ------------      ------------      ------------

         Net cash used in investing
            activities ...........................       (2,775,194)       (1,802,826)       (4,602,507)
                                                       ------------      ------------      ------------

                                                     1998              1997              1996
                                                  ------------      ------------      ------------
FINANCING ACTIVITIES
   Increase (decrease) in liabilities:
      Demand deposits, transaction
         accounts and savings ...............        6,412,096        (3,830,567)          743,373
      Time deposits .........................        1,550,141           320,682         2,968,543
   Dividends paid ...........................         (148,134)         (132,000)         (120,000)
   Purchase of treasury stock ...............          (82,681)           (2,014)             --
                                                  ------------      ------------      ------------

         Net cash provided by (used in)
            financing activities ............        7,731,422        (3,643,899)        3,591,916
                                                  ------------      ------------      ------------
Increase (decrease) in cash and cash
   equivalents ..............................        6,202,001        (4,313,243)         (196,389)

Cash and cash equivalents at
   beginning of year ........................        8,068,106        12,381,349        12,577,738
                                                  ------------      ------------      ------------

Cash and cash equivalents at end
   of year ..................................     $ 14,270,107      $  8,068,106      $ 12,381,349
                                                  ============      ============      ============



SUPPLEMENTAL DISCLOSURES

   Cash payments for:

      Interest expense ......................     $  1,308,437      $  1,396,072      $  1,313,754
                                                  ============      ============      ============

      Income taxes ..........................     $    410,200      $    433,000      $    708,049
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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Recent pronouncements:

                  In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" and SFAS No. 129, "Disclosure of Information About Capital Structure" which are effective for quarters ending after December 15, 1997, and fiscal years ending after December 15, 1997, respectively. The implementation of these statements did not have a material effect on its results of operations or financial statement disclosures.

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

                  In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. The adoption of SOP 98-1 is not expected to have a material impact on the financial condition or operating results of the Company.

                  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for financial statements for years beginning after June 15, 1999. Because of the limited use of derivatives, management does not anticipate that the adoption of SFAS No. 133 will have a material impact on the financial condition or operating results of the Company.


         Reclassifications:

                  Certain amounts in the 1997 and 1996 financial statements have been reclassified to conform with the financial statement presentation for 1998 for comparability. These reclassifications had no effect on net income as previously reported for the 1997 and 1996 fiscal years.


Note 2.  Restrictions on Cash and Due From Bank Accounts

         The Bank is required to maintain average reserve balances by the Federal Reserve Bank. The average amount of these reserve balances was $632,000 and $534,000 for the years ended December 31, 1998 and 1997, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Investment Securities

         The carrying amounts of investment securities as shown in the consolidated balance sheets of the Bank and their approximate market values at December 31 were as follows:

                                                                      DECEMBER 31, 1998
                                                  -----------------------------------------------------------
                                                   AMORTIZED       UNREALIZED     UNREALIZED         FAIR
                                                     COST            GAINS          LOSSES           VALUE
                                                  -----------     -----------     -----------     -----------
    Securities held to maturity:
       U.S. Treasury Securities .............     $ 2,695,449     $    22,691     $       838     $ 2,717,302
       U.S. Government and Agencies .........       3,005,208          21,547            --         3,026,755
                                                  -----------     -----------     -----------     -----------

                                                  $ 5,700,657     $    44,238     $       838     $ 5,744,057
                                                  ===========     ===========     ===========     ===========

    Securities available for sale:
       Mortgage-Backed Securities ...........     $ 4,425,163     $    45,982     $    15,760     $ 4,455,385
       U.S. Treasury Securities .............       3,508,363          44,545            --         3,552,908
       U.S. Government and Agencies .........       8,932,763          71,699           2,810       9,001,652
       State and Political Subdivisions .....       6,662,209         254,273           9,766       6,906,716
       Equity Securities ....................          96,900            --              --            96,900
                                                  -----------     -----------     -----------     -----------
                                                  $23,625,398     $   416,499     $    28,336     $24,013,561
                                                  ===========     ===========     ===========     ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                      DECEMBER 31, 1997
                                                 -----------------------------------------------------------
                                                   AMORTIZED      UNREALIZED      UNREALIZED         FAIR
                                                     COST            GAINS          LOSSES           VALUE
                                                  -----------     -----------     -----------     -----------
Securities held to maturity:
   U.S. Treasury Securities .................     $ 3,692,308     $    21,065     $       322     $ 3,713,051
   U.S. Government and Agencies .............      10,511,416          48,508           8,830      10,551,094
                                                  -----------     -----------     -----------     -----------

                                                  $14,203,724     $    69,573     $     9,152     $14,264,145
                                                  ===========     ===========     ===========     ===========


Securities available for sale:
   Mortgage-Backed Securities ...............     $ 1,153,434     $    59,198     $     2,359     $ 1,210,273
   U.S. Treasury Securities .................       1,994,322          14,395            --         2,008,717
   U.S. Government and Agencies .............       5,498,493          35,610           2,422       5,531,681
   State and Political Subdivisions .........       3,394,993          50,139           2,417       3,442,715
                                                  -----------     -----------     -----------     -----------

                                                  $12,041,242     $   159,342     $     7,198     $12,193,386
                                                  ===========     ===========     ===========     ===========


Securities with book values of $11,604,616 and $14,421,874 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and other transactions as required by law.

There were no gross-realized gains or gross-realized losses on sales of securities for the fiscal years ended December 31, 1998, 1997 or 1996.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        The maturities of investment securities at December 31, 1998 were as follows:

                                                     SECURITIES TO BE HELD
                                                         TO MATURITY
                                                  -------------------------
                                                   AMORTIZED        FAIR
        YEARS TO MATURITY                            COST           VALUE
                                                  ----------     ----------
Less than one ...............................     $3,001,304     $3,026,737
Greater than one but less than five .........      2,199,353      2,213,750
Greater than five but less than ten .........        500,000        503,570
Greater than ten ............................           --             --
                                                  ----------     ----------
                                                  $5,700,657     $5,744,057
                                                  ==========     ==========



                                                     SECURITIES AVAILABLE
                                                            FOR SALE
                                                  ---------------------------
                                                    AMORTIZED        FAIR
        YEARS TO MATURITY                            COST            VALUE
                                                  -----------     -----------
Less than one ...............................     $   318,465     $   319,270
Greater than one but less than five .........      15,030,565      15,198,578
Greater than five but less than ten .........       6,276,743       6,450,070
Greater than ten ............................       1,999,625       2,045,643
                                                  -----------     -----------

                                                  $23,625,398     $24,013,561
                                                  ===========     ===========

Note 4. Loans

         Major classifications of subsidiary bank's loan portfolio at December 31, are as follows:

                                            1998              1997              1996
                                        ------------      ------------      ------------
Commercial, financial and
   agricultural ...................     $  7,666,021      $  7,548,970      $  7,437,376
Real estate construction ..........           50,622           358,917           285,247
Real estate mortgage ..............       15,361,086        15,543,098        16,277,777
Installment .......................        4,980,628         4,983,546         4,925,410
                                        ------------      ------------      ------------
                                          28,058,357        28,434,531        28,925,810

Unearned income ...................             --                --                --
                                        ------------      ------------      ------------
   Net loans ......................       28,058,357        28,434,531        28,925,810

Allowance for possible loan
   losses .........................         (595,762)         (599,593)         (614,339)
                                        ------------      ------------      ------------

                                        $ 27,462,595      $ 27,834,938      $ 28,311,471
                                        ============      ============      ============

        The following is a summary of loans classified by type at December 31, 1998:

Commercial, financial and
   agricultural .............................     $ 7,666,021
Real estate construction ....................          50,622
Real estate mortgage ........................       8,164,528
                                                  -----------
   Total commercial .........................      15,881,171
                                                  -----------

Residential mortgage ........................       7,196,558
Installment .................................       4,980,628
                                                  -----------

   Total consumer ...........................      12,177,186
                                                  -----------

   Total loans ..............................     $28,058,357
                                                  ===========

The following summarizes the non-performing elements of the loan portfolio and total foreclosed assets at December 31:

                                               1998         1997         1996
                                             --------     --------     --------
Nonperforming loans:
   Loans on nonaccrual .................     $144,797     $308,059     $496,490
   Restructured loans which
      are not on nonaccrual ............       60,751       70,170       93,630
                                             --------     --------     --------

          Total nonperforming loans ....      205,548      378,229      590,120

Other real estate and
   repossessed assets received
   in complete or partial
   satisfaction of loan
   obligations .........................            1        6,900       13,800
                                             --------     --------     --------

          Total nonperforming assets ...     $205,549     $385,129     $603,920
                                             ========     ========     ========

 Loans contractually past
      due 90 days or more as
      to principal or interest,
      but which are not on
      nonaccrual .......................     $ 14,718     $  8,649     $ 27,434
                                             ========     ========     ========

As discussed in Note 1, the Company adopted SFAS No. 114 effective January 1, 1995. The adoption of SFAS No. 114 did not have a material impact on the financial condition or operating results of the Company. At December 31, 1998, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was $144,797. Included in this amount was $140,576 of the impaired loans for which the related allowance for loan losses was $100,000 and $4,221 of impaired loans that do not have an allowance for loan losses. The average recorded investment in impaired loans during the year ended December 31, 1998 was approximately $231,403. Interest payments received on impaired loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. For the year ended December 31, 1998, the Company did not recognized income on impaired loans.

As it relates to in-substance foreclosures, SFAS No. 114 requires that a creditor continue to follow loan classification on the balance sheet unless the creditor receives physical possession of the collateral. The Company has had no in-substance foreclosures for any of the periods presented.

Interest income in the amount of $32,424 for 1998, $53,417 for 1997 and $59,177 for 1996 would have been recorded on nonperforming loans if they had been classified as performing. The Company recorded $4,796, $5,261 and $6,633 of interest income on nonperforming loans during 1998, 1997 and 1996, respectively.



         The following is a summary of the allowance for loan losses for the three years ended December 31, 1998:

                                               1998           1997           1996
                                             ---------      ---------      ---------

   Balance, beginning of year ..........     $ 599,593      $ 614,339      $ 624,122
   Provisions charged to operating
      expense ..........................          --             --             --
   Recoveries on loans .................        11,370          2,250          7,946
   Loans charged off ...................       (15,201)       (16,996)       (17,729)
                                             ---------      ---------      ---------

   Balance, end of year ................     $ 595,762      $ 599,593      $ 614,339
                                             =========      =========      =========


Note 5. Related Party Transactions

         In the ordinary course of business, loans have been made to directors and executive officers and their associates. Such loans to these related parties were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Loans to these related parties were approximately $1,400,278 and $1,546,942 at December 31, 1998 and 1997, respectively. The following provides an analysis of the activity with respect to loans to related parties:

Balance at January 1, 1998 .............     $ 1,546,942
New loans made .........................       1,646,016
Repayment on loans .....................      (1,792,680)
                                             -----------

Balance at December 31, 1998 ...........     $ 1,400,278
                                             ===========

Note 6. Bank Premises and Equipment


         Bank premises and equipment, at cost, consisted of the following as of December 31:

                                                1998           1997           1996
                                             ----------     ----------     ----------
   Land ................................     $  384,387     $  384,387     $  384,387
   Premises and leasehold
      improvements .....................      1,789,144      1,788,590      1,784,621
   Furniture and equipment .............      1,216,548      1,228,258      1,190,307
                                             ----------     ----------     ----------
                                              3,390,079      3,401,235      3,359,315
   Less accumulated depreciation
      and amortization .................      2,276,711      2,173,826      2,022,916
                                             ----------     ----------     ----------

        Total ..........................     $1,113,368     $1,227,409     $1,336,399
                                             ==========     ==========     ==========

        Depreciation and amortization expense included in non-interest expense was $165,247 in 1998, $198,377 in 1997, and $198,895 in 1996.

Note 7. Deposits

         Deposit account balances at December 31, 1998 and 1997, are summarized as follows:

                                                1998            1997
                                             -----------     -----------

   Non-interest bearing ................     $21,026,282     $17,324,777
   Interest bearing demand .............      13,028,620      11,355,296
   Savings deposits ....................       9,159,284       8,122,017
   Time deposits .......................      20,604,797      19,054,656
                                             -----------     -----------

                                             $63,818,983     $55,856,746
                                             ===========     ===========

         Time deposits maturing in years ending December 31, as of December 31, 1998:

1999.....................................    $19,078,091
2000.....................................        851,223
2001.....................................        675,483
                                             -----------

                                             $20,604,797
                                             ===========

         The Bank held related party deposits of approximately $1,697,000 and $1,927,000 at December 31, 1998 and 1997.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8.  Concentrations of Credit Risk

         Substantially, all of the Bank's loans, commitments and standby letters of credit have been granted to customers in the Bank's market area of South Louisiana. Investments in state and municipal securities also involve governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of $1,375,000.

         At December 31, 1998, the Bank has loans outstanding to multiple numbers of borrowers engaged in the medical industry and the legal profession. The loans to the medical industry were approximately $5,890,000, while the loans to the legal profession were approximately $2,746,000. There were no significant nonperforming loans outstanding in these two concentrations.


Note 9.  Earnings Per Share

         The earnings per share computation are based on weighted average number of shares outstanding during each year of 118,965, 119,997 and 120,000 for the years ended December 31, 1998, 1997 and 1996, respectively.


Note 10. Employee Benefit Plan

         The Bank maintains a 401(k) Savings Plan available to employees with over one year of service. The Bank matches 50% of the salary deferral, up to a maximum of 3% of compensation for 1998 and 1997, which becomes vested after five years of service. Total contributions to the plan by the Bank were $30,528 for 1998 and $15,214 for 1997. The Bank entered into a non-qualified deferred compensation plan for certain executives of the Company in 1995. The total deferred compensation expense for 1998 and 1997 was $11,574 and $10,817, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Income Taxes

         The Company adopted SFAS No. 109 effective January 1, 1992. Income tax expense includes amounts currently payable and amounts deferred to or from other years as a result of differences in the timing of recognition of income and expense for financial reporting and deferral tax purposes. The components of income tax expense are as follows:

                                               1998           1997          1996
                                             ---------      ---------     ---------
Current federal income tax
   expense .............................     $ 418,969      $ 408,433     $ 318,215
Deferred federal income tax
   expense (benefit) ...................       (11,073)        (3,168)       16,983
                                             ---------      ---------     ---------

                                             $ 407,896      $ 405,265     $ 335,198
                                             =========      =========     =========
Included in shareholders' equity:
   Deferred tax expense
   (benefit) related to the
   change in net unrealized
   gain (loss) on securities
   available for sale ..................     $  80,246      $  22,031     $ (24,425)
                                             =========      =========     =========



         The reconciliation of the federal statutory income tax rate to the Company's effective rate is summarized as follows for the years ended December 31:

                                                  1998                            1997                             1996
                                        -------------------------       -------------------------       -------------------------
                                         AMOUNT           RATE           AMOUNT           RATE           AMOUNT            RATE
                                        ---------       ---------       ---------       ---------       ---------       ---------
Tax based on
   federal
   statutory rate .................     $ 481,360            34.0%      $ 459,953            34.0%      $ 466,992            34.0%
Effect of tax-
   exempt income ..................       (82,593)           (5.8)        (60,149)           (4.4)        (52,782)           (3.8)
Change in deferral
   valuation reserve ..............          --              --              --              --           (61,938)           (4.5)
Other .............................         9,129              .6           5,461              .4         (17,074)           (1.3)
                                        ---------       ---------       ---------       ---------       ---------       ---------

                                        $ 407,896            28.8%      $ 405,265            30.0%      $ 335,198            24.4%
                                        =========       =========       =========       =========       =========       =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred tax assets and liabilities included in other assets or other liabilities at December 31 consist of the following:

                                                    1998          1997
                                                  --------      --------
Deferred tax assets:
   Allowance for loan losses ................     $ 14,022      $ 14,022
   Foreclosed assets ........................       38,352        36,006
   Deferred executive compensation ..........       12,119         3,935
   Other ....................................         --             849
                                                  --------      --------
    Total deferred tax assets ...............       64,493        54,812
                                                  --------      --------

Deferred tax liabilities:
   Net unrealized appreciation
      on available for sale securities ......      131,975        51,729
   Accumulated depreciation .................       30,719        32,111
                                                  --------      --------
      Total deferred tax liabilities ........      162,694        83,840
                                                  --------      --------

Net deferred tax liability ..................     $(98,201)     $(29,028)
                                                  ========      ========

         Management estimates realizability of a deferred tax asset based on the Company's ability to generate taxable income in the future. A deferred tax valuation reserve is established, if needed, to limit the net deferred tax asset to its realizable value.

Note 12. Lease Commitments

         The Company leases land, buildings, and equipment under cancelable and noncancelable leases. The leased properties are used primarily for banking purposes.

         Future minimum payments, by year and in the aggregate, for noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 1998:

        Year Ending                                           Amount
        -----------                                         ----------
        1999.........................................       $   68,360
        2000.........................................           45,871
        2001.........................................           45,871
        2002.........................................           45,871
        2003.........................................           40,771
                                                            ----------
        Total future minimum lease payments                 $  246,744
                                                            ==========

         All leases contain options to extend the lease term upon expiration and will probably be exercised.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The total rental expense on operating leases for the years ended December 31, 1998, 1997, and 1996, amount to $63,409, $60,096 and
         $58,538, respectively.

         One of the bank's branch offices is leased from a corporation which is owned by a shareholder and director of the Bank. Lease expense related to this property totaled $20,671 for the 1998 fiscal year.


Note 13. Other Operating Expenses

         The composition of other operating expenses for each of the three years for the period ended December 31 are as follows:

                                              1998         1997         1996
                                             --------     --------     --------

FDIC and Louisiana assessments .........     $ 24,707     $ 21,636     $ 16,046
Advertising ............................       63,622       26,670       25,179
Office supplies ........................       70,465       79,418       76,439
Postage ................................       56,269       52,202       52,358
Other insurance ........................       12,727       16,390       29,440
ATM expenses ...........................       27,029       25,803       25,836
Director fees ..........................       87,700       89,750       71,850
Other ..................................      325,374      322,156      319,869
                                             --------     --------     --------

                                             $667,893     $634,025     $617,017
                                             ========     ========     ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14. American Bancorp, Inc. (Parent Company Only)

         The following financial statements of American Bancorp, Inc. (Parent Company Only) include the Bank under the equity method of accounting.

BALANCE SHEETS

                                                                          DECEMBER 31,
                                                                 ----------------------------
                                                                    1998             1997
                                                                 -----------      -----------
ASSETS
   Cash on deposit with subsidiary .........................     $    30,816      $    54,864
   Investment in subsidiary ................................       9,409,206        8,452,334
   Due from American Bank ..................................          20,331           11,562
                                                                 -----------      -----------

      Total assets .........................................     $ 9,460,353      $ 8,518,760
                                                                 ===========      ===========

LIABILITIES
   Accrued income taxes payable ............................     $    14,846      $     6,077
                                                                 -----------      -----------

     Total liabilities .....................................          14,846            6,077
                                                                 -----------      -----------

SHAREHOLDERS' EQUITY
   Common stock: $5 par value, 10,000,000
      shares authorized; 120,000 shares
      issued, 118,449 and
      119,962 shares outstanding, respectively .............         600,000          600,000
   Surplus .................................................       2,150,000        2,150,000
   Retained earnings .......................................       6,524,015        5,664,283
   Net unrealized loss on securities
      available for sale, net of tax of $131,975
      and $51,729, respectively ............................         256,187          100,414
   Treasury stock, 1,551 and 38 shares
        at cost, respectively ..............................         (84,695)          (2,014)
                                                                 -----------      -----------
         Total shareholders' equity ........................       9,445,507        8,512,683
                                                                 -----------      -----------

         Total liabilities and shareholders' equity ........     $ 9,460,353      $ 8,518,760
                                                                 ===========      ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

American Bancorp, Inc. (Parent Company Only)

STATEMENTS OF INCOME

                                                      YEARS ENDED DECEMBER 31,
                                             ----------------------------------------
                                                1998           1997           1996
                                             ----------     ----------     ----------
Income:
   Dividends from bank subsidiary ......     $  216,134     $  185,000     $  123,000
                                             ----------     ----------     ----------

Expenses:
   Directors fees ......................          8,400           --             --
   Other expenses ......................            967            890          1,765
                                             ----------     ----------     ----------
                                                  9,367            890          1,765
                                             ----------     ----------     ----------

Earnings before income taxes
   and equity in undistributed
   earnings of subsidiary ..............        206,767        184,110        121,235

Provision for income taxes .............           --             --             --
                                             ----------     ----------     ----------

Earnings before equity in
   undistributed earnings of
   subsidiary ..........................        206,767        184,110        121,235

Equity in undistributed
   earnings of subsidiary ..............        801,101        763,426        917,074
                                             ----------     ----------     ----------

      Net income .......................     $1,007,868     $  947,536     $1,038,309
                                             ==========     ==========     ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

American Bancorp, Inc. (Parent Company Only)

STATEMENTS OF CASH FLOWS

                                                                   YEARS ENDED DECEMBER 31,
                                                       ---------------------------------------------
                                                           1998             1997             1996
                                                       -----------      -----------      -----------
OPERATING ACTIVITIES
   Net income ....................................     $ 1,007,868      $   947,536      $ 1,038,309
   Adjustments to reconcile net
      income to net cash provided
      by operating activities:
         Equity in undistributed
            earnings of subsidiary ...............        (801,101)        (763,426)        (917,074)
         (Increase) decrease in other assets .....          (8,769)          24,567          391,833
         Increase (decrease) in income taxes
            payable ..............................           8,769          (24,567)        (389,833)
                                                       -----------      -----------      -----------

            Net cash provided by
               operating activities ..............         206,767          184,110          123,235
                                                       -----------      -----------      -----------

FINANCING ACTIVITIES
   Dividends paid to shareholders ................        (148,134)        (132,000)        (120,000)
                                                       -----------      -----------      -----------

            Net cash used by
               financing activities ..............        (148,134)        (132,000)        (120,000)
                                                       -----------      -----------      -----------

INVESTING ACTIVITIES
   Purchase of treasury stock ....................         (82,681)          (2,014)             -0-
                                                       -----------      -----------      -----------

           Net cash used by
              investing activities ...............         (82,681)          (2,014)             -0-
                                                       -----------      -----------      -----------

          Increase (decrease) in cash
              and cash equivalents ...............         (24,048)          50,096            3,235


Cash and cash equivalents at
   beginning of year .............................          54,864            4,768            1,533
                                                       -----------      -----------      -----------

Cash and cash equivalents at
   end of year ...................................     $    30,816      $    54,864      $     4,768
                                                       ===========      ===========      ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Financial Instruments

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

         Variances between the carrying amount and the estimated fair value of loans reflect both credit risk and interest rate risk. The Bank is protected against changes in credit risk by the allowance for possible loan losses of $595,762 at December 31, 1998.

         The fair value estimates presented are based on information available to management as of December 31, 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, these amounts have not been revalued for purposes of these financial statements since that date. Therefore, current estimates of fair value may differ significantly from the amounts presented. None of the assets or liabilities included in the table below are held for trading purposes.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                   CARRYING           FAIR
                                                    AMOUNT            VALUE
                                                  -----------     -----------
ASSETS
        Cash and short-term investments .....     $14,270,107     $14,270,107
        Securities held to maturity .........     $ 5,700,657     $ 5,744,057
        Securities available for sale .......     $24,013,561     $24,013,561
        Commercial loans ....................     $ 7,666,021     $ 7,662,000
        Consumer loans ......................     $ 4,980,628     $ 4,886,000
        Real estate loans ...................     $15,411,708     $15,782,000

LIABILITIES
        Demand deposits .....................     $21,026,282     $21,026,282
        NOW accounts ........................     $10,969,200     $10,969,200
        Money market accounts ...............     $ 2,059,420     $ 2,059,420
        Savings .............................     $ 9,159,284     $ 9,159,284
        Time Deposits .......................     $20,604,797     $20,756,000


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

         The Bank issues letters of credit and financial guarantees (standby letters of credit) whereby it agrees to honor certain financial commitments in the event its customers are unable to perform. The majority of the standby letters of credit consist of performance guarantees. Management conducts regular reviews of all outstanding standby letters of credit, and the results of these reviews are considered in assessing the adequacy of the Bank's reserve for possible loan losses. The Bank has not incurred any losses in its commitments in 1998 or 1997. Management does not anticipate any material losses related to these instruments.

         The estimated fair values of off-balance-sheet financial instruments are not material. A summary of the notional amounts of the Bank's financial instruments with off-balance-sheet risk at December 31, 1998 and 1997 are as follows:

                                                     1998           1997
                                                  ----------     ----------

Commitments to extend credit ................     $4,902,427     $4,568,172
Credit card arrangements ....................     $1,902,592     $1,200,902
Standby letters of credit ...................     $  153,007     $  169,101

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Regulatory Matters

         The Bank is subject to the dividend restrictions set forth by the Louisiana Commissioner of Financial Institutions. Under such restrictions, the Bank may not, without the prior approval of the Commissioner of Financial Institutions, declare dividends in excess of the sum of the current year and prior year earnings less dividends paid during these periods. The dividends as of December 31, 1998, that the Bank could declare without the approval of the Commissioner of Financial Institutions, amounted to $1,675,270. The Bank is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1998, the Bank is required to have minimum Tier 1 and Total capital ratios of 4% and 8%, respectively. The Bank's actual ratios at that date were 27.47% and 28.72%, respectively. The Bank's leverage ratio was 13.36% and 12.97% as of December 31, 1998 and 1997, respectively.

         Under Section 18J of the Federal Deposit Insurance Act, which is subject to Section 23A of the Federal Reserve Act, the Bank cannot make loans, extensions of credit, repurchase agreements, investments, and advances, which exceed 10 percent of its capital stock and surplus, to an affiliate. Such loans must be collateralized by assets with market values of 100% to 130% of loan amounts, depending upon the nature of the collateral.


Note 17. Contingencies

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

              CHIEF EXECUTIVE OFFICER AND EXECUTIVE VICE-PRESIDENT
                               Ronald J. Lashute

                             SENIOR VICE-PRESIDENT
                            Walter J. Champagne, Jr.

                                VICE-PRESIDENTS

Charlene Louviere                                          Joan T. Muller, Chief
Angel Powell                                                Financial Officer,
Peter Strawitz, III                                         Cashier


                           ASSISTANT VICE-PRESIDENTS

David Gremillion                                           Christopher Choate


                               ASSISTANT CASHIERS

Elaine D. Ardoin                                           Elizabeth Miller
Audrey Cormier                                             Bonnie Pavy
Sally Hooks                                                Stephanie Richard
Cindy Whitmore                                             Audrey Thibodeaux


                                   DIRECTORS

Walter J. Champagne, Jr.                                   Alvin Haynes II
Attaway Darbonne                                           Charles Jagneaux
J.C. Diesi                                                 Sylvia Sibille
Salvador L. Diesi, Sr.


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

Jasper J. Artall                        Farmer.

Walter J. Champagne, Jr.                Farmer.

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