Form 10-K, Exhibit 13
period 1999-12-31
AMERICAN BANCORP INC/LA
filed 2000-03-16
CIK 721238

                                                                   EXHIBIT 13.1





                                     [LOGO]

                               1999 ANNUAL REPORT
                             AMERICAN BANCORP, INC.
                              POST OFFICE BOX 1579
                           OPELOUSAS, LOUISIANA 70570

NATURE OF BUSINESS

     American Bancorp, Inc. is a one-bank holding company whose sole subsidiary is American Bank and Trust Company, a commercial bank whose general business is that of providing banking services to the Opelousas, Louisiana area. The Bank serves the needs of the area through 44 employees at six banking locations. The main office is located at the corner of Landry Street and Union Street in Opelousas. Branch banking-offices are located in the parish of St. Landry in the communities of Lawtell, Krotz Springs, Port Barre and an office on Creswell Lane in South Opelousas. In addition, the Bank has a branch located on Moss Street, in Lafayette, Louisiana.


MARKET PRICE AND DIVIDENDS DECLARED

                                                                  Dividends
    Year          Quarter             High           Low          Per Share
    ----          -------             ----           ----         ---------
    1999          First               $ 60           $ 60         $       -
                  Second                61             61                 -
                  Third                 61             61                 -
                  Fourth                62             62              1.45


    1998          First               $ 53           $ 53         $       -
                  Second                55             55                 -
                  Third                 57             57                 -
                  Fourth                60             30              1.25


Note: The primary market area for American Bancorp, Inc.'s common stock is the Opelousas, Louisiana area with American Bank and Trust Company acting as registrar and transfer agent. There were approximately 516 shareholders of record at December 31, 1999.

     Source of market price - American Bank & Trust Company acts as the transfer agent for the Company. The stock is thinly traded and the price ranges are based on stated sales price to the transfer agent, which does not represent all sales.


ANNUAL SHAREHOLDERS' MEETING

     The annual meeting of the shareholders of American Bancorp, Inc. will be held on April 12, 2000 in the Board of Directors Room at the Operations Center located at 321 East Landry Street, Opelousas, Louisiana.


FORM 10-K ANNUAL REPORT

     American Bancorp, Inc. files an annual report with the Securities and Exchange Commission on Form 10-K. A copy of the report filed on Form 10-K will be sent free of charge to any shareholder by writing to: Ronald J. Lashute, Chief Executive Officer and Executive Vice-President, American Bank and Trust Company, Post Office Box 1579, Opelousas, Louisiana 70570.

                                FINANCIAL SUMMARY
           (In thousands of dollars except per share data and ratios)


                                                                  1999           1998             1997
                                                                  ----           ----             ----
FOR THE YEAR

         Net income ...................................     $     1,086      $     1,008      $       948

         Return on average shareholders' equity .......           11.38%           11.27%           11.70%

         Return on average total assets ...............            1.42%            1.47%            1.47%

AT YEAR END

         Total assets .................................     $    80,232      $    73,666      $    64,621

         Total earning assets .........................     $    71,670      $    67,114      $    57,377

         Total loans ..................................     $    28,253      $    27,463      $    27,835

         Total deposits ...............................     $    70,434      $    63,819      $    55,857

         Total shareholders' equity ...................     $     9,506      $     9,446      $     8,513

         Common shares outstanding ....................         117,712          118,449          119,962


PER SHARE

         Net income ...................................     $      9.21      $      8.47       $     7.90

         Book value ...................................     $     80.75      $     79.75       $    70.96

         Cash dividends declared ......................     $      1.45      $      1.25       $     1.10


CAPITAL RATIOS

         Total risk-based capital ratio ...............           29.82%           28.72%           27.38%

         Leverage ratio ...............................           13.11%           13.36%           12.97%

                                 C O N T E N T S

                                                                           PAGE
Financial Summary ................................................         2

A Message to the Shareholders ....................................         4

Management's Discussion and Analysis of Financial
   Condition and Results of Operations ...........................         5 - 27

Independent Auditors' Report .....................................         28

Consolidated balance sheets ......................................         29 and 30

Consolidated statements of income ................................         31

Consolidated statements of changes in shareholders' equity .......         33

Consolidated statements of cash flows ............................         34

Notes to consolidated financial statements .......................         35 - 54

Officers and directors of American Bank & Trust Company ..........         55

Officers and directors of American Bancorp, Inc. .................         56

                               TO THE SHAREHOLDERS

     Last year's performance for American Bancorp, Inc. and American Bank &Trust Co., its sole subsidiary, proved to be most successful. Growth and income goals of the company were exceeded.In fact, last year's net income of $1,085,545 was the best in the history of the bank. As a result of earnings, return on average assets was 1.42% and return on equity was 11.38%.

     Earnings this past year was $9.21 per share compared to $8.47 in 1998. The book value of the company's stock was increased to end the year at $80.75 per share. Dividends paid to the shareholders in 1999 was $1.45 per share representing a 16% increase over dividends paid in 1998 and a 70% increase from the dividend paid in 1995.

     Exceptional growth last year was a major contributing factor to the bank's increased earnings. As a result of growth, average assets during 1999 were $76,452,000, up from $68,472,000 in 1998. This represents an increase of 11.7% or $7,980,000.

     As the bank's assets and earnings have continued to grow, asset quality remains remarkably good. At December 31, 1999, nonperforming assets were only
 .14% of the total assets and net charge off loans as a percentage of average total loans was only .06%. The bank also remains well capitalized with a leverage capital ratio at year end of 13.11%.

     The results of past performance has positioned the company to move forward in the New Millennium with a strong capital base and the resources necessary to provide the products and services that new technology has to offer. A new computer system with enhanced software will be installed at the bank during the first half of 2000, thus enabling the bank to offer increased customer service. In Lafayette, the year 2000 will bring construction of a new full service banking facility allowing the relocation of the Lafayette Branch.

     We appreciate the continuing support from you our shareholders and customers, and promise to manage the company with the same work ethic that you have come to expect from our management and dedicated staff of employees.






/S/ SALVADOR L. DIESI
Salvador L. Diesi, Sr., Chairman of the Board
         and President




/s/ RONALD J. LASHUTE
Ronald J. Lashute, Chief Executive Officer and
         Executive Vice-President of American
         Bank &Trust Co.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


                 SUMMARY OF OPERATIONS FOR THE LAST FIVE YEARS
           (In thousands of dollars except per share data and ratios)


                                                                               YEAR ENDED DECEMBER 31,
                                                    -------------------------------------------------------------------------------
                                                        1999             1998             1997             1996             1995
                                                    -------------------------------------------------------------------------------

Operating Data:
      Net interest income .....................     $     3,308      $     3,211      $     3,085      $     2,976      $     3,065
      Provision for possible loan
         losses ...............................     $        --      $        --      $        --      $        --      $        --
      Net income ..............................     $     1,086      $     1,008      $       948      $     1,038      $       963

Per share data:
      Weighted average number of
         shares outstanding ...................         117,884          118,965          119,997          120,000          120,000
      Net income ..............................     $      9.21      $      8.47      $      7.90      $      8.65      $      8.03
      Cash dividends declared .................     $      1.45      $      1.25      $      1.10      $      1.00      $       .85
      Book value at end of year ...............     $     80.75      $     79.75      $     70.96      $     63.80      $     56.55

Balance sheet totals:
      Average assets ..........................     $    76,452      $    68,472      $    64,384      $    61,012      $    58,733
      Average shareholders' equity ............     $     9,536      $     8,942      $     8,099      $     7,251      $     6,230

Relationship between significant financial ratios:
         Percentage of net income
            to average total assets ...........            1.42%            1.47%            1.47%            1.70%            1.64%
         Percentage of net income
            to average shareholders'
            equity ............................           11.38%           11.27%           11.70%           14.32%           15.46%
         Percentage of dividends
            declared per common share
            to net income per common
            share .............................           15.74%           14.76%           13.92%           11.56%           10.59%
         Percentage of average share-
            holders' equity to average
            total assets ......................           12.47%           13.06%           12.58%           11.88%           10.60%
      Tier 1 risk-based capital ratio .........           28.57%           27.47%           26.13%           23.23%           21.92%
      Total risk-based capital ratio ..........           29.82%           28.72%           27.38%           24.48%           23.17%
      Leverage ratio ..........................           13.11%           13.36%           12.97%           12.44%           11.36%

     Management's discussion and analysis of financial condition and results of operations should be read in conjunction with the accompanying financial statements and notes.


OVERVIEW

     The Company reported net income of $1,085,545 in 1999 compared to $1,007,868 in 1998 and $947,536 in 1997. Interest income has increased over the last three years. The increase for 1999 was $.163 million and an increase of $.174 million from 1997 to 1998. Interest expense also increased in 1999. The increase for 1999 was $.66 million and an increase of $.49 million from 1997 to 1998. Net income before taxes has been increasing over the past three years.

     Average total assets continue to increase. These assets have grown 11.7%, 6.4% and 5.5% in 1999, 1998, and 1997, respectively. This increase is a result of the growth of non-interest bearing demand deposits and time deposits in 1999 and 1998. Non-interest bearing demand deposits increased $4.892 million in 1999 or 25.65% over the 1998 balance and an increase of $2.224 million in 1998 or 13.2% over the 1997 balance. Time deposits increased $2.283 million or 11.56% in 1999 over the 1998 amounts and $.744 million or 3.9% in 1998 over the 1997 amounts.

     The year end balance sheet reflects an increase of $6.565 million or 8.91% in total assets. Cash reflected an increase of $1.716 million or 39.60% from 1998. During the same period, total securities increased by $4.508 million or 15.17%. In addition, total deposits increased $6.615 million or 10.37% in comparing 1999 to 1998. For the same period, there was an increase of $.060 million in stockholders' equity.

STATEMENT OF INCOME ANALYSIS

     Net interest income on a taxable-equivalent basis was $3.499 million in 1999, an increase of $.175 million, or 5.26% compared to 1998. In 1998, net interest income was $3.324 million, an increase of $.165 million, or 5.22% over the prior year. The net interest margin for 1999 was 5.00% compared to 5.32% in 1998 and 5.39% for 1997. Table 1 summarizes average balances, income and average yields on earning assets and expense and average rates paid on interest bearing liabilities. Table 2 analyzes the change in net interest income for the two most recent annual intervals.

     The increase in the average balances of short-term investments and securities available for sale had a positive effect on the change in net interest margin from 1998 to 1999. However, this effect was partially negated by the decrease in average rates earned on these assets. The increase in the average balance on time and saving deposits also had an impact on the change in the net interest margin from 1998 to 1999.

Provision for Possible Loan Losses. The provision for possible loan losses was $-0- in 1999, 1998 and 1997. As a percentage of outstanding loans, the allowance for possible loans losses was 2.01%, 2.12% and 2.11% at December 31, 1999, 1998 and 1997, respectively. The annual provision is determined by the level of net charge offs, the size of the loan portfolio, the level of nonperforming loans, anticipated economic conditions, and review of financial condition of specific customers.

NON-INTEREST INCOME. Non-interest income increased $80,161 or 13.09% from 1998 to 1999. There was only a slight increase of $5,987 or 1.00% from 1997 to 1998. The increase in 1999 was due to NSF charges of the Bank's customers. The Bank's management realizes that non-interest income will become increasingly important as deregulation continues to impact the net interest margin; therefore, we are continuously evaluating new opportunities for fee revenues through proper pricing of services and the development of new sources of non-interest revenue.

NON-INTEREST EXPENSE. Non-interest expense increased $104,494 or 4.34% in 1999 from 1998. The increase from 1997 to 1998 was $68,470 or 2.93%. There is no one particular expense category that has experienced a large increase in 1999. The increase is spread over a large number of accounts. In comparing 1999 to 1998 and 1997, there were immaterial variances between years. These increases are mainly due to increases in overall salaries for the three year period.

INCOME TAXES. The Company recorded income tax expense of $402,933 in 1999 compared to $407,896 in 1998 and $405,265 in 1997.

     Net future deductible temporary differences at December 31, 1999 was $101,411. The allowance for loan losses represents $40,063 and the deferred executive compensation represents $46,660 of the future deductible temporary differences. The provision for possible loan losses which contributed to the allowance has been recognized as expense for financial reporting purposes but is not deductible for federal income tax purposes until the loans are charged off. The deferred executive compensation is an expense for financial reporting purposes but is not deductible until actually paid. Valued at the 34% federal statutory tax rate, the net future deductible amounts, if ultimately recognized, would generate tax benefits of $30,353. These benefits are recorded as a deferred tax asset at December 31, 1999.


BALANCE SHEET AND CAPITAL FUNDS ANALYSIS

      Investment securities are a major use of funds by the Bank. The balance at December 31, 1999 was $34,222,304 which represented a $4,508,086 or 15.17%
increase from the $29,714,218 balance outstanding at December 31, 1998. Investment securities serve several purposes. A portion of investment securities provides liquidity or secondary reserves, which management can use, if necessary, to meet loan demand or deposit withdrawals. Investment securities, especially obligations of state and political subdivisions, provide for schools, road construction, sewers, and various other projects. The Bank invests a portion of these funds in the market area as a service to the community in which it operates. The remainder of these funds are invested in obligations of the United States Government or its agencies. It is management's policy to minimize risk in investments and provide liquidity by investing in short-term maturities with quality ratings. While a substantial portion of the investment portfolio is pledged on public deposits (36%), this is less than 1998 pledged percentage of 39%. The amount of public funds on deposit has been increasing slightly for the last three years and management anticipates this source of deposits will not grow substantially in the future.

     The Bank's primary use of funds is to meet loan demand. Loans, net of unearned income, were $28,832,360 at December 31, 1999, compared to $28,058,357 at December 31, 1998. This $774,003 or 2.76% increase is the result of increased market share in the market area.

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

     As of December 31, 1999, total deposits increased $6,615,384 or 10.37% from December 31, 1998. The most significant change in deposits from 1998 to 1999 were increases in NOW and non-interest bearing demand deposit accounts of $2,644,175 or 24.11% and $2,776,805 or 13.21%, respectively. The increase in NOW accounts is attributable to an increase in deposits in 1999 as compared to 1998 by a local public body. The increase in non-interest bearing accounts is attributable to an increase in commercial accounts in 1999.

     Shareholders' equity increased $60,168 or .64% from December 31, 1998 to December 31, 1999. Retained earnings increased $914,862 or 14.02% in 1999. However, the accumulated other comprehensive income at 1998 of $256,187 became a loss of $553,801 in 1999 due to the effect of interest rate hikes on the investment portfolio. The equity or book value of the Bank is the shareholders' investment in the Bank resulting from the sale of stock and the accumulation of earnings retained by the Bank. The strength of the Bank and its ability to grow depends to a great extent on management's ability to maintain a corresponding growth in shareholders' equity.

     We declared cash dividends in the amount of $170,683 or $1.45 per share in 1999 and $148,134 or $1.25 per share in 1998. Dividends of $132,000 or $1.10 per share were declared in 1997.

NONPERFORMING ASSETS AND PAST DUE LOANS. Nonperforming assets are loans carried on a nonaccrual basis, those classified as restructured loans (loans with below-market interest rates or other concessions due to the deteriorated financial condition of the borrower), repossessed real estate, property in the process of being repossessed and repossessed movable property. A loan is placed on nonaccrual when, in management's judgment, the borrower's financial condition has deteriorated to the point that his ability to service the principal and/or interest is in doubt. At that time, any accrued interest on the loan is reversed and accruing of interest is discontinued. The Company's nonperforming assets consist primarily of a small number of installment loans.

     Nonperforming assets at December 31, 1999 were $109,029, a decrease of $96,520 or 46.96% from December 31, 1998. The most significant decrease in nonperforming assets from 1998 to 1999 was in the loans on nonaccrual status. This resulted primarily from collections on a group of automobile loans purchased in 1996. The Bank has experienced little activity in other real estate for the three year period ended December 31, 1999. Management anticipates this favorable trend to continue.

     Loans are considered to be impaired when it is probable that all amounts due in accordance with the contractual terms will not be collected. Included in nonaccrual loans are loans that are considered to be impaired, which totaled $69,889 at December 31, 1999 and $144,797 at December 31, 1998. The allowance for loan losses related to these loans was $10,000 and $100,000 at December 31, 1999 and 1998, respectively.

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

     At the Parent Company (American Bancorp, Inc.) level, cash is needed to fund operations and to pay dividends. During December 31, 1999, the Parent Company received $230,000 from the Bank in dividends. The majority of these funds were used to pay dividends to stockholders and to repurchase outstanding Company stock.

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

     Regulations applicable to state banks and their holding companies prescribe minimum capital levels. These levels are based on established guidelines which relate required capital standards to both risk-weighted assets (risk-based capital ratios) and total assets (leverage ratio). In accordance with risk-based guidelines, assets and off-balance-sheet financial instruments are assigned weights to measure their levels of risk. The total Tier 1 risk-based capital ratio for the Bank was 28.57% at year end 1999 and 27.47% at year end 1998. Leverage ratios were 13.11% and 13.36% at December 31, 1999 and 1998, respectively. The Bank presently meets or exceeds all required risk-based capital standards and anticipates no difficulty in maintaining those standards.

FAIR VALUES OF FINANCIAL INSTRUMENTS. Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Values of Financial Instruments" requires disclosure of estimated fair values of financial instruments. Financial instruments are defined as cash and contractual rights and obligations that require settlement, directly or indirectly, in cash. Note 13 to the consolidated financial statements provides information regarding the fair values of financial instruments as of December 31, 1999.

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

    The build-up approach views the discount rate as consisting of four components. They are risk-free rate, credit risk, operating expense, and prepayment option price. Risk-free rate forms the foundation of the discount rate and is derived from the Treasury yield curve. The credit risk component is the annualized yield needed to cover the loss of value expected over the entire life of a portfolio. The operating expense component represents an annualized cost rate derived from operating expense allocations. This component is used to adjust the risk-free rate in order to compensate for operating expenses. The prepayment option price is the final component, and represents a basis point adjustment to the risk-free rate to reflect the value of imbedded prepayment options.

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

    The effect of an increase in 200 basis points from December 31, 1999 rates would be a reduction of $.788 million in total market value of shareholders' equity or a 6.89% decrease in the market value of the portfolio equity. A decrease of 200 basis points from December 31, 1999 rates would result in an increase of $.541 million or a 4.73% increase in the market value of the portfolio equity.

    The effect on earnings is also reflected in Table 14. A 200 basis point increase on the assets and liabilities outstanding as of December 31, 1999 would result in an increase in net income of $.130 million or a 11.21% increase in net income. A 200 basis point decrease on the assets and liabilities outstanding as of December 31, 1999 would have the opposite effect and would result in a decrease of net income in the amount of $.135 million or a 11.63% decrease in net income.

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

    American Bancorp, Inc. formed the "Y2K (Year 2000) Steering Committee" in 1997 to address the Year 2000 issue. The objectives of this committee were to detail a plan of action for conversion of its computer applications to Year 2000 compliant applications, to ensure compliance with all "Federal Financial Institutions Examination Council" ("FFIEC") regulations regarding the Year 2000, and to ensure uninterrupted service to its customers. The Bank undertook an extensive awareness campaign both internally and externally in an effort to maintain heightened awareness of Year 2000 implications to its employees, Board of Directors, suppliers and customers.

    The Bank developed a comprehensive inventory and risk assessment plan to identify all systems and processes which could potentially be effected by the century date change. Because core processing systems are acquired from third party vendors, the Bank had very little control over the remediation of these systems. However, the Bank maintained close contact with its core system and all other vendors identified in the inventory and risk assessment, complying with FFIEC guidelines regarding assessment of the status of these third party vendor's Year 2000 readiness efforts. As of December 31, 1999, all of the Bank's core processing systems had been replaced or upgraded with Year 2000 compliant systems and software. All systems and processes have been tested.

    As of December 31, 1999, the Bank incurred costs related to the Year 2000 issue of approximately $10,000 and no additional expenditures are anticipated for the 2000 fiscal year.

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

TABLE 1
SUMMARY OF CONSOLIDATED NET INTEREST INCOME
Fully taxable equivalent basis (In thousands)

                                                                    1999
                                                    -------------------------------------
                                                     AVERAGE                     AVERAGE
                                                     BALANCE       INTEREST       RATE
                                                     -------       --------     ---------
ASSETS
  Short-term investments                              $  9,782   $      492        5.03%
  Loans, net of unearned income (1) (2)                 26,880        2,450        9.11
  Securities available for sale (1) (3)                 28,672        1,781        6.21
  Securities held to maturity                            4,689          288        6.14
                                                    ----------   ----------
       Total interest earning assets                    70,023        5,011        7.16%
  Allowance for possible loan losses                      (592)  ----------   ---------
  Cash and due from banks                                4,912
  Other assets                                           2,109
                                                    ----------
       Total assets                                 $   76,452
                                                    ==========

LIABILITIES
   Interest-bearing demand deposits                 $   10,838   $      211        1.95%
   Savings deposits                                      9,714          263        2.71
   Time deposits                                        22,030        1,038        4.71
   Short-term borrowings                                    --           --          --
                                                    ----------   ----------
       Total interest-bearing liabilities               42,582        1,512        3.55%
                                                                 ----------   ---------
   Non-interest bearing demand deposits                 23,962
   Other liabilities                                       372
                                                    ----------
       Total liabilities                                66,916

SHAREHOLDERS' EQUITY
   Shareholders' equity                                  9,536
                                                    ----------
       Total liabilities and shareholders' equity   $   76,452
                                                    ==========

   Total interest expense related to earning assets                                2.16%
                                                                              ---------

   Net interest income                                           $    3,499
                                                                 ==========

   Net interest margin
                                                                                   5.00%
                                                                             ==========

(1) Interest income earned on nontaxable investment securities and certain loans are exempt from taxation. However, an adjustment has been made for the tax preference item related to nontaxable securities purchased after December 31, 1982. An incremental tax rate of 34% is used to compute the taxable equivalent adjustment for 1999, 1998, and 1997.

(2) For purposes of yield computations, non-accrual loans are included in loans outstanding.

(3) Yield computations are based on historical cost of securities available for sale.

                 1998                                    1997
 -------------------------------------   -------------------------------------
  AVERAGE                     AVERAGE     AVERAGE                     AVERAGE
  BALANCE       INTEREST       RATE       BALANCE       INTEREST       RATE
  -------       --------     ---------    -------       --------     ---------
 $  5,732       $    309       5.39%      $  4,612     $    251          5.44%
   28,548          2,639       9.24         27,797        2,572          9.25
   19,113          1,237       6.47         10,922          756          6.92
    9,092            585       6.43         15,270          977          6.40
 --------       --------                  --------     --------
   62,485          4,770       7.63%        58,601        4,556          7.77%
     (602)      --------   --------           (604)    --------      --------
    4,093                                    3,963
    2,496                                    2,424
 --------                                 --------
 $ 68,472                                 $ 64,384
 ========                                 ========



 $ 11,104       $    216       1.95%      $ 11,752     $    229          1.95%
    9,223            250       2.71          8,374          227          2.71
   19,747            978       4.95         19,003          941          4.95
       29              2       6.90             --           --            --
 --------       --------                  --------      -------
   40,103          1,446       3.61%        39,129        1,397          3.57%
   19,070       --------   --------         16,846      -------      --------
      357                                      310
 --------                                 --------
   59,530                                   56,285

    8,942                                    8,099
 --------                                 --------
 $ 68,472                                 $ 64,384
 ========                                 ========
                               2.31%                                     2.38%
                           --------                                  --------
                $  3,324                               $  3,159
                ========                               ========
                               5.32%                                     5.39%
                           ========                                  ========

TABLE 2
RATE/VOLUME ANALYSIS
Fully taxable equivalent basis (In thousands)

                                                          YEAR ENDED DECEMBER 31,
                                              ----------------------------------------
                                                                1999/1998
                                              ----------------------------------------
                                                 INCREASE (DECREASE)
                                                 DUE TO CHANGE IN: (1)
                                              ------------------------
                                               AVERAGE        AVERAGE           NET
                                               BALANCE         RATE           CHANGE
                                              ---------      ---------       ---------
Interest income:
   Short-term investments ..................    $ 211          $ (28)          $ 183
   Loans, net of unearned income (2) .......     (153)           (36)           (189)
   Securities available for sale (3) .......      606            (62)            544
   Securities held to maturity .............     (277)           (20)           (297)
                                                -----          -----           -----
      Total interest income ................      387           (146)            241
                                                -----          -----           -----
Interest expense:
   Demand deposits .........................       (5)            --              (5)
   Savings deposits ........................       13             --              13
   Time deposits ...........................      108            (50)             58
   Short-term borrowing ....................       --             --              --
                                                -----          -----           -----
      Total interest expense ...............      116            (50)             66
                                                -----          -----           -----

Taxable-equivalent net interest income .....    $ 271          $ (96)          $ 175
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

             YEAR ENDED DECEMBER 31,
 ----------------------------------------
                   1998/1997
 ----------------------------------------
    INCREASE (DECREASE)
    DUE TO CHANGE IN: (1)
 ------------------------
  AVERAGE        AVERAGE           NET
  BALANCE         RATE           CHANGE
 ---------      ---------       ---------
   $  61          $ (3)          $  58
      69            (2)             67
     549           (68)            481
    (396)            4            (392)
   -----          ----           -----
     283           (69)            214
   -----          ----           -----


     (13)           --             (13)
      23            --              23
      37            --              37
       1             1               2
   -----          ----           -----

      48             1              49
   -----          ----           -----

   $ 235          $(70)          $ 165
   =====          ====           =====

TABLE 3
SECURITIES PORTFOLIO
(In thousands)

                                             DECEMBER 31, 1999                         DECEMBER 31, 1998
                                   -------------------------------------   -------------------------------------
                                    HELD TO       AVAILABLE                  HELD TO       AVAILABLE
                                   MATURITY       FOR SALE        TOTAL     MATURITY       FOR SALE       TOTAL
                                   --------       ---------     --------   ---------      ----------    ---------
U.S. Treasury .................    $ 2,300         $ 3,501       $ 5,801     $ 2,696        $ 3,553      $ 6,249
U.S. Government and
   Agencies ...................        500          12,536        13,036       3,005          9,002       12,007
Mortgage-Backed
   Securities .................         --           6,931         6,931          --          4,455        4,455
State and Political
   Subdivisions ...............         --           8,306         8,306          --          6,907        6,907
Equity Securities .............         --             149           149          --             97           97
                                   -------         -------       -------     -------        -------      -------
                                   $ 2,800         $31,423       $34,223     $ 5,701        $24,014      $29,715
                                   =======         =======       =======     =======        =======      =======

TABLE 4
MATURITY DISTRIBUTION AND SECURITIES PORTFOLIO YIELDS
(In thousands)

                                                            AFTER                   AFTER
                                                           ONE BUT                FIVE BUT
                                    WITHIN ONE           WITHIN FIVE             WITHIN TEN
                                     YEAR AMT.   YIELD    YEARS AMT.    YIELD     YEARS AMT.   YIELD
                                   -----------   -----   -----------    -----    -----------   -----
December 31, 1999:
  Held to maturity:
    U.S. Treasury ................   $   200      4.54%     $ 2,100      5.44%   $    --          --%
    U.S. Government
      and Agencies ...............        --        --          500      6.43         --          --
                                     -------      ----      -------      ----    -------        ----

     Total held to maturity ......       200      4.54%       2,600      5.63%        --          --%
                                     -------      ----      -------      ----    -------        ----

Available for sale:
  U.S. Treasury ..................     3,501      5.75%          --        --%        --          --%
  U.S. Government
    and Agencies .................        --        --        9,635      6.12      2,901        6.62
  Mortgage-Backed
    Securities (2) ...............        --        --        2,004      6.04        444        5.61
  State and
    Political
    Subdivisions (1) .............       529      7.37        4,093      6.84      3,186        7.23
    Equity Securities ............       149        --           --        --         --          --
                                     -------      ----      -------      ----    -------        ----

     Total available for sale ....     4,179      5.96%      15,732      6.30%     6,531        6.85%
                                     -------      ----      -------      ----    -------        ----

     Total securities ............   $ 4,379      5.89%     $18,332      6.20%   $ 6,531        6.85%
                                     =======      ====      =======      ====    =======        ====

(1)  Tax exempt yields are expressed on a fully taxable equivalent basis.

(2) Distributed by contractual maturity without regard to repayment schedules or projected payments.


    AFTER TEN               TOTAL
    YEARS AMT.   YIELD      AMOUNT     YIELD
    ----------  -------    --------   -------


      $    --        --%   $  2,300      5.36%

           --        --         500      6.43
      -------   -------    --------   -------

           --        --%      2,800      5.55%
      -------   -------    --------   -------


           --        --%      3,501      5.75%

           --        --      12,536      6.24

        4,483      6.58       6,931      6.36


          498      7.43       8,306      7.06
           --        --         149        --
      -------   -------    --------   -------

        4,981      6.66%     31,423      6.43%
      -------   -------    --------   -------

      $ 4,981      6.66%   $ 34,223      6.36%
      =======   =======    ========   =======

TABLE 5
LOAN PORTFOLIO

The amounts of loans outstanding for the three years ended December 31, 1999 are shown in the following table according to type of loan (in thousands).


                                               1999        1998        1997
                                             --------    --------    --------
Commercial, financial and agricultural ...   $  7,326    $  7,666    $  7,549
Real Estate - Construction ...............        949          51         359
Real Estate - Mortgage ...................     15,809      15,361      15,543
Installment ..............................      4,748       4,981       4,984
                                             --------    --------    --------
        Total ............................     28,832      28,059      28,435
Less:
  Allowance for possible loan losses .....       (579)       (596)       (600)
  Unearned income ........................         --          --          --
                                             --------    --------    --------

                                             $ 28,253    $ 27,463    $ 27,835
                                             ========    ========    ========



TABLE 6
LOAN MATURITY AND INTEREST RATE SENSITIVITY

The following table shows the amount of commercial, financial and agricultural loans, real estate-construction loans and real estate mortgage loans, exclusive of installment loans, outstanding as of December 31, 1999 which, based on remaining scheduled repayments of principal, are due in the amounts indicated. Also, the amounts due after one year are classified according to the sensitivity to the changes in interest rates (in thousands).

                                          ONE YEAR  OVER ONE
                                             OR        TO      OVER
                                          LESS (1)  5 YEARS   5 YEARS    TOTAL
                                          --------  --------  -------   -------
Maturity of Loans:
  Commercial, financial and
     agricultural .....................   $ 4,064   $ 2,180   $ 1,082   $ 7,326
  Real Estate - mortgage and
    construction ......................     3,080     3,816     9,862    16,758
                                          -------   -------   -------   -------

      Total ...........................   $ 7,144   $ 5,996   $10,944   $24,084
                                          =======   =======   =======   =======

Interest Rate Sensitivity of Loans:
  With predetermined interest rates ...   $ 4,648   $ 5,263   $ 7,419   $17,330
  With floating interest rates (2) ....     2,496       733     3,525     6,754
                                          -------   -------   -------   -------

      Total ...........................   $ 7,144   $ 5,996   $10,944   $24,084
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

Nonperforming assets totaled $109,029 at year ended 1999, a $96,519 (47.0%) decrease from the prior year. Nonperforming assets totaled $205,549 at December 31, 1998, which was a decrease of $179,580 (46.63%) from December 31, 1997. The composition of nonperforming assets for the past three years are illustrated below.

                                            1999       1998       1997
                                          --------   --------   --------
Nonperforming loans:
  Loans on nonaccrual .................   $ 69,889   $144,797   $308,059
  Restructured loans which are not
    on nonaccrual .....................     39,140     60,751     70,170
                                          --------   --------   --------

      Total nonperforming loans .......    109,029    205,548    378,229


Other real estate and repossessed
   assets received in complete or
   partial satisfaction of loan
   obligations ........................         --          1      6,900
                                          --------   --------   --------

       Total nonperforming assets .....   $109,029   $205,549   $385,129
                                          ========   ========   ========


  Loans contractually past due 90
    days or more as to principal or
    interest but which are not on
    nonaccrual ........................   $  8,119   $ 14,718   $  8,649
                                          ========   ========   ========



At December 31, 1999, the Bank has loans outstanding to multiple numbers of borrowers engaged in the medical industry and the legal profession. The loans to the medical industry were approximately $6,912,000, while the loans to the legal profession were approximately $2,633,000. There were no significant nonperforming loans outstanding in these two concentrations.

TABLE 8
ALLOWANCE FOR POSSIBLE LOAN LOSSES
(In Thousands)

                                                                      YEAR ENDED DECEMBER 31,
                                                                     -------------------------
                                                                     1999      1998      1997
                                                                     -----     -----     -----

Beginning balance ..........................................         $ 596     $ 600     $ 614
                                                                     -----     -----     -----

Provision charged against income ...........................           -0-       -0-       -0-
                                                                     -----     -----     -----

Charge-offs:
  Commercial, financial and agricultural loans .............           (13)       --        (1)
  Real estate mortgage loans ...............................            --        --        --
  Real estate construction loans ...........................            --        --        --
  Installment loans ........................................            (7)      (15)      (16)
                                                                     -----     -----     -----
    Total charge-offs ......................................           (20)      (15)      (17)
                                                                     -----     -----     -----

Recoveries:
  Commercial, financial and agricultural loans .............            --        --        --
  Real estate mortgage loans ...............................            --        --        --
  Real estate construction loans ...........................            --        --        --
  Installment loans ........................................             3        11         3
                                                                     -----     -----     -----
      Total recoveries .....................................             3        11         3
                                                                     -----     -----     -----

Net (charge-offs) recoveries ...............................           (17)       (4)      (14)
                                                                     -----     -----     -----

Ending balance .............................................         $ 579     $ 596     $ 600
                                                                     =====     =====     =====

Ratio of net (charge-offs) recoveries during
  the period to average loans outstanding
  during the period ........................................          (.06)%    (.01)%    (.05)%
                                                                     =====     =====     =====

TABLE 9
ALLOCATION FOR POSSIBLE LOAN LOSSES
(In thousands)

The allowance for possible loan losses has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories of loans at the date indicated.

                                      DECEMBER 31, 1999         DECEMBER 31, 1998
                                   -----------------------   -----------------------
                                                % OF LOANS                % OF LOANS
                                               OUTSTANDING               OUTSTANDING
                                                 TO TOTAL                  TO TOTAL
                                   ALLOWANCE      LOANS      ALLOWANCE      LOANS
                                   ---------   -----------   ---------   -----------

Commercial, financial and
   agricultural loans ........       $120         25.41%       $135         27.32%
Real estate construction .....          5          3.29           1           .18
Real estate mortgage loans ...        238         54.83         272         54.75
Installment loans ............        216         16.47         188         17.75
                                     ----        ------        ----        ------
                                     $579        100.00%       $596        100.00%
                                     ====        ======        ====        ======



                                    DECEMBER 31, 1997
                                 ------------------------
                                               % OF LOANS
                                              OUTSTANDING
                                               TO TOTAL
                                 ALLOWANCE       LOANS
                                 ---------    -----------
Commercial, financial and
   agricultural loans ........     $218          26.55%
Real estate construction .....        5           1.27
Real estate mortgage loans ...       97          54.66
Installment loans ............      280          17.52
                                   ----         ------
                                   $600         100.00%
                                   ====         ======

TABLE 10
DEPOSITS

       The following table presents the average balance and an average rate paid on deposits (in thousands):

                                                           DECEMBER 31,
                              ----------------------------------------------------------------
                                      1999                    1998                  1997
                              -------------------     -------------------     ----------------

                              Average      Average    Average      Average    Average    Average
                              Balance       Rate      Balance       Rate      Balance     Rate
                              -------      -------    -------      -------    -------    -------

Non-interest bearing
  demand deposits .......     $23,962          --%    $19,070          --%    $16,846       --%
Interest bearing
  demand deposits .......      10,838        1.95      11,104        1.95      11,752     1.95
Savings deposits ........       9,714        2.71       9,223        2.71       8,374     2.71
Time deposits ...........      22,030        4.71      19,747        4.95      19,003     4.95
Short-term borrowings ...          --          --          29        6.90          --       --
                              -------                 -------                 -------

      Total .............     $66,544                 $59,173                 $55,975
                              =======                 =======                 =======





TABLE 11
CERTIFICATES OF DEPOSIT OF $100,000 OR MORE, MATURITY DISTRIBUTION

The following table provides the maturities of time certificates of deposit of the Bank in amounts of $100,000 or more (in thousands):

                                                      DECEMBER 31,
                                             ----------------------------
                                              1999       1998       1997
                                             ------     ------     ------
Maturing in:
   3 months or less ....................     $3,076     $2,587     $2,289
   Over 3 months less than 6 months ....      1,084        920        700
   Over 6 months less than 12 months ...        458        500        300
   Over 12 months ......................         --         --        217
                                             ------     ------     ------

         Total .........................     $4,618     $4,007     $3,506
                                             ======     ======     ======

TABLE 12
RISK-BASED CAPITAL
(In thousands)

                                                            DECEMBER 31,
                                                      ----------------------
                                                        1999          1998
                                                      --------      --------

Risk-weighted assets ..........................       $ 35,073      $ 33,315
                                                      ========      ========

Capital:
   Tier I .....................................       $ 10,022      $  9,153
   Tier II ....................................            438           416
                                                      --------      --------
      Total capital ...........................       $ 10,460      $  9,569
                                                      ========      ========

Ratios:
   Tier I capital to risk-weighted assets .....          28.57%        27.47%
   Tier II capital to risk-weighted assets ....           1.25          1.25
                                                      --------      --------
      Total capital to risk-weighted assets ...          29.82%        28.72%
                                                      ========      ========

   Leverage - Tier I capital to total
      average assets ..........................          13.11%        13.36%
                                                      ========      ========



TABLE 13
RETURN ON EQUITY AND ASSETS

The following table shows consolidated operating and capital ratios for each of the last three years:

                                                           DECEMBER 31,
                                                  ----------------------------
                                                   1999       1998       1997
                                                  ------     ------     ------

Return on average total assets ...........         1.42%      1.47%      1.47%

Return on average shareholders' equity ...        11.38%     11.27%     11.70%

Dividend payout ratio ....................        15.74%     14.76%     13.92%

Average equity to average assets ratio ...        12.47%     13.06%     12.58%

TABLE 14
INTEREST RATE SENSITIVITY ANALYSIS
DECEMBER 31, 1999
(In thousands)

                                                                         RATES
                                                                 ---------------------
                                                   FORECAST      +200 BP       -200 BP
                                                   --------      -------       -------
Economic value at risk:
     Total assets ............................     $80,232
     Bank equity .............................     $ 9,468
     Market value of portfolio equity ........     $11,431       $10,643       $11,972
     Market value to book value
        of equity ............................        1.21          1.12          1.26
     Amount of change in market value of
        portfolio equity .....................                   $  (788)      $   541
     Percent change in market value of
        portfolio equity .....................                     (6.89)%        4.73%
     Total securities market value premium
        percentage ...........................       (2.47)%       (8.36)%        4.01%
     Net loans present value premium
        percentage ...........................         .80%        (1.99)%        3.63%
     Total deposits present value premium
        percentage ...........................        2.51%         4.48%         (.03)%

Earnings at risk:
     January 1 to December 31, 2000 -
         Interest margin on earning assets ...        4.91%         5.18%         4.64%
         Amount of change in interest
            margin on earning assets .........                       .27%         (.27)%
         Net interest income .................     $ 3,452       $ 3,647       $ 3,250
         Amount of change in net
            interest income ..................                   $   195       $  (202)
         Percent change in net interest
            income ...........................                      5.64%        (5.85)%
         Net income ..........................     $ 1,160       $ 1,290       $ 1,025
         Amount change in net income .........                   $   130       $  (135)
         Percent change in net income ........                     11.21%       (11.63)%

              [BROUSSARD, POCHE, LEWIS & BREAUX, L.L.P. LETTERHEAD]


                          INDEPENDENT AUDITORS' REPORT



To the Shareholders and Board of Directors
American Bancorp, Inc.
Opelousas, Louisiana


We have audited the accompanying consolidated balance sheets of American Bancorp, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Bancorp, Inc. and subsidiary as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.



                                            /s/ BROUSSARD, POCHE, LEWIS & BREAUX


Lafayette, Louisiana
January 28, 2000

                             AMERICAN BANCORP, INC.

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998


                ASSETS                                     1999              1998
                                                       ------------      ------------

Cash and due from banks ..........................     $  6,048,962      $  4,333,107

Federal funds sold ...............................        8,104,742         8,550,000
                                                       ------------      ------------

   Total cash and cash equivalents ...............       14,153,704        12,883,107

Interest-bearing deposits with banks .............        1,090,000         1,387,000

Securities held to maturity (estimated
   market values $2,771,757 and $5,744,057,
   respectively) .................................        2,799,634         5,700,657

Securities available for sale ....................       31,422,670        24,013,561

Loans, net of unearned income ($-0- and
   $-0-, respectively) ...........................       28,832,360        28,058,357
      Less: allowance for possible loan losses ...         (579,047)         (595,762)
                                                       ------------      ------------

                                                         28,253,313        27,462,595

Bank premises and equipment ......................        1,108,299         1,113,368

Other real estate, net of allowances of
   $-0- and $112,799, respectively ...............              -0-                 1

Accrued interest receivable ......................          616,515           608,776

Other assets .....................................          787,605           497,239
                                                       ------------      ------------

                                                       $ 80,231,740      $ 73,666,304
                                                       ============      ============




See Notes to Consolidated Financial Statements.

  LIABILITIES AND SHAREHOLDERS' EQUITY                    1999              1998
                                                     ---------------   ---------------
LIABILITIES
Deposits:
  Non-interest bearing demand deposits ...........   $    23,803,087    $    21,026,282
  Interest bearing deposits:
    NOW accounts .................................        13,613,375         10,969,200
    Money Market accounts ........................         2,351,346          2,059,420
    Savings ......................................         9,399,019          9,159,284
    Time deposits $100,000 or more ...............         4,617,950          4,006,621
    Other time deposits ..........................        16,649,590         16,598,176
                                                     ---------------    ---------------
      Total deposits .............................        70,434,367         63,818,983

  Accrued interest payable .......................           132,163            144,268
  Other liabilities ..............................           159,535            257,546
                                                     ---------------    ---------------
      Total liabilities ..........................        70,726,065         64,220,797
                                                     ---------------    ---------------

SHAREHOLDERS' EQUITY
Common stock, $5 par value; 10,000,000
  shares authorized; 120,000 shares
  issued, 117,712 and
  118,449 shares outstanding, respectively .......           600,000            600,000
Surplus ..........................................         2,150,000          2,150,000
Retained earnings ................................         7,438,877          6,524,015
Accumulated other comprehensive income
  (loss), net of tax of $(285,291)
  and $131,975, respectively .....................          (553,801)           256,187
Treasury stock, 2,288 and 1,551 shares at
  cost, respectively .............................          (129,401)           (84,695)
                                                        ------------       ------------
    Total shareholders' equity ...................         9,505,675          9,445,507
                                                        ------------       ------------
                                                        $ 80,231,740       $ 73,666,304
                                                        ============       ============

                             AMERICAN BANCORP, INC.

                        CONSOLIDATED STATEMENTS OF INCOME
                  Years Ended December 31, 1999, 1998 and 1997


                                                     1999            1998            1997
                                                ------------    ------------   ------------
Interest income:
   Interest and fees on loans ...............   $  2,433,152    $  2,642,229   $  2,573,981
   Interest on investment securities-
      Taxable ...............................      1,556,496       1,478,482      1,509,350
      Tax-exempt ............................        338,148         226,872        147,928
   Federal funds sold .......................        411,878         240,724        208,636
   Deposits with banks ......................         79,744          68,220         42,634
                                                ------------    ------------   ------------
         Total interest income ..............      4,819,418       4,656,527      4,482,529

Interest expense:
   Interest on deposits .....................      1,511,660       1,445,816      1,397,264
                                                ------------    ------------   ------------

Net interest income .........................      3,307,758       3,210,711      3,085,265
Provision for possible loan losses ..........            -0-             -0-            -0-
                                                ------------    ------------   ------------
Net interest income after provision
   for possible loan losses .................      3,307,758       3,210,711      3,085,265
                                                ------------    ------------   ------------
Non-interest income:
   Service charges on deposit accounts ......        559,418         508,135        498,551
   Other ....................................        133,128         104,250        107,847
                                                ------------    ------------   ------------
         Total non-interest income ..........        692,546         612,385        606,398
                                                ------------    ------------   ------------
Non-interest expense:
   Salary and employee benefits .............      1,301,324       1,198,730      1,143,226
   Net occupancy expense ....................        287,674         293,939        295,030
   Equipment expense ........................        224,367         246,471        267,191
   Net cost (revenue) from other
      real estate ...........................        (40,434)            299           (610)
   Other ....................................        738,895         667,893        634,025
                                                ------------    ------------   ------------
         Total non-interest expense .........      2,511,826       2,407,332      2,338,862
                                                ------------    ------------   ------------
Income before income taxes ..................      1,488,478       1,415,764      1,352,801

Provision for income taxes ..................        402,933         407,896        405,265
                                                ------------    ------------   ------------
         Net income .........................   $  1,085,545    $  1,007,868   $    947,536
                                                ============    ============   ============
Net income per common share .................   $       9.21    $       8.47   $       7.90
                                                ============    ============   ============

     See Notes to Consolidated Financial Statements.

                             AMERICAN BANCORP, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  Years Ended December 31, 1999, 1998 and 1997

                                                        COMMON        STOCK                            RETAINED
                                                        SHARES        AMOUNT          SURPLUS          EARNINGS
                                                       --------     ----------      ----------      ------------

Balance, December 31, 1996 .......................        120,000   $    600,000    $  2,150,000    $  4,848,745
Comprehensive income
   Net income for 1997 ...........................             --             --              --         947,536
   Other comprehensive income, net of tax:
        Changes in unrealized holding gains
        (losses) on securities available
        for sale, net of tax of $51,729 ..........             --             --              --              --

        Total comprehensive income ...............             --             --              --              --

Purchase of treasury stock .......................             --             --              --              --
Dividends paid in 1997 ...........................             --             --              --        (132,000)
                                                     ------------   ------------    ------------    ------------
Balance, December 31, 1997 .......................        120,000        600,000       2,150,000       5,664,281
Comprehensive income .............................
   Net income for 1998 ...........................             --             --              --       1,007,868
   Other comprehensive income, net of tax:
        Changes in unrealized holding gains
        (losses) on securities available .........
        for sale, net of tax of $131,975 .........             --             --              --              --

        Total comprehensive income ...............             --             --              --              --

Purchase of treasury stock .......................             --             --              --              --
Dividends paid in 1998 ...........................             --             --              --        (148,134)
                                                     ------------   ------------    ------------    ------------
Balance, December 31, 1998 .......................        120,000        600,000       2,150,000       6,524,015
Comprehensive income
   Net income for 1999 ...........................             --             --              --       1,085,545
   Other comprehensive income, net of tax:
        Changes in unrealized holding gains
        (losses) on securities available
        for sale, net of tax of $(285,291) .......             --             --              --              --
                                                                                                              --
        Total comprehensive income ...............             --             --              --

Purchase of treasury stock .......................             --             --              --              --
Dividends paid in 1999 ...........................             --             --              --        (170,683)
                                                     ------------   ------------    ------------    ------------
Balance, December 31, 1999 .......................        120,000   $    600,000    $  2,150,000    $  7,438,877
                                                     ============   ============    ============    ============

                                                     ACCUMULATED
                                                        OTHER
                                                    COMPREHENSIVE     TREASURY       COMPREHENSIVE
                                                        INCOME          STOCK           INCOME           TOTAL
                                                     -------------   -----------     ------------    ------------
Balance, December 31, 1996 .......................   $     57,649    $         --    $         --    $  7,656,394
Comprehensive income
   Net income for 1997 ...........................             --              --         947,536         947,536
   Other comprehensive income, net of tax:
        Changes in unrealized holding gains
        (losses) on securities available
        for sale, net of tax of $51,729 ..........         42,768              --          42,768          42,768
                                                                                     ------------
        Total comprehensive income ...............             --              --    $    990,304              --
                                                                                     ============
Purchase of treasury stock .......................             --          (2,014)                         (2,014)
Dividends paid in 1997 ...........................             --              --                        (132,000)
                                                     ------------    ------------                    ------------
Balance, December 31, 1997 .......................      100, 417          (2,014)    $         --       8,512,684
Comprehensive income .............................
   Net income for 1998 ...........................
   Other comprehensive income, net of tax: .......             --              --       1,007,868       1,007,868
        Changes in unrealized holding gains
        (losses) on securities available .........
        for sale, net of tax of $131,975 .........       155,770               --         155,770         155,770
                                                                                     ------------
        Total comprehensive income ...............             --              --    $  1,163,638              --
                                                                                     ============
Purchase of treasury stock .......................             --         (82,681)                        (82,681)
Dividends paid in 1998 ...........................             --              --                        (148,134)
                                                     ------------    ------------                    ------------
Balance, December 31, 1998 .......................        256,187         (84,695)   $         --       9,445,507
Comprehensive income .............................
   Net income for 1999 ...........................             --              --       1,085,545       1,085,545
   Other comprehensive income, net of tax:
        Changes in unrealized holding gains
        (losses) on securities available
        for sale, net of tax of $(285,291) .......       (809,988)             --        (809,988)       (809,988)
                                                                                     ------------
        Total comprehensive income ...............             --              --    $    275,557              --
                                                                                     ============
Purchase of treasury stock .......................             --         (44,706)                        (44,706)
Dividends paid in 1999 ...........................
                                                               --            --                          (170,683)
Balance, December 31, 1999 .......................   ------------    ------------                    ------------
                                                     $   (553,801)   $   (129,401)                   $  9,505,675
                                                     ============    ============                    ============

See Notes to Consolidated Financial Statements ...

                             AMERICAN BANCORP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1999, 1998 and 1997

                                                         1999                  1998                  1997
                                                   ---------------       ---------------       ---------------
OPERATING ACTIVITIES
   Net income ...............................      $     1,085,545       $     1,007,868       $       947,536
   Adjustments to reconcile net income
      to net cash provided by operating
      activities:
      Premium amortization, net of
         discount accretion on investment
         securities .........................              (49,466)                5,846                 8,294
      Depreciation ..........................              129,296               165,247               198,377
      (Gain) loss on disposal of assets .....                   --                    --                 9,862
      (Increase) decrease in assets:
         Other real estate owned ............                   --                 6,899                 6,900
         Accrued interest receivable ........               (7,739)               11,201               (52,194)
         Other assets .......................              126,902               (21,372)               (5,802)
      Increase (decrease) in liabilities:
         Accrued interest payable ...........              (12,105)               24,101                 1,192
         Other liabilities ..................              (98,011)               45,983                19,317
                                                   ---------------       ---------------       ---------------
            Net cash provided by operating
               activities ...................            1,174,422             1,245,773             1,133,482
                                                   ---------------       ---------------       ---------------
INVESTING ACTIVITIES
   (Increase) decrease in interest-bearing
      deposits with banks ...................              297,000              (693,000)              397,000
Proceeds from maturities
      of available for sale securities ......            5,421,738             4,364,835             1,689,443
   Proceeds from maturities
      of held to maturity securities ........            5,000,000             8,700,000             4,300,000
   Purchase of available for sale
      securities ............................          (14,008,754)          (15,951,986)           (5,177,099)
   Purchase of held to maturity
      securities ............................           (2,098,859)             (199,844)           (2,986,173)
   (Increase) decrease in loans .............             (790,718)              372,343               476,533
   Purchases of property and equipment ......             (124,227)              (51,206)              (99,249)
   Other ....................................                   --                (9,336)               (6,281)
                                                   ---------------       ---------------       ---------------
         Net cash used in investing
            activities ......................           (6,303,820)           (3,468,194)           (1,405,826)
                                                   ---------------       ---------------       ---------------
FINANCING ACTIVITIES
Increase (decrease) in liabilities:
  Demand deposits, transaction
    accounts and savings ....................            5,952,640             6,412,096            (3,830,567)
  Time deposits .............................              662,744             1,550,141               320,682
Dividends paid ..............................             (170,683)             (148,134)             (132,000)
Purchase of treasury stock ..................              (44,706)              (82,681)               (2,014)
                                                   ---------------       ---------------       ---------------
  Net cash provided by (used in)
    financing activities ....................            6,399,995             7,731,422            (3,643,899)
                                                   ---------------       ---------------       ---------------
Increase (decrease) in cash and cash
  equivalents ...............................            1,270,597             5,509,001            (3,916,243)

Cash and cash equivalents at
  beginning of year .........................           12,883,107             7,374,106            11,290,349
                                                   ---------------       ---------------       ---------------
Cash and cash equivalents at end
  of year ...................................      $    14,153,704       $    12,883,107       $     7,374,106
                                                   ===============       ===============       ===============
SUPPLEMENTAL DISCLOSURES
  Cash payments for:
    Interest expense ........................      $     1,523,315       $     1,308,437       $     1,396,072
                                                   ===============       ===============       ===============
    Income taxes ............................      $       363,552       $       410,200       $       433,000
                                                   ===============       ===============       ===============

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

       Description of business:

          The Company is a bank holding company headquartered in Opelousas, Louisiana, operating principally in the community banking business segment by providing banking services to commercial and retail customers through its wholly owned subsidiary, the Bank.

          The Bank is community oriented and focuses primarily on offering competitive commercial and consumer loan and deposit services to individuals and small to middle market businesses.

       Comprehensive income:

          The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFASNo. 130), effective January 1, 1998 and has provided the required information for all periods presented. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its major components. Comprehensive income includes net income and other comprehensive income which, in the case of the Company, includes only realized gains and losses on securities available-for-sale.

       Consolidation:

          The consolidated financial statements include the accounts of the respective parent Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated.

       Cash and cash equivalents:

          For the purpose of reporting cash flows, cash and cash equivalents include cash in hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased or sold for one-day periods.

       Use of estimates:

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       Securities:

          Management determines the appropriate classification of debt securities (trading, available for sale, or held to maturity) at the time of purchase and re-evaluates this classification periodically. Securities classified as trading account assets are held for sale in anticipation of short-term market movements. Debt securities are classified as held to maturity when the Bank has the positive intent and ability to hold the securities to maturity. Securities not classified as held to maturity or trading are classified as available for sale.

          Securities classified as trading account assets are carried at market value and are included in short-term investments. Gains and losses, both realized and unrealized, are reflected in earnings as other operating income. Securities classified as held to maturity are stated at amortized costs. Securities classified as available for sale are stated at fair value, with unrealized gains and losses, net of tax, reported in shareholders' equity and included in other comprehensive income.

          The amortized cost of debt securities classified as held to maturity or available for sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Amortization, accretion and accruing interest are included in interest income on securities using the level-yield method. Realized gains and losses, and declines in value judged to be other than temporary, are included in net securities gains (losses). The cost of securities sold is determined on the specific identification method.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       Allowance for possible loan losses:

          The allowance for possible loan losses is maintained to provide for possible losses inherent in the loan portfolio. The allowance related to loans that are identified as impaired is based on discounted cash flows, using the loan's initial effective interest rate, or the fair value of the collateral for certain collateral dependent loans.

          The allowance is based on management's estimate of future losses; actual losses may vary from the current estimate. The estimate is reviewed periodically, taking into consideration the risk characteristics of the loan portfolio, past loss experience, general economic conditions and other factors which deserve current recognition. As adjustments to the estimate of future losses become necessary, they are reflected as a provision for possible loan losses in current-period earnings. Actual loan losses are deducted from, and subsequent recoveries are added to, the allowance.

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

       Foreclosed assets:

          Foreclosed assets include real estate and other collateral acquired upon the default of loans and loans classified as in-substance foreclosures. A loan is classified as in-substance foreclosure when the Bank has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Foreclosed assets and excess bank-owned property are recorded at the fair value of the assets less estimated selling costs. Losses arising from the initial reduction of an outstanding loan amount to fair value are deducted from the allowance for loan losses. Losses arising from the transfer of bank premises and equipment to excess bank-owned property are charged to expense. A valuation reserve for foreclosed assets and excess bank-owned property is maintained for subsequent valuation adjustments on a specific-property basis. Income and expenses associated with foreclosed assets and excess bank-owned property prior to sale are included in current earnings.

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

          In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting and display of comprehensive income in the financial statements. Comprehensive income is the total of net income and all other non-owner changes in equity. SFAS No. 131 requires that companies disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance. SFAS Nos. 130 and 131 are effective for 1998. Adoption of these standards did not have a material effect on the Company's financial statements, financial position or results of operations.

          In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. The adoption of SOP 98-1 did not have a material impact on the financial condition or operating results of the Company.

          In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for financial statements for years beginning after June 15, 1999. Because of the limited use of derivatives, management does not anticipate that the adoption of SFAS No. 133 will have a material impact on the financial condition or operating results of the Company. The Company expects to adopt this accounting standard on January 1, 2000.

          In December 1998, the FASB issued No. 134, "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," which is effective for financial statements beginning after December 15, 1998. In February 1999, the FASB issued No. 135, "Recession of
          FASB Statement No. 75 and Technical Corrections," which is effective for fiscal years ending after February 15, 1999. Adoption of these standards did not have a material effect on the Company's financial statements, financial position or results of operations.

          In June 1999, the FASB issued No. 136, "Transfers to Assets to a Not-for-Profit Organization or Charitable Trust that Raises or Holds Contributions for Others," which is effective for fiscal years beginning after June 15, 1999. The FASB issued No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133," in June 1999. This statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Adoption of these standards is not expected to have a material effect on the Company's financial statements, financial position or results of operations.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Reclassifications:

          Certain amounts in the 1998 and 1997 financial statements have been reclassified to conform with the financial statement presentation for 1999 for comparability. These reclassifications had no effect on net income as previously reported for the 1998 and 1997 fiscal years.

Note 2. Restrictions on Cash and Due From Bank Accounts

          The Bank is required to maintain average reserve balances by the Federal Reserve Bank. The average amount of these reserve balances was $731,000 and $632,000 for the years ended December 31, 1999 and 1998, respectively.

Note 3. Investment Securities

          The carrying amounts of investment securities as shown in the consolidated balance sheets of the Bank and their approximate market values at December 31 were as follows:

                                                              DECEMBER 31, 1999
                                              -----------------------------------------------------
                                               AMORTIZED    UNREALIZED    UNREALIZED       FAIR
                                                 COST          GAINS        LOSSES         VALUE
                                              -----------   -----------   -----------   -----------
Securities held to maturity:
   U.S. Treasury Securities ............      $ 2,299,634   $        --   $    24,132   $ 2,275,502
   U.S. Government and Agencies ........          500,000            --         3,745       496,255
                                              -----------   -----------   -----------   -----------
                                              $ 2,799,634   $       -0-   $    27,877   $ 2,771,757
                                              ===========   ===========   ===========   ===========

Securities available for sale:
   Mortgage-Backed Securities ..........      $ 7,146,769   $    19,315   $   235,394   $ 6,930,690
   U.S. Treasury Securities ............        3,503,378         1,832         3,955     3,501,255
   U.S. Government and Agencies ........       12,912,224            --       376,686    12,535,538
   State and Political Subdivisions ....        8,549,991         5,551       249,755     8,305,787
   Equity Securities ...................          149,400            --            --       149,400
                                              -----------   -----------   -----------   -----------
                                              $32,261,762   $    26,698   $   865,790   $31,422,670
                                              ===========   ===========   ===========   ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                 DECEMBER 31, 1998
                                                -----------------------------------------------------
                                                 AMORTIZED    UNREALIZED    UNREALIZED       FAIR
                                                    COST         GAINS        LOSSES         VALUE
                                                -----------   -----------   -----------   -----------
Securities held to maturity:
   U.S. Treasury Securities .................   $ 2,695,449   $    22,691   $       838   $ 2,717,302
   U.S. Government and Agencies .............     3,005,208        21,547            --     3,026,755
                                                -----------   -----------   -----------   -----------
                                                $ 5,700,657   $    44,238   $       838   $ 5,744,057
                                                ===========   ===========   ===========   ===========

Securities available for sale:
   Mortgage-Backed Securities ...............   $ 4,425,163   $    45,982   $    15,760   $ 4,455,385
   U.S. Treasury Securities .................     3,508,363        44,545            --     3,552,908
   U.S. Government and Agencies .............     8,932,763        71,699         2,810     9,001,652
   State and Political Subdivisions .........     6,662,209       254,273         9,766     6,906,716
   Equity Securities ........................        96,900            --            --        96,900
                                                -----------   -----------   -----------   -----------
                                                $23,625,398   $   416,499   $    28,336   $24,013,561
                                                ===========   ===========   ===========   ===========


Securities with book values of $12,222,416 and $11,604,616 at December 31, 1999 and 1998, respectively, were pledged to secure public deposits and other transactions as required by law.

There were no gross-realized gains or gross-realized losses on sales of securities for the fiscal years ended December 31, 1999, 1998 or 1997.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The maturities of investment securities at December 31, 1999 were as follows:

                                                 SECURITIES TO BE HELD
                                                      TO MATURITY
                                                ------------------------
                                                AMORTIZED       FAIR
YEARS TO MATURITY                                  COST         VALUE
                                                -----------  -----------
Less than one ...............................   $   199,926  $   197,626
Greater than one but less than five .........     2,599,708    2,574,131
Greater than five but less than ten .........            --           --
Greater than ten ............................            --           --
                                                -----------  -----------
                                                $ 2,799,634  $ 2,771,757
                                                ===========  ===========

                                                 SECURITIES AVAILABLE
                                                       FOR SALE
                                                ------------------------
                                                 AMORTIZED     FAIR
YEARS TO MATURITY                                  COST        VALUE
                                                -----------  -----------
Less than one ...............................   $ 4,032,618  $ 4,030,331
Greater than one but less than five .........    16,103,167   15,732,159
Greater than five but less than ten .........     6,814,193    6,530,121
Greater than ten ............................     5,311,784    5,130,059
                                                -----------  -----------
                                                $32,261,762  $31,422,670
                                                ===========  ===========

Note 4. Loans

     Major classifications of subsidiary Bank's loan portfolio at December 31, are as follows:

                                     1999            1998
                                 ------------    ------------
Commercial, financial and
   agricultural ..............   $  7,325,960    $  7,666,021
Real estate construction .....        948,827          50,622
Real estate mortgage .........     15,808,978      15,361,086
Installment ..................      4,748,595       4,980,628
                                 ------------    ------------
                                   28,832,360      28,058,357

Unearned income ..............             --              --
                                 ------------    ------------
   Net loans .................     28,832,360      28,058,357

Allowance for possible loan
   losses ....................       (579,047)       (595,762)
                                 ------------    ------------
                                 $ 28,253,313    $ 27,462,595
                                 ============    ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following is a summary of loans classified by type at December 31, 1999 and 1998:

                                1999         1998
                            -----------   -----------
Commercial, financial and
   agricultural .........   $ 7,325,960   $ 7,666,021
Real estate construction        948,827        50,622
Real estate mortgage ....     7,991,175     8,164,528
                            -----------   -----------
   Total commercial .....    16,265,962    15,881,171
                            -----------   -----------
Residential mortgage ....     7,817,803     7,196,558
Installment .............     4,748,595     4,980,628
                            -----------   -----------
   Total consumer .......    12,566,398    12,177,186
                            -----------   -----------
   Total loans ..........   $28,832,360   $28,058,357
                            ===========   ===========

     The following summarizes the non-performing elements of the loan portfolio and total foreclosed assets at December 31:

                                                       1999       1998       1997
                                                     --------   --------   --------
Nonperforming loans:
   Loans on nonaccrual ...........................   $ 69,889   $144,797   $308,059
   Restructured loans which
      are not on nonaccrual ......................     39,140     60,751     70,170
                                                     --------   --------   --------
               Total nonperforming loans .........    109,029    205,548    378,229

Other real estate and
   repossessed assets received
   in complete or partial
   satisfaction of loan
   obligations ...................................         --          1      6,900
                                                     --------   --------   --------
                Total nonperforming assets .......   $109,029   $205,549   $385,129
                                                     ========   ========   ========
 Loans contractually past
      due 90 days or more as
      to principal or interest,
      but which are not on
      nonaccrual .................................   $  8,119   $ 14,718   $  8,649
                                                     ========   ========   ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 1999, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was $69,889. Included in this amount was $64,000 of the impaired loans for which the related allowance for loan losses was $10,000 and $5,889 of impaired loans that do not have an allowance for loan losses. The average recorded investment in impaired loans during the year ended December 31, 1999 was approximately $52,000. Interest payments received on impaired loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. For the year ended December 31, 1999, the Company did not recognized income on impaired loans.

Interest income in the amount of $9,501 for 1999, $32,424 for 1998 and $53,417 for 1997 would have been recorded on nonperforming loans if they had been classified as performing. The Company recorded $2,733, $4,796 and $5,621 of interest income on nonperforming loans during 1999, 1998 and 1997, respectively.

     The following is a summary of the allowance for loan losses for the three years ended December 31, 1999:

                                      1999            1998           1997
                                    ---------      ---------      ---------
Balance, beginning of year ....     $ 595,762      $ 599,593      $ 614,339
Provisions charged to operating
   expense ....................            --             --             --
Recoveries on loans ...........         2,938         11,370          2,250
Loans charged off .............       (19,653)       (15,201)       (16,996)
                                    ---------      ---------      ---------
Balance, end of year ..........     $ 579,047      $ 595,762      $ 599,593
                                    =========      =========      =========

Note 5. Related Party Transactions

     In the ordinary course of business, loans have been made to directors and executive officers and their associates. Such loans to these related parties were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Loans to these related parties were approximately $2,291,812 and $1,400,278 at December 31, 1999 and 1998, respectively. The following provides an analysis of the activity with respect to loans to related parties:

     Balance at January 1, 1999 ........     $ 1,400,278
     New loans made ....................       2,601,001
     Repayment on loans ................      (1,709,467)
                                             -----------
     Balance at December 31, 1999 ......     $ 2,291,812
                                             ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Bank Premises and Equipment

     Bank premises and equipment, at cost, consisted of the following as of December 31:

                                     1999           1998           1997
                                  ----------     ----------     ----------
Land ........................     $  384,387     $  384,387     $  384,387
Premises and leasehold
   improvements .............      1,811,929      1,789,144      1,788,590
Furniture and equipment .....      1,242,411      1,216,548      1,228,258
Construction in progress ....         52,704             --             --
                                  ----------     ----------     ----------
                                   3,491,431      3,390,079      3,401,235
Less accumulated depreciation
   and amortization .........      2,383,132      2,276,711      2,173,826
                                  ----------     ----------     ----------
     Total ..................     $1,108,299     $1,113,368     $1,227,409
                                  ==========     ==========     ==========

     Depreciation and amortization expense included in non-interest expense was $129,296 in 1999, $165,247 in 1998, and $198,377 in 1997.

Note 7. Deposits

     Deposit account balances at December 31, 1999 and 1998, are summarized as follows:

                               1999            1998
                            -----------     -----------
Non-interest bearing ..     $23,803,087     $21,026,282
Interest bearing demand      15,964,721      13,028,620
Savings deposits ......       9,399,019       9,159,284
Time deposits .........      21,267,540      20,604,797
                            -----------     -----------
                            $70,434,367     $63,818,983
                            ===========     ===========

     Time deposits maturing in years ending December 31, as of December 31, 1999:

2000 .........    $19,796,299
2001 .........      1,207,886
2002 .........        263,355
                  -----------
                  $21,267,540
                  ===========

     The Bank held related party deposits of approximately $1,572,000 and $1,697,000 at December 31, 1999 and 1998.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Employee Benefit Plan

     The Bank maintains a 401(k) Savings Plan available to employees with over one year of service. The Bank matches 50% of the salary deferral, up to a maximum of 3% of compensation for 1999 and 1998, which becomes vested after five years of service. Total contributions to the plan by the Bank were $19,735 for 1999 and $30,528 for 1998. The Bank entered into a non-qualified deferred compensation plan for certain executives of the Company in 1995. The total deferred compensation expense for 1999 and 1998 was $12,384 and $11,574, respectively.

Note 9. Lease Commitments

     The Company leases land, buildings, and equipment under cancelable and noncancelable leases. The leased properties are used primarily for banking purposes.

     Future minimum payments, by year and in the aggregate, for noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 1999:

 Year Ending                                              Amount
-------------                                           ----------

    2000 ..........................................    $    68,360
    2001 ..........................................         45,871
    2002 ..........................................         45,871
    2003 ..........................................         40,771
    2004 ..........................................         35,671
                                                        ----------
    Total future minimum lease payments                 $  236,544
                                                        ==========

     All leases contain options to extend the lease term upon expiration and will probably be exercised.

     The total rental expense on operating leases for the years ended December 31, 1999, 1998, and 1997, amount to $68,360, $63,409 and $60,096, respectively.

     One of the bank's branch offices is leased from a corporation which is owned by a shareholder and director of the Bank. Lease expense related to this property totaled $20,671 for the 1999 fiscal year.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Other Operating Expenses

     The composition of other operating expenses for each of the three years for the period ended December 31 are as follows:

                                          1999         1998         1997
                                        --------     --------     --------
FDIC and Louisiana assessments ....     $ 26,948     $ 24,707     $ 21,636
Advertising .......................       56,479       63,622       26,670
Office supplies ...................       82,594       70,465       79,418
Postage ...........................       57,560       56,269       52,202
Other insurance ...................       15,503       12,727       16,390
ATM expenses ......................       35,940       27,029       25,803
Director fees .....................       92,650       87,700       89,750
Other .............................      371,221      325,374      322,156
                                        --------     --------     --------

                                        $738,895     $667,893     $634,025
                                        ========     ========     ========

Note 11. Income Taxes

     The Company adopted SFAS No. 109 effective January 1, 1992. Income tax expense includes amounts currently payable and amounts deferred to or from other years as a result of differences in the timing of recognition of income and expense for financial reporting and deferral tax purposes. The components of income tax expense are as follows:

                                        1999           1998            1997
                                      ---------      ---------      ---------
Current federal income tax
   expense ......................     $ 376,331      $ 418,969      $ 408,433
Deferred federal income tax
   expense (benefit) ............        26,602        (11,073)        (3,168)
                                      ---------      ---------      ---------
                                      $ 402,933      $ 407,896      $ 405,265
                                      =========      =========      =========
Included in shareholders' equity:
   Deferred tax expense
  (benefit) related to the
  change in net unrealized
  gain (loss) on securities
  available for sale ............     $(417,266)     $  80,246      $  22,031
                                      =========      =========      =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The reconciliation of the federal statutory income tax rate to the Company's effective rate is summarized as follows for the years ended December 31:

                                        1999                      1998                       1997
                              ----------------------     ----------------------     ----------------------
                               AMOUNT           RATE      AMOUNT           RATE       AMOUNT          RATE
                              ---------         ----     ---------         ----     ---------         ----
Tax based on
   federal
   statutory rate .......     $ 506,083         34.0%    $ 481,360         34.0%    $ 459,953         34.0%
Effect of tax-
   exempt income ........      (116,718)        (7.8)      (82,593)        (5.8)      (60,149)        (4.4)
Other ...................        13,568           .9         9,129           .6         5,461           .4
                              ---------         ----     ---------         ----     ---------         ----
                              $ 402,933         27.1%    $ 407,896         28.8%    $ 405,265         30.0%
                              =========         ====     =========         ====     =========         ====

     Deferred tax assets and liabilities included in other assets or other liabilities at December 31 consist of the following:

                                             1999          1998
                                           ---------     ---------
Deferred tax assets:
   Allowance for loan losses .........     $  14,022     $  14,022
   Foreclosed assets .................            --        38,352
   Deferred executive compensation ...        16,331        12,119
   Net unrealized loss on available
      for sale securities ............       285,291            --
 Other ...............................         5,141            --
                                           ---------     ---------
    Total deferred tax assets ........       320,785        64,493
                                           ---------     ---------
Deferred tax liabilities:
   Net unrealized appreciation
      on available for sale securities            --       131,975
   Accumulated depreciation ..........        28,322        30,719
                                           ---------     ---------
      Total deferred tax liabilities .        28,322       162,694
                                           ---------     ---------
Net deferred tax asset (liability) ...     $ 292,463     $ (98,201)
                                           =========     =========

     Management estimates realizability of a deferred tax asset based on the Company's ability to generate taxable income in the future. A deferred tax valuation reserve is established, if needed, to limit the net deferred tax asset to its realizable value.

Note 12. Earnings Per Share

The earnings per share computations are based on weighted average number of shares outstanding during each year of 117,884, 118,965 and 119,997 for the years ended December 31, 1999, 1998 and 1997, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Financial Instruments

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

          Variances between the carrying amount and the estimated fair value of loans reflect both credit risk and interest rate risk. The Bank is protected against changes in credit risk by the allowance for possible loan losses of $579,047 at December 31, 1999.

          The fair value estimates presented are based on information available to management as of December 31, 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, these amounts have not been revalued for purposes of these financial statements since that date. Therefore, current estimates of fair value may differ significantly from the amounts presented. None of the assets or liabilities included in the table below are held for trading purposes.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                    CARRYING             FAIR
                                                     AMOUNT              VALUE
                                                   -----------       -----------
              ASSETS
  Cash equivalents.............................    $14,153,704       $14,153,704
  Interest-bearing deposits with banks.........    $ 1,090,000       $ 1,090,000
  Securities held to maturity..................    $ 2,799,634       $ 2,771,757
  Securities available for sale................    $31,422,670       $31,422,670
  Commercial loans.............................    $ 7,325,960       $ 7,264,750
  Consumer loans...............................    $ 4,748,595       $ 4,649,440
  Real estate loans............................    $16,757,805       $17,144,810

LIABILITIES
  Demand deposits..............................    $23,803,087       $23,803,087
  NOW accounts.................................    $13,613,375       $13,613,375
  Money market accounts........................    $ 2,351,346       $ 2,351,346
  Savings......................................    $ 9,399,019       $ 9,399,019
  Time Deposits................................    $21,267,540       $21,275,173


          Commitments to extend credit are legally binding, conditional agreements generally having fixed expiration or termination dates and specified interest rates and purposes. These commitments generally require customers to maintain certain credit standards. Collateral requirements and loan-to-value ratios are the same as those for funded transactions and are established based on management's credit assessment of the customer. Commitments may expire without being drawn upon. Therefore, the total commitment amount does not necessarily represent future funding requirements. The Bank's experience has been that most loan commitments are drawn upon by customers. Outstanding loan commitments at December 31, 1999 were $4,303,248 and $4,902,427 at December 31, 1998.

          The Bank issues letters of credit and financial guarantees (standby letters of credit) whereby it agrees to honor certain financial commitments in the event its customers are unable to perform. The majority of the standby letters of credit consist of performance guarantees. Management conducts regular reviews of all outstanding standby letters of credit, and the results of these reviews are considered in assessing the adequacy of the Bank's reserve for possible loan losses. The letters of credit balance was $307,116 and $153,007 at December 31, 1999 and 1998, respectively. The Bank has not incurred any losses in its commitments in 1999 or 1998. Management does not anticipate any material losses related to these instruments.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The estimated fair values of off-balance-sheet financial instruments are not material. A summary of the notional amounts of the Bank's financial instruments with off-balance-sheet risk at December 31, 1999 and 1998 are as follows:


                                                      1999               1998
                                                   ----------         ----------
Commitments to extend credit...................    $4,303,248         $4,902,427
Credit card arrangements.......................    $1,865,133         $1,902,592
Standby letters of credit......................    $  307,116         $  153,007

Note 14. Regulatory Matters

          The Bank is subject to the dividend restrictions set forth by the Louisiana Commissioner of Financial Institutions. Under such restrictions, the Bank may not, without the prior approval of the Commissioner of Financial Institutions, declare dividends in excess of the sum of the current year and prior year earnings less dividends paid during these periods. The dividends as of December 31, 1999, that the Bank could declare without the approval of the Commissioner of Financial Institutions, amounted to $1,774,596. The Bank is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1999, the Bank is required to have minimum Tier 1 risk-based, Tier 1 leverage capital, and Total capital ratios of 4%, 4% and 8%, respectively. The Bank's actual ratios at that date were 28.57%, 13.11% and 29.82%, respectively. At December 31, 1998, the Bank's actual ratios were 27.47%, 13.36%, and 28.72%, respectively.

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

          As of December 31, 1999 and 1998, the most recent notifications from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as indicated above. There are no conditions or events since those notifications that management believes have changed the Bank's category.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. American Bancorp, Inc. (Parent Company Only)

          The following financial statements of American Bancorp, Inc. (Parent Company Only) include the Bank under the equity method of accounting.

BALANCE SHEETS

                                                                   DECEMBER 31,
                                                        ------------------------------
                                                            1999               1998
                                                        ------------      ------------
ASSETS
   Cash on deposit with subsidiary..................... $     32,370      $     30,816
   Investment in subsidiary............................    9,467,820         9,409,206
   Due from American Bank..............................       33,110            20,331
                                                        ------------      ------------

      Total assets.....................................    9,533,300      $  9,460,353
                                                        ============      ============
LIABILITIES
   Accrued income taxes payable........................ $     27,625      $     14,846
                                                        ------------      ------------

     Total liabilities.................................       27,625            14,846
                                                        ------------      ------------

SHAREHOLDERS' EQUITY
   Common stock: $5 par value, 10,000,000
      shares authorized; 120,000 shares
      issued, 117,712 and
      118,449 shares outstanding, respectively.........      600,000           600,000
   Surplus.............................................    2,150,000         2,150,000
   Retained earnings...................................    7,438,877         6,524,015
   Net unrealized loss on securities
      available for sale, net of tax of $(285,291)
      and $131,975, respectively.......................     (553,801)          256,187
   Treasury stock, 2,288 and 1,551 shares
    at cost, respectively..............................     (129,401)          (84,695)
                                                        ------------      ------------
         Total shareholders' equity....................    9,505,675         9,445,507
                                                        ------------      ------------

         Total liabilities and shareholders' equity.... $  9,533,300      $  9,460,353
                                                        ============      ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

American Bancorp, Inc. (Parent Company Only)

STATEMENTS OF INCOME


                                             YEARS ENDED DECEMBER 31,
                                      ----------------------------------------
                                         1999          1998             1997
                                      ----------     ----------     ----------
Income:
   Dividends from bank subsidiary.... $  230,000     $  216,134     $  185,000
                                      ----------     ----------     ----------

Expenses:
   Directors fees....................     12,000          8,400              -
   Other expenses....................      1,057            967            890
                                      ----------     ----------     ----------
                                          13,057          9,367            890
                                      ----------     ----------     ----------

Earnings before income taxes
   and equity in undistributed
   earnings of subsidiary............    216,943        206,767        184,110

Provision for income taxes...........          -              -              -
                                      ----------     ----------     ----------

Earnings before equity in
   undistributed earnings of
   subsidiary........................    216,943        206,767        184,110

Equity in undistributed
   earnings of subsidiary............    868,602        801,101        763,426
                                      ----------     ----------     ----------

      Net income..................... $1,085,545     $1,007,868     $  947,536
                                      ==========     ==========     ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

American Bancorp, Inc. (Parent Company Only)

STATEMENTS OF CASH FLOWS


                                                           YEARS ENDED DECEMBER 31,
                                                 ---------------------------------------------
                                                    1999             1998              1997
                                                 -----------      -----------      -----------
OPERATING ACTIVITIES
   Net income..................................  $ 1,085,545      $ 1,007,868      $   947,536
   Adjustments to reconcile net
      income to net cash provided
      by operating activities:
         Equity in undistributed
            earnings of subsidiary.............     (868,602)        (801,101)        (763,426)
         (Increase) decrease in other assets...      (12,779)          (8,769)          24,567
       Increase (decrease) in income taxes
         payable...............................       12,779            8,769          (24,567)
                                                 -----------      -----------      -----------

            Net cash provided by
               operating activities............      216,943          206,767          184,110
                                                 -----------      -----------      -----------

FINANCING ACTIVITIES
   Dividends paid to shareholders..............     (170,683)        (148,134)        (132,000)
                                                 -----------      -----------      -----------

            Net cash used by
               financing activities............     (170,683)        (148,134)        (132,000)
                                                 -----------      -----------      -----------

INVESTING ACTIVITIES
   Purchase of treasury stock..................      (44,706)         (82,681)          (2,014)
                                                 -----------      -----------      -----------

           Net cash used by
              investing activities.............      (44,706)         (82,681)          (2,014)
                                                 -----------      -----------      -----------

          Increase (decrease) in cash
              and cash equivalents.............        1,554          (24,048)          50,096


Cash and cash equivalents at
   beginning of year...........................       30,816           54,864            4,768
                                                 -----------      -----------      -----------

Cash and cash equivalents at
   end of year.................................  $    32,370      $    30,816      $    54,864
                                                 ===========      ===========      ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Concentrations of Credit Risk

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

          At December 31, 1999, the Bank has loans outstanding to multiple numbers of borrowers engaged in the medical industry and the legal profession. The loans to the medical industry were approximately $6,912,000, while the loans to the legal profession were approximately $2,633,000. There were no significant nonperforming loans outstanding in these two concentrations.


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

                            OFFICERS AND DIRECTORS OF
                         AMERICAN BANK AND TRUST COMPANY

                       CHAIRMAN OF THE BOARD AND PRESIDENT
                             Salvador L. Diesi, Sr.

              CHIEF EXECUTIVE OFFICER AND EXECUTIVE VICE-PRESIDENT
                                Ronald J. Lashute

                              SENIOR VICE-PRESIDENT
                            Walter J. Champagne, Jr.

                                 VICE-PRESIDENTS

Charlene Louviere                                         Joan T. Muller, Chief
Angel Powell                                                Financial Officer,
Mark J. LeBlanc                                             Cashier


                            ASSISTANT VICE-PRESIDENTS

David Gremillion                                          Christopher Choate
J. Karla Manuel

                               ASSISTANT CASHIERS

Elaine D. Ardoin                                          Elizabeth Miller
Audrey Cormier                                            Bonnie Pavy
Sally Hooks                                               Stephanie Richard
Cindy Whitmore                                            Audrey Thibodeaux


                                    DIRECTORS

Jasper Artall                                             Salvador L. Diesi, Sr.
Walter J. Champagne, Jr.                                  Alvin Hayes II
Attaway Darbonne                                          Charles Jagneaux
J. C. Diesi                                               Sylvia Sibille


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

Ronald J. Lashute                                Executive Officer and Executive Vice President
                                                 of American  Bank & Trust Company and
                                                 Secretary/Treasurer of American Bancorp, Inc.