Form 10-K, Exhibit 13
period 2000-12-31
AMERICAN BANCORP INC/LA
filed 2001-03-14
CIK 721238

                                                                    EXHIBIT 13.1

                         [AMERICAN BANCORP, INC. LOGO]
--------------------------------------------------------------------------------
                           2000 ANNUAL REPORT
                           AMERICAN BANCORP, INC.
                           POST OFFICE BOX 1579
                           OPELOUSAS, LOUISIANA 70570

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

MARKET PRICE AND DIVIDENDS DECLARED

                                                   DIVIDENDS
YEAR             QUARTER       HIGH       LOW      PER SHARE
----             -------       ----       ---      ---------
2000             First         $61        $61        $   --
                 Second         62         62            --
                 Third          64         64            --
                 Fourth         68         30          1.70

1999             First         $60        $60        $   --
                 Second         61         61            --
                 Third          61         61            --
                 Fourth         62         62          1.45

Note: The primary market area for American Bancorp, Inc.'s common stock is the Opelousas, Louisiana area with American Bank and Trust Company acting as registrar and transfer agent. There were approximately 514 shareholders of record at December 31, 2000.

         Source of market price - American Bank & Trust Company acts as the transfer agent for the Company. The stock is thinly traded and the price ranges are based on stated sales price to the transfer agent, which does not represent all sales.

ANNUAL SHAREHOLDERS' MEETING

         The annual meeting of the shareholders of American Bancorp, Inc. will be held on April 11, 2001 in the Board of Directors Room at the Operations Center located at 321 East Landry Street, Opelousas, Louisiana.

FORM 10-K ANNUAL REPORT

         American Bancorp, Inc. files an annual report with the Securities and Exchange Commission on Form 10-K. A copy of the report filed on Form 10-K will be sent free of charge to any shareholder by writing to: Ronald J. Lashute, Chief Executive Officer and Executive Vice-President, American Bank and Trust Company, Post Office Box 1579, Opelousas, Louisiana 70570.

                               FINANCIAL SUMMARY
           (In thousands of dollars except per share data and ratios)


                                                                              2000                  1999                 1998
                                                                           ----------            ----------           ----------
FOR THE YEAR

         Net income....................................................    $    1,203            $    1,086           $    1,008

         Return on average shareholders' equity........................         11.91%                11.38%               11.27%

         Return on average total assets................................          1.54%                 1.42%                1.47%

AT YEAR END

         Total assets..................................................     $  82,760             $  80,232            $  73,666

         Total earning assets..........................................     $  73,116             $  71,670            $  67,114

         Total loans...................................................     $  32,080             $  28,253            $  27,463

         Total deposits................................................     $  71,318             $  70,434            $  63,819

         Total shareholders' equity....................................     $  11,076            $    9,506            $   9,446

         Common shares outstanding.....................................       117,630               117,712              118,449

PER SHARE

         Net income....................................................    $    10.23           $      9.21            $    8.47

         Book value....................................................    $    94.16           $     80.75            $   79.75

         Cash dividends declared.......................................    $     1.70           $      1.45            $    1.25

CAPITAL RATIOS

         Total risk-based capital ratio................................         30.25%                29.82%               28.72%

         Leverage ratio................................................         14.14%                13.11%               13.36%

                                    CONTENTS


                                                                                                   PAGE
Financial Summary........................................................................        2

A Message to the Shareholders............................................................        4

Management's Discussion and Analysis of Financial
   Condition and Results of Operations...................................................        5 - 22

Independent Auditors' Report ............................................................        23

Consolidated balance sheets..............................................................        24 and 25

Consolidated statements of income........................................................        26

Consolidated statements of changes in shareholders' equity...............................        27

Consolidated statements of cash flows....................................................        28 and 29

Notes to consolidated financial statements...............................................        30 - 49

Officers and directors of American Bank & Trust Company..................................        50

Officers and directors of American Bancorp, Inc..........................................        51

                              TO THE SHAREHOLDERS

         American Bancorp, Inc. and its sole subsidiary, American Bank & Trust Company, enjoyed a banner year for 2000 with record earnings in the amount of $1,203,256, up from $1,085,545 in 1999. As a result of earnings, return on average assets was 1.54% and return on average equity was 11.91%

         Earnings per share this past year was $10.23 up from $9.21 in 1999. The company's book value increased to $94.16 at year end compared to $80.75 in 1999. Cash dividends declared to shareholders in 2000 was $1.70 per share, an increase of 17% over the 1999 dividend.

         Asset quality of the company continues to remain at a very high level. Nonperforming assets were only $33,923 or .04% of total assets at year end, and net charge-off of loans were only .04% of average total loans. Total shareholder's equity at year end was $11,076,459, which contributes to a very healthy leverage capital ratio of 14.14%.

         During the first half of 2000, the bank successfully installed a new computer system and software enabling the bank to enhance customer service. Construction of the new Lafayette branch facility located on Moss Street in Lafayette began in late 2000 and should be completed and open for business in June of 2001.

         We have been blessed throughout the years with the loyal support from you the shareholders, our customers, and a dedicated staff of employees. Your management and Board of Directors will continue to strive for improvement while maintaining excellent customer service and increased shareholder value. We appreciate your continued support and thank you for the opportunity to serve you.






/s/ SALVADOR L. DIESI, SR.

Salvador L. Diesi, Sr., Chairman of the Board and President




/s/ RONALD J. LASHUTE

Ronald J. Lashute, Chief Executive Officer and
         Executive Vice-President of American
         Bank & Trust Company

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


SUMMARY OF OPERATIONS FOR THE LAST FIVE YEARS
(In thousands of dollars except per share data and ratios)

                                                                         YEAR ENDED DECEMBER 31,
                                             ----------------------------------------------------------------------------
                                               2000             1999             1998             1997             1996
                                             --------         --------         --------         --------         --------
Operating Data:
      Interest income .....................  $  5,210         $  4,819         $  4,657         $  4,483         $  4,306
      Interest expense ....................     1,545            1,511            1,446            1,398            1,328
                                             --------         --------         --------         --------         --------
      Net interest income .................     3,665            3,308            3,211            3,085            2,978
      Provision for possible loan
         losses ...........................        11               --               --               --               --
                                             --------         --------         --------         --------         --------
      Net interest income after
         provision for loan losses ........  $  3,654         $  3,308         $  3,211         $  3,085         $  2,978
      Non-interest income .................       695              693              612              606              666
      Non-interest expense ................     2,720            2,512            2,407            2,339            2,269
                                             --------         --------         --------         --------         --------
      Net income before taxes .............     1,629            1,489            1,416            1,352            1,375
      Provision for income taxes ..........       426              403              408              405              335
                                             --------         --------         --------         --------         --------
      Net income ..........................  $  1,203         $  1,086         $  1,008         $    947         $  1,040
                                             ========         ========         ========         ========         ========
 Per share data:
      Weighted average number of
         shares outstanding ...............   117,673          117,884          118,965          119,997          120,000
      Net income ..........................  $  10.23         $   9.21         $   8.47         $   7.90         $   8.65
      Cash dividends declared .............  $   1.70         $   1.45         $   1.25         $   1.10         $   1.00
      Book value at end of year ...........  $  94.16         $  80.75         $  79.75         $  70.96         $  63.80

 Selected year-end balances:
      Loans ...............................  $ 32,659         $ 28,832         $ 28,058         $ 28,435         $ 28,925
      Deposits ............................  $ 71,318         $ 70,434         $ 63,819         $ 55,857         $ 59,367
      Equity ..............................  $ 11,076         $  9,505         $  9,446         $  8,512         $  7,656
      Total assets ........................  $ 82,760         $ 80,232         $ 73,666         $ 64,621         $ 67,254

 Selected average balances:
      Average assets ......................  $ 77,954         $ 76,452         $ 68,472         $ 64,384         $ 61,012
      Average shareholder's equity ........  $ 10,104         $  9,536         $  8,942         $  8,099         $  7,251

 Selected ratios:
      Return on average assets ............      1.54%            1.42%            1.47%            1.47%            1.70%
      Return on average shareholder's
        equity ............................     11.91%           11.38%           11.27%           11.70%           14.32%
      Dividend payout ratio ...............     16.62%           15.74%           14.76%           13.92%           11.56%
      Average equity/average assets .......     12.96%           12.47%           13.06%           12.58%           11.88%
      Tier 1 risk-based capital ratio .....     29.00%           28.57%           27.47%           26.13%           23.23%
      Total risk-based capital ratio ......     30.25%           29.82%           28.72%           27.38%           24.48%
      Leverage ratio ......................     14.14%           13.11%           13.36%           12.97%           12.44%

         Management's discussion and analysis of financial condition and results of operations should be read in conjunction with the accompanying financial statements and notes.

OVERVIEW

         The Company reported net income of $1,203,256 in 2000 compared to $1,085,545 in 1999 and $1,007,868 in 1998. Interest income has increased over the last three years. The increase for 2000 was $.391 million and an increase of $.163 million from 1998 to 1999. Interest expense also increased in 2000. The increase for 2000 was $.033 million and an increase of $.066 million from 1998 to 1999. Net income before taxes has been increasing over the past three years.

         Average total assets continue to increase. These assets have grown 2.0%, 11.7% and 6.4% in 2000, 1999 and 1998, respectively. This increase is a result of the growth of interest-bearing and non-interest bearing demand deposits in 2000 and the growth of non-interest bearing demand deposits and time deposits in 1999. Non-interest bearing demand deposits increased $1.638 million in 2000 or 6.8% over the 1999 balance and an increase of $4.892 million in 1999 or 25.7% over the 1998 balance. Time deposits decreased $1.061 million or 4.8% in 2000 over the 1999 amounts and increased $2.283 million or 11.5% in 1999 over the 1998 amounts.

         The year end balance sheet reflects an increase of $2.528 million or 3.2% in total assets. Securities held to maturity reflected an increase of $2.097 million or 74.9% from 1999. During the same period, loans increased by $3.827 million or 13.5%. In addition, total deposits increased $.884 million or 1.26% in comparing 2000 to 1999. For the same period, there was an increase of $1.571 million in stockholders' equity or 16.5% in comparing 2000 to 1999.

STATEMENT OF INCOME ANALYSIS

         Net interest income on a taxable-equivalent basis was $3.878 million in 2000, an increase of $.379 million, or 10.8% compared to 1999. In 1999, net interest income was $3.499 million, an increase of $.175 million or 5.3% over the prior year. The net interest margin for 2000 was 5.4% compared to 5.0% in 1999 and 5.3% in 1998. Table 1 summarizes average balances, income and average yields on earning assets and expense and average rates paid on interest bearing liabilities. Table 2 analyzes the change in net interest income for the two most recent annual intervals.

         The increase in the average balances of loans and securities available for sale had a positive effect on the change in net interest margin from 1999 to 2000. However, this effect was partially negated by the decrease in average balances of short-term investments. The increase in the average balance on time and savings deposits also had an impact on the change in the net interest margin from 1999 to 2000.

PROVISION FOR POSSIBLE LOAN LOSSES. The provision for possible loan losses was $10,500 in 2000, and $-0- in 1999 and 1998. As a percentage of outstanding loans, the allowance for possible loans losses was 1.8%, 2.0% and 2.1% at December 31, 2000, 1999 and 1998, respectively. The annual provision is determined by the level of net charge offs, the size of the loan portfolio, the level of nonperforming loans, anticipated economic conditions, and review of financial condition of specific customers.

NON-INTEREST INCOME. Non-interest income increased only $2,819 or .4% from 1999 to 2000. There was an increase of $80,161 or 13.1% from 1998 to 1999. The Bank's management realizes that non-interest income will become increasingly important as deregulation continues to impact the net interest margin; therefore, management is continuously evaluating new opportunities for fee revenues through proper pricing of services and the development of new sources of non-interest revenue.

NON-INTEREST EXPENSE. Non-interest expense increased $208,492 or 8.3% in 2000 from 1999. The increase from 1998 to 1999 was $104,494 or 4.3%. There is no one particular expense category that has experienced a large increase in 2000. The increase is spread over a large number of accounts. In comparing 2000 to 1999 and 1998, there were immaterial variances between years. These increases are mainly due to increases in overall salaries for the three year period.

INCOME TAXES. The Company recorded income tax expense of $426,328 in 2000 compared to $402,933 in 1999 and $407,896 in 1998.

         Net future deductible temporary differences at December 31, 2000 was $57,415. The allowance for loan losses represents $17,592 and the deferred executive compensation represents $34,254 of the future deductible temporary differences. The provision for possible loan losses which contributed to the allowance has been recognized as expense for financial reporting purposes but is not deductible for federal income tax purposes until the loans are charged off. The deferred executive compensation is an expense for financial reporting purposes but is not deductible until actually paid. Valued at the 34% federal statutory tax rate, the net future deductible amounts, if ultimately recognized, would generate tax benefits of $57,415. There are deferred tax liabilities of $47,384 as of December 31, 2000. The primary deferred liability is related to accumulated depreciation in the amounts of $37,624. The deferred tax related to unrealized appreciation and loss on available for sale securities is reflected in shareholders equity. The net deferred tax asset of $10,031 is included in other assets. These benefits are recorded as a deferred tax asset at December 31, 2000.

BALANCE SHEET AND CAPITAL FUNDS ANALYSIS

         Investment securities are a major use of funds by the Bank. The balance at December 31, 2000 was $35,963,685 which represented a $1,741,381 or 5.1% increase from the $34,222,304 balance outstanding at December 31, 1999. Investment securities serve several purposes. A portion of investment securities provides liquidity or secondary reserves, which management can use, if necessary, to meet loan demand or deposit withdrawals. Investment securities, especially obligations of state and political subdivisions, provide for schools, road construction, sewers, and various other projects. The Bank invests a portion of these funds in the market area as a service to the community in which it operates. The remainder of these funds are invested in obligations of the United States Government or its agencies. It is management's policy to minimize risk in investments and provide liquidity by investing in short-term maturities with quality ratings. A substantial portion of the investment portfolio is pledged on public deposits (39.3%), this is more than the 1999 pledged percentage of 35.7%. The amount of public funds on deposit has been increasing slightly for the last three years and management anticipates this source of deposits will not grow substantially in the future.

         The Bank' primary use of funds is to meet loan demand. Loans, net of unearned income, were $32,659,608 at December 31, 2000, compared to $28,832,360 at December 31, 1999. This $3,827,248 or 13.3% increase is the result of increased market share in the market area.

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

         As of December 31, 2000, total deposits increased $884,115 or 1.3% from December 31, 1999. The most significant change in deposits from 1999 to 2000 was the increase in non-interest bearing demand deposit accounts of $2,122,746 or 8.9%. The increase in non-interest bearing accounts is attributable to an increase in commercial accounts in 2000.

         Shareholders' equity increased $1,570,784 or 16.5% from December 31, 1999 to December 31, 2000. Retained earnings increased $1,003,273 or 13.5% in 2000. However, the accumulated other comprehensive loss at 1999 of $553,801 became income of $18,946 in 2000 due to the effect of interest rate reductions on the investment portfolio. The equity or book value of the Bank is the shareholders' investment in the Bank resulting from the sale of stock and the accumulation of earnings retained by the Bank. The strength of the Bank and its ability to grow depends to a great extent on management's ability to maintain a corresponding growth in shareholders' equity.

         We declared cash dividends in the amount of $199,983 or $1.70 per share in 2000 and $170,683 or $1.45 per share in 1999. Dividends of $148,134 or $1.25 per share were declared in 1998.

         Eighty-two shares of treasury stock were purchased in 2000. This brings the total of treasury stock owned to 2,370 with a cost of $134,637.

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

         Nonperforming assets at December 31, 2000 were $33,923, a decrease of $75,106 or 68.9% from December 31, 1999. The most significant decrease in nonperforming assets from 1999 to 2000 was in the loans on nonaccrual status. This resulted primarily from collection efforts on nonaccrual loans. The Bank has experienced little activity in other real estate for the three year period ended December 31, 2000. Management anticipates this favorable trend to continue.

         Loans are considered to be impaired when it is probable that all amounts due in accordance with the contractual terms will not be collected. Included in nonaccrual loans are loans that are considered to be impaired, which totaled $-0- at December 31, 2000 and $69,889 at December 31, 1999. The allowance for loan losses related to these loans was $-0- and $10,000 at December 31, 2000 and 1999, respectively.

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

         At the Parent Company (American Bancorp, Inc.) level, cash is needed to fund operations and to pay dividends. During December 2000, the Parent Company received $213,500 from the Bank in dividends. The majority of these funds were used to pay dividends to stockholders and to repurchase outstanding Company stock.

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

         Regulations applicable to state banks and their holding companies prescribe minimum capital levels. These levels are based on established guidelines which relate required capital standards to both risk-weighted assets (risk-based capital ratios) and total assets (leverage ratio). In accordance with risk-based guidelines, assets and off-balance-sheet financial instruments are assigned weights to measure their levels of risk. The total Tier 1 risk-based capital ratio for the Bank was 29.00% at year end 2000 and 28.57% at year end 1999. Leverage ratios were 14.14% and 13.11% at December 31, 2000 and 1999, respectively. The Bank presently meets or exceeds all required risk-based capital standards and anticipates no difficulty in maintaining those standards.

FAIR VALUES OF FINANCIAL INSTRUMENTS. Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Values of Financial Instruments" requires disclosure of estimated fair values of financial instruments. Financial instruments are defined as cash and contractual rights and obligations that require settlement, directly or indirectly, in cash. Note 13 to the consolidated financial statements provides information regarding the fair values of financial instruments as of December 31, 2000.

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

         The effect of an increase in 200 basis points from December 31, 2000 rates would be a reduction of $.956 million in total market value of shareholders' equity or a 7.52% decrease in the market value of the portfolio equity. A decrease of 200 basis points from December 31, 2000 would result in an increase of $.153 million or a 1.21% increase in the market value of the portfolio equity.

         The effect on earnings is also reflected in Table 14. A 200 basis point increase on the assets and liabilities outstanding as of December 31, 2000 would result in an increase in net income of $.061 million or a 5.15% increase in net income. A 200 basis point decrease on the assets and liabilities outstanding as of December 31, 2000 would have the opposite effect and would result in a decrease of net income in the amount of $.148 million or a 12.45% decrease in net income.

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

TABLE 1
SUMMARY OF CONSOLIDATED NET INTEREST INCOME
Fully taxable equivalent basis (In thousands)

                                                                                 2000
                                                            --------------------------------------------
                                                              AVERAGE                           AVERAGE
                                                              BALANCE         INTEREST           RATE
                                                            ----------       ----------       ----------
ASSETS
   Short-term investments ..............................    $    4,455       $      268             6.02%
   Loans, net of unearned income (1)(2) ................        29,974            2,777             9.26
   Securities available for sale (1)(3) ................        33,193            2,138             6.44
   Securities held to maturity .........................         4,091              240             5.87
                                                            ----------       ----------
         Total interest earning assets .................        71,713            5,423             7.56%
                                                                             ----------       ----------
   Allowance for possible loan losses ..................          (572)
   Cash and due from banks .............................         4,814
   Other assets ........................................         1,999
                                                            ----------
         Total assets ..................................    $   77,954
                                                            ==========

LIABILITIES
   Interest-bearing demand deposits ....................    $   11,630       $      237             2.04%
   Savings deposits ....................................         9,216              248             2.69
   Time deposits .......................................        20,969            1,060             5.06
   Short-term borrowings ...............................            --               --               --
                                                            ----------       ----------
         Total interest-bearing liabilities ............        41,815            1,545             3.69%
                                                                             ----------       ----------
   Non-interest bearing demand deposits ................        25,600
   Other liabilities ...................................           435
                                                            ----------
         Total liabilities .............................        67,850

SHAREHOLDERS' EQUITY
   Shareholders' equity ................................        10,104
                                                            ----------

         Total liabilities and shareholders' equity ....    $   77,954
                                                            ==========

   Total interest expense related to earning assets ....                                            2.15%
                                                                                              ----------

   Net interest income .................................                     $    3,878
                                                                             ==========

   Net interest margin .................................                                            5.41%
                                                                                              ==========

                                                                                1999
                                                            ----------------------------------------
                                                              AVERAGE                       AVERAGE
                                                              BALANCE       INTEREST         RATE
                                                            ----------     ----------     ----------
ASSETS
   Short-term investments ..............................    $    9,782     $      492           5.03%
   Loans, net of unearned income (1)(2) ................        26,880          2,450           9.11
   Securities available for sale (1)(3) ................        28,672          1,781           6.21
   Securities held to maturity .........................         4,689            288           6.14
                                                            ----------     ----------
         Total interest earning assets .................        70,023          5,011           7.16%
                                                                           ----------     ----------
   Allowance for possible loan losses ..................          (592)
   Cash and due from banks .............................         4,912
   Other assets ........................................         2,109
                                                            ----------
         Total assets ..................................    $   76,452
                                                            ==========

LIABILITIES
   Interest-bearing demand deposits ....................    $   10,838     $      211           1.95%
   Savings deposits ....................................         9,714            263           2.71
   Time deposits .......................................        22,030          1,038           4.71
   Short-term borrowings ...............................            --             --             --
                                                            ----------     ----------
         Total interest-bearing liabilities ............        42,582          1,512           3.55%
                                                                           ----------     ----------
   Non-interest bearing demand deposits ................        23,962
   Other liabilities ...................................           372
                                                            ----------
         Total liabilities                                      66,916

SHAREHOLDERS' EQUITY
   Shareholders' equity ................................         9,536
                                                            ----------

         Total liabilities and shareholders' equity ....    $   76,452
                                                            ==========

   Total interest expense related to earning assets ....                                        2.16%
                                                                                          ----------

   Net interest income .................................                   $    3,499
                                                                           ==========

   Net interest margin .................................                                        5.00%
                                                                                          ==========

                                                                               1998
                                                            ----------------------------------------
                                                             AVERAGE                        AVERAGE
                                                             BALANCE        INTEREST         RATE
                                                            ----------     ----------     ----------
ASSETS
   Short-term investments ..............................    $    5,732     $      309           5.39%
   Loans, net of unearned income (1)(2) ................        28,548          2,639           9.24
   Securities available for sale (1)(3) ................        19,113          1,237           6.47
   Securities held to maturity .........................         9,092            585           6.43
                                                            ----------     ----------
         Total interest earning assets .................        62,485          4,770           7.63%
                                                                           ----------     ----------
   Allowance for possible loan losses ..................          (602)
   Cash and due from banks .............................         4,093
   Other assets ........................................         2,496
                                                            ----------
         Total assets ..................................    $   68,472
                                                            ==========

LIABILITIES
   Interest-bearing demand deposits ....................    $   11,104     $      216           1.95%
   Savings deposits ....................................         9,223            250           2.71
   Time deposits .......................................        19,747            978           4.95
   Short-term borrowings ...............................            29              2           6.90
                                                            ----------     ----------
         Total interest-bearing liabilities ............        40,103          1,446           3.61%
                                                                           ----------     ----------
   Non-interest bearing demand deposits ................        19,070
   Other liabilities ...................................          357
                                                            ----------
         Total liabilities .............................        59,530

SHAREHOLDERS' EQUITY
   Shareholders' equity ................................         8,942
                                                            ----------

         Total liabilities and shareholders' equity ....    $   68,472
                                                            ==========

   Total interest expense related to earning assets ....                                        2.31%
                                                                                          ----------

   Net interest income .................................                   $    3,324
                                                                           ==========

   Net interest margin .................................                                        5.32%
                                                                                          ==========


(1) Interest income earned on nontaxable investment securities and certain loans are exempt from taxation. However, an adjustment has been made for the tax preference item related to nontaxable securities purchased after December 31, 1982. An incremental tax rate of 34% is used to compute the taxable equivalent adjustment for 2000, 1999, and 1998.

(2) For purposes of yield computations, non-accrual loans are included in loans outstanding.

(3) Yield computations are based on historical cost of securities available for sale.

TABLE 2
RATE/VOLUME ANALYSIS
Fully taxable equivalent basis (In thousands)

                                                      YEAR ENDED DECEMBER 31,                      YEAR ENDED DECEMBER 31,
                                             ----------------------------------------     ----------------------------------------
                                                             2000/1999                                    1999/1998
                                             ----------------------------------------     ----------------------------------------
                                                INCREASE (DECREASE)                          INCREASE (DECREASE)
                                               DUE TO CHANGE IN: (1)                        DUE TO CHANGE IN: (1)
                                             -------------------------                    -------------------------
                                              AVERAGE         AVERAGE         NET          AVERAGE         AVERAGE         NET
                                              BALANCE          RATE          CHANGE        BALANCE          RATE          CHANGE
                                             ----------     ----------     ----------     ----------     ----------     ----------
Interest income:
   Short-term investments ...............    $     (294)    $       70     $     (224)    $      211     $      (28)    $      183
   Loans, net of unearned income ........           284             43            327           (153)           (36)          (189)
   Securities available for sale ........           286             71            357            606            (62)           544
   Securities held to maturity ..........           (36)           (12)           (48)          (277)           (20)          (297)
                                             ----------     ----------     ----------     ----------     ----------     ----------

      Total interest income .............           240            172            412            387           (146)           241
                                             ----------     ----------     ----------     ----------     ----------     ----------

Interest expense:
   Demand deposits ......................            16             10             26             (5)            --             (5)
   Savings deposits .....................           (13)            (2)           (15)            13             --             13
   Time deposits ........................           (52)            74             22            108            (50)            58
   Short-term borrowing .................            --             --             --             --             --             --
                                             ----------     ----------     ----------     ----------     ----------     ----------

      Total interest expense ............           (49)            82             33            116            (50)            66
                                             ----------     ----------     ----------     ----------     ----------     ----------

Taxable-equivalent net interest income ..    $      289     $       90     $      379     $      271     $      (96)    $      175
                                             ==========     ==========     ==========     ==========     ==========     ==========

(1) The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the change in each.

TABLE 3
SECURITIES PORTFOLIO
(In thousands)

                                       DECEMBER 31, 2000                            DECEMBER 31, 1999
                           ----------------------------------------     ----------------------------------------
                             HELD TO       AVAILABLE                      HELD TO       AVAILABLE
                            MATURITY       FOR SALE         TOTAL        MATURITY       FOR SALE         TOTAL
                           ----------     ----------     ----------     ----------     ----------     ----------

U.S. Treasury ........     $    4,396     $       --     $    4,396     $    2,300     $    3,501     $    5,801
U.S. Government and
   Agencies ..........            500         14,413         14,913            500         12,536         13,036
Mortgage-Backed
   Securities ........             --          7,253          7,253             --          6,931          6,931
State and Political
   Subdivisions ......             --          9,252          9,252             --          8,306          8,306
Equity Securities ....             --            149            149             --            149            149
                           ----------     ----------     ----------     ----------     ----------     ----------
                           $    4,896     $   31,067     $   35,963     $    2,800     $   31,423     $   34,223
                           ==========     ==========     ==========     ==========     ==========     ==========

TABLE 4
MATURITY DISTRIBUTION AND SECURITIES PORTFOLIO YIELDS
(In thousands)

                                                                           AFTER                        AFTER
                                                                          ONE BUT                      FIVE BUT
                                            WITHIN ONE                  WITHIN FIVE                   WITHIN TEN
                                             YEAR AMT.       YIELD       YEARS AMT.       YIELD       YEARS AMT.      YIELD
                                            ----------    ----------    -----------    ----------     ----------    ----------

December 31, 2000:
   Held to maturity:
      U.S. Treasury ....................    $    2,601          5.61%    $    1,795          6.61%    $       --            --%
      U.S. Government
         and Agencies ..................           500          6.43             --            --             --            --
                                            ----------    ----------     ----------    ----------     ----------    ----------

            Total held to  maturity ....         3,101          5.74%         1,795          6.61%            --            --
                                            ----------    ----------     ----------    ----------     ----------    ----------

   Available for sale:
      U.S. Treasury ....................            --            --%            --            --%            --            --%
     U.S. Government
         and Agencies ..................           500          6.50         11,419          6.43          2,495          6.65
      Mortgage-Backed
         Securities(2) .................            36          7.37          1,888          5.79          2,366          6.59
      State and
         Political
         Subdivisions(1) ...............         1,033          6.89          4,099          6.87          3,798          7.08
     Equity Securities .................           149            --             --            --             --            --
                                            ----------    ----------     ----------    ----------     ----------    ----------

            Total available for sale ...         1,718          6.83%        17,406          6.48%         8,659          6.91%
                                            ----------    ----------     ----------    ----------     ----------    ----------

            Total securities ...........    $    4,819          6.13%    $   19,201          6.49%    $    8,659          6.91%
                                            ==========    ==========     ==========    ==========     ==========    ==========



                                             AFTER TEN                       TOTAL
                                             YEARS AMT.       YIELD         AMOUNT         YIELD
                                             ----------    ----------     ----------    ----------

December 31, 2000:
   Held to maturity:
      U.S. Treasury ....................     $       --            --%    $    4,396          6.02%
      U.S. Government
         and Agencies ..................             --            --            500          6.43
                                             ----------    ----------     ----------    ----------

            Total held to  maturity ....             --            --%          4,896          6.06%
                                             ----------    ----------     ----------    ----------

   Available for sale:
      U.S. Treasury ....................             --            --%            --            --%
     U.S. Government
         and Agencies ..................             --            --         14,414          6.47
      Mortgage-Backed
         Securities(2) .................          2,962          7.10          7,252          6.59
      State and
         Political
         Subdivisions(1) ...............            322          8.15          9,252          7.00
     Equity Securities .................             --            --            149            --
                                             ----------    ----------     ----------    ----------

            Total available for sale ...          3,284          7.19%        31,067          6.66%
                                             ----------    ----------     ----------    ----------

            Total securities ...........     $    3,284          7.19%    $   35,963          6.59%
                                             ==========    ==========     ==========    ==========

(1) Tax exempt yields are expressed on a fully taxable equivalent basis, assuming a rate of 34% for 2000.

(2) Distributed by contractual maturity without regard to repayment schedules or projected payments.

TABLE 5
LOAN PORTFOLIO

The loans outstanding for the three years ended December 31, 2000 are shown in the following table according to type of loan (in thousands).

                                                 2000            1999            1998
                                              ----------      ----------      ----------
Commercial, financial and agricultural ..     $    6,946      $    7,326      $    7,666
Real Estate - Construction ..............            539             949              51
Real Estate - Mortgage ..................         20,052          15,809          15,361
Installment .............................          5,122           4,748           4,981
                                              ----------      ----------      ----------
        Total ...........................         32,659          28,832          28,059
Less:
  Allowance for possible loan losses ....           (579)           (579)           (596)
  Unearned income .......................             --              --              --
                                              ----------      ----------      ----------

                                              $   32,080      $   28,253      $   27,463
                                              ==========      ==========      ==========

TABLE 6
LOAN MATURITY AND INTEREST RATE SENSITIVITY

The following table shows the amount of commercial, financial and agricultural loans, real estate-construction loans and real estate mortgage loans, exclusive of installment loans, outstanding as of December 31, 2000 which, based on remaining scheduled repayments of principal, are due in the amounts indicated. Also, the amounts are classified according to the sensitivity to the changes in interest rates (in thousands).

                                             ONE YEAR       OVER ONE
                                               OR              TO           OVER
                                             LESS(1)         5 YEARS       5 YEARS         TOTAL
                                            ----------     ----------     ----------     ----------
Maturity of Loans:
  Commercial, financial and
     agricultural .....................     $    3,076     $    2,945     $      152     $    6,173
  Real Estate - mortgage and
    construction ......................          3,051         14,320          3,993         21,364
                                            ----------     ----------     ----------     ----------

      Total ...........................     $    6,127     $   17,265     $    4,145     $   27,537
                                            ==========     ==========     ==========     ==========

Interest Rate Sensitivity of Loans:
  With predetermined interest rates ...     $    4,513     $   16,177     $    1,809     $   22,499
  With floating interest rates (2) ....          1,614          1,088          2,336          5,038
                                            ----------     ----------     ----------     ----------

      Total ...........................     $    6,127     $   17,265     $    4,145     $   27,537
                                            ==========     ==========     ==========     ==========

(l) Includes demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts.

(2) The floating interest rate loans generally fluctuate according to a formula based on a prime rate.

TABLE  7
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

Nonperforming assets totaled $33,923 at year ended 2000, a $75,106 (68.9%) decrease from the prior year. Nonperforming assets totaled $109,029 at December 31, 1999, which was a decrease of $96,519 (47.0%) from December 31, 1998. The composition of nonperforming assets for the past three years are illustrated below.

                                                2000           1999           1998
                                             ----------     ----------     ----------
Nonperforming loans:
  Loans on nonaccrual ..................     $       --     $   69,889     $  144,797
  Restructured loans which are not
    on nonaccrual ......................         33,923         39,140         60,751
                                             ----------     ----------     ----------

      Total nonperforming loans ........         33,923        109,029        205,548

Other real estate and repossessed
   assets received in complete or
   partial satisfaction of loan
   obligations .........................             --             --              1
                                             ----------     ----------     ----------

       Total nonperforming assets ......     $   33,923     $  109,029     $  205,549
                                             ==========     ==========     ==========

  Loans contractually past due 90
    days or more as to principal or
    interest but which are not on
    nonaccrual .........................     $   11,061     $    8,119     $   14,718
                                             ==========     ==========     ==========

At December 31, 2000, the Bank has loans outstanding to multiple numbers of borrowers engaged in the medical industry and the legal profession. Loans to the medical industry were approximately $7,126,000, while the loans to the legal profession were approximately $3,177,000. There were no significant nonperforming loans outstanding in these two concentrations.

TABLE 8
ALLOWANCE FOR POSSIBLE LOAN LOSSES
(In Thousands)

                                                                  YEAR ENDED DECEMBER 31,
                                                       --------------------------------------------
                                                          2000             1999             1998
                                                       ----------       ----------       ----------

Beginning balance ................................     $      579       $      596       $      600
                                                       ----------       ----------       ----------

Charge-offs:
  Commercial, financial and agricultural loans ...             (3)             (13)              --
  Real estate mortgage loans .....................             --               --               --
  Real estate construction loans .................             --               --               --
  Installment loans ..............................             (8)              (7)             (15)
                                                       ----------       ----------       ----------
      Total charge-offs ..........................            (11)             (20)             (15)
                                                       ----------       ----------       ----------

Recoveries:
  Commercial, financial and agricultural loans ...             --               --               --
  Real estate mortgage loans .....................             --               --               --
  Real estate construction loans .................             --               --               --
  Installment loans ..............................             --                3               11
                                                       ----------       ----------       ----------
      Total recoveries ...........................           - 0-                3               11
                                                       ----------       ----------       ----------

Net (charge-offs) recoveries .....................            (11)             (17)              (4)
                                                       ----------       ----------       ----------

Provision charged against income .................             11             - 0-             - 0-
                                                       ----------       ----------       ----------

Ending balance ...................................     $      579       $      579       $      596
                                                       ==========       ==========       ==========

Net charge-offs to average  loans ................           (.04)%           (.06)%           (.01)%
                                                       ==========       ==========       ==========

Year-end allowance to year-end loans .............           1.77 %           2.01 %           2.12 %
                                                       ==========       ==========       ==========

TABLE 9
ALLOCATION FOR POSSIBLE LOAN LOSSES
(In thousands)

The allowance for possible loan losses has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories of loans at the date indicated.

                                        DECEMBER 31, 2000               DECEMBER 31, 1999
                                   ---------------------------     ---------------------------
                                                   % OF LOANS                      % OF LOANS
                                                   OUTSTANDING                     OUTSTANDING
                                                    TO TOTAL                        TO TOTAL
                                    ALLOWANCE         LOANS         ALLOWANCE         LOANS
                                   ----------      -----------     ----------      -----------

Commercial, financial and
   agricultural loans ........     $      115           21.27%     $      120           25.41%
Real estate construction .....              4            1.65               5            3.29
Real estate mortgage loans ...            236           61.40             238           54.83
Installment loans ............            224           15.68             216           16.47
                                   ----------      ----------      ----------      ----------
                                   $      579          100.00%     $      579          100.00%
                                   ==========      ==========      ==========      ==========

                                                      DECEMBER 31, 1998
                                                 ---------------------------
                                                                  % OF LOANS
                                                                 OUTSTANDING
                                                                   TO TOTAL
                                                  ALLOWANCE         LOANS
                                                 ----------      -----------
Commercial, financial and
   agricultural loans ......................     $      135           27.32%
Real estate construction ...................              1             .18
Real estate mortgage loans .................            272           54.75
Installment loans ..........................            188           17.75
                                                 ----------      ----------
                                                 $      596          100.00%
                                                 ==========      ==========

TABLE 10
DEPOSITS

The following table presents the average balance and an average rate paid on deposits (in thousands):

                                                                   DECEMBER 31,
                              -------------------------------------------------------------------------------------
                                         2000                          1999                          1998
                              -------------------------     -------------------------     -------------------------
                                AVERAGE        AVERAGE        AVERAGE       AVERAGE         AVERAGE       AVERAGE
                                BALANCE         RATE          BALANCE         RATE          BALANCE         RATE
                              ----------     ----------     ----------     ----------     ----------     ----------

Non-interest bearing
  demand deposits .......     $   25,600            --%     $   23,962            --%      $   19,070           --%
Interest bearing
  demand deposits .......         11,630          2.04          10,838          1.95          11,104          1.95
Savings deposits ........          9,216          2.69           9,714          2.71           9,223          2.71
Time deposits ...........         20,969          5.06          22,030          4.71          19,747          4.95
Short-term borrowings ...             --            --              --            --              29          6.90
                              ----------                    ----------                    ----------

         Total ..........     $   67,415                    $   66,544                    $   59,173
                              ==========                    ==========                    ==========

TABLE 11
CERTIFICATES OF DEPOSIT OF $100,000 OR MORE, MATURITY DISTRIBUTION

The following table provides the maturities of time certificates of deposit of the Bank in amounts of $100,000 or more (in thousands):

                                                           DECEMBER 31,
                                             ----------------------------------------
                                                2000           1999           1998
                                             ----------     ----------     ----------
Maturing in:
   3 months or less ....................     $    2,961     $    3,076     $    2,587
   Over 3 months less than 6 months ....          1,536          1,084            920
   Over 6 months less than 12 months ...            682            458            500
   Over 12 months ......................             --             --             --
                                             ----------     ----------     ----------

         Total .........................     $    5,179     $    4,618     $    4,007
                                             ==========     ==========     ==========

TABLE  12
RISK-BASED CAPITAL
(In thousands)

                                                              DECEMBER 31,
                                                     ------------------------------
                                                         2000              1999
                                                     ------------      ------------

Risk-weighted assets ...........................     $     38,022      $     35,073
                                                     ============      ============

Capital:
   Tier I ......................................     $     11,025      $     10,022
   Tier II .....................................              475               438
                                                     ------------      ------------
      Total capital ............................     $     11,500      $     10,460
                                                     ============      ============

Ratios:
   Tier I capital to risk-weighted assets ......            29.00%            28.57%
   Tier II capital to risk-weighted assets .....             1.25              1.25
                                                     ------------      ------------
      Total capital to risk-weighted assets ....            30.25%            29.82%
                                                     ============      ============

   Leverage - Tier I capital to total
      average assets ...........................            14.14%            13.11%
                                                     ============      ============

TABLE  13
RETURN ON EQUITY AND ASSETS

The following table shows consolidated operating and capital ratios for each of the last three years:

                                                              YEARS ENDED DECEMBER 31,
                                                     ------------------------------------------
                                                        2000            1999            1998
                                                     ----------      ----------      ----------

    Return on average total assets .............           1.54%           1.42%           1.47%

    Return on average shareholders' equity .....          11.91%          11.38%          11.27%

    Dividend payout ratio ......................          16.62%          15.74%          14.76%

    Average equity to average assets ratio .....          12.96%          12.47%          13.06%

TABLE 14
INTEREST RATE SENSITIVITY ANALYSIS
DECEMBER 31, 2000
(In thousands)

                                                                                       RATES
                                                                          -------------------------------
                                                         FORECAST           +200 BP            -200 BP
                                                       ------------       ------------       ------------
Economic value at risk:
     Total assets ................................     $     82,749
     Bank equity .................................     $     11,044
     Market value of portfolio equity ............     $     12,708       $     11,752       $     12,861
     Market value to book value
        of equity ................................             1.15               1.06               1.16
     Amount of change in market value of
        portfolio equity .........................                        $       (956)      $        153
     Percent change in market value of
        portfolio equity .........................                               (7.52)%             1.21%
     Total securities market value premium
        percentage ...............................             0.17%             (6.00)%             4.31%
     Net loans present value premium
        percentage ...............................             1.60%             (1.37)%             4.61%
     Total deposits present value premium
        percentage ...............................             1.57%              3.66%             (0.98)%

Earnings at risk:
     January 1 to December 31, 2001-
          Interest margin on earning assets ......             5.19%              5.31%              4.89 %
          Amount of change in interest
             margin on earning assets ............                                 .12%              (.30)%
          Net interest income ....................     $      3,690       $      3,777       $      3,472
          Amount of change in net
             interest income .....................                        $         87       $       (218)
          Percent change in net interest
             income ..............................                                2.35%             (5.91)%
          Net income .............................     $      1,189       $      1,250       $      1,040
          Amount change in net income ............                        $         61       $       (148)
          Percent change in net income ...........                                5.15%            (12.45)%

             [BROUSSARD, POCHE, LEWIS & BREAUX, L.L.P. LETTERHEAD]


                          INDEPENDENT AUDITORS' REPORT


To the Shareholders and Board of Directors
American Bancorp, Inc.
Opelousas, Louisiana


We have audited the accompanying consolidated balance sheets of American Bancorp, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Bancorp, Inc. and subsidiary as of December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.


                                        /s/ BROUSSARD, POCHE, LEWIS & BREAUX


Lafayette, Louisiana
January 31, 2001

                             AMERICAN BANCORP, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999


                    ASSETS                                 2000             1999
                                                       ------------     ------------

Cash and due from banks ..........................     $  6,900,623     $  6,048,962

Federal funds sold ...............................        4,775,000        8,104,742
                                                       ------------     ------------

   Total cash and cash equivalents ...............       11,675,623       14,153,704

Interest-bearing deposits with banks .............          298,000        1,090,000

Securities held to maturity (estimated
   market values $4,928,531 and $2,771,757,
   respectively) .................................        4,896,244        2,799,634

Securities available for sale ....................       31,067,441       31,422,670

Loans, net of allowance for possible
   loan losses of $579,481 and $579,047,
   respectively ..................................       32,080,127       28,253,313

Bank premises and equipment ......................        1,549,934        1,108,299

Accrued interest receivable ......................          665,791          616,515

Other assets .....................................          526,902          787,605
                                                       ------------     ------------

                                                       $ 82,760,062     $ 80,231,740
                                                       ============     ============

See Notes to Consolidated Financial Statements.

                  LIABILITIES AND SHAREHOLDERS' EQUITY                      2000              1999
                                                                        ------------      ------------

LIABILITIES
   Deposits:
      Non-interest bearing demand deposits ........................     $ 25,925,833      $ 23,803,087
      Interest bearing deposits ...................................       45,392,649        46,631,280
                                                                        ------------      ------------

            Total deposits ........................................       71,318,482        70,434,367

   Accrued interest payable .......................................          158,760           132,163
   Other liabilities ..............................................          206,361           159,535
                                                                        ------------      ------------

            Total liabilities .....................................       71,683,603        70,726,065
                                                                        ------------      ------------

SHAREHOLDERS' EQUITY
   Common stock, $5 par value; 10,000,000
      shares authorized; 120,000 shares
      issued; 117,630 and 117,712 outstanding, respectively .......          600,000           600,000
   Surplus ........................................................        2,150,000         2,150,000
   Retained earnings ..............................................        8,442,150         7,438,877
   Accumulated other comprehensive income
      (loss), net of tax of $9,760
      and ($285,291), respectively ................................           18,946          (553,801)
   Treasury stock, 2,370 and 2,288 shares at cost, respectively ...         (134,637)         (129,401)
                                                                        ------------      ------------

            Total shareholders' equity ............................       11,076,459         9,505,675
                                                                        ------------      ------------

                                                                        $ 82,760,062      $ 80,231,740
                                                                        ============      ============

                             AMERICAN BANCORP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                     2000             1999              1998
                                                 ------------     ------------      ------------
Interest income:
   Interest and fees on loans ..............     $  2,776,182     $  2,433,152      $  2,642,229
   Interest on investment securities-
      Taxable ..............................        1,750,951        1,556,496         1,478,482
      Tax-exempt ...........................          414,496          338,148           226,872
   Federal funds sold ......................          230,179          411,878           240,724
   Deposits with banks .....................           38,270           79,744            68,220
                                                 ------------     ------------      ------------
         Total interest income .............        5,210,078        4,819,418         4,656,527

Interest expense:
   Interest on deposits ....................        1,545,041        1,511,660         1,445,816
                                                 ------------     ------------      ------------

Net interest income ........................        3,665,037        3,307,758         3,210,711
Provision for possible loan losses .........           10,500               --                --
                                                 ------------     ------------      ------------

Net interest income after provision
   for possible loan losses ................        3,654,537        3,307,758         3,210,711
                                                 ------------     ------------      ------------

Non-interest income:
   Service charges on deposit accounts .....          555,331          559,418           508,135
   Other ...................................          140,034          133,128           104,250
                                                 ------------     ------------      ------------
         Total non-interest income .........          695,365          692,546           612,385
                                                 ------------     ------------      ------------

Non-interest expense:
   Salary and employee benefits ............        1,395,243        1,301,324         1,198,730
   Net occupancy expense ...................          306,870          287,674           293,939
   Equipment expense .......................          276,781          224,367           246,471
   Net cost (revenue) from other
      real estate ..........................               --          (40,434)              299
   Other ...................................          741,424          738,895           667,893
                                                 ------------     ------------      ------------
         Total non-interest expense ........        2,720,318        2,511,826         2,407,332
                                                 ------------     ------------      ------------

Income before income taxes .................        1,629,584        1,488,478         1,415,764

Provision for income taxes .................          426,328          402,933           407,896
                                                 ------------     ------------      ------------

         Net income ........................     $  1,203,256     $  1,085,545      $  1,007,868
                                                 ============     ============      ============

Net income per common share ................     $      10.23     $       9.21      $       8.47
                                                 ============     ============      ============



See Notes to Consolidated Financial Statements.

                             AMERICAN BANCORP, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                                                                   ACCUMULATED
                                                                                                                      OTHER
                                                     COMMON          STOCK                          RETAINED      COMPREHENSIVE
                                                     SHARES          AMOUNT         SURPLUS         EARNINGS          INCOME
                                                  ------------    ------------    ------------    ------------    -------------
Balance, December 31, 1997 ...................         120,000    $    600,000    $  2,150,000    $  5,664,281     $    100,417
Comprehensive income
   Net income for 1998 .......................              --              --              --       1,007,868               --
   Other comprehensive income:
        Changes in unrealized holding gains
        (losses) on securities available
        for sale, net of tax of $131,975 .....              --              --              --              --          155,770


        Total comprehensive income ...........              --              --              --              --               --


Purchase of treasury stock ...................              --              --              --              --               --
Dividends paid in 1998 .......................              --              --              --        (148,134)              --
                                                  ------------    ------------    ------------    ------------     ------------

Balance, December 31, 1998 ...................         120,000         600,000       2,150,000       6,524,015          256,187
Comprehensive income
   Net income for 1999 .......................              --              --              --       1,085,545               --
   Other comprehensive income:
        Changes in unrealized holding gains
        (losses) on securities available
        for sale, net of tax of $(285,291) ...              --              --              --              --         (809,988)


        Total comprehensive income ...........              --              --              --              --               --


Purchase of treasury stock ...................              --              --              --              --               --
Dividends paid in 1999 .......................              --              --              --        (170,683)              --
                                                  ------------    ------------    ------------    ------------     ------------

Balance, December 31, 1999 ...................         120,000         600,000       2,150,000       7,438,877         (553,801)
Comprehensive income
   Net income for 2000 .......................              --              --              --       1,203,256               --
   Other comprehensive income:
        Changes in unrealized holding gains
        (losses) on securities available
        for sale, net of tax of $295,051 .....              --              --              --              --          572,747


        Total comprehensive income ...........              --              --              --              --               --


Purchase of treasury stock ...................              --              --              --              --               --
Dividends paid in 2000 .......................              --              --              --        (199,983)              --
                                                  ------------    ------------    ------------    ------------     ------------
Balance, December 31, 2000 ...................         120,000    $    600,000    $  2,150,000    $  8,442,150     $     18,946
                                                  ============    ============    ============    ============     ============
                                                     TREASURY      COMPREHENSIVE
                                                      STOCK           INCOME             TOTAL
                                                   ------------    -------------     ------------
Balance, December 31, 1997 ...................     $     (2,014)    $         --     $  8,512,684
Comprehensive income
   Net income for 1998 .......................               --        1,007,868        1,007,868
   Other comprehensive income:
        Changes in unrealized holding gains
        (losses) on securities available
        for sale, net of tax of $131,975 .....               --          155,770          155,770
                                                                    ------------

        Total comprehensive income ...........               --     $  1,163,638               --
                                                                    ============

Purchase of treasury stock ...................          (82,681)                          (82,681)
Dividends paid in 1998 .......................               --                          (148,134)
                                                   ------------                      ------------

Balance, December 31, 1998 ...................          (84,695)    $         --        9,445,507
Comprehensive income
   Net income for 1999 .......................               --        1,085,545        1,085,545
   Other comprehensive income:
        Changes in unrealized holding gains
        (losses) on securities available
        for sale, net of tax of $(285,291) ...               --         (809,988)        (809,988)
                                                                    ------------

        Total comprehensive income ...........               --     $    275,557               --
                                                                    ============

Purchase of treasury stock ...................          (44,706)                          (44,706)
Dividends paid in 1999 .......................               --                          (170,683)
                                                   ------------                      ------------

Balance, December 31, 1999 ...................         (129,401)    $         --        9,505,675
Comprehensive income
   Net income for 2000 .......................               --        1,203,256        1,203,256
   Other comprehensive income:
        Changes in unrealized holding gains
        (losses) on securities available
        for sale, net of tax of $295,051 .....               --          572,747          572,747
                                                                    ------------

        Total comprehensive income ...........               --     $  1,776,003               --
                                                                    ============

Purchase of treasury stock ...................           (5,236)                           (5,236)
Dividends paid in 2000 .......................               --                          (199,983)
                                                   ------------                      ------------
Balance, December 31, 2000 ...................     $   (134,637)                     $ 11,076,459
                                                   ============                      ============

See Notes to Consolidated Financial Statements.

                             AMERICAN BANCORP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                                     2000              1999              1998
                                                                 ------------      ------------      ------------
OPERATING ACTIVITIES
   Net income ..............................................     $  1,203,256      $  1,085,545      $  1,007,868
   Adjustments to reconcile net income
      to net cash provided by operating
      activities:
      Premium amortization, (discount
         accretion) on investment securities ...............          (99,495)          (49,466)            5,846
      Depreciation .........................................          161,126           129,296           165,247
      (Gain) loss on disposal of assets ....................           (9,308)               --                --
      (Increase) decrease in assets:
         Other real estate owned ...........................               --                --             6,899
         Accrued interest receivable .......................          (49,276)           (7,739)           11,201
         Other assets ......................................          (23,118)          126,902           (21,372)
      Increase (decrease) in liabilities:
         Accrued interest payable ..........................           26,597           (12,105)           24,101
         Other liabilities .................................           46,826           (98,011)           45,983
                                                                 ------------      ------------      ------------

            Net cash provided by operating
               activities ..................................        1,256,608         1,174,422         1,245,773
                                                                 ------------      ------------      ------------

INVESTING ACTIVITIES
   (Increase) decrease in interest-bearing
      deposits with banks ..................................          792,000           297,000          (693,000)
   Proceeds from maturities
      of available for sale securities .....................        6,479,450         5,421,738         4,364,835
   Proceeds from maturities
      of held to maturity securities .......................          200,000         5,000,000         8,700,000
   Purchase of available for sale
      securities ...........................................       (5,160,466)      (14,008,754)      (15,951,986)
   Purchase of held to maturity
      securities ...........................................       (2,293,072)       (2,098,859)         (199,844)
   (Increase) decrease in loans ............................       (3,826,814)         (790,718)          372,343
   Purchases of property and equipment .....................         (611,453)         (124,227)          (51,206)
   Other ...................................................            6,770                --            (9,336)
                                                                 ------------      ------------      ------------

            Net cash used in investing
               activities ..................................       (4,413,585)       (6,303,820)       (3,468,194)
                                                                 ------------      ------------      ------------

                                                                     2000              1999              1998
                                                                 ------------      ------------      ------------
FINANCING ACTIVITIES
   Increase (decrease) in liabilities:
      Demand deposits, transaction
         accounts and savings ..............................        1,490,976         5,952,640         6,412,096
      Time deposits ........................................         (606,861)          662,744         1,550,141
   Dividends paid ..........................................         (199,983)         (170,683)         (148,134)
   Purchase of treasury stock ..............................           (5,236)          (44,706)          (82,681)
                                                                 ------------      ------------      ------------

         Net cash provided by
            financing activities ...........................          678,896         6,399,995         7,731,422
                                                                 ------------      ------------      ------------

Increase (decrease) in cash and cash
   equivalents .............................................       (2,478,081)        1,270,597         5,509,001

Cash and cash equivalents at
   beginning of year .......................................       14,153,704        12,883,107         7,374,106
                                                                 ------------      ------------      ------------

Cash and cash equivalents at end
   of year .................................................     $ 11,675,623      $ 14,153,704      $ 12,883,107
                                                                 ============      ============      ============


SUPPLEMENTAL DISCLOSURES

   Cash payments for:

      Interest expense .....................................     $  1,518,444      $  1,523,315      $  1,308,437
                                                                 ============      ============      ============

      Income taxes .........................................     $    444,042      $    363,552      $    410,200
                                                                 ============      ============      ============


See Notes to Consolidated Financial Statements

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

          Comprehensive income:

               Comprehensive income includes net income and other comprehensive income which, in the case of the Company, includes only unrealized gain and losses on securities available-for-sale.

          Consolidation:

               The consolidated financial statements include the accounts of the respective parent Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated.

          Cash and cash equivalents:

               For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased or sold for one-day periods.

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

              The amortized cost of debt securities classified as held to maturity or available for sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Amortization, accretion and accruing interest are included in interest income on securities using the level-yield method. Realized gains and losses, and declines in value judged to be other than temporary, are included in net securities gains (losses). The cost of securities sold is determined based on the specific identification method.

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

              The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company's impaired loans include troubled debt restructurings, performing and nonperforming loans, in which full payment of principal or interest is not expected. The Company calculates a reserve required for impaired loans based on the expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of its collateral.

              Generally, loans other than consumer loans, which become 90 days delinquent are either in the process of collection through repossession or foreclosure or alternatively, are deemed currently uncollectible. Loans deemed currently uncollectible are charged off against the allowance account. As a matter of policy, loans are placed on a nonaccrual basis where doubt exits as to collectibility.

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

              The allowance is based on management's estimate of future losses; actual losses may vary from the current estimate. The estimate is reviewed periodically, taking into consideration the risk characteristics of the loan portfolio, past loss experience, general economic conditions and other factors which warrant current recognition. As adjustments to the estimate of future losses become necessary, they are reflected as a provision for possible loan losses in current-period earnings. Actual loan losses are deducted from, and subsequent recoveries are added to, the allowance.

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

          Income taxes:

              The Company files a consolidated federal income tax return with the subsidiary Bank. The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are based on the temporary differences between the financial reporting basis and tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Recent pronouncements:

              The FASB issued No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133," in June 1999. This statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Adoption of the standard is not expected to have a material effect on the Company's financial statements, financial position or results of operations. The Company will adopt this accounting standard on January 1, 2001.

              In September 2000, the FASB issued No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," a replacement of FASB Statement No. 125, which is effective for fiscal years ending after December 15, 2000.

              Adoption of the above standards will not have a material effect on the Company's financial statements, financial position or results of operations.

          Reclassifications:

              Certain amounts in the 1999 and 1998 financial statements have been reclassified to conform with the financial statement presentation for 2000 for comparability. These reclassifications had no effect on net income as previously reported for the 1999 and 1998 fiscal years.

Note 2.   Restrictions on Cash and Due From Bank Accounts

              The Bank is required to maintain average reserve balances by the Federal Reserve Bank. The average amount of these reserve balances was $844,000 and $731,000 for the years ended December 31, 2000 and 1999, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.   Investment Securities

              The carrying amounts of investment securities as shown in the consolidated balance sheets of the Bank and their approximate market values at December 31 were as follows:

                                                                             DECEMBER 31, 2000
                                                      ---------------------------------------------------------------
                                                       AMORTIZED        UNREALIZED       UNREALIZED         FAIR
                                                          COST             GAINS           LOSSES           VALUE
                                                      ------------     ------------     ------------     ------------
     Securities held to maturity:
        U.S. Treasury Securities ................     $  4,396,094     $     33,308     $      1,286     $  4,428,116
        U.S. Government and Agencies ............          500,150              265               --          500,415
                                                      ------------     ------------     ------------     ------------

                                                      $  4,896,244     $     33,573     $      1,286     $  4,928,531
                                                      ============     ============     ============     ============

                                                                             DECEMBER 31, 2000
                                                      ---------------------------------------------------------------
                                                       AMORTIZED        UNREALIZED       UNREALIZED         FAIR
                                                          COST             GAINS           LOSSES           VALUE
                                                      ------------     ------------     ------------     ------------
     Securities available for sale:
        Mortgage-Backed Securities ..............     $  7,283,844     $     48,672     $     79,400     $  7,253,116
        U.S. Government and Agencies ............       14,407,398           64,331           58,756       14,412,973
        State and Political Subdivisions ........        9,198,091           84,537           30,676        9,251,952
        Equity Securities .......................          149,400               --               --          149,400
                                                      ------------     ------------     ------------     ------------

                                                      $ 31,038,733     $    197,540     $    168,832     $ 31,067,441
                                                      ============     ============     ============     ============

                                                                             DECEMBER 31, 1999
                                                      ---------------------------------------------------------------
                                                       AMORTIZED        UNREALIZED       UNREALIZED         FAIR
                                                          COST             GAINS           LOSSES           VALUE
                                                      ------------     ------------     ------------     ------------
     Securities held to maturity:
        U.S. Treasury Securities ................     $  2,299,634     $         --     $     24,132     $  2,275,502
        U.S. Government and Agencies ............          500,000               --            3,745          496,255
                                                      ------------     ------------     ------------     ------------

                                                      $  2,799,634            $ -0-     $     27,877     $  2,771,757
                                                      ============     ============     ============     ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                             DECEMBER 31, 1999
                                                      ---------------------------------------------------------------
                                                       AMORTIZED        UNREALIZED       UNREALIZED         FAIR
                                                          COST             GAINS           LOSSES           VALUE
                                                      ------------     ------------     ------------     ------------
     Securities available for sale:
        Mortgage-Backed Securities ..............     $  7,146,769     $     19,315     $    235,394     $  6,930,690
        U.S. Treasury Securities ................        3,503,378            1,832            3,955        3,501,255
        U.S. Government and Agencies ............       12,912,224               --          376,686       12,535,538
        State and Political Subdivisions ........        8,549,991            5,551          249,755        8,305,787
        Equity Securities .......................          149,400               --               --          149,400
                                                      ------------     ------------     ------------     ------------

                                                      $ 32,261,762     $     26,698     $    865,790     $ 31,422,670
                                                      ============     ============     ============     ============

Securities with book values of $14,124,852 and $12,222,416 at December 31, 2000 and 1999, respectively, were pledged to secure public deposits and other transactions as required by law.

There were no gross-realized gains or gross-realized losses on sales of securities for the fiscal years ended December 31, 2000, 1999 or 1998.

     The maturities of investment securities at December 31, 2000 were as follows:

                                                          SECURITIES TO BE HELD
                                                               TO MATURITY
                                                      -----------------------------
                                                        AMORTIZED          FAIR
     YEARS TO MATURITY                                    COST            VALUE
                                                      ------------     ------------

     Less than one ..............................     $  3,101,248     $  3,103,036
     Greater than one but less than five ........        1,794,996        1,825,495
     Greater than five but less than ten ........               --               --
     Greater than ten ...........................               --               --
                                                      ------------     ------------

                                                      $  4,896,244     $  4,928,531
                                                      ============     ============

                                                          SECURITIES AVAILABLE
                                                                FOR SALE
                                                      -----------------------------
                                                        AMORTIZED          FAIR
     YEARS TO MATURITY                                    COST            VALUE
                                                      ------------     ------------

     Less than one ..............................     $  1,717,023     $  1,718,405
     Greater than one but less than five ........       17,406,470       17,406,541
     Greater than five but less than ten ........        8,658,108        8,658,391
     Greater than ten ...........................        3,257,132        3,284,104
                                                      ------------     ------------

                                                      $ 31,038,733     $ 31,067,441
                                                      ============     ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans

     Major classifications of subsidiary Bank's loan portfolio at December 31, are as follows:

                                                          2000              1999
                                                      ------------      ------------
     Commercial, financial and
        agricultural ............................     $  6,946,020      $  7,325,960
     Real estate construction ...................          538,744           948,827
     Real estate mortgage .......................       20,052,654        15,808,978
     Installment ................................        5,122,190         4,748,595
                                                      ------------      ------------
                                                        32,659,608        28,832,360

     Unearned income ............................               --                --
                                                      ------------      ------------
        Net loans ...............................       32,659,608        28,832,360

     Allowance for possible loan
        losses ..................................         (579,481)         (579,047)
                                                      ------------      ------------

                                                      $ 32,080,127      $ 28,253,313
                                                      ============      ============

     The following is a summary of loans classified by type at December 31, 2000 and 1999:

                                                                    2000                    1999
                                                              ---------------         ---------------
             Commercial, financial and
                agricultural..............................    $     6,946,020         $     7,325,960
             Real estate construction.....................            538,744                 948,827
             Real estate mortgage ........................          7,112,467               7,991,175

                Total commercial..........................         14,597,231              16,265,962
                                                               --------------         ---------------

             Residential mortgage.........................         12,940,187               7,817,803
             Installment..................................          5,122,190               4,748,595
                                                               --------------         ---------------

                Total consumer............................         18,062,377              12,566,398
                                                               --------------         ---------------

                Total loans...............................    $    32,659,608         $    28,832,360
                                                              ===============         ===============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following summarizes the non-performing elements of the loan portfolio and total foreclosed assets at December 31:

                                                         2000           1999           1998
                                                      ----------     ----------     ----------

     Nonperforming loans:
        Loans on nonaccrual .....................     $       --     $   69,889     $  144,797
        Restructured loans which
           are not on nonaccrual ................         33,923         39,140         60,751
                                                      ----------     ----------     ----------

                  Total nonperforming loans .....         33,923        109,029        205,548

     Other real estate and repossessed assets
        received in complete or partial
        satisfaction of loan obligations ........             --             --              1
                                                      ----------     ----------     ----------

                  Total nonperforming assets ....     $   33,923     $  109,029     $  205,549
                                                      ==========     ==========     ==========

      Loans contractually past due 90 days
        or more as to principal or interest,
        but which are not on nonaccrual .........     $   11,061     $    8,119     $   14,718
                                                      ==========     ==========     ==========

At December 31, 2000, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was $-0-. The related allowance for loan losses was $-0- for impaired loans. The average recorded investment in impaired loans during the year ended December 31, 2000 was approximately $3,000. Interest payments received on impaired loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. For the year ended December 31, 2000, the Company did not recognize interest income on impaired loans.

Interest income in the amount of $3,857 for 2000, $9,501 for 1999 and $32,424 for 1998 would have been recorded on nonperforming loans if they had been classified as performing. The Company recorded $2,490, $2,733 and $4,796 of interest income on nonperforming loans during 2000, 1999 and 1998, respectively.

The following is a summary of the allowance for loan losses for the three years ended December 31, 2000:

                                                         2000            1999            1998
                                                      ----------      ----------      ----------

     Balance, beginning of year .................     $  579,047      $  595,762      $  599,593
     Provisions charged to operating expense ....         10,500              --              --
     Recoveries on loans ........................            303           2,938          11,370
     Loans charged off ..........................        (10,369)        (19,653)        (15,201)
                                                      ----------      ----------      ----------

     Balance, end of year .......................     $  579,481      $  579,047      $  595,762
                                                      ==========      ==========      ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.   Related Party Transactions

          In the ordinary course of business, loans have been made to directors and executive officers and their associates. Such loans to these related parties were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Loans to these related parties were approximately $2,273,824 and $2,291,812 at December 31, 2000 and 1999, respectively. The following provides an analysis of the activity with respect to loans to related parties:

               Balance at January 1, 2000 .................     $  2,291,812
               New loans made .............................        1,909,805
               Repayment on loans .........................       (1,927,793)
                                                                ------------

               Balance at December 31, 2000 ...............     $  2,273,824
                                                                ============

NOTE 6.   BANK PREMISES AND EQUIPMENT

          Bank premises and equipment, at cost, consisted of the following as of December 31:

                                                                    2000             1999             1998
                                                                ------------     ------------     ------------

               Land .......................................     $    459,386     $    384,387     $    384,387
               Premises and leasehold
                     improvements .........................        1,863,020        1,811,929        1,789,144
               Furniture and equipment ....................        1,341,381        1,242,411        1,216,548
               Construction in progress ...................          154,808           52,704               --
                                                                ------------     ------------     ------------
                                                                   3,818,595        3,491,431        3,390,079
               Less accumulated depreciation
                   and amortization .......................        2,268,661        2,383,132        2,276,711
                                                                ------------     ------------     ------------

                       Total ..............................     $  1,549,934     $  1,108,299     $  1,113,368
                                                                ============     ============     ============

          Depreciation and amortization expense included in non-interest expense was $161,122 in 2000, $129,296 in 1999, and $165,247 in 1998.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7.   Deposits

          Deposit account balances at December 31, 2000 and 1999, are summarized as follows:

                                                                    2000             1999
                                                                ------------     ------------

               Non-interest bearing .......................     $ 25,925,833     $ 23,803,087
               Interest bearing demand ....................       15,374,416       15,964,721
               Savings deposits ...........................        9,357,554        9,399,019
               Time deposits ..............................       20,660,679       21,267,540
                                                                ------------     ------------

                                                                $ 71,318,482     $ 70,434,367
                                                                ============     ============

          Time deposits maturing in years ending December 31, as of December 31, 2000:

               2001 ......................................     $ 19,363,604
               2002 ......................................          412,541
               2003 ......................................          771,629
               2004 ......................................          112,905
                                                               ------------

                                                               $ 20,660,679
                                                               ============

          The Bank held related party deposits of approximately $2,345,000 and $1,572,000 at December 31, 2000 and 1999.

Note 8.   Employee Benefit Plan

          The Bank maintains a 401(k) Savings Plan available to employees with over one year of service. The Bank matches 50% of the salary deferral, up to a maximum of 3% of compensation for 2000 and 1999, which becomes vested after five years of service. Total contributions to the plan by the Bank were $19,050 for 2000 and $19,735 for 1999. The Bank has a non-qualified deferred compensation plan for certain executives of the Company. The total deferred compensation expense for 2000 and 1999 was $52,717 and $12,384, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9.   Lease Commitments

          The Company leases land, buildings, and equipment under cancelable and noncancelable leases. The leased properties are used primarily for banking purposes.

          Future minimum payments, by year and in the aggregate, for noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 2000:

           YEAR ENDING                                            AMOUNT
                                                                ----------

               2001 ......................................     $   52,089
               2002 ......................................         45,871
               2003 ......................................         40,771
               2004 ......................................         35,671
               2005 ......................................         35,671
                                                               ----------

               Total future minimum lease payments .......     $  210,073
                                                               ==========

          All leases contain options to extend the lease term upon expiration and will probably be exercised.

          The total rental expense on operating leases for the years ended December 31, 2000, 1999, and 1998, amount to $70,443, $68,360 and
          $63,409, respectively.

          One of the Bank's branch offices is leased from a corporation which is owned by a shareholder and director of the Bank. Lease expense related to this property totaled $20,671 for the 2000, 1999 and 1998 fiscal years.

Note 10.  Other Operating Expenses

          The composition of other operating expenses for each of the three years for the period ended December 31 are as follows:

                                                                   2000           1999           1998
                                                                ----------     ----------     ----------

               FDIC and Louisiana assessments .............     $   31,602     $   26,948     $   24,707
               Advertising ................................         80,123         56,479         63,622
               Office supplies ............................         80,582         82,594         70,465
               Postage ....................................         56,450         57,560         56,269
               Insurance ..................................         11,730         15,503         12,727
               ATM expenses ...............................         34,691         35,940         27,029
               Director fees ..............................        101,200         92,650         87,700
               Other ......................................        345,046        371,221        325,374
                                                                ----------     ----------     ----------

                                                                $  741,424     $  738,895     $  667,893
                                                                ==========     ==========     ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11.  Income Taxes

          Income tax expense includes amounts currently payable and amounts deferred to or from other years as a result of differences in the timing of recognition of income and expense for financial reporting and federal tax purposes. The components of income tax expense are as follows:

                                                          2000            1999            1998
                                                       ----------      ----------      ----------
          Current federal income tax
             expense .............................     $  438,945      $  376,331      $  418,969
          Deferred federal income tax
             expense (benefit) ...................        (12,617)         26,602         (11,073)
                                                       ----------      ----------      ----------
                                                       $  426,328      $  402,933      $  407,896
                                                       ==========      ==========      ==========

          Included in shareholders' equity:
             Deferred tax expense
             (benefit) related to the
             change in net unrealized
             gain (loss) on securities
             available for sale ..................     $  295,051      $ (417,266)     $   80,246
                                                       ==========      ==========      ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              The reconciliation of the federal statutory income tax rate to the Company's effective rate is summarized as follows for the years ended December 31:

                                                2000                             1999                              1998
                                     --------------------------       ---------------------------       ---------------------------
                                       AMOUNT           RATE            AMOUNT            RATE            AMOUNT            RATE
                                     ----------      ----------       ----------       ----------       ----------       ----------
          Tax based on
             federal
             statutory rate ....     $  554,059            34.0%      $  506,083             34.0%      $  481,360             34.0%
          Effect of tax-
             exempt income .....       (140,929)           (8.6)        (116,718)            (7.8)         (82,593)            (5.8)
          Other ................         13,198              .8           13,568               .9            9,129               .6
                                     ----------      ----------       ----------       ----------       ----------       ----------

                                     $  426,328            26.2%      $  402,933             27.1%      $  407,896             28.8%
                                     ==========      ==========       ==========       ==========       ==========       ==========

          Deferred income taxes are based on differences between the bases of assets and liabilities for financial statement purposes and tax reporting purposes. The tax effects of the cumulative temporary differences which create deferred tax assets and liabilities are as follows:

                                                              2000           1999
                                                           ----------     ----------
          Deferred tax assets:
             Allowance for loan losses ...............     $   17,592     $   14,022
             Deferred executive compensation .........         34,254         16,331
             Net unrealized loss on available
                for sale securities ..................             --        285,291
             Other ...................................          5,569          5,141
                                                           ----------     ----------

              Total deferred tax assets ..............         57,415        320,785
                                                           ----------     ----------

          Deferred tax liabilities:
             Net unrealized appreciation
                on available for sale securities .....          9,760             --
             Accumulated depreciation ................         37,624         28,322
                                                           ----------     ----------
                Total deferred tax liabilities .......         47,384         28,322
                                                           ----------     ----------

          Net deferred tax asset .....................     $   10,031     $  292,463
                                                           ==========     ==========

          Management estimates realizability of a deferred tax asset based on the Company's ability to generate taxable income in the future. A deferred tax valuation reserve is established, if needed, to limit the net deferred tax asset to its realizable value.

Note 12.  Earnings Per Share

          The earnings per share computations are based on weighted average number of shares outstanding during each year of 117,673, 117,884 and 118,965 for the years ended December 31, 2000, 1999 and 1998, respectively.

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

          Variances between the carrying amount and the estimated fair value of loans reflect both credit risk and interest rate risk. The Bank is protected against changes in credit risk by the allowance for possible loan losses of $579,481 at December 31, 2000.

          The fair value estimates presented are based on information available to management as of December 31, 2000. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, these amounts have not been revalued for purposes of these financial statements since that date. Therefore, current estimates of fair value may differ significantly from the amounts presented. None of the assets or liabilities included in the table below are held for trading purposes.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                             CARRYING          FAIR
                                                              AMOUNT           VALUE
                                                           ------------     ------------
          ASSETS
            Cash equivalents .........................     $ 11,675,623     $ 11,675,623
            Interest-bearing deposits with banks .....     $    298,000     $    298,000
            Securities held to maturity ..............     $  4,896,244     $  4,928,531
            Securities available for sale ............     $ 31,067,441     $ 31,067,441
            Commercial loans .........................     $  6,946,020     $  6,878,000
            Consumer loans ...........................     $  5,122,190     $  4,983,000
            Real estate loans ........................     $ 20,591,398     $ 20,733,000

          LIABILITIES
            Demand deposits ..........................     $ 25,925,833     $ 25,925,833
            NOW accounts .............................     $ 12,772,402     $ 12,772,402
            Money market accounts ....................     $  2,602,014     $  2,602,014
            Savings ..................................     $  9,357,554     $  9,357,554
            Time Deposits ............................     $ 20,660,679     $ 20,702,000

          Commitments to extend credit are legally binding, conditional agreements generally having fixed expiration or termination dates and specified interest rates and purposes. These commitments generally require customers to maintain certain credit standards. Collateral requirements and loan-to-value ratios are the same as those for funded transactions and are established based on management's credit assessment of the customer. Commitments may expire without being drawn upon. Therefore, the total commitment amount does not necessarily represent future funding requirements. The Bank's experience has been that most loan commitments are drawn upon by customers. Outstanding loan commitments at December 31, 2000 were $4,631,059 and $4,303,248 at December 31, 1999.

          The Bank issues letters of credit and financial guarantees (standby letters of credit) whereby it agrees to honor certain financial commitments in the event its customers are unable to perform. The majority of the standby letters of credit consist of performance guarantees. Management conducts regular reviews of all outstanding standby letters of credit, and the results of these reviews are considered in assessing the adequacy of the Bank's reserve for possible loan losses. The letters of credit balance was $395,664 and $307,116 at December 31, 2000 and 1999, respectively. The Bank has not incurred any losses in its commitments in 2000 or 1999. Management does not anticipate any material losses related to these instruments.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The estimated fair values of off-balance-sheet financial instruments are not material. A summary of the notional amounts of the Bank's financial instruments with off-balance-sheet risk at December 31, 2000 and 1999 are as follows:

                                                               2000             1999
                                                           ------------     ------------

          Commitments to extend credit ...............     $  4,631,059     $  4,303,248
          Credit card arrangements ...................     $  2,193,207     $  1,865,133
          Standby letters of credit ..................     $    395,664     $    307,116

Note 14.  Regulatory Matters

          The Bank is subject to the dividend restrictions set forth by the Louisiana Commissioner of Financial Institutions. Under such restrictions, the Bank may not, without the prior approval of the Commissioner of Financial Institutions, declare dividends in excess of the sum of the current year and prior year earnings less dividends paid during these periods. The dividends as of December 31, 2000, that the Bank could declare without the approval of the Commissioner of Financial Institutions, amounted to $1,872,158. The Bank is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 2000, the Bank is required to have minimum Tier 1 risk-based, Tier 1 leverage capital, and Total capital ratios of 4%, 4% and 8%, respectively. The Bank's actual ratios at that date were 29.0%, 14.14% and 30.25%, respectively. At December 31, 1999, the Bank's actual ratios were 28.57%, 13.11%, and 29.82%, respectively.

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

          As of December 31, 2000 and 1999, the most recent notifications from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as indicated above. There are no conditions or events since those notifications that management believes have changed the Bank's category.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15.  American Bancorp, Inc. (Parent Company Only)

          The following financial statements of American Bancorp, Inc. (Parent Company Only) include the Bank under the equity method of accounting.

          BALANCE SHEETS

                                                                               DECEMBER 31,
                                                                      ------------------------------
                                                                          2000              1999
                                                                      ------------      ------------
          ASSETS
             Cash on deposit with subsidiary ....................     $     26,850      $     32,370
             Investment in subsidiary ...........................       11,044,124         9,467,820
             Due from American Bank .............................           28,013            33,110
                                                                      ------------      ------------

                 Total assets ...................................     $ 11,098,987      $  9,533,300
                                                                      ============      ============

          LIABILITIES
             Accrued income taxes payable .......................     $     22,528      $     27,625
                                                                      ------------      ------------

                 Total liabilities ..............................           22,528            27,625
                                                                      ------------      ------------

          SHAREHOLDERS' EQUITY
             Common stock: $5 par value, 10,000,000
                 shares authorized; 120,000 shares
                 issued, 117,630 and
                 117,712 shares outstanding, respectively .......          600,000           600,000
             Surplus ............................................        2,150,000         2,150,000
             Retained earnings ..................................        8,442,150         7,438,877
             Net unrealized gain (loss) on securities
                 available for sale, net of tax of $9,760
                 and $(285,291), respectively ...................           18,946          (553,801)
             Treasury stock, 2,370 and 2,288 shares
                 at cost, respectively ..........................         (134,637)         (129,401)
                                                                      ------------      ------------
                 Total shareholders' equity .....................       11,076,459         9,505,675
                                                                      ------------      ------------

                 Total liabilities and shareholders' equity .....     $ 11,098,987      $  9,533,300
                                                                      ============      ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

American Bancorp, Inc. (Parent Company Only)

STATEMENTS OF INCOME

                                                            YEARS ENDED DECEMBER 31,
                                                 ----------------------------------------------
                                                     2000             1999             1998
                                                 ------------     ------------     ------------
Income:
   Dividends from bank subsidiary ..........     $    213,500     $    230,000     $    216,134
                                                 ------------     ------------     ------------

Expenses:
   Directors fees ..........................           12,000           12,000            8,400
   Other expenses ..........................            1,801            1,057              967
                                                 ------------     ------------     ------------
                                                       13,801           13,057            9,367
                                                 ------------     ------------     ------------

Earnings before income taxes
   and equity in undistributed
   earnings of subsidiary ..................          199,699          216,943          206,767

Provision for income taxes .................               --               --               --
                                                 ------------     ------------     ------------

Earnings before equity in
   undistributed earnings of
   subsidiary ..............................          199,699          216,943          206,767

Equity in undistributed
   earnings of subsidiary ..................        1,003,557          868,602          801,101
                                                 ------------     ------------     ------------

      Net income ...........................     $  1,203,256     $  1,085,545     $  1,007,868
                                                 ============     ============     ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

American Bancorp, Inc. (Parent Company Only)

STATEMENTS OF CASH FLOWS

                                                                    YEARS ENDED DECEMBER 31,
                                                       ------------------------------------------------
                                                           2000              1999              1998
                                                       ------------      ------------      ------------
OPERATING ACTIVITIES
   Net income ....................................     $  1,203,256      $  1,085,545      $  1,007,868
   Adjustments to reconcile net
      income to net cash provided
      by operating activities:
         Equity in undistributed
               earnings of subsidiary ............       (1,003,557)         (868,602)         (801,101)
         (Increase) decrease in other assets .....            5,097           (12,779)           (8,769)
         Increase (decrease) in income taxes
               payable ...........................           (5,097)           12,779             8,769
                                                       ------------      ------------      ------------

            Net cash provided by
               operating activities ..............          199,699           216,943           206,767
                                                       ------------      ------------      ------------

FINANCING ACTIVITIES
   Dividends paid to shareholders ................         (199,983)         (170,683)         (148,134)
                                                       ------------      ------------      ------------

            Net cash used by
               financing activities ..............         (199,983)         (170,683)         (148,134)
                                                       ------------      ------------      ------------

INVESTING ACTIVITIES
   Purchase of treasury stock ....................           (5,236)          (44,706)          (82,681)
                                                       ------------      ------------      ------------

            Net cash used by
              investing activities ...............           (5,236)          (44,706)          (82,681)
                                                       ------------      ------------      ------------

            Increase (decrease) in cash
              and cash equivalents ...............           (5,520)            1,554           (24,048)

Cash and cash equivalents at
   beginning of year .............................           32,370            30,816            54,864
                                                       ------------      ------------      ------------

Cash and cash equivalents at
   end of year ...................................     $     26,850      $     32,370      $     30,816
                                                       ============      ============      ============

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

          At December 31, 2000, the Bank has loans outstanding to multiple numbers of borrowers engaged in the medical industry and the legal profession. The loans to the medical industry were approximately $7,126,000, while the loans to the legal profession were approximately $3,177,000. There were no significant nonperforming loans outstanding in these two concentrations.

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

                           OFFICERS AND DIRECTORS OF
                         AMERICAN BANK & TRUST COMPANY

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

                                VICE-PRESIDENTS

Charlene Louviere                                      Joan T. Muller, Chief
Angel Powell                                            Financial Officer,
Mark J. LeBlanc                                         Cashier

                           ASSISTANT VICE-PRESIDENTS

David Gremillion                                       Christopher Choate
J. Karla Manuel

                               ASSISTANT CASHIERS

Elaine D. Ardoin                                       Elizabeth Miller
DeAnna Cox                                             Bonnie Pavy
Sally Hooks                                            Stephanie Richard
Cindy Whitmore

                                   DIRECTORS

Jasper Artall                                          Salvador L. Diesi, Sr.
Walter J. Champagne, Jr.                               Alvin Haynes II
Attaway Darbonne                                       Charles Jagneaux
J. C. Diesi                                            Sylvia Sibille

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


BOARD OF DIRECTORS                         OCCUPATION AND MAIN AFFILIATION

Jasper J. Artall                           Farmer.

Walter J. Champagne, Jr.                   Farmer.

J.C. Diesi                                 Automobile Dealer; Diesi
                                           Pontiac-Cadillac-Buick, Inc.

Salvador L. Diesi, Sr.                     Chairman of the Board and President,
                                           American Bancorp, Inc. and American
                                           Bank & Trust Company; Gas Station,
                                           Convenience Store, and Video Poker;
                                           Little Capitol of Louisiana, Inc.;
                                           Commercial real estate, farming interest;
                                           and Attorney-At-Law.

Ronald J. Lashute                          Chief Executive Officer and Executive Vice
                                           President of American Bank & Trust Company
                                           and Secretary/Treasurer of American Bancorp, Inc.

BLANK