Form 10-K, Exhibit 13
period 2001-12-31
AMERICAN BANCORP INC/LA
filed 2002-03-18
CIK 721238

                                                                    EXHIBIT 13.1



                         [AMERICAN BANCORP, INC. LOGO]
--------------------------------------------------------------------------------
                         2001 ANNUAL REPORT
                         AMERICAN BANCORP, INC.
                         POST OFFICE BOX 1819
                         OPELOUSAS, LOUISIANA 70571-1819

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

MARKET PRICE AND DIVIDENDS DECLARED


                                                                                                         DIVIDENDS
    YEAR                       QUARTER                       HIGH                   LOW                  PER SHARE
    ----                       -------                       -----                  ----                 ---------
    2001                       First                          $ 71                  $ 71                 $      --
                               Second                           74                    74                        --
                               Third                            76                    76                        --
                               Fourth                           80                    80                      2.00

    2000                       First                          $ 61                  $ 61                 $      --
                               Second                           62                    62                        --
                               Third                            64                    64                        --
                               Fourth                           68                    30                      1.70

Note: The primary market area for American Bancorp, Inc.'s common stock is the Opelousas, Louisiana area with American Bank and Trust Company acting as registrar and transfer agent. There were approximately 508 shareholders of record at December 31, 2001.

         Source of market price - American Bank & Trust Company acts as the transfer agent for the Company. The stock is thinly traded and the price ranges are based on stated sales price to the transfer agent, which does not represent all sales.

ANNUAL SHAREHOLDERS' MEETING

         The annual meeting of the shareholders of American Bancorp, Inc. will be held on April 10, 2002 in the Board of Directors Room at the Operations Center located at 321 East Landry Street, Opelousas, Louisiana.

FORM 10-K ANNUAL REPORT

         American Bancorp, Inc. files an annual report with the Securities and Exchange Commission on Form 10-K. A copy of the report filed on Form 10-K will be sent free of charge to any shareholder by writing to: Ronald J. Lashute, Chief Executive Officer and Executive Vice-President, American Bank and Trust Company, Post Office Box 1819, Opelousas, Louisiana 70571-1819.

                                FINANCIAL SUMMARY
           (In thousands of dollars except per share data and ratios)



                                                                  2001             2000                1999
                                                              ------------      ------------      ------------
FOR THE YEAR

         Net income .....................................     $      1,136      $      1,203      $      1,086

         Return on average shareholders' equity .........             9.59%            11.91%            11.38%

         Return on average total assets .................             1.35%             1.54%             1.42%

AT YEAR END

         Total assets ...................................     $     91,590      $     82,760      $     80,232

         Total earning assets ...........................     $     83,525      $     73,116      $     71,670

         Total loans ....................................     $     37,146      $     32,080      $     28,253

         Total deposits .................................     $     78,688      $     71,318      $     70,434

         Total shareholders' equity .....................     $     12,265      $     11,076      $      9,506

         Common shares outstanding ......................          116,589           117,630           117,712

PER SHARE

         Net income .....................................     $       9.71      $      10.23      $       9.21

         Book value .....................................     $     105.20      $      94.16      $      80.75

         Cash dividends declared ........................     $       2.00      $       1.70      $       1.45

CAPITAL RATIOS

         Total risk-based capital ratio .................            28.41%            30.25%            29.82%

         Leverage ratio .................................            14.14%            14.14%            13.11%

                                    CONTENTS


                                                                                                                          PAGE

Financial Summary....................................................................................................     2

A Message to the Shareholders........................................................................................     4

Management's Discussion and Analysis of Financial Condition and Results of Operations................................     5 - 27

Independent Auditors' Report  .......................................................................................     28

Consolidated balance sheets..........................................................................................     29 and 30

Consolidated statements of income....................................................................................     31

Consolidated statements of changes in shareholders' equity...........................................................     33 and 34

Consolidated statements of cash flows................................................................................     35 and 36

Notes to consolidated financial statements...........................................................................     37 - 56

Selected quarterly financial data (unaudited)........................................................................     57

Officers and directors of American Bank & Trust Company..............................................................     59

Officers and directors of American Bancorp, Inc......................................................................     60

                               TO THE SHAREHOLDERS

         We are proud to report to you another successful year for American Bancorp, Inc. and its sole subsidiary, American Bank & Trust Company. Our growth and income goals were both achieved this past year. Average assets grew 7.57% and were $83,859,057 at year end. Net income was $1,135,999, down only $67,257 from our record year earnings in 2000. As a result of earnings, return on average assets was 1.35% and return on equity was 9.59%.

         Earnings per share this past year was $9.71, as compared to $10.23 for 2000. The company's book value per share increased to $105.20 at year end compared to $94.16 at the end of 2000. Cash dividends declared and paid to shareholders in 2001 was $2.00 per share, an increase of more than 17% over the 2000 dividend.

         As the Bank's assets continued to grow in 2001, the quality of the assets remains remarkably good. Nonperforming assets remained low at $32,199 or less than 0.04% of total assets at year end, and net charged off loans were only 0.05% of average total loans. The Bank also remains well capitalized with a very healthy leverage capital ratio of 14.14%.

         Construction of the new Lafayette location on Moss Street was completed and the facility opened in July of 2001. Technological enhancements were continued throughout the year.

         On behalf of the Board of Directors, management and employees, we pledge to continue to meet your expectations and thank you for the opportunity to serve you.

/s/ SALVADOR L. DIESI

Salvador L. Diesi, Sr., Chairman of the Board and President

/s/ RONALD J. LASHUTE

Ronald J. Lashute, Chief Executive Officer and
         Executive Vice-President

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

SUMMARY OF OPERATIONS FOR THE LAST FIVE YEARS
(In thousands of dollars except per share data and ratios)


                                                                    YEAR ENDED DECEMBER 31,
                                               ------------------------------------------------------------------
                                                  2001         2000           1999          1998           1997
                                               ----------    ----------    ----------    ----------    ----------
Operating Data:
      Interest income ......................   $    5,326    $    5,210    $    4,819    $    4,657    $    4,483
      Interest expense .....................        1,530         1,545         1,511         1,446         1,398
                                               ----------    ----------    ----------    ----------    ----------
      Net interest income ..................        3,796         3,665         3,308         3,211         3,085
      Provision for possible loan
         losses ............................           42            11            --            --            --
                                               ----------    ----------    ----------    ----------    ----------
      Net interest income after
         provision for loan losses .........        3,754         3,654         3,308         3,211         3,085
      Non-interest income ..................          665           695           693           612           606
      Non-interest expense .................        2,904         2,720         2,512         2,407         2,339
                                               ----------    ----------    ----------    ----------    ----------
      Net income before taxes ..............        1,515         1,629         1,489         1,416         1,352
      Provision for income taxes ...........          379           426           403           408           405
                                               ----------    ----------    ----------    ----------    ----------
      Net income ...........................   $    1,136    $    1,203    $    1,086    $    1,008    $      947
                                               ==========    ==========    ==========    ==========    ==========

 Per share data:
      Weighted average number of
         shares outstanding ................      117,016       117,673       117,884       118,965       119,997
      Net income ...........................   $     9.71    $    10.23    $     9.21    $     8.47    $     7.90
      Cash dividends declared ..............   $     2.00    $     1.70    $     1.45    $     1.25    $     1.10
      Book value at end of year ............   $   105.20    $    94.16    $    80.75    $    79.75    $    70.96

 Selected year-end balances:
      Loans ................................   $   37,751    $   32,659    $   28,832    $   28,058    $   28,435
      Deposits .............................   $   78,688    $   71,318    $   70,434    $   63,819    $   55,857
      Equity ...............................   $   12,265    $   11,076    $    9,505    $    9,446    $    8,512
      Total assets .........................   $   91,590    $   82,760    $   80,232    $   73,666    $   64,621

 Selected average balances:
      Average assets .......................   $   83,859    $   77,954    $   76,452    $   68,472    $   64,384
      Average shareholders' equity .........   $   11,846    $   10,104    $    9,536    $    8,942    $    8,099

 Selected ratios:
      Return on average assets .............         1.35%         1.54%         1.42%         1.47%         1.47%
      Return on average shareholders'
        equity .............................         9.59%        11.91%        11.38%        11.27%        11.70%
      Dividend payout to net income
         per share .........................        20.60%        16.62%        15.74%        14.76%        13.92%
      Average equity/average assets ........        14.13%        12.96%        12.47%        13.06%        12.58%
      Tier 1 risk-based capital ratio ......        27.16%        29.00%        28.57%        27.47%        26.13%
      Total risk-based capital ratio .......        28.41%        30.25%        29.82%        28.72%        27.38%
      Leverage ratio .......................        14.14%        14.14%        13.11%        13.36%        12.97%

         Management's discussion and analysis of financial condition and results of operations should be read in conjunction with the accompanying financial statements and notes.

OVERVIEW

         The Company reported net income of $1,135,999 in 2001 compared to $1,203,256 in 2000 and $1,085,544 in 1999. Interest income has increased over the last three years. The increase for 2001 was $.116 million and an increase of $.391 million from 1999 to 2000. Interest expense decreased in 2001. The decrease for 2001 was $.015 million and an increase of $.033 million from 1999 to 2000. Net income before taxes decreased in 2001 by $.144 million from 2000. It increased $.141 million from 1999 to 2000. Overall net income has been fairly consistent over the three year period.

         Average total assets continue to increase. These assets have grown 7.6%, 2.0% and 11.7% in 2001, 2000 and 1999, respectively. This increase is a result of the growth in all categories of deposits in 2001 as compared to 2000 and the growth of interest bearing demand deposits and non-interest bearing demand deposits in 2000. Non-interest bearing demand deposits increased $1.855 million in 2001 or 7% over the 2000 balance and an increase of $1.638 million in 2000 or 7% over the 1999 balance. Interest bearing demand deposits increased $.647 million in 2001 or 4% over the 2000 balance and an increase of $.792 million in 2000 or 7% over the 1999 balance. Savings deposits increased $1.268 million in 2001 or 14% over the 2000 balance and a decrease of $.498 million in 2000 or 5% over the 1999 balance. Time deposits increased $3.600 million or 17% in 2001 over the 2000 amounts and decreased $1.061 million or 5% in 2000 over the 1999 amounts.

         The year end balance sheet reflects an increase of $8.830 million or 11% in total assets. Federal funds sold increased $4.150 million or 87% from 2000. Securities available for sale reflected an increase of $3.982 million or 13% from 2000. During the same period, net loans increased by $5.065 million or 16%. In addition, total deposits increased $7.369 million or 10% in comparing 2001 to 2000. For the same period, there was an increase of $1.188 million in stockholders' equity or 11% in comparing 2001 to 2000.

STATEMENT OF INCOME ANALYSIS

         Net interest income on a taxable-equivalent basis was $5.559 million in 2001, an increase of $.136 million, or 3% compared to 2000. In 2000, net interest income was $3.878 million, an increase of $.379 million or 11% over the prior year. The net interest margin for 2001 was 5.2% compared to 5.4% in 2000 and 5.0% for 1999. Table 1 summarizes average balances, income and average yields on earning assets and expense and average rates paid on interest bearing liabilities. Table 2 analyzes the change in net interest income for the two most recent annual intervals.

         The increase in the average balances of loans and short-term investments had a positive effect on the change in net interest margin from 2000 to 2001. However, this effect was partially negated by the decrease in average rates of short-term investments, loans, and securities available for sale. The decrease in the average rates on demand, time and savings deposits also had a positive impact on the change in the net interest margin from 2000 to 2001.

PROVISION FOR POSSIBLE LOAN LOSSES. The provision for possible loan losses was $42,000 in 2001, $10,500 in 2000 and -0- in 1999. The provision increased
$31,500 or 300% from 2000 to 2001. The increase from 1999 to 2000 was $10,500.
As a percentage of outstanding loans, the allowance for possible loans losses was 1.6%, 1.8% and 2.0% at December 31, 2001, 2000 and 1999, respectively. The annual provision is determined by the level of net charge offs, the size of the loan portfolio, the level of nonperforming loans, anticipated economic conditions, and review of financial condition of specific customers.

NON-INTEREST INCOME. Non-interest income decreased only $31,000 or 4% from 2000 to 2001. There was an increase of $3,000 or less than .5% from 1999 to 2000. The Bank's management realizes that non-interest income will become increasingly important as deregulation continues to impact the net interest margin; therefore, we are continuously evaluating new opportunities for fee revenues through proper pricing of services and the development of new sources of non-interest revenue.

NON-INTEREST EXPENSE. Non-interest expense increased $184,000 or 7% in 2001 from 2000. The increase from 1999 to 2000 was $208,000 or 8%. There is no one particular expense category that has experienced a large increase in 2001. The increase is spread over a large number of accounts, with the largest individual increases being in employee salaries in the amount of $49,000 and employee medical insurance in the amount of $36,000. In comparing 2001 to 2000 and 1999, there were immaterial variances between years. These increases are mainly due to increases in overall salaries and insurance expense for the three year period.

INCOME TAXES. The Company recorded income tax expense of $379,201 in 2001 compared to $426,328 in 2000 and $402,933 in 1999. Income tax expense decreased $47,000 in 2001 or 11%. There was an increase in 2000 of $23,000 or 6% over 1999.

         Net future deductible temporary differences at December 31, 2001 was $89,366. The allowance for loan losses represents $31,872 and the deferred executive compensation represents $51,496 of the future deductible temporary differences. The provision for possible loan losses which contributed to the allowance has been recognized as expense for financial reporting purposes but is not deductible for federal income tax purposes until the loans are charged off. The deferred executive compensation is an expense for financial reporting purposes but is not deductible until actually paid. Valued at the 34% federal statutory tax rate, the net future deductible amounts, if ultimately recognized, would generate tax benefits of $89,366. The primary deferred liability as of December 31, 2001 is related to accumulated depreciation in the amounts of $56,365. The deferred tax related to unrealized appreciation and loss on available for sale securities is reflected in shareholders equity. The net deferred tax asset of $33,001 is included in other assets at December 31, 2001.

BALANCE SHEET AND CAPITAL FUNDS ANALYSIS

         Investment securities are a major use of funds by the Bank. The balance at December 31, 2001 was $37,355,276 which represented a $1,391,591 or 4% increase from the $35,963,685 balance outstanding at December 31, 2000. Investment securities serve several purposes. A portion of investment securities provides liquidity or secondary reserves, which management can use, if necessary, to meet loan demand or deposit withdrawals. Investment securities, especially obligations of state and political subdivisions, provide for schools, road construction, sewers, and various other projects. The Bank invests a portion of these funds in the market area as a service to the community in which it operates. The remainder of these funds are invested in obligations of the United States Government or its agencies. It is management's policy to minimize risk in investments and provide liquidity by investing in short-term maturities with quality ratings. A substantial portion of the investment portfolio is pledged on public deposits (30%) at December 31, 2001, this is less than the 2000 pledged percentage of 39%. The amount of public funds on deposit has decreased slightly during the past year and management anticipates this source of deposits will not grow substantially in the future.

         The Bank's primary use of funds is to meet loan demand. Loans, net of unearned income, were $37,750,770 at December 31, 2001, compared to $32,659,608 at December 31, 2000. This $5,091,162 or 16% increase is the result of increased market share in the market area.

         The Bank attracts deposits from consumers and businesses, and also utilizes its access to the money markets to purchase funds to support the asset side of the balance sheet. The two primary sources of funds may be classified as "interest bearing deposits" and "non-interest bearing deposits." "Interest bearing deposits" consist of time deposits, savings accounts, NOW accounts and Money Market deposit accounts. The largest source of "non-interest bearing deposits" is demand deposits, which consist of gross demand deposits less reciprocal balances with our correspondent banks.

         As of December 31, 2001, total deposits increased $7,369,453 or 10% from December 31, 2000. The most significant change in deposits from 2000 to 2001 was the increase in interest bearing deposit accounts of $5,514,939 or 12%. The increase in interest bearing accounts is attributable to an increase in personal savings accounts of $1,268,168, an increase in individual and commercial certificates of deposits with balances greater than $100,000 of $2,131,852, and an increase in individual and commercial certificates of deposits with balances less than $100,000 of $1,467,962.

         Shareholders' equity increased $1,188,261 or 11% from December 31, 2000 to December 31, 2001. Retained earnings increased $902,751 or 11% in 2001. The accumulated other comprehensive income increased $363,616 from December 31, 2000 to December 31, 2001 due to the effect of interest rate reductions on the investment portfolio. The equity or book value of the Bank is the shareholders' investment in the Bank resulting from the sale of stock and the accumulation of earnings retained by the Bank. The strength of the Bank and its ability to grow depends to a great extent on management's ability to maintain a corresponding growth in shareholders' equity.

         We declared cash dividends in the amount of $233,248 or $2.00 per share in 2001 and $199,983 or $1.70 per share in 2000. Dividends of $170,683 or $1.45 per share were declared in 1999.

         There were 1,041 shares of treasury stock purchased in 2001. This brings the total of treasury stock owned to 3,411 with a cost of $212,743. The Holding Company plans to continue buying treasury stock as shares become available.

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

         Nonperforming assets at December 31, 2001 were $32,199. There was an insignificant change from 2000 to 2001 in nonperforming assets. There was a significant decrease of $75,106 or 69% in the balance from 1999 to 2000. This resulted primarily from collection efforts on nonaccrual loans. The Bank has experienced little activity in other real estate for the three year period ended December 31, 2001. Management anticipates this favorable trend to continue.

         Loans are considered to be impaired when it is probable that all amounts due in accordance with the contractual terms will not be collected. Included in nonaccrual loans are loans that are considered to be impaired, which totaled $7,740 at December 31, 2001 and $-0- at December 31, 2000. The allowance for loan losses related to these loans was $2,000 and $-0- at December 31, 2001 and 2000, respectively.

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

         At the Parent Company (American Bancorp, Inc.) level, cash is needed to fund operations and to pay dividends. During 2001, the Parent Company received $321,300 from the Bank in dividends. The majority of these funds were used to pay dividends to stockholders and to repurchase outstanding Company stock.

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

         Regulations applicable to state banks and their holding companies prescribe minimum capital levels. These levels are based on established guidelines which relate required capital standards to both risk-weighted assets_(risk-based capital ratios) and total assets (leverage ratio). In accordance with risk-based guidelines, assets and_off-balance-sheet financial instruments are assigned weights to measure their levels of risk. The total Tier 1_risk-based capital ratio for the Bank was 28.41% at year end 2001 and 30.25% at year end 2000. Leverage ratios were 14.14% and 14.14% at December 31, 2001 and 2000, respectively. The Bank presently meets or exceeds all required risk-based capital standards and anticipates no difficulty in maintaining those standards.

FAIR VALUES OF FINANCIAL INSTRUMENTS. Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Values of Financial Instruments" requires disclosure of estimated fair values of financial instruments. Financial instruments are defined as cash and contractual rights and obligations that require settlement, directly or indirectly, in cash. Note 13 to the consolidated financial statements provides information regarding the fair values of financial instruments as of December 31, 2001.

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

         The effect of an increase in 200 basis points, as reflected in Table 14, from the December 31, 2001 rates would be a reduction of $.532 million or 3.89% in total market value of stockholders' equity. A decrease of 200 basis points from December 31, 2001 would result in an increase of $.154 million or 1.13% increase in the market value of the stockholders' equity.

         The effect on earnings is also reflected in Table 14. A 200 basis point increase on the projected assets and liabilities outstanding as of December 31, 2002 would result in an increase in net income of $.234 million or a 6.24% increase in net income. A 200 basis point decrease in the assets and liabilities projected at December 31, 2002 would have the opposite effect and would result in a decrease of net income in the amount of $.277 million or 7.4% decrease in net interest income.

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

TABLE 1
SUMMARY OF CONSOLIDATED NET INTEREST INCOME
Fully taxable equivalent basis (In thousands)

                                                                             2001
                                                        ---------------------------------------------
                                                          AVERAGE                           AVERAGE
                                                          BALANCE           INTEREST         RATE
                                                        -----------       -----------     -----------
ASSETS
   Short-term investments                               $     5,511       $       221            4.01%
   Loans, net of unearned income(1)(2)                       35,534             3,116            8.77
   Securities available for sale(1)(3)                       32,422             2,016            6.22
   Securities held to maturity                                3,408               206            6.04
                                                        -----------       -----------
         Total interest earning assets                       76,875             5,559            7.23%
                                                                          -----------     -----------
   Allowance for possible loan losses                          (598)
   Cash and due from banks                                    4,835
   Other assets                                               2,747
                                                        -----------
         Total assets                                   $    83,859
                                                        ===========
LIABILITIES
   Interest bearing demand deposits                     $    11,158       $       196            1.76%
   Savings deposits                                          10,375               258            2.49
   Time deposits                                             22,677             1,076            4.74
   Short-term borrowings                                         --                --              --
                                                        -----------       -----------
         Total interest bearing liabilities                  44,210             1,530            3.46%
                                                                          -----------     -----------
   Non-interest bearing demand deposits                      27,114
   Other liabilities                                            689
                                                        -----------
   Total liabilities                                         72,013
SHAREHOLDERS' EQUITY
   Shareholders' equity                                      11,846
                                                        -----------
         Total liabilities and shareholders' equity     $    83,859
                                                        ===========
   Total interest expense related to earning assets                                              1.99%
                                                                                          -----------
   Net interest income                                                    $     4,029
                                                                          ===========
   Net interest margin                                                                           5.24%
                                                                                          ===========

(1) Interest income earned on nontaxable investment securities and certain loans are exempt from taxation. However, an adjustment has been made for the tax preference item related to nontaxable securities purchased after December 31, 1982. An incremental tax rate of 34% is used to compute the taxable equivalent adjustment for 2001, 2000, and 1999.

(2) For purposes of yield computations, non-accrual loans are included in loans outstanding.

(3) Yield computations are based on historical cost of securities available for sale.



                      2000                                                1999
-----------------------------------------------      -----------------------------------------------
  AVERAGE                            AVERAGE           AVERAGE                            AVERAGE
  BALANCE           INTEREST          RATE             BALANCE          INTEREST            RATE
------------      ------------     ------------      ------------      ------------     ------------
$      4,455      $        268             6.02%     $      9,782      $        492             5.03%
      29,974             2,777             9.26            26,880             2,450             9.11
      33,193             2,138             6.44            28,672             1,781             6.21
       4,091               240             5.87             4,689               288             6.14
------------      ------------                       ------------      ------------
      71,713             5,423             7.56%           70,023             5,011             7.16%
                  ------------     ------------                        ------------     ------------
        (572)                                                (592)
       4,814                                                4,912
       1,999                                                2,109
------------                                         ------------
$     77,954                                         $     76,452
============                                         ============

$     11,630      $        237             2.04%     $     10,838      $        211             1.95%
       9,216               248             2.69             9,714               263             2.71
      20,969             1,060             5.06            22,030             1,038             4.71
          --                --               --                --                --               --
------------      ------------                       ------------      ------------
      41,815             1,545             3.69%           42,582             1,512             3.55%
                  ------------     ------------                        ------------     ------------
      25,600                                               23,962
         435                                                  372
------------                                         ------------
      67,850                                               66,916

      10,104                                                9,536
------------                                         ------------
$     77,954                                         $     76,452
============                                         ============
                                           2.15%                                                2.16%
                                   ------------                                         ------------
                  $      3,878                                         $      3,499
                  ============                                         ============
                                           5.41%                                                5.00%
                                   ============                                         ============

TABLE 2
RATE/VOLUME ANALYSIS
Fully taxable equivalent basis (In thousands)


                                                           YEAR ENDED DECEMBER 31,
                                                 ------------------------------------------
                                                                 2001/2000
                                                 ------------------------------------------
                                                    INCREASE (DECREASE)
                                                   DUE TO CHANGE IN:(1)
                                                 --------------------------
                                                  AVERAGE          AVERAGE           NET
                                                  BALANCE           RATE           CHANGE
                                                 ----------      ----------      ----------
Interest income:
   Short-term investments ..................     $       53      $     (100)     $      (47)
   Loans, net of unearned income ...........            501            (162)            339
   Securities available for sale ...........            (49)            (73)           (122)
   Securities held to maturity .............            (41)             (7)            (34)
                                                 ----------      ----------      ----------
      Total interest income ................            464            (328)            136
                                                 ----------      ----------      ----------
Interest expense:
   Demand deposits .........................             (9)            (32)            (41)
   Savings deposits ........................             30             (20)             10
   Time deposits ...........................             84             (68)             16
   Short-term borrowing ....................             --              --              --
                                                 ----------      ----------      ----------
      Total interest expense ...............            105            (120)            (15)
                                                 ----------      ----------      ----------
Taxable-equivalent net interest income .....     $      359      $     (208)     $      151
                                                 ==========      ==========      ==========

(1) The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the change in each.


               YEAR ENDED DECEMBER 31,
     ------------------------------------------
                     2000/1999
     ------------------------------------------
         INCREASE (DECREASE)
        DUE TO CHANGE IN:(1)
     --------------------------
      AVERAGE          AVERAGE          NET
      BALANCE           RATE          CHANGE
     ----------      ----------      ----------
     $     (294)     $       70      $     (224)
            284              43             327
            286              71             357
            (36)            (12)            (48)
     ----------      ----------      ----------
            240             172             412
     ----------      ----------      ----------
             16              10              26
            (13)             (2)            (15)
            (52)             74              22
             --              --              --
     ----------      ----------      ----------
            (49)             82              33
     ----------      ----------      ----------
     $      289      $       90      $      379
     ==========      ==========      ==========

TABLE 3
SECURITIES PORTFOLIO
(In thousands)



                                           DECEMBER 31, 2001                             DECEMBER 31, 2000
                              -------------------------------------------     -------------------------------------------
                               HELD TO        AVAILABLE                        HELD TO        AVAILABLE
                               MATURITY        FOR SALE         TOTAL          MATURITY        FOR SALE          TOTAL
                              -----------     -----------     -----------     -----------     -----------     -----------
U.S. Treasury ...........     $     2,306     $        --     $     2,306     $     4,396     $        --     $     4,396
U.S. Government and
   Agencies .............              --          14,290          14,290             500          14,413          14,913
Mortgage-Backed
   Securities ...........              --           9,133           9,133              --           7,253           7,253
State and Political
   Subdivisions .........              --          11,477          11,477              --           9,252
                                                                                                                    9,252
Equity Securities .......              --             149             149              --             149             149
                              -----------     -----------     -----------     -----------     -----------     -----------
                              $     2,306     $    35,049     $    37,355     $     4,896     $    31,067     $    35,963
                              ===========     ===========     ===========     ===========     ===========     ===========

TABLE 4
MATURITY DISTRIBUTION AND SECURITIES PORTFOLIO YIELDS
(In thousands)



                                                                           AFTER                        AFTER
                                                                          ONE BUT                     FIVE BUT
                                            WITHIN ONE                  WITHIN FIVE                  WITHIN TEN
                                             YEAR AMT.      YIELD        YEARS AMT.      YIELD        YEARS AMT.     YIELD
                                           -----------   -----------    -----------   -----------    -----------   -----------
December 31, 2001:
   Held to maturity:
     U.S. Treasury .....................   $     1,799          6.61%   $       507          4.35%   $        --            --%
     U.S. Government
       and Agencies ....................            --            --             --            --             --            --
                                           -----------   -----------    -----------   -----------    -----------   -----------
        Total held to maturity .........         1,799          6.61%           507          4.35%            --            --
                                           -----------   -----------    -----------   -----------    -----------   -----------
   Available for sale:
     U.S. Government
       and Agencies ....................            --            --%        11,269          5.84%         3,021          6.08%
     Mortgage-Backed
       Securities(2) ...................             2          8.71          2,417          5.36          3,766          6.16
     State and
       Political
       Subdivisions(1) .................           976          6.83          5,976          7.21          4,108          7.34
   Equity Securities ...................           149            --             --            --             --            --
                                           -----------   -----------    -----------   -----------    -----------   -----------
        Total available for sale .......         1,127          6.83%        19,662          6.14%        10,895          6.62%
                                           -----------   -----------    -----------   -----------    -----------   -----------
        Total securities ...............   $     2,926          6.69%   $    20,169          6.10%   $    10,895          6.62%
                                           ===========   ===========    ===========   ===========    ===========   ===========

(1)   Tax exempt yields are expressed on a fully taxable equivalent basis.

(2) Distributed by contractual maturity without regard to repayment schedules or projected payments.


 AFTER TEN                       TOTAL
 YEARS AMT.       YIELD          AMOUNT          YIELD
------------   ------------    ------------   ------------
$         --             --%   $      2,306           6.12%
          --             --              --             --
------------   ------------    ------------   ------------
          --             --%          2,306           6.12%
------------   ------------    ------------   ------------

          --             --%         14,290           5.89%
       2,948           6.61           9,133           6.09
         417           8.98          11,477           7.23
          --             --             149             --
------------   ------------    ------------   ------------
       3,365           7.03%         35,049           6.36%
------------   ------------    ------------   ------------
$      3,365           7.03%   $     37,355           6.34%
============   ============    ============   ============

TABLE 5
LOAN PORTFOLIO

The loans outstanding for the three years ended December 31, 2001 are shown in the following table according to type of loan (in thousands).

                                                        2001            2000            1999
                                                     ----------      ----------      ----------
Commercial, financial and agricultural .........     $    6,738      $    6,946      $    7,326
Real estate construction .......................          1,690             539             949
Real estate mortgage ...........................         23,604          20,052          15,809
Installment ....................................          5,719           5,122           4,748
                                                     ----------      ----------      ----------
        Total ..................................         37,751          32,659          28,832
Less:
     Allowance for possible loan losses ........           (605)           (579)           (579)
     Unearned income ...........................             --              --              --
                                                     ----------      ----------      ----------

                                                     $   37,146      $   32,080      $   28,253
                                                     ==========      ==========      ==========

TABLE 6
LOAN MATURITY AND INTEREST RATE SENSITIVITY

The following table shows the amount of commercial, financial and agricultural loans, real estate-construction loans and real estate mortgage loans, exclusive of installment loans, outstanding as of December 31, 2001 which, based on remaining scheduled repayments of principal, are due in the amounts indicated. Also, the amounts are classified according to the sensitivity to the changes in interest rates (in thousands).

                                                  ONE YEAR       OVER ONE
                                                     OR            TO            OVER
                                                  LESS (1)       5 YEARS        5 YEARS         TOTAL
                                                 ----------     ----------     ----------     ----------
Maturity of Loans:
  Commercial, financial and
    agricultural ...........................     $    4,431     $    2,183     $      124     $    6,738
  Real estate mortgage and
    construction ...........................          5,449         17,653          2,192         25,294
                                                 ----------     ----------     ----------     ----------

     Total .................................     $    9,880     $   19,836     $    2,316     $   32,032
                                                 ==========     ==========     ==========     ==========

Interest Rate Sensitivity of Loans:
  With predetermined interest rates ........     $    6,478     $   18,818     $      258     $   25,554
  With floating interest rates (2) .........          3,402          1,018          2,058          6,478
                                                 ----------     ----------     ----------     ----------

     Total .................................     $    9,880     $   19,836     $    2,316     $   32,032
                                                 ==========     ==========     ==========     ==========

(1) Includes demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts.

(2) The floating interest rate loans generally fluctuate according to a formula based on a prime rate.

TABLE 7
NONPERFORMING ASSETS

Nonperforming assets include nonaccrual loans, loans which are contractually 90 days past due, restructured loans, and foreclosed assets. Restructured loans are loans which, due to a deteriorated financial condition of the borrower, have a below-market yield. Interest payments received on nonperforming loans are applied to reduce principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. Certain nonperforming loans that are current as to principal and interest payments are classified as nonperforming because there is a question concerning full collectibility of both principal and interest.

Nonperforming assets totaled $32,199 at year end 2001, which was approximately the same as last year. Nonperforming assets totaled $33,923 at December 31, 2000, which was a decrease of $75,106 (69%) from December 31, 1999. The composition of nonperforming assets for the past three years are illustrated below.

                                                    2001           2000           1999
                                                 ----------     ----------     ----------
Nonperforming loans:
   Loans on nonaccrual .....................     $    7,740     $       --     $   69,889
   Restructured loans which are not
    on nonaccrual ..........................         24,459         33,923         39,140
                                                 ----------     ----------     ----------

       Total nonperforming loans ...........         32,199         33,923        109,029

Other real estate and repossessed
   assets received in complete or
   partial satisfaction of loan
   obligations .............................             --             --             --
                                                 ----------     ----------     ----------

       Total nonperforming assets ..........     $   32,199     $   33,923     $  109,029
                                                 ==========     ==========     ==========

Loans contractually past due 90
   days or more as to principal or
   interest but which are not on
   nonaccrual ..............................     $   15,871     $   11,061     $    8,119
                                                 ==========     ==========     ==========

At December 31, 2001, the Bank has loans outstanding to multiple numbers of borrowers engaged in the medical industry and the legal profession. Loans to the medical industry were approximately $6,515,000, while the loans to the legal profession were approximately $3,820,000. There were no significant nonperforming loans outstanding in these two concentrations.

TABLE 8
ALLOWANCE FOR POSSIBLE LOAN LOSSES
(In Thousands)

                                                                    YEAR ENDED DECEMBER 31,
                                                            --------------------------------------
                                                              2001           2000           1999
                                                            --------       --------       --------

Beginning balance .....................................     $    579       $    579       $    596
                                                            --------       --------       --------

Charge-offs:
   Commercial, financial and agricultural loans .......           (3)            (3)           (13)
   Real estate mortgage loans .........................           --             --             --
   Real estate construction loans .....................           --             --             --
   Installment loans ..................................          (15)            (8)            (7)
                                                            --------       --------       --------
       Total charge-offs ..............................          (18)           (11)           (20)
                                                            --------       --------       --------

Recoveries:
   Commercial, financial and agricultural loans .......           --             --             --
   Real estate mortgage loans .........................           --             --             --
   Real estate construction loans .....................           --             --             --
   Installment loans ..................................            2             --              3
                                                            --------       --------       --------
       Total recoveries ...............................            2            -0-              3
                                                            --------       --------       --------

Net (charge-offs) recoveries ..........................          (16)           (11)           (17)
                                                            --------       --------       --------

Provision charged against income ......................           42             11           - 0-
                                                            --------       --------       --------

Ending balance ........................................     $    605       $    579       $    579
                                                            ========       ========       ========

Net charge-offs to average  loans .....................         (.05)%         (.04)%         (.06)%
                                                            ========       ========       ========

Year-end allowance to year-end loans ..................          1.6%          1.77%          2.01%
                                                            ========       ========       ========

TABLE 9
ALLOCATION FOR POSSIBLE LOAN LOSSES
(In thousands)

The allowance for possible loan losses has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories of loans at the date indicated.

                                          DECEMBER 31, 2001                DECEMBER 31, 2000
                                      --------------------------      ---------------------------
                                                     % OF LOANS                       % OF LOANS
                                                     OUTSTANDING                      OUTSTANDING
                                                       TO TOTAL                        TO TOTAL
                                      ALLOWANCE         LOANS         ALLOWANCE         LOANS
                                      ----------     -----------      ----------      ----------

Commercial, financial and
    agricultural loans ..........     $      113           17.85%     $      115           21.27%
Real estate construction ........              8            4.48               4            1.65
Real estate mortgage loans ......            257           62.53             236           61.40
Installment loans ...............            227           15.14             224           15.68
                                      ----------      ----------      ----------      ----------
                                      $      605          100.00%     $      579          100.00%
                                      ==========      ==========      ==========      ==========

                                           DECEMBER 31, 1999
                                      ---------------------------
                                                      % OF LOANS
                                                      OUTSTANDING
                                                       TO TOTAL
                                      ALLOWANCE         LOANS
                                      ----------      ----------
Commercial, financial and
   agricultural loans ...........     $      120           25.41%
Real estate construction ........              5            3.29
Real estate mortgage loans ......            238           54.83
Installment loans ...............            216           16.47
                                      ----------      ----------
                                      $      579          100.00%
                                      ==========      ==========

TABLE 10
DEPOSITS

The following table presents the average balance and an average rate paid on deposits (in thousands):

                                                                        DECEMBER 31,
                                   -------------------------------------------------------------------------------------
                                             2001                          2000                          1999
                                   -------------------------     -------------------------     -------------------------
                                    AVERAGE        AVERAGE        AVERAGE        AVERAGE        AVERAGE        AVERAGE
                                    BALANCE          RATE         BALANCE          RATE         BALANCE          RATE
                                   ----------     ----------     ----------     ----------     ----------     ----------

Non-interest bearing
  demand deposits ............     $   27,114             --%    $   25,600             --%    $   23,962             --%
Interest bearing
  demand deposits ............         11,158           1.76         11,630           2.04         10,838           1.95
Savings deposits .............         10,375           2.49          9,216           2.69          9,714           2.71
Time deposits ................         22,677           4.74         20,969           5.06         22,030           4.71
Short-term borrowings ........             --             --             --             --             --             --
                                   ----------                    ----------                    ----------

       Total .................     $   71,324                    $   67,415                    $   66,544
                                   ==========                    ==========                    ==========

TABLE 11
CERTIFICATES OF DEPOSIT OF $100,000 OR MORE, MATURITY DISTRIBUTION

The following table provides the maturities of time certificates of deposit of the Bank in amounts of $100,000 or more (in thousands):

                                                               DECEMBER 31,
                                                 ----------------------------------------
                                                    2001           2000           1999
                                                 ----------     ----------     ----------
Maturing in:
   3 months or less ........................     $    4,387     $    2,961     $    3,076
   Over 3 months less than 6 months ........          2,413          1,536          1,084
   Over 6 months less than 12 months .......            511            682            458
   Over 12 months ..........................             --             --             --
                                                 ----------     ----------     ----------

       Total ...............................     $    7,311     $    5,179     $    4,618
                                                 ==========     ==========     ==========

TABLE 12
RISK-BASED CAPITAL
(In thousands)

                                                                DECEMBER 31,
                                                       ------------------------------
                                                           2001              2000
                                                       ------------      ------------

Risk-weighted assets .............................     $     43,642      $     38,022
                                                       ============      ============

Capital:
   Tier I ........................................     $     11,853      $     11,025
   Tier II .......................................              546               475
                                                       ------------      ------------
     Total capital ...............................     $     12,399      $     11,500
                                                       ============      ============

Ratios:
   Tier I capital to risk-weighted assets ........            27.16%            29.00%
   Tier II capital to risk-weighted assets .......             1.25              1.25
                                                       ------------      ------------
     Total capital to risk-weighted assets .......            28.41%            30.25%
                                                       ============      ============

   Leverage - Tier I capital to total
     average assets ..............................            14.14%            14.14%
                                                       ============      ============

TABLE 13
RETURN ON EQUITY AND ASSETS

The following table shows consolidated operating and capital ratios for each of the last three years:

                                                       YEARS ENDED DECEMBER 31,
                                                 ------------------------------------
                                                   2001          2000          1999
                                                 --------      --------      --------

Return on average total assets .............         1.35%         1.54%         1.42%

Return on average shareholders' equity .....         9.59%        11.91%        11.38%

Dividend payout ratio ......................        20.60%        16.62%        15.74%

Average equity to average assets ratio .....        14.13%        12.96%        12.47%

TABLE 14
INTEREST RATE SENSITIVITY ANALYSIS
DECEMBER 31, 2001
(In thousands)

                                                                   RATE +200 BP                    RATE -200 BP
                                                            --------------------------      -------------------------
                                              FORECAST        AMOUNT        % CHANGE          AMOUNT        % CHANGE
                                             ----------     ----------      ----------      ----------     ----------
Economic value at risk:
     Short-term investments ............     $    8,925     $    8,924           (0.01)     $    8,926           0.01
     Securities ........................         37,402         35,741           (4.44)         38,988           4.24
     Net loans .........................         39,118         37,988           (2.89)         40,268           2.94
     All other assets ..................          8,126          8,126            0.00           8,126           0.00
                                             ----------     ----------      ----------      ----------     ----------

              Total assets .............     $   93,571     $   90,779           (2.98)     $   96,308           2.93
                                             ==========     ==========      ==========      ==========     ==========

Deposits ...............................     $   78,812     $   77,111           (2.16)     $   80,860           2.60
Borrowed money .........................            475            470           (1.05)            480           1.05
Other liabilities ......................            609             55          (91.00)          1,139          87.09
                                             ----------     ----------      ----------      ----------     ----------

              Total liabilities ........         79,896         77,636           (2.83)         82,479           3.23

Equity .................................         13,675         13,143           (3.89          13,829           1.13
                                             ----------     ----------      ----------      ----------     ----------

                                             $   93,571     $   90,779           (2.98)     $   96,308           2.93
                                             ==========     ==========      ==========      ==========     ==========

Earnings at risk:
     January 1 to December 31, 2002
         Short-term investments ........     $      153     $      340          122.22      $       13         (91.50)
         Securities ....................          1,731          1,848            6.78           1,544         (10.76)
         Loans and leases ..............          3,070          3,333            8.57           2,825          (8.01)
                                             ----------     ----------      ----------      ----------     ----------

              Interest income ..........          4,954          5,521           11.44           4,382         (11.54)
                                             ----------     ----------      ----------      ----------     ----------

Transaction deposits ...................            409            458           12.20             372          (9.03)
Certificates of deposits ...............            799          1,075           34.52             547         (31.54)
Borrowed money .........................              7             15          114.29               1         (85.71)
                                             ----------     ----------      ----------      ----------     ----------

              Interest expense .........          1,215          1,548           27.45             920         (24.28)
                                             ----------     ----------      ----------      ----------     ----------

Net interest income ....................     $    3,739     $    3,973            6.24      $    3,462          (7.40)
                                             ==========     ==========      ==========      ==========     ==========

             [BROUSSARD, POCHE, LEWIS & BREAUX, L.L.P. LETTERHEAD]

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors
American Bancorp, Inc.
Opelousas, Louisiana

We have audited the accompanying consolidated balance sheets of American Bancorp, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Bancorp, Inc. and subsidiary as of December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


                                   /s/ BROUSSARD, POCHE, LEWIS & BREAUX



Lafayette, Louisiana
January 16, 2002

                             AMERICAN BANCORP, INC.

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000

                         ASSETS                                 2001             2000
                                                            ------------     ------------

Cash and due from banks ...............................     $  5,321,100     $  6,900,623

Federal funds sold ....................................        8,925,000        4,775,000
                                                            ------------     ------------

   Total cash and cash equivalents ....................       14,246,100       11,675,623

Interest bearing deposits with banks ..................           99,000          298,000

Securities held to maturity (estimated
   market values $2,353,593 and $4,928,531,
   respectively) ......................................        2,306,283        4,896,244

Securities available for sale .........................       35,048,993       31,067,441

Loans, net of allowance for possible
   loan losses of $605,191 and $579,481,
   respectively .......................................       37,145,579       32,080,127

Bank premises and equipment ...........................        1,770,615        1,549,934

Accrued interest receivable ...........................          583,366          665,791

Other assets ..........................................          389,764          526,902
                                                            ------------     ------------

                                                            $ 91,589,700     $ 82,760,062
                                                            ============     ============

See Notes to Consolidated Financial Statements.

                LIABILITIES AND SHAREHOLDERS' EQUITY                         2001              2000
                                                                         ------------      ------------

LIABILITIES
   Deposits:
      Non-interest bearing demand deposits .........................     $ 27,780,347      $ 25,925,833
      Interest bearing deposits ....................................       50,907,588        45,392,649
                                                                         ------------      ------------

            Total deposits .........................................       78,687,935        71,318,482

   Accrued interest payable ........................................          130,728           158,760
   Other liabilities ...............................................          506,317           206,361
                                                                         ------------      ------------

            Total liabilities ......................................       79,324,980        71,683,603
                                                                         ------------      ------------

SHAREHOLDERS' EQUITY
   Common stock, $5 par value; 10,000,000
      shares authorized; 120,000 shares
      issued; 116,589 and 117,630 outstanding, respectively ........          600,000           600,000
   Surplus .........................................................        2,150,000         2,150,000
   Retained earnings ...............................................        9,344,901         8,442,150
   Accumulated other comprehensive income,
      net of tax of $197,078 and $9,760,
      respectively .................................................          382,562            18,946
   Treasury stock, 3,411 and 2,370 shares at cost, respectively ....         (212,743)         (134,637)
                                                                         ------------      ------------

           Total shareholders' equity ..............................       12,264,720        11,076,459
                                                                         ------------      ------------

                                                                         $ 91,589,700      $ 82,760,062
                                                                         ============      ============

                             AMERICAN BANCORP, INC.

                        CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                     2001             2000             1999
                                                 ------------     ------------     ------------
Interest income:
   Interest and fees on loans ..............     $  3,116,156     $  2,776,182     $  2,433,152
   Interest on investment securities-
      Taxable ..............................        1,544,133        1,750,951        1,556,496
      Tax-exempt ...........................          445,174          414,496          338,148
   Federal funds sold ......................          210,759          230,179          411,878
   Deposits with banks .....................           10,152           38,270           79,744
                                                 ------------     ------------     ------------
         Total interest income .............        5,326,374        5,210,078        4,819,418

Interest expense:
   Interest on deposits ....................        1,529,594        1,545,041        1,511,660
                                                 ------------     ------------     ------------

Net interest income ........................        3,796,780        3,665,037        3,307,758
Provision for possible loan losses .........           42,000           10,500               --
                                                 ------------     ------------     ------------

Net interest income after provision
   for possible loan losses ................        3,754,780        3,654,537        3,307,758
                                                 ------------     ------------     ------------

Non-interest income:
   Service charges on deposit accounts .....          575,157          555,331          559,418
   Other ...................................           89,596          140,034          133,128
                                                 ------------     ------------     ------------
         Total non-interest income .........          664,753          695,365          692,546
                                                 ------------     ------------     ------------

Non-interest expense:
   Salary and employee benefits ............        1,485,574        1,395,243        1,301,324
   Net occupancy expense ...................          326,033          306,870          287,674
   Equipment expense .......................          304,377          276,781          224,367
   Net cost (revenue) from other
      real estate ..........................               --               --          (40,434)
   Other ...................................          788,340          741,424          738,895
                                                 ------------     ------------     ------------
         Total non-interest expense ........        2,904,324        2,720,318        2,511,826
                                                 ------------     ------------     ------------

Income before income taxes .................        1,515,209        1,629,584        1,488,478

Provision for income taxes .................          379,210          426,328          402,933
                                                 ------------     ------------     ------------

         Net income ........................     $  1,135,999     $  1,203,256     $  1,085,545
                                                 ============     ============     ============

Net income per common share ................     $       9.71     $      10.23     $       9.21
                                                 ============     ============     ============

See Notes to Consolidated Financial Statements.

                             AMERICAN BANCORP, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                          COMMON           STOCK
                                                          SHARES           AMOUNT          SURPLUS
                                                       ------------     ------------     ------------

Balance, December 31, 1998 .......................          120,000     $    600,000     $  2,150,000
Comprehensive income
   Net income for 1999 ...........................               --               --               --
   Other comprehensive income:
        Changes in unrealized holding gains
        (losses) on securities available
        for sale, net of tax of $(285,291) .......               --               --               --

        Total comprehensive income ...............               --               --               --

Purchase of treasury stock .......................               --               --               --
Dividends paid in 1999 ...........................               --               --               --
                                                       ------------     ------------     ------------

Balance, December 31, 1999 .......................          120,000          600,000        2,150,000
Comprehensive income
   Net income for 2000 ...........................               --               --               --
   Other comprehensive income:
        Changes in unrealized holding gains
        on securities available for sale,
        net of tax of $295,051 ...................               --               --               --

        Total comprehensive income ...............               --               --               --

Purchase of treasury stock .......................               --               --               --
Dividends paid in 2000 ...........................               --               --               --
                                                       ------------     ------------     ------------

Balance, December 31, 2000 .......................          120,000          600,000        2,150,000
Comprehensive income
   Net income for 2001 ...........................               --               --               --
   Other comprehensive income:
        Change in unrealized holding gains
        on securities available for sale,
        net of tax of $197,071 ...................               --               --               --

        Total comprehensive income ...............               --               --               --

Purchase of treasury stock .......................               --               --               --
Dividends paid in 2001 ...........................               --               --               --
                                                       ------------     ------------     ------------
Balance, December 31, 2001 .......................          120,000     $    600,000     $  2,150,000
                                                       ============     ============     ============

See Notes to Consolidated Financial Statements.

                                  ACCUMULATED
                                     OTHER
                  RETAINED       COMPREHENSIVE        TREASURY       COMPREHENSIVE
                  EARNINGS           INCOME            STOCK             INCOME             TOTAL
                ------------     --------------     ------------     -------------      ------------

                $  6,524,015      $    256,187      $    (84,695)     $         --      $  9,445,507

                   1,085,545                --                --         1,085,545         1,085,545

                          --          (809,988)               --          (809,988)         (809,988)
                                                                      ------------

                          --                --                --      $    275,557                --
                                                                      ============

                          --                --           (44,706)                            (44,706)
                    (170,683)               --                --                            (170,683)
                ------------      ------------      ------------                        ------------

                   7,438,877          (553,801)         (129,401)     $         --         9,505,675

                   1,203,256                --                --         1,203,256         1,203,256

                          --           572,747                --           572,747           572,747
                                                                      ------------

                          --                --                --      $  1,776,003                --
                                                                      ============

                          --                --            (5,236)                             (5,236)
                    (199,983)               --                --                            (199,983)
                ------------      ------------      ------------                        ------------


                   8,442,150            18,946          (134,637)     $         --        11,076,459

                   1,135,999                --                --         1,135,999         1,135,999

                          --           363,616                --           363,616           363,616
                                                                      ------------

                          --                --                --      $  1,499,615                --
                                                                      ============

                          --                --           (78,106)                            (78,106)
                    (233,248)               --                --                            (233,248)
                ------------      ------------      ------------                        ------------

                $  9,344,901      $    382,562      $   (212,743)                       $ 12,264,720
                ============      ============      ============                        ============

                             AMERICAN BANCORP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


                                                           2001              2000              1999
                                                       ------------      ------------      ------------
OPERATING ACTIVITIES
   Net income ....................................     $  1,135,999      $  1,203,256      $  1,085,545
   Adjustments to reconcile net income
      to net cash provided by operating
      activities:
      Premium amortization, net of discount
         accretion, on investment securities .....         (175,623)          (99,495)          (49,466)
      Depreciation ...............................          180,899           161,126           129,296
      (Gain) loss on disposal of assets ..........              255            (9,308)               --
      (Increase) decrease in assets:
         Accrued interest receivable .............           82,425           (49,276)           (7,739)
         Other assets ............................          (34,376)          (23,118)          126,902
      Increase (decrease) in liabilities:
         Accrued interest payable ................          (28,032)           26,597           (12,105)
         Other liabilities .......................          112,638            46,826           (98,011)
                                                       ------------      ------------      ------------

            Net cash provided by operating
               activities ........................        1,274,185         1,256,608         1,174,422
                                                       ------------      ------------      ------------

INVESTING ACTIVITIES
   (Increase) decrease in interest bearing
      deposits with banks ........................          199,000           792,000           297,000
   Proceeds from maturities
      of securities available for sale ...........       15,719,666         6,479,450         5,421,738
   Proceeds from maturities
      of securities held to maturity .............        3,100,000           200,000         5,000,000
   Purchase of securities available for
       sale ......................................      (18,973,841)       (5,160,466)      (14,008,754)
   Purchase of securities held to
      maturity ...................................         (510,859)       (2,293,072)       (2,098,859)
   (Increase) decrease in loans ..................       (5,065,400)       (3,826,814)         (790,718)
   Purchases of property and equipment ...........         (401,835)         (611,453)         (124,227)
   Other .........................................          171,462             6,770                --
                                                       ------------      ------------      ------------

         Net cash used in investing
            activities ...........................       (5,761,807)       (4,413,585)       (6,303,820)
                                                       ------------      ------------      ------------

                                                     2001              2000              1999
                                                 ------------      ------------      ------------
FINANCING ACTIVITIES
   Increase (decrease) in liabilities:
      Demand deposits, transaction
         accounts and savings ..............        3,769,639         1,490,976         5,952,640
      Time deposits ........................        3,599,814          (606,861)          662,744
   Dividends paid ..........................         (233,248)         (199,983)         (170,683)
   Purchase of treasury stock ..............          (78,106)           (5,236)          (44,706)
                                                 ------------      ------------      ------------

         Net cash provided by
            financing activities ...........        7,058,099           678,896         6,399,995
                                                 ------------      ------------      ------------

Increase (decrease) in cash and cash
   equivalents .............................        2,570,477        (2,478,081)        1,270,597

Cash and cash equivalents at
   beginning of year .......................       11,675,623        14,153,704        12,883,107
                                                 ------------      ------------      ------------

Cash and cash equivalents at end
   of year .................................     $ 14,246,100      $ 11,675,623      $ 14,153,704
                                                 ============      ============      ============

SUPPLEMENTAL DISCLOSURES

   Cash payments for:

      Interest expense .....................     $  1,557,626      $  1,518,444      $  1,523,315
                                                 ============      ============      ============

      Income taxes .........................     $    353,188      $    444,042      $    363,552
                                                 ============      ============      ============

See Notes to Consolidated Financial Statements.

                             AMERICAN BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.     Accounting Policies

            American Bancorp, Inc. (the Company) and its subsidiary, American Bank & Trust Company (the Bank), follow generally accepted accounting principles and reporting practices applicable to the banking industry. Descriptions of significant accounting policies are summarized below:

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

            Comprehensive income:

              Comprehensive income includes net income and other comprehensive income which, in the case of the Company, includes only unrealized gains and losses on securities available for sale.

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

            Foreclosed assets:

              Foreclosed assets include real estate and other collateral acquired upon the default of loans. Foreclosed assets and excess bank-owned property are recorded at the fair value of the assets less estimated selling costs. Losses arising from the initial reduction of an outstanding loan amount to fair value are deducted from the allowance for loan losses. Losses arising from the transfer of bank premises and equipment to excess bank-owned property are charged to expense. A valuation reserve for foreclosed assets and excess bank-owned property is maintained for subsequent valuation adjustments on a specific-property basis. Income and expenses associated with foreclosed assets and excess bank-owned property prior to sale are included in current earnings.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            Recent pronouncements:

              The Financial Accounting Standards Board (FASB) issued No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB No. 133," in June 1999 and it was adopted on January 1, 2001. Adoption of the standard did not have a material effect on the Company's financial statements, financial position or results of operations.

              In September 2000, the FASB issued No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," a replacement of FASB No. 125, which is effective for fiscal years ending after December 15, 2000. Adoption of the standard did not have a material effect on the Company's financial statements, financial condition or results of operations.

              Adoption of the above standards will not have a material effect on the Company's financial statements, financial position or results of operations.

              FASB issued No. 141, "Business Combinations" in September 2001. This statement requires that all business combinations are to be accounted for using the purchase method. This statement will apply to all business combinations initiated after June 30, 2001. The adoption of SFAS No. 141 did not have a material impact on the financial condition or operating results of the Company.

              In September 2001, the FASB issued No. 142, "Goodwill and Other Intangible Assets." This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." It addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. All provisions of this statement are effective for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 142 is not expected to have a material impact on the financial condition or operating results of the Company.

              The FASB issued No. 143, "Accounting for Asset Retirement Obligations." This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The effective date of this statement is for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 is not expected to have a material impact on the financial condition or operating results of the Company.

            Reclassifications:

              Certain amounts in the 2000 and 1999 financial statements have been reclassified to conform with the financial statement presentation for 2001 for comparability. These reclassifications had no effect on net income as previously reported for the 2000 and 1999 fiscal years.

Note 2.     Restrictions on Cash and Due From Bank Accounts

              The Bank is required to maintain average reserve balances by the Federal Reserve Bank. The average amount of these reserve balances was $911,000 and $844,000 for the years ended December 31, 2001 and 2000, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.     Investment Securities

              The carrying amounts of investment securities as shown in the consolidated balance sheets of the Bank and their approximate market values at December 31 were as follows:

                                                                        DECEMBER 31, 2001
                                                  ---------------------------------------------------------------
                                                    AMORTIZED       UNREALIZED       UNREALIZED         FAIR
                                                      COST             GAINS           LOSSES           VALUE
                                                  ------------     ------------     ------------     ------------
     Securities held to maturity:
        U.S. Treasury Securities ............     $  2,306,283     $     47,310     $        -0-     $  2,353,593
                                                  ============     ============     ============     ============

                                                                        DECEMBER 31, 2001
                                                  ---------------------------------------------------------------
                                                    AMORTIZED       UNREALIZED       UNREALIZED         FAIR
                                                      COST             GAINS           LOSSES           VALUE
                                                  ------------     ------------     ------------     ------------
     Securities available for sale:
        Mortgage-Backed Securities ..........     $  8,991,563     $    151,904     $     10,964     $  9,132,503
        U.S. Government and Agencies ........       14,069,932          254,401           34,337       14,289,996
        State and Political Subdivisions ....       11,258,458          263,564           44,928       11,477,094
        Equity Securities ...................          149,400               --               --          149,400
                                                  ------------     ------------     ------------     ------------

                                                  $ 34,469,353     $    669,869     $     90,229     $ 35,048,993
                                                  ============     ============     ============     ============

                                                                        DECEMBER 31, 2000
                                                  ---------------------------------------------------------------
                                                    AMORTIZED       UNREALIZED       UNREALIZED         FAIR
                                                      COST             GAINS           LOSSES           VALUE
                                                  ------------     ------------     ------------     ------------
     Securities held to maturity:
        U.S. Treasury Securities ............     $  4,396,094     $     33,308     $      1,286     $  4,428,116
        U.S. Government and Agencies ........          500,150              265               --          500,415
                                                  ------------     ------------     ------------     ------------

                                                  $  4,896,244     $     33,573     $      1,286     $  4,928,531
                                                  ============     ============     ============     ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                        DECEMBER 31, 2000
                                                  ---------------------------------------------------------------
                                                    AMORTIZED       UNREALIZED       UNREALIZED         FAIR
                                                      COST             GAINS           LOSSES           VALUE
                                                  ------------     ------------     ------------     ------------
     Securities available for sale:
        Mortgage-Backed Securities ..........     $  7,283,844     $     48,672     $     79,400     $  7,253,116
        U.S. Government and Agencies ........       14,407,398           64,331           58,756       14,412,973
        State and Political Subdivisions ....        9,198,091           84,537           30,676        9,251,952
        Equity Securities ...................          149,400               --               --          149,400
                                                  ------------     ------------     ------------     ------------

                                                  $ 31,038,733     $    197,540     $    168,832     $ 31,067,441
                                                  ============     ============     ============     ============

Securities with book values of $11,046,657 and $14,124,852 at December 31, 2001 and 2000, respectively, were pledged to secure public deposits and other transactions as required by law.

There were no gross-realized gains or gross-realized losses on sales of securities for the fiscal years ended December 31, 2001, 2000 or 1999.

          The maturities of investment securities at December 31, 2001 were as follows:

                                                         SECURITIES TO BE HELD
                                                              TO MATURITY
                                                      -----------------------------
                                                        AMORTIZED          FAIR
     YEARS TO MATURITY                                    COST            VALUE
                                                      ------------     ------------

     Less than one ..............................     $  1,798,541     $  1,833,593
     Greater than one but less than five ........          507,742          520,000
     Greater than five but less than ten ........               --               --
     Greater than ten ...........................               --               --
                                                      ------------     ------------

                                                      $  2,306,283     $  2,353,593
                                                      ============     ============

                                                          SECURITIES AVAILABLE
                                                                FOR SALE
                                                      -----------------------------
                                                        AMORTIZED          FAIR
     YEARS TO MATURITY                                    COST            VALUE
                                                      ------------     ------------

     Less than one ..............................     $  1,119,667     $  1,127,335
     Greater than one but less than five ........       19,268,868       19,663,309
     Greater than five but less than ten ........       10,775,608       10,893,109
     Greater than ten ...........................        3,305,210        3,365,240
                                                      ------------     ------------

                                                      $ 34,469,353     $ 35,048,993
                                                      ============     ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4.     Loans

            Major classifications of subsidiary Bank's loan portfolio at December 31, are as follows:

                                                          2001              2000
                                                      ------------      ------------
     Commercial, financial and
        agricultural ............................     $  6,737,502      $  6,946,020
     Real estate construction ...................        1,689,975           538,744
     Real estate mortgage .......................       23,604,139        20,052,654
     Installment ................................        5,719,154         5,122,190
                                                      ------------      ------------
                                                        37,750,770        32,659,608

     Unearned income ............................               --                --
                                                      ------------      ------------
        Net loans ...............................       37,750,770        32,659,608

     Allowance for possible loan
        losses ..................................         (605,191)         (579,481)
                                                      ------------      ------------

                                                      $ 37,145,579      $ 32,080,127
                                                      ============      ============

            The following is a summary of loans classified by type at December 31, 2001 and 2000:

                                                          2001             2000
                                                      ------------     ------------
     Commercial, financial and
        agricultural ............................     $  6,737,502     $  6,946,020
     Real estate construction ...................        1,689,975          538,744
     Real estate mortgage .......................        8,535,968        7,112,467
                                                      ------------     ------------

        Total commercial ........................       16,963,445       14,597,231
                                                      ------------     ------------

     Residential mortgage .......................       15,068,171       12,940,187
     Installment ................................        5,719,154        5,122,190
                                                      ------------     ------------

        Total consumer ..........................       20,787,325       18,062,377
                                                      ------------     ------------

        Total loans .............................     $ 37,750,770     $ 32,659,608
                                                      ============     ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following summarizes the non-performing elements of the loan portfolio and total foreclosed assets at December 31:

                                                         2001           2000           1999
                                                      ----------     ----------     ----------

     Nonperforming loans:
        Loans on nonaccrual .....................     $    7,740     $       --     $   69,889
        Restructured loans which
           are not on nonaccrual ................         24,459         33,923         39,140
                                                      ----------     ----------     ----------

                  Total nonperforming loans .....         32,199         33,923        109,029

     Other real estate and repossessed assets
        received in complete or partial
        satisfaction of loan obligations ........             --             --             --
                                                      ----------     ----------     ----------

                   Total nonperforming assets ...     $   32,199     $   33,923     $  109,029
                                                      ==========     ==========     ==========

      Loans contractually past due 90 days
        or more as to principal or interest,
        but which are not on nonaccrual .........     $   15,871     $   11,061     $    8,119
                                                      ==========     ==========     ==========

At December 31, 2001, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was $7,740. The related allowance for loan losses was $2,000 for impaired loans. The average recorded investment in impaired loans during the year ended December 31, 2001 was approximately $3,000. Interest payments received on impaired loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. For the year ended December 31, 2001, the Company did not recognize interest income on impaired loans.

Interest income in the amount of $500 for 2001, $3,857 for 2000 and $9,501 for 1999 would have been recorded on nonperforming loans if they had been classified as performing. The Company recorded $-0-, $2,490 and $2,733 of interest income on nonperforming loans during 2001, 2000 and 1999, respectively.

The following is a summary of the allowance for loan losses for the three years ended December 31, 2001:

                                                         2001            2000            1999
                                                      ----------      ----------      ----------

     Balance, beginning of year .................     $  579,481      $  579,047      $  595,762
     Provisions charged to operating expense ....         42,000          10,500              --
     Recoveries on loans ........................          1,614             303           2,938
     Loans charged off ..........................        (17,904)        (10,369)        (19,653)
                                                      ----------      ----------      ----------

     Balance, end of year .......................     $  605,191      $  579,481      $  579,047
                                                      ==========      ==========      ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.     Related Party Transactions

            In the ordinary course of business, loans have been made to directors and executive officers and their associates. Such loans to these related parties were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Loans to these related parties were approximately $2,146,994 and $2,273,824 at December 31, 2001 and 2000, respectively. The following provides an analysis of the activity with respect to loans to related parties:

     Balance at January 1, 2001 .............     $  2,273,824
     New loans made .........................        1,068,520
     Repayment on loans .....................       (1,195,350)
                                                  ------------

     Balance at December 31, 2001 ...........     $  2,146,994
                                                  ============

Note 6.     Bank Premises and Equipment

            Bank premises and equipment, at cost, consisted of the following as of December 31:

                                                      2001             2000             1999
                                                  ------------     ------------     ------------

     Land ...................................     $    459,386     $    459,386     $    384,387
     Premises and leasehold
           improvements .....................        2,235,452        1,863,020        1,811,929
     Furniture and equipment ................        1,469,994        1,341,381        1,242,411
     Construction in progress ...............               --          154,808           52,704
                                                     4,164,832        3,818,595        3,491,431
                                                  ------------     ------------     ------------
     Less accumulated depreciation
         and amortization ...................        2,394,217        2,268,661        2,383,132
                                                  ------------     ------------     ------------

             Total ..........................     $  1,770,615     $  1,549,934     $  1,108,299
                                                  ============     ============     ============

            Depreciation and amortization expense included in non-interest expense was $180,899 in 2001, $161,122 in 2000, and $129,296 in
            1999.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7.     Deposits

            Deposit account balances at December 31, 2001 and 2000, are summarized as follows:

                                                      2001             2000
                                                  ------------     ------------

     Non-interest bearing ...................     $ 27,780,347     $ 25,925,833
     Interest bearing demand ................       16,021,373       15,374,416
     Savings deposits .......................       10,625,722        9,357,554
     Time deposits under $100,000 ...........       16,949,960       15,481,998
     Time deposits over $100,000 ............        7,310,533        5,178,681
                                                  ------------     ------------

                                                  $ 78,687,935     $ 71,318,482
                                                  ============     ============

            Time deposits maturing in years ending December 31, as of December 31, 2001:

     2002 ...........................     $ 22,600,735
     2003 ...........................        1,394,898
     2004 ...........................          257,308
     2005 ...........................            7,552
                                          ------------

                                          $ 24,260,493
                                          ============

            The Bank held related party deposits of approximately $2,449,000 and $2,345,000 at December 31, 2001 and 2000.

Note 8.     Employee Benefit Plan

            The Bank maintains a 401(k) Savings Plan available to employees with over one year of service. The Bank matches 50% of the salary deferral, up to a maximum of 3% of compensation for 2001, 2000 and 1999, which becomes vested after five years of service. Total contributions to the plan by the Bank were $19,612 for 2001, $19,050 for 2000 and $19,735 for 1999. The Bank has a non-qualified deferred compensation benefit plan for certain executives of the Company. The total deferred compensation expense for 2001, 2000 and 1999 was $50,712, $52,717 and $12,384, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9.     Lease Commitments

            The Company leases land, buildings, and equipment under cancelable and noncancelable leases. The leased properties are used primarily for banking purposes.

            Future minimum payments, by year and in the aggregate, for noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 2001:

            YEAR ENDING                                                     AMOUNT
                                                                          -----------

               2002...............................................        $    45,871
               2003...............................................             40,771
               2004...............................................             35,671
               2005...............................................             35,671
               2006...............................................             35,671
                                                                          -----------

               Total future minimum lease payments................        $   193,655
                                                                          ===========

            All leases contain options to extend the lease term upon expiration and will probably be exercised.

            The total rental expense on operating leases for the years ended December 31, 2001, 2000, and 1999, amount to $60,380, $70,443 and
            $68,360, respectively.

            One of the Bank's branch offices is leased from a corporation which is owned by a shareholder and director of the Bank. Lease expense related to this property totaled $20,671 for the 2001, 2000 and 1999 fiscal years.

Note 10.    Other Operating Expenses

            The composition of other operating expenses for each of the three years for the period ended December 31 are as follows:

                                                     2001           2000           1999
                                                  ----------     ----------     ----------

     FDIC and Louisiana assessments .........     $   31,109     $   31,602     $   26,948
     Advertising ............................         79,464         80,123         56,479
     Office supplies ........................         87,878         80,582         82,594
     Postage ................................         58,994         56,450         57,560
     Insurance ..............................          8,811         11,730         15,503
     ATM expenses ...........................         41,800         34,691         35,940
     Director fees ..........................        101,200        101,200         92,650
     Other ..................................        379,084        345,046        371,221
                                                  ----------     ----------     ----------

                                                  $  788,340     $  741,424     $  738,895
                                                  ==========     ==========     ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11.    Income Taxes

            Income tax expense includes amounts currently payable and amounts deferred to or from other years as a result of differences in the timing of recognition of income and expense for financial reporting and federal tax purposes. The components of income tax expense are as follows:

                                                         2001            2000            1999
                                                      ----------      ----------      ----------
     Current federal income tax
        expense .................................     $  392,420      $  438,945      $  376,331
     Deferred federal income tax
        expense (benefit) .......................        (13,210)        (12,617)         26,602
                                                      ----------      ----------      ----------
                                                      $  379,210      $  426,328      $  402,933
                                                      ==========      ==========      ==========

     Included in shareholders' equity:
        Deferred tax expense
        (benefit) related to the
        change in net unrealized
        gain (loss) on securities
        available for sale ......................     $  187,318      $  295,051      $ (417,266)
                                                      ==========      ==========      ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            The reconciliation of the federal statutory income tax rate to the Company's effective rate is summarized as follows for the years ended December 31:

                                           2001                              2000                              1999
                                ---------------------------       ---------------------------       ---------------------------
                                  Amount            Rate            Amount            Rate            Amount            Rate
                                ----------       ----------       ----------       ----------       ----------       ----------
     Tax based on
        federal
        statutory rate ....     $  515,171             34.0%      $  554,059             34.0%      $  506,083             34.0%
     Effect of tax-
        exempt income .....       (151,359)           (10.0)        (140,929)            (8.6)        (116,718)            (7.8)
     Other ................         15,398              1.0           13,198               .8           13,568               .9
                                ----------       ----------       ----------       ----------       ----------       ----------

                                $  379,210             25.0%      $  426,328             26.2%      $  402,933             27.1%
                                ==========       ==========       ==========       ==========       ==========       ==========

            Deferred income taxes are based on differences between the bases of assets and liabilities for financial statement purposes and tax reporting purposes. The tax effects of the cumulative temporary differences which create deferred tax assets and liabilities are as follows:

                                                         2001           2000
                                                      ----------     ----------
     Deferred tax assets:
        Allowance for loan losses ...............     $   31,872     $   17,592
        Deferred executive compensation .........         51,496         34,254
        Other ...................................          5,998          5,569
                                                      ----------     ----------

         Total deferred tax assets ..............         89,366         57,415
                                                      ----------     ----------

     Deferred tax liabilities:
           Accumulated depreciation .............         56,365         37,624
                                                      ----------     ----------
           Total deferred tax liabilities .......         56,365         37,624
                                                      ----------     ----------

     Net deferred tax asset .....................     $   33,001     $   19,791
                                                      ==========     ==========

            Management estimates realizability of a deferred tax asset based on the Company's ability to generate taxable income in the future. A deferred tax valuation reserve is established, if needed, to limit the net deferred tax asset to its realizable value.

Note 12.    Earnings Per Share

            The earnings per share computations are based on weighted average number of shares outstanding during each year of 117,016, 117,673 and 117,884 for the years ended December 31, 2001, 2000 and 1999, respectively.

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

              Variances between the carrying amount and the estimated fair value of loans reflect both credit risk and interest rate risk. The Bank is protected against changes in credit risk by the allowance for possible loan losses of $605,191 at December 31, 2001.

              The fair value estimates presented are based on information available to management as of December 31, 2001. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, these amounts have not been revalued for purposes of these financial statements since that date. Therefore, current estimates of fair value may differ significantly from the amounts presented. None of the assets or liabilities included in the table below are held for trading purposes.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                   CARRYING               FAIR
                                                                                    AMOUNT                VALUE
                                                                               ---------------        ---------------

              ASSETS
                Cash and cash equivalents.................................     $   14,246,100         $  14,246,100
                Interest-bearing deposits with banks......................     $       99,000         $      99,000
                Securities held to maturity...............................     $    2,306,283         $   2,353,593
                Securities available for sale.............................     $   34,469,353         $  35,048,993
                Loans.....................................................     $   37,750,770         $  39,118,000

              LIABILITIES
                Demand deposits...........................................     $   27,780,347         $  27,780,347
                NOW accounts..............................................     $   13,370,482         $  13,370,482
                Money market accounts.....................................     $    2,650,891         $   2,650,891
                Savings...................................................     $   10,625,722         $  10,625,722
                Time deposits.............................................     $   24,260,493         $  24,587,558

Commitments to extend credit are legally binding, conditional agreements generally having fixed expiration or termination dates and specified interest rates and purposes. These commitments generally require customers to maintain certain credit standards. Collateral requirements and loan-to-value ratios are the same as those for funded transactions and are established based on management's credit assessment of the customer. Commitments may expire without being drawn upon. Therefore, the total commitment amount does not necessarily represent future funding requirements. The Bank's experience has been that most loan commitments are drawn upon by customers. Outstanding loan commitments at December 31, 2001 were $5,281,938 and $4,631,059 at December 31, 2000.

The Bank issues letters of credit and financial guarantees (standby letters of credit) whereby it agrees to honor certain financial commitments in the event its customers are unable to perform. The majority of the standby letters of credit consist of performance guarantees. Management conducts regular reviews of all outstanding standby letters of credit, and the results of these reviews are considered in assessing the adequacy of the Bank's reserve for possible loan losses. The letters of credit balance was $537,810 and $395,664 at December 31, 2001 and 2000, respectively. The Bank has not incurred any losses in its commitments in 2001 or 2000. Management does not anticipate any material losses related to these instruments.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              The estimated fair values of off-balance-sheet financial instruments are not material. A summary of the notional amounts of the Bank's financial instruments with off-balance-sheet risk at December 31, 2001 and 2000 are as follows:

                                                                                      2001                  2000
                                                                                 -------------         --------------
             Commitments to extend credit....................................    $   5,281,938         $   4,631,059
             Credit card arrangements........................................    $   2,711,098         $   2,193,207
             Standby letters of credit.......................................    $     537,810         $     395,664

Note 14.      Regulatory Matters

              The Bank is subject to the dividend restrictions set forth by the Louisiana Commissioner of Financial Institutions. Under such restrictions, the Bank may not, without the prior approval of the Commissioner of Financial Institutions, declare dividends in excess of the sum of the current year and prior year earnings less dividends paid during these periods. The dividends as of December 31, 2001, that the Bank could declare without the approval of the Commissioner of Financial Institutions, amounted to $1,831,382. The Bank is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 2001, the Bank is required to have minimum Tier 1 risk-based, Tier 1 leverage capital, and Total capital ratios of 4%, 4% and 8%, respectively. The Bank's actual ratios at that date were 27.16%, 14.14%, and 28.41%, respectively. At December 31, 2000, the Bank's actual ratios were 29.0%, 14.14%, and 30.25%, respectively.

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

              As of December 31, 2001 and 2000, the most recent notifications from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as indicated above. There are no conditions or events since those notifications that management believes have changed the Bank's category.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15.      American Bancorp, Inc. (Parent Company Only)

              The following financial statements of American Bancorp, Inc. (Parent Company Only) include the Bank under the equity method of accounting.

              BALANCE SHEETS

                                                                       DECEMBER 31,
                                                               ----------------------------
                                                                   2001            2000
                                                               ------------    ------------

ASSETS
   Cash on deposit with subsidiary .........................   $     23,670    $     26,850
   Investment in subsidiary ................................     12,235,565      11,044,124
   Due from American Bank & Trust Company ..................         67,173          28,013
                                                               ------------    ------------
       Total assets ........................................   $ 12,326,408    $ 11,098,987
                                                               ============    ============

LIABILITIES
   Accrued income taxes payable ............................   $     61,688    $     22,528
                                                               ------------    ------------
       Total liabilities ...................................         61,688          22,528
                                                               ------------    ------------
SHAREHOLDERS' EQUITY
   Common stock: $5 par value, 10,000,000
      shares authorized; 120,000 shares
      issued, 116,589 and 117,630 shares
      outstanding, respectively ............................        600,000         600,000
   Surplus .................................................      2,150,000       2,150,000
   Retained earnings .......................................      9,344,901       8,442,150
   Net unrealized gain (loss) on securities
      available for sale, net of tax of $197,078
      and $9,760, respectively .............................        382,562          18,946
   Treasury stock, 3,411 and 2,370 shares
      at cost, respectively ................................       (212,743)       (134,637)
                                                               ------------    ------------
         Total shareholders' equity ........................     12,264,720      11,076,459
                                                               ------------    ------------
         Total liabilities and shareholders' equity ........   $ 12,326,408    $ 11,098,987
                                                               ============    ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

American Bancorp, Inc. (Parent Company Only)

STATEMENTS OF INCOME

                                                    YEARS ENDED DECEMBER 31,
                                         ------------------------------------------
                                             2001           2000           1999
                                         ------------   ------------   ------------

Income:
   Dividends from bank subsidiary ....   $    321,300   $    213,500   $    230,000
                                         ------------   ------------   ------------
Expenses:
   Directors fees ....................         12,000         12,000         12,000
   Other expenses ....................          1,126          1,801          1,057
                                         ------------   ------------   ------------
                                               13,126         13,801         13,057
                                         ------------   ------------   ------------
Earnings before income taxes
   and equity in undistributed
   earnings of subsidiary ............        308,174        199,699        216,943

Provision for income taxes ...........             --             --             --
                                         ------------   ------------   ------------
Earnings before equity in
   undistributed earnings of
   subsidiary ........................        308,174        199,699        216,943

Equity in undistributed
   earnings of subsidiary ............        827,825      1,003,557        868,602
                                         ------------   ------------   ------------
      Net income .....................   $  1,135,999   $  1,203,256   $  1,085,545
                                         ============   ============   ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

American Bancorp, Inc. (Parent Company Only)

STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED DECEMBER 31,
                                                    --------------------------------------------
                                                       2001             2000            1999
                                                    ------------    ------------    ------------

 OPERATING ACTIVITIES
    Net income ..................................   $  1,135,999    $  1,203,256    $  1,085,545
    Adjustments to reconcile net
       income to net cash provided
       by operating activities:
          Equity in undistributed
                earnings of subsidiary ..........       (827,825)     (1,003,557)       (868,602)
          (Increase) decrease in other assets ...        (39,160)          5,097         (12,779)
          Increase (decrease) in income taxes
                payable .........................         39,160          (5,097)         12,779
                                                    ------------    ------------    ------------
             Net cash provided by
                operating activities ............        308,174         199,699         216,943
                                                    ------------    ------------    ------------
 INVESTING ACTIVITIES
    Purchase of treasury stock ..................        (78,106)         (5,236)        (44,706)
                                                    ------------    ------------    ------------
            Net cash used in
               investing activities .............        (78,106)         (5,236)        (44,706)
                                                    ------------    ------------    ------------
 FINANCING ACTIVITIES
    Dividends paid to shareholders ..............       (233,248)       (199,983)       (170,683)
                                                    ------------    ------------    ------------
             Net cash used in
                financing activities ............       (233,248)       (199,983)       (170,683)
                                                    ------------    ------------    ------------
             Increase (decrease) in cash
                and cash equivalents ............         (3,180)         (5,520)          1,554

 Cash and cash equivalents at
    beginning of year ...........................         26,850          32,370          30,816
                                                    ------------    ------------    ------------
 Cash and cash equivalents at
    end of year .................................   $     23,670    $     26,850    $     32,370
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

              At December 31, 2001, the Bank has loans outstanding to multiple numbers of borrowers engaged in the medical industry and the legal profession. The loans to the medical industry were approximately $6,515,000, while the loans to the legal profession were approximately $3,820,000. There were no significant nonperforming loans outstanding in these two concentrations.

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

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA

                                                                                              2001
                                                                       -------------------------------------------------
                                                                           IV          III           II            I
                                                                       ----------   ----------   ----------   ----------
Interest income ....................................................   $    1,351   $    1,341   $    1,329   $    1,316
Interest expense ...................................................          333          394          402          400
                                                                       ----------   ----------   ----------   ----------
Net interest income ................................................        1,018          947          927          916
Provision for possible loan losses .................................           11           10           11           10
                                                                       ----------   ----------   ----------   ----------
Net interest income after provision ................................        1,007          937          916          906
Non interest income, excluding securities
     gains .........................................................          141          155          155          161
Net securities gains ...............................................           --           --           --           --
Non-interest expense ...............................................          802          645          688          728
                                                                       ----------   ----------   ----------   ----------
Income before income tax expense ...................................          346          447          383          339
Income tax expense .................................................           81          115          100           83
                                                                       ----------   ----------   ----------   ----------
Net income .........................................................   $      265   $      332   $      283   $      256
                                                                       ==========   ==========   ==========   ==========
Earnings per common share ..........................................   $     2.27   $     2.84   $     2.41   $     2.18
                                                                       ==========   ==========   ==========   ==========
Market price of common stock
     High ..........................................................   $       80   $       76   $       74   $       71
     Low ...........................................................   $       80   $       76   $       74   $       71
     Close .........................................................   $       80   $       76   $       74   $       71

Average shares outstanding .........................................      116,601      116,931      117,167      117,364

                                                                                                2000
                                                                       -------------------------------------------------
                                                                           IV          III           II            I
                                                                       ----------   ----------   ----------   ----------

Interest income ....................................................   $    1,330   $    1,311   $    1,297   $    1,277
Interest expense ...................................................          401          393          380          371

Net interest income ................................................          929          918          917          906
Provision for possible loan losses .................................           11           --           --           --
                                                                       ----------   ----------   ----------   ----------
Net interest income after provision ................................          918          918          917          906
Non-interest income, excluding securities
     gains .........................................................          140          159          172          184
Net securities gains ...............................................           --           --           --           --
Non-interest expense ...............................................          728          642          662          642
                                                                       ----------   ----------   ----------   ----------
Income before income tax expense ...................................          330          435          427          448
Income tax expense .................................................           75          117          115          119
                                                                       ----------   ----------   ----------   ----------
Net income .........................................................   $      255   $      318   $      312   $      329
                                                                       ==========   ==========   ==========   ==========
Earnings per common share ..........................................   $     2.17   $     2.70   $     2.65   $     2.80
                                                                       ==========   ==========   ==========   ==========
Market price of common stock
     High ..........................................................   $       68   $       64   $       62   $       61
     Low ...........................................................   $       30   $       64   $       62   $       61
     Close .........................................................   $       68   $       64   $       62   $       61

Average shares outstanding .........................................      117,704      117,697      117,657      117,635

                            OFFICERS AND DIRECTORS OF
                          AMERICAN BANK & TRUST COMPANY

                       CHAIRMAN OF THE BOARD AND PRESIDENT
                             Salvador L. Diesi, Sr.

              CHIEF EXECUTIVE OFFICER AND EXECUTIVE VICE-PRESIDENT
                                Ronald J. Lashute

                              SENIOR VICE-PRESIDENT
                            Walter J. Champagne, Jr.


                                 VICE-PRESIDENTS

Charlene Louviere                                         George H. Comeau
Angel Powell                                               Chief and Financial Officer
Mark J. LeBlanc                                            Cashier

                            ASSISTANT VICE-PRESIDENTS

David Gremillion                                          Christopher Choate
J. Karla Manuel

                               ASSISTANT CASHIERS

Elaine D. Ardoin                                          Elizabeth Miller
Deanna Cox                                                Beryl Bergeron
Sally Hooks                                               Stephanie Richard
Cindy Whitmore

                                    DIRECTORS

Jasper J. Artall                                          Salvador L. Diesi, Sr.
Walter J. Champagne, Jr.                                  Alvin Haynes II
Attaway Darbonne                                          Charles Jagneaux
J. C. Diesi                                               Sylvia Sibille

                               OFFICES LOCATED IN

OPELOUSAS                                                 KROTZ SPRINGS
LAFAYETTE                                                 PORT BARRE
LAWTELL

                            OFFICERS AND DIRECTORS OF
                             AMERICAN BANCORP, INC.

                       CHAIRMAN OF THE BOARD AND PRESIDENT
                             Salvador L. Diesi, Sr.

                             SECRETARY AND TREASURER
                                Ronald J. Lashute

BOARD OF DIRECTORS                                  OCCUPATION AND MAIN AFFILIATION

Jasper J. Artall                                    Farmer.

Walter J. Champagne, Jr.                            Senior Vice-President of American
                                                    Bank & Trust Company; and Investor in
                                                    farming interest.

J.C. Diesi                                          President of Diesi Pontiac-Cadillac-
                                                    Buick, Inc.

Salvador L. Diesi, Sr.                              Chairman of the Board of Directors and President of
                                                    American Bancorp, Inc. and American Bank & Trust
                                                    Company; Investor in and operator of Little Capitol of
                                                    Louisiana, Inc. (Gas Station, Convenience Store and
                                                    Video Poker); Commercial real estate investor;
                                                    Investor in farming interest; and Attorney at Law.

Ronald J. Lashute                                   Chief Executive Officer and Executive Vice President
                                                    of American  Bank & Trust Company and
                                                    Secretary and Treasurer of American Bancorp, Inc.