Form 10-K, Exhibit 13
period 2002-12-31
AMERICAN BANCORP INC/LA
filed 2003-03-21
CIK 721238

                                                                    EXHIBIT 13.1

                          (AMERICAN BANCORP, INC. LOGO)

                               2002 ANNUAL REPORT
                             AMERICAN BANCORP, INC.
                              POST OFFICE BOX 1819
                         OPELOUSAS, LOUISIANA 70571-1819

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

MARKET PRICE AND DIVIDENDS DECLARED

                                           DIVIDENDS
YEAR     QUARTER           HIGH    LOW     PER SHARE
----     -------           ----    ---     ---------
2002     First             $ 79    $79     $      --
         Second              79     79            --
         Third               85     85            --
         Fourth              89     89          2.40

2001     First             $ 71    $71     $      --
         Second              74     74            --
         Third               76     76            --
         Fourth              80     80          2.00

Note: The primary market area for American Bancorp, Inc.'s common stock is the Opelousas, Louisiana area with American Bank and Trust Company acting as registrar and transfer agent. There were approximately 505 shareholders of record at December 31, 2002.

         Source of market price - American Bank & Trust Company acts as the transfer agent for the Company. The stock is thinly traded and the price ranges are based on stated sales price to the transfer agent, which does not represent all sales.

ANNUAL SHAREHOLDERS' MEETING

         The annual meeting of the shareholders of American Bancorp, Inc. will be held on April 9, 2003 in the Board of Directors Room at the Operations Center located at 321 East Landry Street, Opelousas, Louisiana.

FORM 10-K ANNUAL REPORT

         American Bancorp, Inc. files an annual report with the Securities and Exchange Commission on Form 10-K. A copy of the report filed on Form 10-K will be sent free of charge to any shareholder by writing to: Ronald J. Lashute, Chief Executive Officer and Executive Vice-President, American Bank & Trust Company, Post Office Box 1819, Opelousas, Louisiana 70571-1819.

                                FINANCIAL SUMMARY
           (In thousands of dollars except per share data and ratios)

                                                              2002            2001            2000
                                                          ------------    ------------    ------------
FOR THE YEAR

         Net income ...................................   $      1,277    $      1,136    $      1,203

         Return on average shareholders' equity .......           9.80%           9.59%          11.91%

         Return on average total assets ...............           1.38%           1.35%           1.54%

AT YEAR END

         Total assets .................................   $     99,719    $     91,590    $     82,760

         Total earning assets .........................   $     90,056    $     83,525    $     73,116

         Total loans ..................................   $     39,931    $     37,146    $     32,080

         Total deposits ...............................   $     84,778    $     78,688    $     71,318

         Total shareholders' equity ...................   $     13,632    $     12,265    $     11,076

         Common shares outstanding ....................        116,183         116,589         117,630

PER SHARE

         Net income ...................................   $      10.98    $      19.71    $      10.23

         Book value ...................................   $     117.34    $     105.20    $      94.16

         Cash dividends declared ......................   $       2.40    $       2.00    $       1.70

CAPITAL RATIOS

         Total risk-based capital ratio ...............          28.24%          28.41%          30.25%

         Leverage ratio ...............................          13.78%          14.14%          14.14%

                                    CONTENTS

                                                                                                                       PAGE
Financial Summary....................................................................................................  2

A Message to the Shareholders.......................................................................................   4

Management's Discussion and Analysis of Financial
   Condition and Results of Operations...............................................................................  5 - 27

Independent Auditors' Report  .......................................................................................  28

Consolidated balance sheets..........................................................................................  29 and 30

Consolidated statements of income....................................................................................  31

Consolidated statements of changes in shareholders' equity...........................................................  33 and 34

Consolidated statements of cash flows................................................................................  35 and 36

Notes to consolidated financial statements...........................................................................  37 - 56

Selected quarterly financial data (unaudited)........................................................................  57

Officers and directors of American Bank & Trust Company..............................................................  59

Officers and directors of American Bancorp, Inc......................................................................  60

                               TO THE SHAREHOLDERS

         Record earnings and continued growth were the high points in 2002 for American Bancorp, Inc. and its sole subsidiary, American Bank & Trust Co. Net income last year was $1,277,235, up by $141,236 from 2001. As a result of earnings, return on average assets was 1.38% and return on average equity was 9.80%.

         Asset growth was an important contributing factor to the bank's increased earnings. Average assets grew 10.72% and were $92,850,824 at year end up from $83,859,057 the previous year.

         Earnings per share this year was $10.98, as compared to $9.71 for 2001. The company's book value per share increased to $117.34 at year end compared to $105.20 at the end of 2001. Cash dividends declared and paid to shareholders was $2.40 per share, an increase of 20% over the 2001 dividend.

         While the bank's assets have continued to grow each year at a pace that has exceeded our goals and expectations, asset quality has not been sacrificed. At year end nonperforming assets were a mere $3,450 or 0.003% of total assets, and net charged off loans were only 0.05% of average total loans. The Bank remains well capitalized with total shareholder's equity at year end in the amount of $13,577,418 for a healthy leverage capital ratio of 13.78%.

         The Bank launched its website shortly after year end. Management continously devotes considerable time exploring and evaluating new ideas and services to offer our customers.

         We are pleased with our overall performance in 2002 and proud of the efforts from our staff. Management and the Board of Directors remain dedicated, going forward, to continue the company's success and increase shareholder value.

         We appreciate the continued support from you, our shareholders and customers, and thank you for the opportunity to serve you.

/s/ SALVADOR L. DIESI

Salvador L. Diesi, Sr., Chairman of the Board and President


/s/ RONALD J. LASHUTE

Ronald J. Lashute, Chief Executive Officer and
         Executive Vice-President of
         American Bank & Trust Co.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

SUMMARY OF OPERATIONS FOR THE LAST FIVE YEARS (In thousands of dollars except per share data and ratios)

                                                           YEAR ENDED DECEMBER 31,
                                             2002        2001        2000        1999        1998
                                           --------    --------    --------    --------    --------
Operating Data:
   Interest income .....................   $  5,060    $  5,326    $  5,210    $  4,819    $  4,657
   Interest expense ....................        988       1,530       1,545       1,511       1,446
                                           --------    --------    --------    --------    --------
   Net interest income .................      4,072       3,796       3,665       3,308       3,211
   Provision for possible loan
     losses ............................         42          42          11          --          --
                                           --------    --------    --------    --------    --------
   Net interest income after
     provision for loan losses .........      4,030       3,754       3,654       3,308       3,211
   Non-interest income .................        732         665         695         693         612
   Non-interest expense ................      3,070       2,904       2,720       2,512       2,407
                                           --------    --------    --------    --------    --------
   Net income before income taxes ......      1,692       1,515       1,629       1,489       1,416
   Provision for income taxes ..........        415         379         426         403         408
                                           --------    --------    --------    --------    --------
   Net income ..........................   $  1,277    $  1,136    $  1,203    $  1,086    $  1,008
                                           ========    ========    ========    ========    ========
Per share data:
   Weighted average number of
     shares outstanding ................    116,310     117,016     117,673     117,884     118,965
   Net income ..........................   $  10.98    $   9.71    $  10.23    $   9.21    $   8.47
   Cash dividends declared .............   $   2.40    $   2.00    $   1.70    $   1.45    $   1.25
   Book value at end of year ...........   $ 117.34    $ 105.20    $  94.16    $  80.75    $  79.75
Selected year-end balances:
   Loans ...............................   $ 39,931    $ 37,751    $ 32,659    $ 28,832    $ 28,058
   Deposits ............................   $ 84,778    $ 78,688    $ 71,318    $ 70,434    $ 63,819
   Equity ..............................   $ 13,632    $ 12,265    $ 11,076    $  9,505    $  9,446
   Total assets ........................   $ 99,719    $ 91,590    $ 82,760    $ 80,232    $ 73,666

Selected average balances:
   Average assets ......................   $ 92,851    $ 83,859    $ 77,954    $ 76,452    $ 68,472
   Average shareholders' equity ........   $ 13,032    $ 11,846    $ 10,104    $  9,536    $  8,942

Selected ratios:
   Return on average assets ............       1.38%       1.35%       1.54%       1.42%       1.47%
   Return on average shareholders'
     equity ............................       9.80%      19.59%      11.91%      11.38%      11.27%
   Efficiency ratio ....................      63.90%      65.10%      62.39%      62.79%      62.97%
   Dividend payout to net income
     per share .........................      21.83%      20.60%      16.62%      15.74%      14.76%
   Average equity/average assets .......      14.04%      14.13%      12.96%      12.47%      13.06%
   Tier 1 risk-based capital ratio .....      26.99%      27.16%      29.00%      28.57%      27.47%
   Total risk-based capital ratio ......      28.24%      28.41%      30.25%      29.82%      28.72%
   Leverage ratio ......................      13.78%      14.14%      14.14%      13.11%      13.36%

         Management's discussion and analysis of financial condition and results of operations should be read in conjunction with the accompanying financial statements and notes.

OVERVIEW

         The Company reported net income of $1,277,235 in 2002 compared to $1,135,999 in 2001 and $1,203,256 in 2000. Interest income decreased in 2002 after having increased in the previous two years. The decrease for 2002 was $.266 million and an increase of $.116 million from 2000 to 2001. Interest expense decreased in 2002. The decrease for 2002 was $.541 million and a decrease of $.015 million from 2000 to 2001. Net income before taxes increased in 2002 by $.141 million from 2001. It increased $.114 million from 2000 to 2001. Overall net income has been fairly consistent over the three year period.

         Average total assets continue to increase. These assets have grown 11%, 8% and 2% in 2002, 2001 and 2000, respectively. This increase is a result of the growth in all categories of deposits in 2002 as compared to 2001 and the growth of savings deposits and time deposits in 2001. Average non-interest bearing demand deposits increased $1.710 million in 2002 or 6% over the 2001 balance and an increase of $1.514 million in 2001 or 6% over the 2000 balance. Average interest bearing demand deposits increased $2.517 million in 2002 or 23% over the 2001 balance and a decrease of $.472 million in 2001 or 4% over the 2000 balance. Average savings deposits increased $1.184 million in 2002 or 11% over the 2001 balance and an increase of $1.159 million in 2001 or 13% over the 2000 balance. Average time deposits increased $1.918 million or 9% in 2002 over the 2001 amounts and increased $1.708 million or 8% in 2001 over the 2000 amounts.

         The year end balance sheet reflects an increase of $8.129 million or 9% in total assets. Federal funds sold increased $1.375 million or 15% from 2001. Securities available for sale reflected an increase of $2.672 million or 8% from 2001. During the same period, net loans increased by $2.785 million or 8%. In addition, total deposits increased $6.090 million or 8% in comparing 2002 to 2001. For the same period, there was an increase of $1.367 million in stockholders' equity or 11% in comparing 2002 to 2001.

STATEMENT OF INCOME ANALYSIS

         Net interest income on a taxable-equivalent basis was $5.324 million in 2002, a decrease of $.235 million, or 4% compared to 2001. In 2001, net interest income was $5.559 million, an increase of $.136 million or 3% over the prior year. The net interest margin for 2002 was 5% compared to 5% in 2001 and 5% for 2000. Table 1 summarizes average balances, income and average yields on earning assets and expense and average rates paid on interest bearing liabilities. Table 2 analyzes the change in net interest income for the two most recent annual intervals.

         The increase in the average balances of loans, short-term investments and securities available for sale had a positive effect on the change in net interest margin from 2001 to 2002. However, this effect was negated by the decrease in average rates of short-term investments, loans, and securities available for sale. The decrease in the average rates on demand, time and savings deposits also had a positive impact on the change in the net interest margin from 2001 to 2002.

PROVISION FOR POSSIBLE LOAN LOSSES. The provision for possible loan losses was $42,000 in 2002 and 2001, and $10,500 in 2000. The increase from 2000 to 2001 was $31,500. As a percentage of outstanding loans, the allowance for possible loans losses was 2% at December 31, 2002, 2001 and 2000. The annual provision is determined by the level of net charge offs, the size of the loan portfolio, the level of nonperforming loans, anticipated economic conditions, and review of financial condition of specific customers.

NON-INTEREST INCOME. Non-interest income increased $67,296 or 10% from 2001 to 2002. There was a decrease of $30,612 or less than 4% from 2000 to 2001. The Bank's management realizes that non-interest income will become increasingly important as deregulation continues to impact the net interest margin; therefore, we are continuously evaluating new opportunities for fee revenues through proper pricing of services and the development of new sources of non-interest revenue.

NON-INTEREST EXPENSE. Non-interest expense increased $165,437 or 6% in 2002 from 2001. The increase from 2000 to 2001 was $184,006 or 7%. Salaries and employee benefits represented $153,127 of the increase in 2002 over 2001. Salaries increased $75,673 and employee medical insurance increased $77,938 in 2002 over 2001. There were no other major increases in non-interest expense from 2001 to 2002. In comparing 2002 to 2001 and 2000, there were only immaterial variances between years. These increases are mainly due to increases in overall salaries and insurance expense for the three year period.

INCOME TAXES. The Company recorded income tax expense of $415,208 in 2002 compared to $379,210 in 2001 and $426,328 in 2000. Income tax expenses increased $35,998 in 2002 or 10%. There was a decrease in 2001 of $47,118 or 11% over 2000.

         Net future deductible temporary differences at December 31, 2002 was $118,214. The allowance for loan losses represents $46,152 and the deferred executive compensation represents $65,636 of the future deductible temporary differences. The provision for possible loan losses which contributed to the allowance has been recognized as expense for financial reporting purposes but is not deductible for federal income tax purposes until the loans are charged off. The deferred executive compensation is an expense for financial reporting purposes but is not deductible until actually paid. Valued at the 34% federal statutory tax rate, the net future deductible amounts, if ultimately recognized, would generate tax benefits of $118,214. The primary deferred liability as of December 31, 2002 is related to accumulated depreciation in the amount of $52,469. The deferred tax related to unrealized appreciation and loss on available for sale securities is reflected in shareholders equity. The net deferred tax asset of $65,745 is included in other assets at December 31, 2002.

BALANCE SHEET AND CAPITAL FUNDS ANALYSIS

         Investment securities are a major use of funds by the Bank. The balance at December 31, 2002 was $39,825,128 which represented a $2,469,852 or 7% increase from the $37,355,276 balance outstanding at December 31, 2001. Investment securities serve several purposes. A portion of investment securities provides liquidity or secondary reserves, which management can use, if necessary, to meet loan demand or deposit withdrawals. Investment securities, especially obligations of state and political subdivisions, provide for schools, road construction, sewers, and various other projects. The Bank invests a portion of these funds in the market area as a service to the community in which it operates. The remainder of these funds are invested in obligations of the United States Government or its agencies. It is management's policy to minimize risk in investments and provide liquidity by investing in short-term maturities with quality ratings. A substantial portion of the investment portfolio is pledged on public deposits, 34% at December 31, 2002, this is more than the 2001 pledged percentage of 30%. The amount of public funds on deposit has increased slightly during the past year and management anticipates this source of deposits will not grow substantially in the future.

         The Bank's primary use of funds is to meet loan demand. Loans, net of unearned income, were $40,558,225 at December 31, 2002, compared to $37,750,770 at December 31, 2001. This $2,807,455 or 7% increase is the result of increased market share in the market area.

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

         As of December 31, 2002, total deposits increased $6,090,055 or 8% from December 31, 2001. The most significant change in deposits from 2001 to 2002 was the increase in interest bearing deposit accounts of $4,408,511 or 9%. The increase in interest bearing accounts is attributable to an increase in NOW and Money Market demand deposits of $5,247,016, personal savings accounts of $651,029, an increase in individual and commercial certificates of deposit with balances greater than $100,000 of $811,959, and an increase in individual and commercial certificates of deposit with balances less than $100,000 of $927,760.

         Shareholders' equity increased $1,367,621 or 11% from December 31, 2001 to December 31, 2002. Retained earnings increased $998,596 or 11% in 2002. The accumulated other comprehensive income increased $401,699 from December 31, 2001 to December 31, 2002 due to the effect of interest rate reductions on the investment portfolio. The equity or book value of the Bank is the shareholders' investment in the Bank resulting from the sale of stock and the accumulation of earnings retained by the Bank. The strength of the Bank and its ability to grow depends to a great extent on management's ability to maintain a corresponding growth in shareholders' equity.

         We declared cash dividends in the amount of $278,839 or $2.40 per share in 2002 and $233,248 or $2.00 per share in 2001. Dividends of $199,983 or $1.70 per share were declared in 2000.

         There were 406 shares of treasury stock purchased in 2002. This brings the total shares of treasury stock owned to 3,817 with a cost of $245,417. The Holding Company plans to continue buying treasury stock as shares become available.

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

         Nonperforming assets at December 31, 2002 were $3,450. There was an significant reduction from 2001 to 2002 in nonperforming assets. There was a decrease of $28,749 or 90% in the balance from 2001 to 2002. This resulted primarily from collection efforts on nonaccrual loans. The Bank has experienced little activity in other real estate for the three year period ended December 31, 2002. Management anticipates this favorable trend to continue.

         Loans are considered to be impaired when it is probable that all amounts due in accordance with the contractual terms will not be collected. Included in nonaccrual loans are loans that are considered to be impaired, which totaled $3,450 at December 31, 2002 and $7,740 at December 31, 2001. The allowance for loan losses related to these loans was $-0- and $2,000 at December 31, 2002 and 2001, respectively.

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

         At the Parent Company (American Bancorp, Inc.) level, cash is needed to fund operations and to pay dividends. During 2002, the Parent Company received $350,000 from the Bank in dividends. The majority of these funds were used to pay dividends to stockholders and to repurchase outstanding Company stock.

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

         Regulations applicable to state banks and their holding companies prescribe minimum capital levels. These levels are based on established guidelines which relate required capital standards to both risk-weighted assets~(risk-based capital ratios) and total assets (leverage ratio). In accordance with risk-based guidelines, assets and off-balance-sheet financial instruments are assigned weights to measure their levels of risk. The total Tier 1 risk-based capital ratio for the Bank was 26.99% at year end 2002 and 28.41% at year end 2001. Leverage ratios were 13.78% and 14.14% at December 31, 2002 and 2001, respectively. The Bank presently meets or exceeds all required risk-based capital standards and anticipates no difficulty in maintaining those standards.

FAIR VALUES OF FINANCIAL INSTRUMENTS. Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Values of Financial Instruments" requires disclosure of estimated fair values of financial instruments. Financial instruments are defined as cash and contractual rights and obligations that require settlement, directly or indirectly, in cash. Note 13 to the consolidated financial statements provides information regarding the fair values of financial instruments as of December 31, 2002.

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

         The effect of an increase of 200 basis points, as reflected in Table 14, from the December 31, 2002 rates would be a reduction of $.721 million or 5% in total market value of stockholders' equity. A decrease of 200 basis points from December 31, 2002 would result in an increase of $.473 million or 3% increase in the market value of the stockholders' equity.

         The effect on earnings is also reflected in Table 14. A 200 basis point increase on the projected assets and liabilities outstanding as of December 31, 2003 would result in an increase in net income of $.222 million or a 6% increase. A 200 basis point decrease in the assets and liabilities projected at December 31, 2003 would have the opposite effect and would result in a decrease of net interest income in the amount of $.307 million or 8%.

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

IMPACT OF INFLATION AND CHANGING PRICES. The consolidated financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the Company's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on the Company's performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

FORWARD-LOOKING STATEMENTS. Statements in this report that are not historical facts should be considered forward-looking statements with respect to the Company. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, nation or global events, economic conditions, asset quality, interest rates, loan demand, changes in business or consumer spending, borrowing or savings habits, competition, stock price volatility, government monetary policy, changes in laws and regulations and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.

TABLE 1
SUMMARY OF CONSOLIDATED NET INTEREST INCOME
Fully taxable equivalent basis (In thousands)

                                                                    2002
                                                      ----------------------------------
                                                       AVERAGE                  AVERAGE
                                                       BALANCE     INTEREST      RATE
                                                      ---------    ---------   ---------
ASSETS
   Short-term investments                             $   7,795    $     119        1.53%
   Loans, net of unearned income(1)(2)                   38,959        2,996        7.69
   Securities available for sale(1)(3)                   36,954        2,109        5.71
   Securities held to maturity                            2,205          100        4.54
                                                      ---------    ---------
         Total interest earning assets                   85,913        5,324        6.20%
                                                                   ---------   ---------
   Allowance for possible loan losses                      (618)
   Cash and due from banks                                4,823
   Other assets                                           2,733
                                                      ---------
         Total assets                                 $  92,851
                                                      =========
LIABILITIES
   Interest bearing demand deposits                   $  13,675    $     151        1.10%
   Savings deposits                                      11,559          168        1.45
   Time deposits                                         24,595          669        2.72
   Short-term borrowings                                     --           --          --
                                                      ---------    ---------
         Total interest bearing liabilities              49,829          988        1.98%
                                                                   ---------   ---------
   Non-interest bearing demand deposits                  28,824
   Other liabilities                                      1,166
                                                      ---------
         Total liabilities                               79,819
SHAREHOLDERS' EQUITY
   Shareholders' equity                                  13,032
                                                      ---------
         Total liabilities and shareholders' equity   $  92,851
                                                      =========
   Total interest expense related to earning assets                                 1.15%
                                                                               ---------
   Net interest income                                             $   4,336
                                                                   =========
   Net interest margin                                                              5.05%
                                                                               =========

(1) Interest income earned on nontaxable investment securities and certain loans are exempt from taxation. However, an adjustment has been made for the tax preference item related to nontaxable securities purchased after December 31, 1982. An incremental tax rate of 34% is used to compute the taxable equivalent adjustment for 2002, 2001, and 2000.

(2) For purposes of yield computations, non-accrual loans are included in loans outstanding.

(3) Yield computations are based on historical cost of securities available for sale.

TABLE 1
SUMMARY OF CONSOLIDATED NET INTEREST INCOME
Fully taxable equivalent basis (In thousands)


                                                                    2001                                       2000
                                                      ----------------------------------        ----------------------------------
                                                       AVERAGE                  AVERAGE          AVERAGE                  AVERAGE
                                                       BALANCE     INTEREST      RATE            BALANCE     INTEREST      RATE
                                                      ---------    ---------   ---------        ---------    ---------   ---------
ASSETS
     Short-term investments                           $   5,511    $     221        4.01%       $   4,455    $     268        6.02%
     Loans, net of unearned income(1)(2)                 35,534        3,116        8.77           29,974        2,777        9.26
     Securities available for sale(1)(3)                 32,422        2,016        6.22           33,193        2,138        6.44
     Securities held to maturity                          3,408          206        6.04            4,091          240        5.87
                                                      ---------    ---------                    ---------    ---------
         Total interest earning assets                   76,875        5,559        7.23%          71,713        5,423        7.56%
                                                                   ---------   ---------                     ---------   ---------
     Allowance for possible loan losses                    (598)                                     (572)
     Cash and due from banks                              4,835                                     4,814
     Other assets                                         2,747                                     1,999
                                                      ---------                                 ---------
         Total assets                                 $  83,859                                 $  77,954
                                                      =========                                 =========
LIABILITIES
     Interest-bearing demand deposits                 $  11,158    $     196        1.76%       $  11,630    $     237        2.04%
     Savings deposits                                    10,375          258        2.49            9,216          248        2.69
     Time deposits                                       22,677        1,076        4.74           20,969        1,060        5.06
     Short-term borrowings                                   --           --          --               --           --          --
                                                      ---------    ---------                    ---------    ---------
         Total interest-bearing liabilities              44,210        1,530        3.46%          41,815        1,545        3.69%
                                                                   ---------   ---------                     ---------   ---------
     Non-interest bearing demand deposits                27,114                                    25,600
     Other liabilities                                      689                                       435
                                                      ---------                                 ---------
         Total liabilities                               72,013                                    67,850
SHAREHOLDERS' EQUITY
     Shareholders' equity                                11,846                                    10,104
                                                      ---------                                 ---------
         Total liabilities and shareholders' equity   $  83,859                                 $  77,954
                                                      =========                                 =========
     Total interest expense related to earning assets                               1.99%                                     2.15%
                                                                               ---------                                 ---------
     Net interest income                                           $   4,029                                 $   3,878
                                                                   =========                                 =========
     Net interest margin                                                            5.24%                                     5.41%
                                                                               =========                                 =========



(1) Interest income earned on nontaxable investment securities and certain loans are exempt from taxation. However, an adjustment has been made for the tax preference item related to nontaxable securities purchased after December 31, 1982. An incremental tax rate of 34% is used to compute the taxable equivalent adjustment for 2002, 2001, and 2000.

(2) For purposes of yield computations, non-accrual loans are included in loans outstanding.

(3) Yield computations are based on historical cost of securities available for sale.

TABLE 2
RATE/VOLUME ANALYSIS
Fully taxable equivalent basis (In thousands)


                                                       YEAR ENDED DECEMBER 31,
                                                              2002/2001
                                                -----------------------------------
                                                 INCREASE (DECREASE)
                                                 DUE TO CHANGE IN:(1)
                                                ----------------------
                                                 AVERAGE      AVERAGE        NET
                                                 BALANCE       RATE        CHANGE
                                                ---------    ---------    ---------
Interest income:
   Short-term investments ...................   $      63    $    (165)   $    (102)
   Loans, net of unearned income ............         282         (402)   $    (120)
   Securities available for sale ............         270         (178)          92
   Securities held to maturity ..............         (64)         (42)   $    (106)
                                                ---------    ---------    ---------
      Total interest income .................         551         (787)   $    (236)
                                                ---------    ---------    ---------
Interest expense:
   Demand deposits ..........................          36          (81)         (45)
   Savings deposits .........................          23         (113)         (90)
   Time deposits ............................          72         (479)   $    (407)
   Short-term borrowing .....................          --           --           --
                                                ---------    ---------    ---------
      Total interest expense ................         131         (673)   $    (542)
                                                ---------    ---------    ---------
Taxable-equivalent net interest income ......   $     420    $    (114)   $     306
                                                =========    =========    =========

(1) The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the change in each.

TABLE 2
RATE/VOLUME ANALYSIS
Fully taxable equivalent basis (In thousands)

                                                       YEAR ENDED DECEMBER 31,
                                                             2001/2000
                                                -----------------------------------
                                                 INCREASE (DECREASE)
                                                 DUE TO CHANGE IN:(1)
                                                ----------------------
                                                 AVERAGE      AVERAGE        NET
                                                 BALANCE       RATE        CHANGE
                                                ---------    ---------    ---------
Interest income:
   Short-term investments ...................   $      53    $    (100)   $     (47)
   Loans, net of unearned income ............         501         (162)         339
   Securities available for sale ............         (49)         (73)        (122)
   Securities held to maturity ..............         (41)           7          (34)
                                                ---------    ---------    ---------
      Total interest income .................         464         (328)         136
                                                ---------    ---------    ---------
Interest expense:
   Demand deposits ..........................          (9)         (32)         (41)
   Savings deposits .........................          30          (20)          10
   Time deposits ............................          84          (68)          16
   Short-term borrowing .....................          --           --           --
                                                ---------    ---------    ---------
      Total interest expense ................         105         (120)         (15)
                                                ---------    ---------    ---------
Taxable-equivalent net interest income ......   $     359    $    (208)   $     151
                                                =========    =========    =========

(1) The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the change in each.

TABLE 3
SECURITIES PORTFOLIO
(In thousands)

                                   DECEMBER 31, 2002                   DECEMBER 31, 2001
                            --------------------------------   --------------------------------
                            HELD TO    AVAILABLE               HELD TO    AVAILABLE
                            MATURITY   FOR SALE      TOTAL     MATURITY   FOR SALE      TOTAL
                            --------   ---------   ---------   --------   ---------   ---------
U.S. Treasury ...........   $  2,104   $      --   $   2,104   $  2,306   $      --   $   2,306
U.S. Government and
   Agencies .............         --      16,199      16,199         --      14,290      14,290
Mortgage-Backed
   Securities ...........         --       8,724       8,724         --       9,133       9,133
State and Political
   Subdivisions .........         --      12,614      12,614         --      11,477      11,477
Equity Securities .......         --         184         184         --         149         149
                            --------   ---------   ---------   --------   ---------   ---------
                            $  2,104   $  37,721   $  39,825   $  2,306   $  35,049   $  37,355
                            ========   =========   =========   ========   =========   =========

TABLE 4
MATURITY DISTRIBUTION AND SECURITIES PORTFOLIO YIELDS
(In thousands)

                                                                           AFTER                       AFTER
                                                                          ONE BUT                     FIVE BUT
                                           WITHIN ONE                   WITHIN FIVE                  WITHIN TEN
                                            YEAR AMT.       YIELD       YEARS AMT.       YIELD       YEARS AMT.       YIELD
                                           -----------   -----------    -----------   -----------    -----------   -----------
December 31, 2002:
   Held to maturity:
      U.S. Treasury ....................   $       503          4.35%   $     1,602          3.15%   $       -0-            --%
                                           -----------   -----------    -----------   -----------    -----------   -----------
   Available for sale:
      U.S. Government
         and Agencies ..................        12,683          4.34%         3,515          5.39%            --            --%
      Mortgage-Backed
         Securities(2) .................           327          5.89          7,895          5.49            502          4.20
      State and
         Political
         Subdivisions(1) ...............         1,689          6.55          7,830          7.20          3,095          7.55
Equity Securities ......................           184            --             --            --             --            --
                                           -----------   -----------    -----------   -----------    -----------   -----------
            Total available for sale ...        14,883          4.57%        19,240          6.17%         3,597          7.08%
                                           -----------   -----------    -----------   -----------    -----------   -----------
            Total securities ...........   $    15,386          4.56%   $    20,842          5.94%   $     3,597          7.08%
                                           ===========   ===========    ===========   ===========    ===========   ===========

(1)      Tax exempt yields are expressed on a fully taxable equivalent basis.

(2) Distributed by contractual maturity without regard to repayment schedules or projected payments.

                                            AFTER TEN                     TOTAL
                                           YEARS AMT.       YIELD        AMOUNT         YIELD
                                           -----------   -----------   -----------   -----------
December 31, 2002:
   Held to maturity:
      U.S. Treasury ....................   $       -0-            --%  $     2,105          3.44%
                                           -----------   -----------   -----------   -----------
   Available for sale:
      U.S. Government
         and Agencies ..................            --            --%       16,198          4.57%
      Mortgage-Backed
         Securities(2) .................            --            --         8,724          5.43
      State and
         Political
         Subdivisions(1) ...............            --            --        12,614          7.20
Equity Securities ......................            --            --           184            --
                                           -----------   -----------   -----------   -----------
            Total available for sale ...           -0-            --%       37,720          5.63%
                                           -----------   -----------   -----------   -----------
            Total securities ...........   $       -0-            --%  $    39,825          5.51%
                                           ===========   ===========   ===========   ===========


(1)      Tax exempt yields are expressed on a fully taxable equivalent basis.

(2) Distributed by contractual maturity without regard to repayment schedules or projected payments.

TABLE 5
LOAN PORTFOLIO

The loans outstanding for the three years ended December 31, 2002 are shown in the following table according to type of loan (in thousands).

                                                  2002        2001        2000
                                                --------    --------    --------
Commercial, financial and agricultural ......   $  8,288    $  6,738    $  6,946
Real estate construction ....................      1,750       1,690         539
Real estate mortgage ........................     24,906      23,604      20,052
Installment .................................      5,614       5,719       5,122
                                                --------    --------    --------
        Total ...............................     40,558      37,751      32,659
Less:
  Allowance for possible loan losses ........       (627)       (605)       (579)
  Unearned income ...........................         --          --          --
                                                --------    --------    --------
                                                $ 39,931    $ 37,146    $ 32,080
                                                ========    ========    ========

TABLE 6
LOAN MATURITY AND INTEREST RATE SENSITIVITY

The following table shows the amount of commercial, financial and agricultural loans, real estate construction loans and real estate mortgage loans, exclusive of installment loans, outstanding as of December 31, 2002 which, based on remaining scheduled repayments of principal, are due in the amounts indicated. Also, the amounts are classified according to the sensitivity to the changes in interest rates (in thousands).

                                           ONE YEAR   OVER ONE
                                              OR         TO        OVER
                                           LESS(1)    5 YEARS    5 YEARS     TOTAL
                                           --------   --------   --------   --------
Maturity of Loans:
  Commercial, financial and
     agricultural                          $  7,469   $  2,484   $     85   $ 10,038
  Real estate mortgage and
    construction                              4,018     19,118      1,770     24,906
                                           --------   --------   --------   --------
      Total                                $ 11,487   $ 21,602   $  1,855   $ 34,944
                                           ========   ========   ========   ========
Interest Rate Sensitivity of Loans:
  With predetermined interest rates        $  8,252   $ 19,931   $    333   $ 28,516
  With floating interest rates(2)             3,235      1,671      1,522      6,428
                                           --------   --------   --------   --------
      Total                                $ 11,487   $ 21,602   $  1,855   $ 34,944
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

Nonperforming assets totaled $3,450 at year end 2002, which was a decrease of $28,749 (89%) from December 31, 2001. The composition of nonperforming assets for the past three years are illustrated below.

                                             2002       2001       2000
                                           --------   --------   --------
Nonperforming loans:
  Loans on nonaccrual ..................   $  3,450   $  7,740   $     --
  Restructured loans which are not
    on nonaccrual ......................         --     24,459     33,923
                                           --------   --------   --------
      Total nonperforming loans ........      3,450     32,199     33,923
Other real estate and repossessed
   assets received in complete or
   partial satisfaction of loan
   obligations .........................         --         --         --
                                           --------   --------   --------
      Total nonperforming assets .......   $  3,450   $ 32,199   $ 33,923
                                           ========   ========   ========
  Loans contractually past due 90
    days or more as to principal or
    interest but which are not on
    nonaccrual .........................   $  3,740   $ 15,871   $ 11,061
                                           ========   ========   ========

At December 31, 2002, the Bank has loans outstanding to multiple numbers of borrowers engaged in the medical industry and the legal profession. Loans to the medical industry were approximately $7,899,000, while the loans to the legal profession were approximately $3,676,000. There were no significant nonperforming loans outstanding in these two concentrations.

TABLE 8
ALLOWANCE FOR POSSIBLE LOAN LOSSES
(In Thousands)

                                                          YEAR ENDED DECEMBER 31,
                                                     ----------------------------------
                                                       2002         2001         2000
                                                     --------     --------     --------
Beginning balance ................................   $    605     $    579     $    579
                                                     --------     --------     --------
Charge-offs:
  Commercial, financial and agricultural loans ...         --           (3)          (3)
  Real estate mortgage loans .....................         (4)          --           --
  Real estate construction loans .................         --           --           --
  Installment loans ..............................        (16)         (15)          (8)
                                                     --------     --------     --------
    Total charge-offs ............................        (20)         (18)         (11)
                                                     --------     --------     --------
Recoveries:
  Commercial, financial and agricultural loans ...         --           --           --
  Real estate mortgage loans .....................         --           --           --
  Real estate construction loans .................         --           --           --
  Installment loans ..............................         --            2           --
                                                     --------     --------     --------
      Total recoveries ...........................        -0-            2          -0-
                                                     --------     --------     --------
Net (charge-offs) recoveries .....................        (20)         (16)         (11)
                                                     --------     --------     --------
Provision charged against income .................         42           42           11
                                                     --------     --------     --------
Ending balance ...................................   $    627     $    605     $    579
                                                     ========     ========     ========
Net charge-offs to average  loans ................       (.05)%       (.05)%       (.04)%
                                                     ========     ========     ========
Year-end allowance to year-end loans .............        1.5%         1.6%        1.77%
                                                     ========     ========     ========

TABLE 9
ALLOCATION FOR POSSIBLE LOAN LOSSES
(In thousands)

The allowance for possible loan losses has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories of loans at the date indicated.

                                      DECEMBER 31, 2002             DECEMBER 31, 2001
                                 --------------------------    --------------------------
                                                % OF LOANS                    % OF LOANS
                                                OUTSTANDING                   OUTSTANDING
                                                 TO TOTAL                       TO TOTAL
                                  ALLOWANCE        LOANS        ALLOWANCE        LOANS
                                 -----------    -----------    -----------    -----------
Commercial, financial and
   agricultural loans ........   $       156          20.44%   $       113          17.85%
Real estate construction .....            14           4.31              8           4.48
Real estate mortgage loans ...           249          61.41            257          62.53
Installment loans ............           208          13.84            227          15.14
                                 -----------    -----------    -----------    -----------
                                 $       627         100.00%   $       605         100.00%
                                 ===========    ===========    ===========    ===========

                                     DECEMBER 31, 2000
                                 --------------------------
                                                % OF LOANS
                                                OUTSTANDING
                                                 TO TOTAL
                                  ALLOWANCE        LOANS
                                 -----------    -----------
Commercial, financial and
   agricultural loans ........   $       115          21.27%
Real estate construction .....             4           1.65
Real estate mortgage loans ...           236          61.40
Installment loans ............           224          15.68
                                 -----------    -----------
                                 $       579         100.00%
                                 ===========    ===========

TABLE 10
DEPOSITS

The following table presents the average balance and an average rate paid on deposits (in thousands):

                                                        DECEMBER 31,
                            ---------------------------------------------------------------------
                                     2002                   2001                    2000
                            ---------------------   ---------------------   ---------------------
                             AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE     AVERAGE
                             BALANCE      RATE       BALANCE      RATE       BALANCE      RATE
                            ---------   ---------   ---------   ---------   ---------   ---------
Non-interest bearing
  demand deposits .......   $  28,824          --%  $  27,114          --%  $  25,600          --%
Interest bearing
  demand deposits .......      13,675        1.10      11,158        1.76      11,630        2.04
Savings deposits ........      11,559        1.45      10,375        2.49       9,216        2.69
Time deposits ...........      24,595        2.72      22,677        4.74      20,969        5.06
                            ---------               ---------               ---------
         Total ..........   $  78,653               $  71,324               $  67,415
                            =========               =========               =========


TABLE 11
CERTIFICATES OF DEPOSIT OF $100,000 OR MORE, MATURITY DISTRIBUTION

The following table provides the maturities of time certificates of deposit of the Bank in amounts of $100,000 or more (in thousands):

                                                     DECEMBER 31,
                                           ------------------------------
                                             2002       2001       2000
                                           --------   --------   --------
Maturing in:
   3 months or less ....................   $  6,014   $  4,387   $  2,961
   Over 3 months less than 6 months ....      1,379      2,413      1,536
   Over 6 months less than 12 months ...        729        511        682
   Over 12 months ......................         --         --         --
                                           --------   --------   --------
         Total .........................   $  8,122   $  7,311   $  5,179
                                           ========   ========   ========

TABLE 12
RETURN ON EQUITY AND ASSETS

The following table shows consolidated operating and capital ratios for each of the last three years:

                                                    YEARS ENDED DECEMBER 31,
                                                --------------------------------
                                                  2002        2001        2000
                                                --------    --------    --------
Return on average total assets ..............       1.38%       1.35%       1.54%
Return on average shareholders' equity ......       9.80%       9.59%      11.91%
Dividend payout ratio .......................      21.83%      20.60%      16.62%
Average equity to average assets ratio ......      14.04%      14.13%      12.96%

TABLE 13
RISK-BASED CAPITAL
(In thousands)

                                                           DECEMBER 31,
                                                     ------------------------
                                                        2002          2001
                                                     ----------    ----------
Risk-weighted assets .............................   $   47,404    $   43,642
                                                     ==========    ==========
Capital:
   Tier I ........................................   $   12,793    $   11,853
   Tier II .......................................          593           546
                                                     ----------    ----------
       Total capital .............................   $   13,386    $   12,399
                                                     ==========    ==========

Ratios:
   Tier I capital to risk-weighted assets ........        26.99%        27.16%
   Tier II capital to risk-weighted assets .......         1.25          1.25
                                                     ----------    ----------
       Total capital to risk-weighted assets .....        28.24%        28.41%
                                                     ==========    ==========

   Leverage - Tier I capital to total
     average assets ..............................        13.78%        14.14%
                                                     ==========    ==========

TABLE 14
INTEREST RATE SENSITIVITY ANALYSIS
DECEMBER 31, 2002
(In thousands)

                                                         RATE +200 BP          RATE -200 BP
                                                      -------------------   -------------------
                                           FORECAST    AMOUNT    % CHANGE    AMOUNT    % CHANGE
                                           --------   --------   --------   --------   --------
Economic value at risk:
    Short-term investments .............   $ 10,300   $ 10,299      -0.01   $ 10,301       0.01
    Securities .........................     39,868     38,191      -4.21     41,448       3.96
    Net loans ..........................     41,708     40,370      -3.21     43,110       3.36
    All other assets ...................      9,597      9,597       0.00      9,597       0.00
                                           --------   --------              --------
        Total assets ...................   $101,473   $ 98,457      -2.97   $104,456       2.94
                                           ========   ========   ========   ========   ========
    Deposits ...........................   $ 85,594   $ 83,858      -2.03   $ 87,578       2.32
    Borrowed money .....................        490        485      -1.02        496       1.02
    Other liabilities ..................        753        199     -73.56      1,273      69.06
                                           --------   --------              --------
        Total liabilities ..............     86,837     84,542      -2.64     89,347       2.89

    Equity .............................     14,636     13,915      -4.93     15,109       3.23
                                           --------   --------              --------
                                           $101,473   $ 98,457      -2.97   $104,456       2.94
                                           ========   ========   ========   ========   ========
Earnings at risk:
    January 1 to December 31, 2003
        Short-term investments .........   $    113   $    316     182.14   $     15     -86.61
        Securities .....................      1,539      1,664       8.11      1,311     -14.81
        Loans and leases ...............      2,944      3,201       8.73      2,759      -6.28
                                           --------   --------              --------
            Interest income ............      4,596      5,181      12.74      4,085     -11.11
                                           --------   --------              --------
        Transaction deposits ...........        377        437      15.97        363      -3.64
        Certificates of deposit ........        518        813      56.85        332     -36.00
        Borrowed money .................         10         18      80.00          6     -40.00
                                           --------   --------              --------
            Interest expense ...........        905      1,268      40.05        701     -22.55
                                           --------   --------              --------
                Net interest income ....   $  3,691   $  3,913       6.04   $  3,384       8.31
                                           ========   ========   ========   ========   ========

              (BROUSSARD, POCHE, LEWIS & BREAUX, L.L.P. LETTERHEAD)

INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors
American Bancorp, Inc.
Opelousas, Louisiana

We have audited the accompanying consolidated balance sheets of American Bancorp, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Bancorp, Inc. and subsidiary as of December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

                             /s/ BROUSSARD, POCHE, LEWIS & BREAUX, L.L.P.

Lafayette, Louisiana
January 28, 2003

                             AMERICAN BANCORP, INC.

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2002 AND 2001

                      ASSETS                             2002           2001
                                                     ------------   ------------
Cash and due from banks ..........................   $  6,974,153   $  5,321,100
Federal funds sold ...............................     10,300,000      8,925,000
                                                     ------------   ------------
   Total cash and cash equivalents ...............     17,274,153     14,246,100
Interest bearing deposits with banks .............            -0-         99,000
Securities held to maturity (estimated
   market values $2,147,684 and $2,353,593,
   respectively) .................................      2,104,397      2,306,283
Securities available for sale ....................     37,720,731     35,048,993
Loans, net of allowance for possible
   loan losses of $627,184 and $605,191,
   respectively ..................................     39,931,041     37,145,579
Bank premises and equipment ......................      1,737,027      1,770,615
Accrued interest receivable ......................        570,111        583,366
Other assets .....................................        381,530        389,764
                                                     ------------   ------------
                                                     $ 99,718,990   $ 91,589,700
                                                     ============   ============

See Notes to Consolidated Financial Statements.

                 LIABILITIES AND SHAREHOLDERS' EQUITY                        2002            2001
                                                                         ------------    ------------
LIABILITIES
   Deposits:
      Non-interest bearing demand deposits ...........................   $ 29,461,891    $ 27,780,347
      Interest bearing deposits ......................................     55,316,099      50,907,588
                                                                         ------------    ------------
            Total deposits ...........................................     84,777,990      78,687,935
   Accrued interest payable ..........................................         75,031         130,728
   Other liabilities .................................................      1,233,628         506,317
                                                                         ------------    ------------
            Total liabilities ........................................     86,086,649      79,324,980
                                                                         ------------    ------------
SHAREHOLDERS' EQUITY
   Common stock, $5 par value; 10,000,000
      shares authorized; 120,000 shares
      issued; 116,183 and 116,589 outstanding, respectively ..........        600,000         600,000
   Surplus ...........................................................      2,150,000       2,150,000
   Retained earnings .................................................     10,343,497       9,344,901
   Accumulated other comprehensive income,
      net of tax of $404,013 and $197,078,
      respectively ...................................................        784,261         382,562
   Treasury stock, 3,817 and 3,411 shares at cost, respectively ......       (245,417)       (212,743)
                                                                         ------------    ------------
           Total shareholders' equity ................................     13,632,341      12,264,720
                                                                         ------------    ------------
                                                                         $ 99,718,990    $ 91,589,700
                                                                         ============    ============

                             AMERICAN BANCORP, INC.

                        CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                   2002         2001         2000
                                                ----------   ----------   ----------
Interest income:
 Interest and fees on loans .................   $2,996,396   $3,116,156   $2,776,182
 Interest on investment securities-
      Taxable ...............................    1,443,378    1,544,133    1,750,951
      Tax-exempt ............................      501,953      445,174      414,496
   Federal funds sold .......................      118,716      210,759      230,179
   Deposits with banks ......................          129       10,152       38,270
                                                ----------   ----------   ----------
         Total interest income ..............    5,060,572    5,326,374    5,210,078

Interest expense:
   Interest on deposits .....................      988,417    1,529,594    1,545,041
                                                ----------   ----------   ----------

Net interest income .........................    4,072,155    3,796,780    3,665,537
Provision for possible loan losses ..........       42,000       42,000       10,500
                                                ----------   ----------   ----------

Net interest income after provision
   for possible loan losses .................    4,030,155    3,754,780    3,654,537
                                                ----------   ----------   ----------

Non-interest income:
   Service charges on deposit accounts ......      579,220      575,157      555,331
   Other ....................................      152,829       89,596      140,034
                                                ----------   ----------   ----------
         Total non-interest income ..........      732,049      664,753      695,365
                                                ----------   ----------   ----------

Non-interest expense:
   Salary and employee benefits .............    1,638,701    1,485,574    1,395,243
   Net occupancy expense ....................      315,149      326,033      306,870
   Equipment expense ........................      269,228      304,377      276,781
   Other ....................................      846,683      788,340      741,424
                                                ----------   ----------   ----------
         Total non-interest expense .........    3,069,761    2,904,324    2,720,318
                                                ----------   ----------   ----------

Income before income taxes ..................    1,692,443    1,515,209    1,629,584

Provision for income taxes ..................      415,208      379,210      426,328
                                                ----------   ----------   ----------

         Net income .........................   $1,277,235   $1,135,999   $1,203,256
                                                ==========   ==========   ==========

Net income per common share .................   $    10.98   $     9.71   $    10.23
                                                ==========   ==========   ==========

See Notes to Consolidated Financial Statements.

                             AMERICAN BANCORP, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                       COMMON       STOCK
                                                       SHARES       AMOUNT      SURPLUS
                                                     ----------   ----------   ----------
Balance, December 31, 1999 .......................      120,000   $  600,000   $2,150,000
Comprehensive income
   Net income for 2000 ...........................           --           --           --
   Other comprehensive income:
        Change in unrealized holding gains
        on securities available
        for sale, net of tax of $295,051 .........           --           --           --

            Total comprehensive income ...........           --           --           --

Purchase of treasury stock .......................           --           --           --
Dividends paid in 2000 ...........................           --           --           --
                                                     ----------   ----------   ----------
Balance, December 31, 2000 .......................      120,000      600,000    2,150,000
Comprehensive income
   Net income for 2001 ...........................           --           --           --
   Other comprehensive income:
        Change in unrealized holding gains
        on securities available for sale,
        net of tax of $197,078 ...................           --           --           --

            Total comprehensive income ...........           --           --           --

Purchase of treasury stock .......................           --           --           --
Dividends paid in 2001 ...........................           --           --           --
                                                     ----------   ----------   ----------
Balance, December 31, 2001 .......................      120,000      600,000    2,150,000
Comprehensive income
   Net income for 2002 ...........................           --           --           --
   Other comprehensive income:
        Change in unrealized holding gains
        on securities available for sale,
        net of tax of $404,013 ...................           --           --           --

            Total comprehensive income ...........           --           --           --

Purchase of treasury stock .......................           --           --           --
Dividends paid in 2002 ...........................           --           --           --
                                                     ----------   ----------   ----------
Balance, December 31, 2002 .......................      120,000   $  600,000   $2,150,000
                                                     ==========   ==========   ==========

See Notes to Consolidated Financial Statements.

                             AMERICAN BANCORP, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                              ACCUMULATED
                                                                 OTHER
                                               RETAINED      COMPREHENSIVE    TREASURY     COMPREHENSIVE
                                               EARNINGS         INCOME          STOCK         INCOME          TOTAL
                                             ------------    -------------    ---------    -------------   ------------
Balance, December 31, 1999 ...............   $  7,438,877    $    (553,801)   $(129,401)   $          --   $  9,505,675
Comprehensive income
   Net income for 2000 ...................      1,203,256               --           --        1,203,256      1,203,256
   Other comprehensive income:
        Change in unrealized holding gains
        on securities available
        for sale, net of tax of $295,051 .             --          572,747           --          572,747        572,747
                                                                                           -------------
            Total comprehensive income ...             --               --           --    $   1,776,003             --
                                                                                           =============
Purchase of treasury stock ...............             --               --       (5,236)                         (5,236)
Dividends paid in 2000 ...................       (199,983)              --           --                        (199,983)
                                             ------------    -------------    ---------                    ------------
Balance, December 31, 2000 ...............      8,442,150           18,946     (134,637)   $          --     11,076,459
Comprehensive income
   Net income for 2001 ...................      1,135,999               --           --        1,135,999      1,135,999
   Other comprehensive income:
        Change in unrealized holding gains
        on securities available for sale,
        net of tax of $197,078 ...........             --          363,616           --          363,616        363,616
                                                                                           -------------
            Total comprehensive income ...             --               --           --    $   1,499,615             --
                                                                                           =============
Purchase of treasury stock ...............             --               --      (78,106)                        (78,106)
Dividends paid in 2001 ...................       (233,248)              --           --                        (233,248)
                                             ------------    -------------    ---------                    ------------
Balance, December 31, 2001 ...............      9,344,901          382,562     (212,743)   $          --     12,264,720
Comprehensive income
   Net income for 2002 ...................      1,277,435               --           --        1,277,435      1,277,435
   Other comprehensive income:
        Change in unrealized holding gains
        on securities available for sale,
        net of tax of $404,013 ...........             --          401,699           --          401,699        401,699
                                                                                           -------------
            Total comprehensive income ...             --               --           --    $   1,679,134             --
                                                                                           =============
Purchase of treasury stock ...............             --               --      (32,674)                        (32,674)
Dividends paid in 2002 ...................       (278,839)              --           --                        (278,839)
                                             ------------    -------------    ---------                    ------------
Balance, December 31, 2002 ...............   $ 10,343,497    $     784,261    $(245,417)                   $ 13,632,341
                                             ============    =============    =========                    ============

See Notes to Consolidated Financial Statements.

                             AMERICAN BANCORP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000


                                                         2002            2001            2000
                                                     ------------    ------------    ------------
OPERATING ACTIVITIES
   Net income ....................................   $  1,277,435    $  1,135,999    $  1,203,256
   Adjustments to reconcile net income
      to net cash provided by operating
      activities:
      Premium amortization, net of discount
         accretion, on investment securities .....       (255,481)       (175,623)        (99,495)
      Depreciation ...............................        166,873         180,899         161,126
      Amortization of software ...................         47,842              --              --
      Provision for loan loss ....................         42,000              --              --
      (Gain) loss on disposal of assets ..........            533             255          (9,308)
      (Increase) decrease in assets:
         Accrued interest receivable .............         13,255          82,425         (49,276)
         Other assets ............................         33,064         (34,376)        (23,118)
      Increase (decrease) in liabilities:
         Accrued interest payable ................        (55,697)        (28,032)         26,597
         Other liabilities .......................        505,249         112,638          46,826
                                                     ------------    ------------    ------------
            Net cash provided by operating
               activities ........................      1,775,073       1,274,185       1,256,608
                                                     ------------    ------------    ------------
INVESTING ACTIVITIES
   (Increase) decrease in interest bearing
      deposits with banks ........................         99,000         199,000         792,000
   Proceeds from sales and maturities
      of securities available for sale ...........     17,830,577      15,719,666       6,479,450
   Proceeds from maturities
      of securities held to maturity .............      1,800,000       3,100,000         200,000
   Purchases of securities available for
       sale ......................................    (19,633,109)    (18,973,841)     (5,160,466)
   Purchases of securities held to
      maturity ...................................     (1,603,203)       (510,859)     (2,293,072)
   (Increase) decrease in loans ..................     (2,827,514)     (5,065,400)     (3,826,814)
   Purchases of property and equipment ...........       (194,703)       (401,835)       (611,453)
   Other .........................................        (11,738)        171,462           6,770
                                                     ------------    ------------    ------------
         Net cash used in investing
            activities ...........................     (4,540,690)     (5,761,807)     (4,413,585)
                                                     ------------    ------------    ------------

                             AMERICAN BANCORP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                    2002            2001            2000
                                                ------------    ------------    ------------
FINANCING ACTIVITIES
   Increase (decrease) in
      demand deposits, transaction
         accounts and savings ...............      6,220,984       3,769,639       1,490,976
   Increase (decrease) in time deposits .....       (115,801)      3,599,814        (606,861)
   Dividends paid ...........................       (278,839)       (233,248)       (199,983)
   Purchase of treasury stock ...............        (32,674)        (78,106)         (5,236)
                                                ------------    ------------    ------------
         Net cash provided by
            financing activities ............      5,793,670       7,058,099         678,896
                                                ------------    ------------    ------------
Increase (decrease) in cash and cash
   equivalents ..............................      3,028,053       2,570,477      (2,478,081)
Cash and cash equivalents at
   beginning of year ........................     14,246,100      11,675,623      14,153,704
                                                ------------    ------------    ------------
Cash and cash equivalents at end
   of year ..................................   $ 17,274,153    $ 14,246,100    $ 11,675,623
                                                ============    ============    ============
SUPPLEMENTAL DISCLOSURES
Cash payments for:
      Interest expense ......................   $  1,044,114    $  1,557,626    $  1,518,444
                                                ============    ============    ============
      Income taxes ..........................   $    501,052    $    353,188    $    444,042
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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

         Segment information:

              FASB No. 131, "Disclosures About Segments of an Enterprise and Related Information," was effective for 1998. This statement established standards for reporting information about a company's operating segments using a "management approach." The statement requires that reportable segments be identified based upon those revenue-producing components for which separate financial information is produced internally and are subject to evaluation by the chief operating decision maker in deciding how to allocate resources to segments.

              The Company has evaluated its potential operating segments against the criteria specified in the statement and has determined that no operating segment disclosures are required in 2002, 2001 and 2000.

         New and pending accounting:

              The Company adopted in 2002 the following new accounting pronouncements and will adopt in 2003 the following pending accounting prounouncements. In general, the effect of those adopted in 2002 were not significant to the Company's consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


              In September 2001, the FASB issued No. 142, "Goodwill and Other Intangible Assets." This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supercedes APB Opinion No. 17, "Intangible Assets." It addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. All provisions of this statement are effective for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 142 did not have a material impact on the financial condition or operating results of the Company.

              The FASB issued No. 143, "Accounting for Asset Retirement Obligations." This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The effective date of this statement is for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 is not expected to have a material impact on the financial condition or operating result of the Company.

              The FASB issued No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The effective date of the statement is for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 144 did not have a material impact on the financial condition or operating results of the Company.

              The FASB issued No. 145, "Recession of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement rescinds various FASB Statements and will have no impact on the financial condition or operating results of the Company.

              The FASB issued No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement addressed financial accounting and reporting for costs associated with exit or disposal activities and will have no impact on the financial condition or operating results of the Company.

              The FASB issued No. 147, "Acquisitions of Certain Financial Institutions." This statement requires acquisitions to be recorded using the purchase method and identifiying intangible assets. The adoption of this statement will not have a material impact on the financial condition or operating results of the Company.

              The FASB issued No. 148, "Accounting for Stock-Based Compensation." This statement provides for a change to fair value based method of accounting for stock-based employee compensation and will not have an impact on the financial condition or operating results of the Company.

           Reclassifications:

              Certain amounts in the 2001 and 2000 financial statements have been reclassified to conform with the financial statement presentation for 2002 for comparability. These reclassifications had no effect on net income as previously reported for the 2001 and 2000 fiscal years.

Note 2.  Restrictions on Cash and Due From Bank Accounts

              The Bank is required to maintain average reserve balances by the Federal Reserve Bank. The average amount of these reserve balances was $907,000 and $911,000 for the years ended December 31, 2002 and 2001, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.  Investment Securities

              The carrying amounts of investment securities as shown in the consolidated balance sheets of the Bank and their approximate market values at December 31 were as follows:

                                                     DECEMBER 31, 2002
                                      -------------------------------------------------
                                      AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                         COST        GAINS        LOSSES       VALUE
                                      ----------   ----------   ----------   ----------
Securities held to maturity:
   U.S. Treasury Securities .......   $2,104,397   $   43,287        $ -0-   $2,147,684
                                      ==========   ==========   ==========   ==========

                                                               DECEMBER 31, 2002
                                           ---------------------------------------------------------
                                            AMORTIZED      UNREALIZED     UNREALIZED        FAIR
                                               COST          GAINS          LOSSES         VALUE
                                           ------------   ------------   ------------   ------------
Securities available for sale:
   Mortgage-Backed Securities ..........   $  8,480,917   $    258,730   $     15,360   $  8,724,287
   U.S. Government and Agencies ........     15,937,404        261,321             --     16,198,725
   State and Political Subdivisions ....     11,929,736        683,583             --     12,613,319
   Equity Securities ...................        184,400             --             --        184,400
                                           ------------   ------------   ------------   ------------
                                           $ 36,532,457   $  1,203,634   $     15,360   $ 37,720,731
                                           ============   ============   ============   ============

                                                       DECEMBER 31, 2001
                                      -----------------------------------------------------
                                       AMORTIZED    UNREALIZED    UNREALIZED       FAIR
                                         COST          GAINS         LOSSES        VALUE
                                      -----------   -----------   -----------   -----------
Securities held to maturity:
   U.S. Treasury Securities .......   $ 2,306,283   $    47,310         $ -0-   $ 2,353,593
                                      ===========   ===========   ===========   ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              DECEMBER 31, 2001
                                           ---------------------------------------------------------
                                            AMORTIZED      UNREALIZED    UNREALIZED        FAIR
                                               COST          GAINS          LOSSES         VALUE
                                           ------------   ------------   ------------   ------------
Securities available for sale:
    Mortgage-Backed Securities .........   $  8,991,563   $    151,904   $     10,964   $  9,132,503
    U.S. Government and Agencies .......     14,069,932        254,401         34,337     14,289,996
    State and Political Subdivisions ...     11,258,458        263,564         44,928     11,477,094
    Equity Securities ..................        149,400             --             --        149,400
                                           ------------   ------------   ------------   ------------
                                           $ 34,469,353   $    669,869   $     90,229   $ 35,048,993
                                           ============   ============   ============   ============

Securities with market values of $13,442,036 and $11,046,657 at December 31, 2002 and 2001, respectively, were pledged to secure public deposits and other transactions as required by law.

There were no gross-realized gains or gross-realized losses on sales of securities for the fiscal years ended December 31, 2002, 2001 or 2000.

The maturities of investment securities at December 31, 2002 were as follows:

                                            SECURITIES TO BE HELD
                                                 TO MATURITY
                                           -----------------------
                                           AMORTIZED       FAIR
YEARS TO MATURITY                             COST        VALUE
                                           ----------   ----------
Less than one ..........................   $  502,276   $  509,060
Greater than one but less than five ....    1,602,121    1,638,624
Greater than five but less than ten ....           --           --
Greater than ten .......................           --           --
                                           ----------   ----------
                                           $2,104,397   $2,147,684
                                           ==========   ==========

                                              SECURITIES AVAILABLE
                                                    FOR SALE
                                           ---------------------------
                                            AMORTIZED         FAIR
YEARS TO MATURITY                              COST           VALUE
                                           ------------   ------------
Less than one ..........................   $  2,134,515   $  2,142,429
Greater than one but less than five ....     22,285,772     22,898,973
Greater than five but less than ten ....      9,794,722     10,265,786
Greater than ten .......................      2,317,448      2,413,543
                                           ------------   ------------
                                           $ 36,532,457   $ 37,720,731
                                           ============   ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4.  Loans

         Major classifications of subsidiary Bank's loan portfolio at December 31, are as follows:

                                                    2002            2001
                                                ------------    ------------
Commercial, financial and agricultural ......   $  8,288,405    $  6,737,502
Real estate construction ....................      1,749,590       1,689,975
Real estate mortgage ........................     24,906,169      23,604,139
Installment .................................      5,614,061       5,719,154
                                                ------------    ------------
                                                  40,558,225      37,750,770
Unearned income .............................             --              --
                                                ------------    ------------
   Net loans ................................     40,558,225      37,750,770
Allowance for possible loan losses ..........       (627,184)       (605,191)
                                                ------------    ------------
                                                $ 39,931,041    $ 37,145,579
                                                ============    ============

         The following is a summary of loans classified by type at December 31, 2002 and 2001:

                                                    2002           2001
                                                ------------   ------------
Commercial, financial and agricultural ......   $  8,288,405   $  6,737,502
Real estate construction ....................      1,749,590      1,689,975
Real estate mortgage ........................      9,595,206      8,535,968
                                                ------------   ------------
    Total commercial ........................     19,633,201     16,963,445
                                                ------------   ------------
Residential mortgage ........................     15,310,963     15,068,171
Installment .................................      5,614,061      5,719,154
                                                ------------   ------------

    Total consumer ..........................     20,925,024     20,787,325
                                                ------------   ------------

    Total loans .............................   $ 40,558,225   $ 37,750,770
                                                ============   ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The following summarizes the nonperforming elements of the loan portfolio and total foreclosed assets at December 31:

                                                  2002       2001       2000
                                                --------   --------   --------
Nonperforming loans:
   Loans on nonaccrual ......................   $  3,450   $  7,740   $     --
   Restructured loans which
      are not on nonaccrual .................         --     24,459     33,923
                                                --------   --------   --------
             Total nonperforming loans ......      3,450     32,199     33,923
Other real estate and repossessed assets
   received in complete or partial
   satisfaction of loan obligations .........         --         --         --
                                                --------   --------   --------
              Total nonperforming assets ....   $  3,450   $ 32,199   $ 33,923
                                                ========   ========   ========

 Loans contractually past due 90 days
   or more as to principal or interest,
   but which are not on nonaccrual ..........   $  3,740   $ 15,871   $ 11,061
                                                ========   ========   ========

         At December 31, 2002, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was $3,450. The related allowance for loan losses was $-0- for impaired loans. The average recorded investment in impaired loans during the year ended December 31, 2002 was approximately $4,000. Interest payments received on impaired loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. For the year ended December 31, 2002, the Company did not recognize interest income on impaired loans.

         Interest income in the amount of $200 for 2002, $500 for 2001 and $3,857 for 2000 would have been recorded on nonperforming loans if they had been classified as performing. The Company recorded $-0-, $-0- and $2,490 of interest income on nonperforming loans during 2002, 2001 and 2000, respectively.

         The following is a summary of the allowance for loan losses for the three years ended December 31, 2002:

                                                   2002          2001          2000
                                                ----------    ----------    ----------
Balance, beginning of year ..................   $  605,191    $  579,481    $  579,047
Provisions charged to operating expense .....       42,000        42,000        10,500
Recoveries on loans .........................           --         1,614           303
Loans charged off ...........................      (20,007)      (17,904)      (10,369)
                                                ----------    ----------    ----------
Balance, end of year ........................   $  627,184    $  605,191    $  579,481
                                                ==========    ==========    ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.  Related Party Transactions

         In the ordinary course of business, loans have been made to directors and executive officers and their associates. Such loans to these related parties were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Loans to these related parties were approximately $2,523,755 and $2,146,994 at December 31, 2002 and 2001, respectively. The following provides an analysis of the activity with respect to loans to related parties:

Balance At January 1, 2002 ........   $ 2,146,994
New loans made ....................     1,578,353
Repayment on loans ................    (1,201,592)
                                      -----------
Balance at December 31, 2002 ......   $ 2,523,755
                                      ===========

Note 6.  Bank Premises and Equipment

         Bank premises and equipment, at cost, consisted of the following as of December 31:

                                         2002         2001         2000
                                      ----------   ----------   ----------
Land ..............................   $  459,386   $  459,386   $  459,386
Premises and leasehold
      improvements ................    2,324,340    2,235,452    1,863,020
Furniture and equipment ...........    1,389,792    1,469,994    1,341,381
Construction in progress ..........           --           --      154,808
                                      ----------   ----------   ----------
                                       4,173,518    4,164,832    3,818,595
Less accumulated depreciation
    and amortization ..............    2,436,491    2,394,217    2,268,661
                                      ----------   ----------   ----------
        Total .....................   $1,737,027   $1,770,615   $1,549,934
                                      ==========   ==========   ==========

         Depreciation and amortization expense included in non-interest expense was $214,715 in 2002, $180,899 in 2001, and $161,122 in 2000.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7.  Deposits

         Deposit account balances at December 31, 2002 and 2001, are summarized as follows:

                                          2002           2001
                                      ------------   ------------
Non-interest bearing ..............   $ 29,461,891   $ 27,780,347
Interest bearing demand ...........     19,894,656     16,021,373
Savings deposits ..................     11,276,751     10,625,722
Time deposits under $100,000 ......     16,022,200     16,949,960
Time deposits over $100,000 .......      8,122,492      7,310,533
                                      ------------   ------------
                                      $ 84,777,990   $ 78,687,935
                                      ============   ============

         Time deposits maturing in years ending December 31, as of December 31, 2002:

2003 ..............   $ 22,779,358
2004 ..............      1,065,104
2005 ..............        298,835
2006 ..............          1,395
                      ------------
                      $ 24,144,692
                      ============

         The Bank held related party deposits of approximately $3,100,000 and $2,449,000 at December 31, 2002 and 2001.

Note 8.  Employee Benefit Plan

         The Bank maintains a 401(k) Savings Plan available to employees with over one year of service. The Bank matches 50% of the salary deferral, up to a maximum of 3% of compensation for 2002, 2001 and 2000, which becomes vested over a six year period. Total contributions to the plan by the Bank were $21,148 for 2002, $19,612 for 2001 and $19,050 for
         2000. The Bank has a non-qualified deferred compensation benefit plan for certain executives of the Company. The total deferred compensation expense for 2002, 2001 and 2000 was $41,587, $50,712 and $52,717,
         respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9.  Lease Commitments

         The Company leases land, buildings, and equipment under cancelable and noncancelable leases. The leased properties are used primarily for banking purposes.

         Future minimum payments, by year and in the aggregate, for noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 2002:

YEAR ENDING                                 AMOUNT
                                           --------
2003 ..................................   $ 45,871
2004 ..................................     40,771
2005 ..................................     35,671
2006 ..................................     35,671
2007 ..................................     35,671
                                          --------
Total future minimum lease payments ...   $193,655
                                          ========

         All leases contain options to extend the lease term upon expiration and will probably be exercised.

         The total rental expense on operating leases for the years ended December 31, 2002, 2001, and 2000, amount to $47,271, $60,380 and
         $70,443, respectively.

         One of the Bank's branch offices is leased from a corporation which is owned by a shareholder and director of the Bank. Lease expense related to this property totaled $22,071 for the 2002 and $20,671 for 2001 and 2000 fiscal years.

Note 10. Other Operating Expenses

         The composition of other operating expenses for each of the three years for the period ended December 31 are as follows:

                                        2002       2001       2000
                                      --------   --------   --------
FDIC and Louisiana assessments ....   $ 34,332   $ 31,109   $ 31,602
Advertising .......................     97,112     79,464     80,123
Office supplies ...................     85,047     87,878     80,582
Postage ...........................     63,459     58,994     56,450
Insurance .........................     11,448      8,811     11,730
ATM expenses ......................     46,596     41,800     34,691
Director fees .....................    104,050    101,200    101,200
Other .............................    404,639    379,084    345,046
                                      --------   --------   --------
                                      $846,683   $788,340   $741,424
                                      ========   ========   ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Income Taxes

         Income tax expense includes amounts currently payable and amounts deferred to or from other years as a result of differences in the timing of recognition of income and expense for financial reporting and federal tax purposes. The components of income tax expense are as follows:

                                              2002          2001          2000
                                           ----------    ----------    ----------
Current federal income tax
   expense .............................   $  447,952    $  392,420    $  438,945
Deferred federal income tax
   expense (benefit) ...................      (32,744)      (13,210)      (12,617)
                                           ----------    ----------    ----------
                                           $  415,208    $  379,210    $  426,328
                                           ==========    ==========    ==========

Included in shareholders' equity:
   Deferred tax expense
   (benefit) related to the
   change in net unrealized
   gain (loss) on securities
   available for sale ..................   $  404,013    $  187,318    $  295,051
                                           ==========    ==========    ==========

         The reconciliation of the federal statutory income tax rate to the Company's effective rate is summarized as follows for the years ended December 31:

                                  2002                         2001                          2000
                       -------------------------     -------------------------     -------------------------
                         AMOUNT          RATE          AMOUNT          RATE          AMOUNT          RATE
                       ----------     ----------     ----------     ----------     ----------     ----------
Tax based on
  federal
  statutory rate ...   $  575,431           34.0%    $  515,171           34.0%    $  554,059           34.0%
Effect of tax-
  exempt income ....     (170,664)         (10.1)      (151,359)         (10.0)      (140,929)          (8.6)
Other ..............       10,441             .6         15,398            1.0         13,198             .8
                       ----------     ----------     ----------     ----------     ----------     ----------
                       $  415,208           24.5%    $  379,210           25.0%    $  426,328           26.2%
                       ==========     ==========     ==========     ==========     ==========     ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Deferred income taxes are based on differences between the bases of assets and liabilities for financial statement purposes and tax reporting purposes. The tax effects of the cumulative temporary differences which create deferred tax assets and liabilities are as follows:

                                             2002       2001
                                           --------   --------
Deferred tax assets:
     Allowance for loan losses .........   $ 46,152   $ 31,872
     Deferred executive compensation ...     65,636     51,496
     Other .............................      6,426      5,998
                                           --------   --------
         Total deferred tax assets .....    118,214     89,366
                                           --------   --------
Deferred tax liabilities:
     Accumulated depreciation ..........     52,469     56,365
                                           --------   --------
     Total deferred tax liabilities ....     52,469     56,365
                                           --------   --------
             Net deferred tax asset ....   $ 65,745   $ 33,001
                                           ========   ========

         Management estimates realizability of a deferred tax asset based on the Company's ability to generate taxable income in the future. A deferred tax valuation reserve is established, if needed, to limit the net deferred tax asset to its realizable value.

Note 12. Earnings Per Share

         The earnings per share computations are based on weighted average number of shares outstanding during each year of 116,310, 117,016 and 117,673 for the years ended December 31, 2002, 2001 and 2000, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Financial Instruments

         Generally accepted accounting principles require disclosure of fair value information about financial instruments for which it is practicable to estimate fair value, whether or not the financial instruments are recognized in the financial statements. When quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated through comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all non-financial instruments are excluded from these disclosure requirements.Further, the disclosures do not include estimated fair values for items which are not financial instruments but which represent significant value to the Bank, among them, core deposit intangibles, loan servicing rights and other fee-generating businesses. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

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

         Variances between the carrying amount and the estimated fair value of loans reflect both credit risk and interest rate risk. The Bank is protected against changes in credit risk by the allowance for possible loan losses of $627,184 at December 31, 2002.

         The fair value estimates presented are based on information available to management as of December 31, 2002. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, these amounts have not been revalued for purposes of these financial statements since that date. Therefore, current estimates of fair value may differ significantly from the amounts presented. None of the assets or liabilities included in the table below are held for trading purposes.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                      CARRYING     FAIR
                                       AMOUNT     VALUE
                                      --------   --------
ASSETS
  Cash and cash equivalents .......   $ 17,274   $ 17,274
  Securities held to maturity .....   $  2,104   $  2,148
  Securities available for sale ...   $ 37,721   $ 37,721
  Loans ...........................   $ 40,558   $ 41,708

LIABILITIES
  Demand deposits .................   $ 29,462   $ 29,462
  Interest bearing demand .........   $ 19,895   $ 19,895
  Savings .........................   $ 11,277   $ 11,277
  Time deposits ...................   $ 24,145   $ 24,330

         Commitments to extend credit are legally binding, conditional agreements generally having fixed expiration or termination dates and specified interest rates and purposes. These commitments generally require customers to maintain certain credit standards. Collateral requirements and loan-to-value ratios are the same as those for funded transactions and are established based on management's credit assessment of the customer. Commitments may expire without being drawn upon. Therefore, the total commitment amount does not necessarily represent future funding requirements. The Bank's experience has been that most loan commitments are drawn upon by customers. Outstanding loan commitments at December 31, 2002 were $4,499,946 and $5,281,938 at December 31, 2001.

         The Bank issues letters of credit and financial guarantees (standby letters of credit) whereby it agrees to honor certain financial commitments in the event its customers are unable to perform. The majority of the standby letters of credit consist of performance guarantees. Management conducts regular reviews of all outstanding standby letters of credit, and the results of these reviews are considered in assessing the adequacy of the Bank's reserve for possible loan losses. The letters of credit balance was $727,050 and $537,810 at December 31, 2002 and 2001, respectively. The Bank has not incurred any losses in its commitments in 2002 or 2001. Management does not anticipate any material losses related to these instruments.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The estimated fair values of off-balance-sheet financial instruments are not material. A summary of the notional amounts of the Bank's financial instruments with off-balance-sheet risk at December 31, 2002 and 2001 are as follows:

                                         2002         2001
                                      ----------   ----------
Commitments to extend credit ......   $4,499,946   $5,281,938
Credit card arrangements ..........   $3,357,733   $2,711,098
Standby letters of credit .........   $  727,050   $  537,810

Note 14. Regulatory Matters

         The Bank is subject to the dividend restrictions set forth by the Louisiana Commissioner of Financial Institutions. Under such restrictions, the Bank may not, without the prior approval of the Commissioner of Financial Institutions, declare dividends in excess of the sum of the current year and prior year earnings less dividends paid during these periods. The dividends as of December 31, 2002, that the Bank could declare without the approval of the Commissioner of Financial Institutions, amounted to $1,767,979. The Bank is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 2002, the Bank is required to have minimum Tier 1 risk-based, Tier 1 leverage capital, and Total capital ratios of 4%, 4% and 8%, respectively. The Bank's actual ratios at that date were 26.99%, 13.78%, and 28.24%, respectively. At December 31, 2001, the Bank's actual ratios were 27.16%, 14.14%, and 28.41%, respectively.

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

         As of December 31, 2002 and 2001, the most recent notifications from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as indicated above. There are no conditions or events since those notifications that management believes have changed the Bank's category.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. American Bancorp, Inc. (Parent Company Only)

         The following financial statements of American Bancorp, Inc. (Parent Company Only) include the Bank under the equity method of accounting.

         BALANCE SHEETS

                                                                 DECEMBER 31,
                                                          ----------------------------
                                                              2002            2001
                                                          ------------    ------------
ASSETS
   Cash on deposit with subsidiary ....................   $     49,438    $     23,670
   Investment in subsidiary ...........................     13,577,418      12,235,565
   Due from subsidiary ................................         14,145          67,173
                                                          ------------    ------------
Total assets ..........................................   $ 13,641,001    $ 12,326,408
                                                          ============    ============
LIABILITIES
   Accrued income taxes payable .......................   $      8,660    $     61,688
                                                          ------------    ------------
         Total liabilities ............................          8,660          61,688
                                                          ------------    ------------
SHAREHOLDERS' EQUITY
   Common stock: $5 par value, 10,000,000
      shares authorized; 120,000 shares
      issued, 116,183 and 116,589 shares
      outstanding, respectively .......................        600,000         600,000
   Surplus ............................................      2,150,000       2,150,000
   Retained earnings ..................................     10,343,497       9,344,901
   Net unrealized gain (loss) on securities
      available for sale, net of tax of $404,013
      and $197,078, respectively ......................        784,261         382,562
   Treasury stock, 3,817 and 3,411 shares
      at cost, respectively ...........................       (245,417)       (212,743)
                                                          ------------    ------------
         Total shareholders' equity ...................     13,632,341      12,264,720
                                                          ------------    ------------
         Total liabilities and shareholders' equity ...   $ 13,641,001    $ 12,326,408
                                                          ============    ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

American Bancorp, Inc. (Parent Company Only)

STATEMENTS OF INCOME

                                            YEARS ENDED DECEMBER 31,
                                      ------------------------------------
                                         2002         2001         2000
                                      ----------   ----------   ----------
Income:
   Dividends from subsidiary ......   $  350,000   $  321,300   $  213,500
                                      ----------   ----------   ----------
Expenses:
   Directors fees .................       12,000       12,000       12,000
   Other expenses .................          919        1,126        1,801
                                      ----------   ----------   ----------
                                          12,919       13,126       13,801
                                      ----------   ----------   ----------

Earnings before income taxes
   and equity in undistributed
   earnings of subsidiary .........      337,081      308,174      199,699

Provision for income taxes ........           --           --           --
                                      ----------   ----------   ----------
Earnings before equity in
   undistributed earnings of
   subsidiary .....................      337,081      308,174      199,699

Equity in undistributed
   earnings of subsidiary .........      940,154      827,825    1,003,557
                                      ----------   ----------   ----------

      Net income ..................   $1,277,235   $1,135,999   $1,203,256
                                      ==========   ==========   ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

American Bancorp, Inc. (Parent Company Only)

STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED DECEMBER 31,
                                                     --------------------------------------------
                                                         2002            2001            2000
                                                     ------------    ------------    ------------
OPERATING ACTIVITIES
   Net income ....................................   $  1,277,235    $  1,135,999    $  1,203,256
   Adjustments to reconcile net
      income to net cash provided
      by operating activities:
         Equity in undistributed
               earnings of subsidiary ............       (939,954)       (827,825)     (1,003,557)
         (Increase) decrease in other assets .....         53,028         (39,160)          5,097
         Increase (decrease) in income taxes
               payable ...........................        (53,028)         39,160          (5,097)
                                                     ------------    ------------    ------------
            Net cash provided by
               operating activities ..............        337,281         308,174         199,699
                                                     ------------    ------------    ------------
INVESTING ACTIVITIES
   Purchase of treasury stock ....................        (32,674)        (78,106)         (5,236)
                                                     ------------    ------------    ------------
           Net cash used in
              investing activities ...............        (32,674)        (78,106)         (5,236)
                                                     ------------    ------------    ------------
FINANCING ACTIVITIES
   Dividends paid to shareholders ................       (278,839)       (233,248)       (199,983)
                                                     ------------    ------------    ------------
            Net cash used in
               financing activities ..............       (278,839)       (233,248)       (199,983)
                                                     ------------    ------------    ------------
            Increase (decrease) in cash
               and cash equivalents ..............         25,768          (3,180)         (5,520)

Cash and cash equivalents at
   beginning of year .............................         23,670          26,850          32,370
                                                     ------------    ------------    ------------

Cash and cash equivalents at
   end of year ...................................   $     49,438    $     23,670    $     26,850
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

         At December 31, 2002, the Bank has loans outstanding to multiple numbers of borrowers engaged in the medical industry and the legal profession. The loans to the medical industry were approximately $7,899,000, while the loans to the legal profession were approximately $3,676,000. There were no significant nonperforming loans outstanding in these two concentrations.

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

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA

                                                                  2002
                                                -----------------------------------------
                                                   IV        III         II         I
                                                --------   --------   --------   --------
Interest income .............................   $  1,231   $  1,283   $  1,301   $  1,261
Interest expense ............................        230        239        239        280
                                                --------   --------   --------   --------

Net interest income .........................      1,001      1,044      1,062        981
Provision for possible loan losses ..........         10         11         10         11
                                                --------   --------   --------   --------
Net interest income after
     provision for possible loan losses .....        991      1,033      1,052        970
Non-interest income, excluding securities
     gains ..................................        162        164        159        185
Net securities gains ........................         --         --         --         --
Non-interest expense ........................        890        702        717        715
                                                --------   --------   --------   --------

Income before income tax expense ............        263        495        494        440
Income tax expense ..........................         47        126        129        113
                                                --------   --------   --------   --------

Net income ..................................   $    216   $    369   $    365   $    327
                                                ========   ========   ========   ========

Earnings per common share ...................   $   1.87   $   3.17   $   3.14   $   2.81
                                                ========   ========   ========   ========

Market price of common stock
     High ...................................   $     89   $     85   $     79   $     79
     Low ....................................   $     89   $     85   $     79   $     79
     Close ..................................   $     89   $     85   $     79   $     79

Average shares outstanding ..................    116,183    116,250    116,286    116,519

                                                                  2001
                                                -----------------------------------------
                                                   IV        III         II         I
                                                --------   --------   --------   --------
Interest income .............................   $  1,351   $  1,341   $  1,329   $  1,316
     Interest expense .......................        333        394        402        400
                                                --------   --------   --------   --------

Net interest income .........................      1,018        947        927        916
Provision for possible loan losses ..........         11         10         11         10
                                                --------   --------   --------   --------
Net interest income after
      provision for possible loan losses ....      1,007        937        916        906
Non-interest income, excluding securities
     gains ..................................        141        155        155        161
Net securities gains ........................         --         --         --         --
Non-interest expense ........................        802        645        688        728
                                                --------   --------   --------   --------

Income before income tax expense ............        346        447        383        339
Income tax expense ..........................         81        115        100         83
                                                --------   --------   --------   --------

Net income ..................................   $    265   $    332   $    283   $    256
                                                ========   ========   ========   ========

Earnings per common share ...................   $   2.27   $   2.84   $   2.41   $   2.18
                                                ========   ========   ========   ========

Market price of common stock
     High ...................................   $     80   $     76   $     74   $     71
     Low ....................................   $     80   $     76   $     74   $     71
     Close ..................................   $     80   $     76   $     74   $     71

Average shares outstanding ..................    116,601    116,931    117,167    117,364

                            OFFICERS AND DIRECTORS OF
                          AMERICAN BANK & TRUST COMPANY

                       CHAIRMAN OF THE BOARD AND PRESIDENT
                             Salvador L. Diesi, Sr.

              CHIEF EXECUTIVE OFFICER AND EXECUTIVE VICE-PRESIDENT
                                Ronald J. Lashute

                                 VICE-PRESIDENTS

Charlene G. Louviere                                    George H. Comeau
Angel D. Powell                                         Chief Financial Officer
Mark J. LeBlanc                                         and Cashier

                            ASSISTANT VICE-PRESIDENTS

David Gremillion                                        Christopher Choate
J. Karla Manuel

                               ASSISTANT CASHIERS

Elaine D. Ardoin                                        Elizabeth B. Hennig
Deanna D. Disotell                                      Beryl F. Bergeron
Sally K. Hooks                                          Stephanie A. Richard
Cindy A. Whitmore

                                    DIRECTORS

Jasper J. Artall, Sr.                                   Salvador L. Diesi, Sr.
Walter J. Champagne, Jr.                                Alvin A. Haynes II
J. C. Diesi                                             Charles R. Jagneaux

                               OFFICES LOCATED IN

OPELOUSAS                                               KROTZ SPRINGS
LAFAYETTE                                               PORT BARRE
LAWTELL

Mr. Walter J. Champagne, Jr. resigned from his position as Senior Vice President of American Bank & Trust Company during 2002 in order to accept the position of Chairman of the Audit Committee of American Bancorp, Inc.

                            OFFICERS AND DIRECTORS OF
                             AMERICAN BANCORP, INC.

                       CHAIRMAN OF THE BOARD AND PRESIDENT
                             Salvador L. Diesi, Sr.

              CHIEF EXECUTIVE OFFICER, AND SECRETARY AND TREASURER
                                Ronald J. Lashute

                             CHIEF FINANCIAL OFFICER
                                George H. Comeau

BOARD OF DIRECTORS                                               OCCUPATION AND MAIN AFFILIATION

Jasper J. Artall, Sr.                                            Farmer.

Walter J. Champagne, Jr.                                         Investor in farming interest.

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

Ronald J. Lashute                                                Chief Executive Officer and Executive Vice President
                                                                 of American  Bank & Trust Company, and Chief Executive
                                                                 Officer, and Secretary and Treasurer of American
                                                                 Bancorp, Inc.