Form 10-K, Exhibit 13
period 2003-12-31
AMERICAN BANCORP INC/LA
filed 2004-03-24
CIK 721238

Exhibit 13.1

2003 ANNUAL REPORT

AMERICAN BANCORP, INC.

POST OFFICE BOX 1819

OPELOUSAS, LOUISIANA 70571-1819

Nature of Business

     American Bancorp, Inc. is a one-bank holding company whose sole subsidiary is American Bank & Trust Company, a commercial bank whose general business is that of providing banking services to the Opelousas, Louisiana area. The Bank serves the needs of the area through 45 employees at six banking locations. The main office is located at the corner of Landry Street and Union Street in Opelousas. Branch banking-offices are located in the parish of St. Landry in the communities of Lawtell, Krotz Springs, Port Barre and an office on Creswell Lane in South Opelousas. In addition, the Bank has a branch located on Moss Street, in Lafayette, Louisiana.

Market Price and Dividends Declared

				Dividends
Year	Quarter	High	Low	Per Share
2003	First	$88	$88	$—
	Second	89	89	—
	Third	91	91	—
	Fourth	92	92	2.00
2002	First	$79	$79	$—
	Second	79	79	—
	Third	85	85	—
	Fourth	89	89	2.40

Note: The primary market area for American Bancorp, Inc.’s common stock is the Opelousas, Louisiana area with American Bank & Trust Company acting as registrar and transfer agent. There were approximately 503 shareholders of record at December 31, 2003.

     Source of market price - American Bank & Trust Company acts as the transfer agent for the Company. The stock is thinly traded and the price ranges are based on stated sales price to the transfer agent, which does not represent all sales.

Annual Shareholders’ Meeting

     The annual meeting of the shareholders of American Bancorp, Inc. will be held on April 14, 2004 in the Board of Directors Room at the Operations Center located at 321 East Landry Street, Opelousas, Louisiana.

Form 10-K Annual Report

     American Bancorp, Inc. files an annual report with the Securities and Exchange Commission on Form 10-K. A copy of the report filed on Form 10-K will be sent free of charge to any shareholder by writing to: Ronald J. Lashute, Chief Executive Officer and Executive Vice-President, American Bank & Trust Company, Post Office Box 1819, Opelousas, Louisiana 70571-1819.

FINANCIAL SUMMARY
(In thousands of dollars except per share data and ratios)

	2003	2002	2001
FOR THE YEAR
Net income	$975	$1,277	$1,136
Return on average shareholders’ equity	7.02%	9.80%	9.59%
Return on average total assets	1.00%	1.38%	1.35%
AT YEAR END
Total assets	$100,858	$99,719	$91,590
Total earning assets	$92,637	$90,056	$83,525
Total loans	$39,305	$39,931	$37,146
Total deposits	$85,629	$84,778	$78,688
Total shareholders’ equity	$14,070	$13,632	$12,265
Common shares outstanding	115,987	116,183	116,589
PER SHARE
Net income	$8.41	$10.98	$9.71
Book value	$121.30	$117.34	$105.20
Cash dividends declared	$2.00	$2.40	$2.00
CAPITAL RATIOS
Total risk-based capital ratio	29.61%	28.24%	28.41%
Leverage ratio	13.97%	13.78%	14.14%

C O N T E N T S

Page
Financial Summary	2
Management’s Discussion and Analysis of Financial Condition and Results of Operations	4-28
Independent Auditors’ Report	29
Consolidated balance sheets	30 and 31
Consolidated statements of income	32
Consolidated statements of changes in shareholders’ equity	34 and 35
Consolidated statements of cash flows	36 and 37
Notes to consolidated financial statements	39-59
Selected quarterly financial data (unaudited)	60
Officers and directors of American Bank & Trust Company	61
Officers and directors of American Bancorp, Inc.	62

Management’s Discussion and Analysis of Financial Condition
and Results of Operations

SUMMARY OF OPERATIONS FOR THE LAST FIVE YEARS
(In thousands of dollars except per share data and ratios)

	Year Ended December 31,
	2003	2002	2001	2000	1999
Operating Data:
Interest income	$4,425	$5,060	$5,326	$5,210	$4,819
Interest expense	701	988	1,530	1,545	1,511

Net interest income	3,724	4,072	3,796	3,665	3,308
Provision for possible loan losses	42	42	42	11	—

Net interest income after provision for loan losses	3,682	4,030	3,754	3,654	3,308
Non-interest income	734	732	665	695	693
Non-interest expense	3,188	3,070	2,904	2,720	2,512

Net income before taxes	1,228	1,692	1,515	1,629	1,489
Provision for income taxes	253	415	379	426	403

Net income	$975	$1,277	$1,136	$1,203	$1,086

Per share data:
Weighted average number of shares outstanding	116,010	116,310	117,016	117,673	117,884
Net income	$8.41	$10.98	$9.71	$10.23	$9.21
Cash dividends declared	$2.00	$2.40	$2.00	$1.70	$1.45
Book value at end of year	$121.30	$117.34	$105.20	$94.16	$80.75
Selected year-end balances:
Loans	$39,305	$39,931	$37,751	$32,659	$28,832
Deposits	$85,629	$84,778	$78,688	$71,318	$70,434
Equity	$14,070	$13,632	$12,265	$11,076	$9,505
Total assets	$100,858	$99,719	$91,590	$82,760	$80,232
Selected average balances:
Average assets	$97,090	$92,851	$83,859	$77,954	$76,452
Average shareholders’ equity	$13,898	$13,032	$11,846	$10,104	$9,536
Selected ratios:
Return on average assets	1.00%	1.38%	1.35%	1.54%	1.42%
Return on average shareholders’ equity	7.02%	9.80%	9.59%	11.91%	11.38%
Efficiency ratio	71.51%	63.90%	65.10%	62.39%	62.79%
Dividend payout to net income per share	23.78%	21.83%	20.60%	16.62%	15.74%
Average equity/average assets	14.31%	14.04%	14.13%	12.96%	12.47%
Tier 1 risk-based capital ratio	28.36%	26.99%	27.16%	29.00%	28.57%
Total risk-based capital ratio	29.61%	28.24%	28.41%	30.25%	29.82%
Leverage ratio	13.97%	13.78%	14.14%	14.14%	13.11%

Management’s discussion and analysis of financial condition and results of operations should be read in conjunction with the accompanying financial statements and notes.

Overview

     The Company reported net income of $975,480 in 2003 compared to $1,277,235 in 2002 and $1,135,999 in 2001. Interest income decreased in 2003 and 2002 after having increased in 2001. The decrease for 2003 was $.636 million and $.266 million from 2001 to 2002. Interest expense decreased in 2003 and 2002. The decrease for 2003 was $.288 million and a decrease of $.266 million from 2001 to 2002. Net income before taxes decreased in 2003 by $.464 million from 2002. It increased $.141 million from 2001 to 2002. Overall net income had been fairly consistent over the prior two year period, however, the low interest yield on investments negatively impacted net income in 2003.

     Average total assets continue to increase. These assets have grown 5%, 11% and 8% in 2003, 2002 and 2001, respectively. This increase is a result of the growth in all categories of deposits, except for time deposits, in 2003 as compared to 2002 and the growth of savings deposits and time deposits in 2002. Average non-interest bearing demand deposits increased $2.980 million in 2003 or 10% over the 2002 balance and an increase of $1.710 million in 2002 or 6% over the 2001 balance. Average interest bearing demand deposits increased $1.383 million in 2003 or 10% over the 2002 balance and an increase of $2.517 million in 2002 or 23% over the 2001 balance. Average savings deposits increased $.220 million in 2003 or 2% over the 2002 balance and an increase of $1.184 million in 2002 or 11% over the 2001 balance. Average time deposits decreased $1.242 million or 5% in 2003 from the 2002 amounts and increased $1.918 million or 9% in 2002 over the 2001 amounts.

     The year end balance sheet reflects an increase of $1.138 million or 1% in total assets. Federal funds sold decreased $1.175 million or 11% from 2002. Securities available for sale reflected an increase of $4.886 million or 13% from 2002. During the same period, net loans decreased by $.627 million or 2%. In addition, total deposits increased $.851 million or 1% in comparing 2003 to 2002. For the same period, there was an increase of $.437 million in stockholders’ equity or 3% in comparing 2003 to 2002.

STATEMENT OF INCOME ANALYSIS

     Net interest income on a taxable-equivalent basis was $3.990 million in 2003, a decrease of $.346 million, or 8% compared to 2002. In 2002, net interest income was $4.336 million, an increase of $.307 million or 8% over the prior year. The net interest margin for 2003 was 4.4% compared to 5.1% in 2002 and 5.2% for 2001. Table 1 summarizes average balances, income and average yields on earning assets and expense and average rates paid on interest bearing liabilities. Table 2 analyzes the change in net interest income for the two most recent annual intervals.

     The increase in the average balances of loans and short-term investments and securities available for sale had a positive effect on the change in net interest margin from 2002 to 2003. However, this effect was negated by the decrease in average rates of short-term investments, loans, securities available for sale, and securities held to maturity. The decrease in the average rates on demand, time and savings deposits also had a positive impact on the change in the net interest margin from 2002 to 2003.

Provision for Possible Loan Losses. The provision for possible loan losses was $42,000 in 2003, 2002 and 2001. As a percentage of outstanding loans, the allowance for possible loans losses was 2% at December 31, 2003, 2002 and 2001. The annual provision is determined by the level of net charge offs, the size of the loan portfolio, the level of nonperforming loans, anticipated economic conditions, and review of financial condition of specific customers.

Non-interest Income. Non-interest income increased $2,453 or less than 1% from 2002 to 2003. There was an increase of $67,296 or 10% from 2001 to 2002. The Bank’s management realizes that non-interest income will become increasingly important as deregulation continues to impact the net interest margin; therefore, we are continuously evaluating new opportunities for fee revenues through proper pricing of services and the development of new sources of non-interest revenue.

Non-interest Expense. Non-interest expense increased $118,548 or 4% in 2003 from 2002. The increase from 2001 to 2002 was $165,437 or 6%. There were no major increases in any category of non-interest expense from 2002 to 2003. In comparing 2002 to 2001, there were only immaterial variances between years. These increases are mainly due to increases in overall salaries and insurance expense for the three year period.

Income Taxes. The Company recorded income tax expense of $252,850 in 2003 compared to $415,208 in 2002 and $379,210 in 2001. Income tax expenses decreased $162,358 in 2003 or 39%. There was an increase in 2002 of $35,998 or 10% over 2001.

     Net future deductible temporary differences at December 31, 2003 was $153,583. The allowance for loan losses represents $60,432 and the deferred executive compensation represents $86,296 of the future deductible temporary differences. The provision for possible loan losses which contributed to the allowance has been recognized as expense for financial reporting purposes but is not deductible for federal income tax purposes until the loans are charged off. The deferred executive compensation is an expense for financial reporting purposes but is not deductible until actually paid. Valued at the 34% federal statutory tax rate, the net future deductible amounts, if ultimately recognized, would generate tax benefits of $153,583. The primary deferred liability as of December 31, 2003 is related to accumulated depreciation in the amount of $76,658. The deferred tax related to unrealized appreciation and loss on available for sale securities is reflected in shareholders equity. The net deferred tax asset of $76,925 is included in other assets at December 31, 2003.

BALANCE SHEET AND CAPITAL FUNDS ANALYSIS

     Investment securities are a major use of funds by the Bank. The balance at December 31, 2003 was $44,207,304 which represented a $4,382,176 or 11% increase from the $39,825,128 balance outstanding at December 31, 2002. Investment securities serve several purposes. A portion of investment securities provides liquidity or secondary reserves, which management can use, if necessary, to meet loan demand or deposit withdrawals. Investment securities, especially obligations of state and political subdivisions, provide for schools, road construction, sewers, and various other projects. The Bank invests a portion of these funds in the market area as a service to the community in which it operates. The remainder of these funds are invested in obligations of the United States Government or its agencies. It is management’s policy to minimize risk in investments and provide liquidity by investing in short-term maturities with quality ratings. A substantial portion of the investment portfolio is pledged on public deposits, 29% at December 31, 2003, this is less than the 2002 pledged percentage of 34%. The amount of public funds on deposit has decreased slightly during the past year and management anticipates this source of deposits will not grow substantially in the future.

     The Bank’s primary use of funds is to meet loan demand. Loans, net of unearned income, were $39,971,689 at December 31, 2003, compared to $40,558,225 at December 31, 2002, a $586,536 or 1% decrease.

     The Bank attracts deposits from consumers and businesses, and also utilizes its access to the money markets to purchase funds to support the asset side of the balance sheet. The two primary sources of funds may be classified as “interest bearing deposits” and “non-interest bearing deposits.” “Interest bearing deposits” consist of time deposits, savings accounts, NOW accounts and Money Market deposit accounts. The largest source of “non-interest bearing deposits” is demand deposits, which consist of gross demand deposits less reciprocal balances with our correspondent banks.

     As of December 31, 2003, total deposits increased $850,659 or 1% from December 31, 2002. The most significant change in deposits from 2002 to 2003 was the increase in interest bearing deposit accounts of $566,051 or 1%.

     Shareholders’ equity increased $437,307 or 3% from December 31, 2002 to December 31, 2003. Retained earnings increased $743,506 or 7% in 2003. The accumulated other comprehensive income decreased $288,911 from December 31, 2002 to December 31, 2003 due to the effect of interest rate reductions on the investment portfolio. The equity or book value of the Bank is the shareholders’ investment in the Bank resulting from the sale of stock and the accumulation of earnings retained by the Bank. The strength of the Bank and its ability to grow depends to a great extent on management’s ability to maintain a corresponding growth in shareholders’ equity.

     We declared cash dividends in the amount of $231,974 or $2.00 per share in 2003 and $278,839 or $2.40 per share in 2002. Dividends of $233,248 or $2.00 per share were declared in 2001.

     There were 196 shares of treasury stock purchased in 2003. This brings the total shares of treasury stock owned to 4,013 with a cost of $262,705.

Nonperforming Assets and Past Due Loans. Nonperforming assets are loans carried on a nonaccrual basis, those classified as restructured loans (loans with below-market interest rates or other concessions due to the deteriorated financial condition of the borrower), repossessed real estate, property in the process of being repossessed and repossessed movable property. A loan is placed on nonaccrual when, in management’s judgment, the borrower’s financial condition has deteriorated to the point that his ability to service the principal and/or interest is in doubt. At that time, any accrued interest on the loan is reversed and accruing of interest is discontinued. The Company’s nonperforming assets consist primarily of a small number of installment loans.

     Nonperforming assets at December 31, 2003 were $12,473. This was an increase of $9,023 or 262% in non-performing assets from 2002 to 2003. The Bank has experienced no activity in other real estate for the three year period ended December 31, 2003. Management anticipates this favorable trend to continue.

     Loans are considered to be impaired when it is probable that all amounts due in accordance with the contractual terms will not be collected. Included in nonaccrual loans are loans that are considered to be impaired, which totaled $12,473 at December 31, 2003 and $3,450 at December 31, 2002. The allowance for loan losses related to these loans was $-0- and $-0- at December 31, 2003 and 2002, respectively.

Liquidity. Liquidity is the ability to ensure that adequate funds are available to satisfy contractual liabilities, fund operations, meet withdrawal requirements of depositors, and provide for customers’ credit needs in a timely manner. The liquidity position of the Bank is founded on a stable base of core deposits. The primary source of liquidity for the Bank is its short-term investments. The Bank has overnight fund lines with correspondent banks providing additional sources of liquidity. Securities available for sale also provide a major source of liquidity to the Bank, as do the cash flows from repayments and maturities of its loan portfolio. The franchise from which the Bank operates allows access to a broad base of retail customers, and management has been successful at attracting additional deposits when a continuing need for further funding has arisen. The Bank’s core deposit base is supplemented by public fund time deposits and federal funds obtained through correspondent relationships.

     At the Parent Company (American Bancorp, Inc.) level, cash is needed to fund operations and to pay dividends. During 2003, the Parent Company received $240,000 from the Bank in dividends. The majority of these funds were used to pay dividends to stockholders and to repurchase outstanding Company stock.

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

     In recognition of the increased pace of deregulation and increasing competition, the Bank will continue to increase its competitive position in the area to assure the availability of funds. The Bank’s reputation, capital position and base of deposits will help to insure flexibility and liquidity.

Capital Adequacy. The management of capital is a continuous process which consists of providing capital for anticipated growth of the Bank. An evaluation of capital adequacy cannot be made solely in terms of total capital or related ratios. A more comprehensive indication of financial strength is management’s ability to generate capital through the retention of earnings. The Bank’s main source of capital during the last several years has been cumulative earnings derived through profitable operations.

     Regulations applicable to state banks and their holding companies prescribe minimum capital levels. These levels are based on established guidelines which relate required capital standards to both risk-weighted assets (risk-based capital ratios) and total assets (leverage ratio). In accordance with risk-based guidelines, assets and off-balance-sheet financial instruments are assigned weights to measure their levels of risk. The total Tier 1 risk-based capital ratio for the Bank was 28.36% at year end 2003 and 26.99% at year end 2002. Leverage ratios were 13.97% and 13.78% at December 31, 2003 and 2002, respectively. The Bank presently meets or exceeds all required risk-based capital standards and anticipates no difficulty in maintaining those standards.

Fair Values of Financial Instruments. Statement of Financial Accounting Standards No. 107, “Disclosures About Fair Values of Financial Instruments” requires disclosure of estimated fair values of financial instruments. Financial instruments are defined as cash and contractual rights and obligations that require settlement, directly or indirectly, in cash. Note 13 to the consolidated financial statements provides information regarding the fair values of financial instruments as of December 31, 2003.

Market Risk. Market risk is the effect that interest rate changes in market interest rates have on a bank’s earnings and its underlying economic value. Changes in interest rates affect a bank’s earnings by changing its net interest income and the level of other sensitive income and operating expenses. The underlying economic value of the Company’s assets, liabilities, and off-balance sheet instruments also are affected by changes in interest rates. These changes occur because the present value of future cash flows, and in some cases the cash flows themselves, change when interest rates change. The combined effects of the changes in these present values reflect the change in the Bank’s underlying economic value.

     Table 14 presents the Bank’s Interest Rate Sensitivity Analysis. The table is prepared utilizing present value calculations. Present value is the future cash flows of a financial instrument, or portfolio of financial instruments, discounted to the present. The discount rate is constructed by the use of the build-up approach or the risk premium approach.

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

     The risk premium approach views the discount rate as the sum of two components: the risk-free rate, and a risk premium. The risk-free rate is the same as defined above. The risk premium is the annualized yield needed to cover the risk reflected in the portfolio. This risk premium incorporates all forms of risk in a single spread to the Treasury yield curve. Consistent with an entry rate concept of selecting a discount rate, the marginal pricing rate for each account serves as the basis for determining an appropriate risk premium to the Treasury yield curve. This risk premium is calculated by subtracting the value on the Treasury yield curve which corresponds to the average maturity of the account from the account’s marginal pricing rate.

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

     The effect of an increase of 200 basis points, as reflected in Table 14, from the December 31, 2003 rates would be a reduction of $1.251 million or 8% in total market value of stockholders’ equity. A decrease of 200 basis points from December 31, 2003 would result in an increase of $.646 million or 4% increase in the market value of the stockholders’ equity.

     The effect on earnings is also reflected in Table 14. A 200 basis point increase on the projected assets and liabilities outstanding as of December 31, 2004 would result in an increase in net interest income of $.139 million or a 4% increase. A 200 basis point decrease in the assets and liabilities projected at December 31, 2004 would have the opposite effect and would result in a decrease of net interest income in the amount of $.263 million or 7%.

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

Impact of Inflation and Changing Prices. The consolidated financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the Company’s assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on the Company’s performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

Forward-Looking Statements. Statements in this report that are not historical facts should be considered forward-looking statements with respect to the Company. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, loan demand, changes in business or consumer spending, borrowing or savings habits, competition, stock price volatility, government monetary policy, changes in laws and regulations and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.

TABLE 1
SUMMARY OF CONSOLIDATED NET INTEREST INCOME
Fully taxable equivalent basis (In thousands)

	2003			2002
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Short-term investments	$9,572	$100	1.04%	$7,795	$119	1.53%
Loans, net of unearned income (1) (2)	39,995	2,831	7.08	38,959	2,996	7.69
Securities available for sale (1) (3)	38,602	1,701	4.41	36,954	2,109	5.71
Securities held to maturity	1,810	59	3.26	2,205	100	4.54

Total interest earning assets	89,979	4,691	5.21%	85,913	5,324	6.20%

Allowance for possible loan losses	(649)			(618)
Cash and due from banks	4,927			4,823
Other assets	2,833			2,733

Total assets	$97,090			$92,851

LIABILITIES
Interest bearing demand deposits	$15,058	$136	.90%	$13,675	$151	1.10%
Savings deposits	11,779	110	.93	11,559	168	1.45
Time deposits	23,353	455	1.95	24,595	669	2.72
Short-term borrowings	—	—	—	—	—	—

Total interest bearing liabilities	50,190	701	1.40%	49,829	988	1.98%

Non-interest bearing demand deposits	31,804			28,824
Other liabilities	1,198			1,166

Total liabilities	83,192			79,819
SHAREHOLDERS’ EQUITY
Shareholders’ equity	13,898			13,032

Total liabilities and shareholders’ equity	$97,090			$92,851

Total interest expense related to earning assets			.78%			1.15%

Net interest income		$3,990			$4,336

Net interest margin			4.43%			5.05%

2001
Average		Average
Balance	Interest	Rate
$5,511	$221	4.01%
35,534	3,116	8.77
32,422	2,016	6.22
3,408	206	6.04

76,875	5,559	7.23%

(598)
4,835
2,747

$83,859

$11,158	$196	1.76%
10,375	258	2.49
22,677	1,076	4.74
—	—	—

44,210	1,530	3.46%

27,114
689

72,013
11,846

$83,859

		1.99%

	$4,029

		5.24%

1)	Interest income earned on nontaxable investment securities and certain loans are exempt from taxation. However, an adjustment has been made for the tax preference item related to nontaxable securities purchased after December 31, 1982. An incremental tax rate of 34% is used to compute the taxable equivalent adjustment for 2003, 2002 and 2001.

2)	For purposes of yield computations, non-accrual loans are included in loans outstanding.

3)	Yield computations are based on historical cost of securities available for sale.

This page intentionally left blank.

TABLE 2
RATE/VOLUME ANALYSIS
Fully taxable equivalent basis (In thousands)

	Year Ended December 31,
	2003/2002
	Increase (Decrease)
	Due to Change in: (1)
	Average	Average	Net
	Balance	Rate	Change
Interest income:
Short-term investments	$23	$(42)	$(19)
Loans, net of unearned income	77	(242)	(165)
Securities available for sale	83	(490)	(407)
Securities held to maturity	(15)	(26)	(41)

Total interest income	168	(800)	(632)

Interest expense:
Demand deposits	14	(29)	(15)
Savings deposits	3	(61)	(58)
Time deposits	(29)	(185)	(214)
Short-term borrowing	—	—	—

Total interest expense	(12)	(275)	(287)

Taxable-equivalent net interest income	$180	$(525)	$(345)

(1)	The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the change in each.

Year Ended December 31,
2002/2001
Increase (Decrease)
Due to Change in: (1)
Average	Average	Net
Balance	Rate	Change
$63	$(165)	$(102)
282	(402)	(120)
270	(178)	92
(64)	(42)	(106)

551	(787)	(236)

36	(81)	(45)
23	(113)	(90)
72	(479)	(407)
—	—	—

131	(673)	(542)

$420	$(114)	$306

TABLE 3
SECURITIES PORTFOLIO
(In thousands)

	December 31, 2003			December 31, 2002
	Held To	Available		Held To	Available
	Maturity	For Sale	Total	Maturity	For Sale	Total
U.S. Treasury	$1,600	$—	$1,600	$2,104	$—	$2,104
U.S. Government and Agencies	—	17,415	17,415	—	16,199	16,199
Mortgage-Backed Securities	—	9,286	9,286	—	8,724	8,724
State and Political Subdivisions	—	15,722	15,722	—	12,614	12,614
Equity Securities	—	184	184	—	184	184

	$1,600	$42,607	$44,207	$2,104	$37,721	$39,825

This page intentionally left blank.

TABLE 4
MATURITY DISTRIBUTION AND SECURITIES PORTFOLIO YIELDS
(In thousands)

			After		After
			One But		Five But
	Within One		Within Five		Within Ten
	Year Amt.	Yield	Years Amt.	Yield	Years Amt.	Yield
December 31, 2003:
Held to maturity:
U.S. Treasury	$1,600	3.15%	$-0-	—%	$-0-	—%

Available for sale:
U.S. Government and Agencies	501	5.37%	13,038	3.22%	3,876	4.74%
Mortgage-Backed Securities(2)	65	5.10	3,051	2.23	5,631	4.51
State and Political Subdivisions(1)	1,276	5.91	9,473	6.44	4,491	6.12
Equity Securities	184	—	—	—	—	—

Total available for sale	2,026	5.21%	25,562	4.30%	13,998	5.09%

Total securities	$3,626	4.30%	$25,562	4.30%	$13,998	5.09%

(1)	Tax exempt yields are expressed on a fully taxable equivalent basis.

(2)	Distributed by contractual maturity without regard to repayment schedules or projected payments.

After Ten		Total
Years Amt.	Yield	Amount	Yield
$-0-	—%	$1,600	3.15%

—	—%	17,415	3.62%
539	6.60	9,286	3.89
482	7.28	15,722	6.33
—	—	184	—

1,021	6.92%	42,607	4.66%

$1,021	6.92%	$44,207	4.61%

TABLE 5
LOAN PORTFOLIO

The loans outstanding for the three years ended December 31, 2003 are shown in the following table according to type of loan (in thousands).

	2003	2002	2001
Commercial, financial and agricultural	$8,872	$8,288	$6,738
Real estate construction	937	1,750	1,690
Real estate mortgage	24,101	24,906	23,604
Installment	6,061	5,614	5,719

Total	39,971	40,558	37,751
Less:
Allowance for possible loan losses	(667)	(627)	(605)
Unearned income	—	—	—

	$39,304	$39,931	$37,146

TABLE 6
LOAN MATURITY AND INTEREST RATE SENSITIVITY

The following table shows the amount of commercial, financial and agricultural loans, real estate construction loans and real estate mortgage loans, exclusive of installment loans, outstanding as of December 31, 2003 which, based on remaining scheduled repayments of principal, are due in the amounts indicated. Also, the amounts are classified according to the sensitivity to the changes in interest rates (in thousands).

	One Year	Over One
	or	to	Over
	Less (1)	5 Years	5 Years	Total
Maturity of Loans:
Commercial, financial and agricultural	$6,988	$1,884	$—	$8,872
Real estate mortgage and construction	5,540	18,201	1,297	25,038

Total	$12,528	$20,085	$1,297	$33,910

Interest Rate Sensitivity of Loans:
With predetermined interest rates	$6,852	$20,083	$1,297	$28,232
With floating interest rates (2)	5,676	2	—	5,678

Total	$12,528	$20,085	$1,297	$33,910

(l)	Includes demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts.

(2)	The floating interest rate loans generally fluctuate according to a formula based on a prime rate.

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

Nonperforming assets totaled $12,473 at year end 2003, which was an increase of $9,023 (262%) from December 31, 2002. The composition of nonperforming assets for the past three years are illustrated below.

	2003	2002	2001
Nonperforming loans:
Loans on nonaccrual	$12,473	$3,450	$7,740
Restructured loans which are not on nonaccrual	—	—	24,459

Total nonperforming loans	12,473	3,450	32,199
Other real estate and repossessed assets received in complete or partial satisfaction of loan obligations	—	—	—

Total nonperforming assets	$12,473	$3,450	$32,199

Loans contractually past due 90 days or more as to principal or interest but which are not on nonaccrual	$-0-	$3,740	$15,871

At December 31, 2003, the Bank has loans outstanding to multiple numbers of borrowers engaged in the medical industry and the legal profession. Loans to the medical industry were approximately $6,752,181, while the loans to the legal profession were approximately $4,224,180. There were no significant nonperforming loans outstanding in these two concentrations.

TABLE 8
ALLOWANCE FOR POSSIBLE LOAN LOSSES
(In Thousands)

	Year Ended December 31,
	2003	2002	2001
Beginning balance	$627	$605	$579

Charge-offs:
Commercial, financial and agricultural loans	—	—	(3)
Real estate mortgage loans	(1)	(4)	—
Real estate construction loans	—	—	—
Installment loans	(6)	(16)	(15)

Total charge-offs	(7)	(20)	(18)

Recoveries:
Commercial, financial and agricultural loans	—	—	—
Real estate mortgage loans	—	—	—
Real estate construction loans	—	—	—
Installment loans	5	—	2

Total recoveries	5	-0-	2

Net (charge-offs) recoveries	(2)	(20)	(16)

Provision charged against income	42	42	42

Ending balance	$667	$627	$605

Net charge-offs to average loans	(.00)%	(.05)%	(.05)%

Year-end allowance to year-end loans	1.7%	1.5%	1.6%

TABLE 9
ALLOCATION FOR POSSIBLE LOAN LOSSES
(In thousands)

The allowance for possible loan losses has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories of loans at the date indicated.

	December 31, 2003		December 31, 2002
		% of Loans		% of Loans
		Outstanding		Outstanding
		to Total		to Total
	Allowance	Loans	Allowance	Loans
Commercial, financial and agricultural loans	$166	22.20%	156	20.44%
Real estate construction	11	2.34	14	4.31
Real estate mortgage loans	266	60.30	249	61.41
Installment loans	224	15.16	208	13.84

	$667	100.00%	$627	100.00%

	December 31, 2001
		% of Loans
		Outstanding
		to Total
	Allowance	Loans
Commercial, financial and agricultural loans	$113	17.85%
Real estate construction	8	4.48
Real estate mortgage loans	257	62.53
Installment loans	227	15.14

	$605	100.00%

TABLE 10
DEPOSITS

The following table presents the average balance and an average rate paid on deposits (in thousands):

	December 31,
	2003		2002		2001
	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate
Non-interest bearing demand deposits	$31,804	—%	$28,824	—%	$27,114	—%
Interest bearing demand deposits	15,058	.90	13,675	1.10	11,158	1.76
Savings deposits	11,779	.93	11,559	1.45	10,375	2.49
Time deposits	23,353	1.95	24,595	2.72	22,677	4.74

Total	$81,994		$78,653		$71,324

TABLE 11
CERTIFICATES OF DEPOSIT OF $100,000 OR MORE, MATURITY DISTRIBUTION

The following table provides the maturities of time certificates of deposit of the Bank in amounts of $100,000 or more (in thousands):

	2003	2002	2001
Maturing in:
3 months or less	$6,852	$6,014	$4,387
Over 3 months less than 6 months	1,229	1,379	2,413
Over 6 months less than 12 months	1,204	729	511
Over 12 months	—	—	—

Total	$9,285	$8,122	$7,311

TABLE 12
RETURN ON EQUITY AND ASSETS

The following table shows consolidated operating and capital ratios for each of the last three years:

	December 31,
	2003	2002	2001
Return on average total assets	1.00%	1.38%	1.35%
Return on average shareholders’ equity	7.02%	9.80%	9.59%
Dividend payout ratio	23.78%	21.83%	20.60%
Average equity to average assets ratio	14.31%	14.04%	14.13%

TABLE 13
RISK-BASED CAPITAL
(In thousands)

	December 31,
	2003	2002
Risk-weighted assets	$47,814	$47,404

Capital:
Tier I	$13,559	$12,793
Tier II	598	593

Total capital	$14,157	$13,386

Ratios:
Tier I capital to risk-weighted assets	28.36%	26.99%
Tier II capital to risk-weighted assets	1.25	1.25

Total capital to risk-weighted assets	29.61%	28.24%

Leverage — Tier I capital to total average assets	13.97%	13.78%

TABLE 14
INTEREST RATE SENSITIVITY ANALYSIS
DECEMBER 31, 2003
(In thousands)

		Rate +200 BP		Rate -200 BP
	Forecast	Amount	% Change	Amount	% Change
Economic value at risk:
Short-term investments	$9,125	$9,123	-0.01	$9,125	0.01
Securities	44,220	41,742	-5.60	46,228	4.54
Net loans	40,741	39,430	-3.22	42,071	3.26
All other assets	8,144	8,144	0.00	8,144	0.00

Total assets	$102,230	$98,439	-3.71	$105,568	3.27

Deposits	$85,884	$84,188	-1.98	$87,893	2.34
Borrowed money	486	481	-1.03	491	1.03
Other liabilities	611	(228)	-137.23	1,289	111.03

Total liabilities	86,981	84,441	-2.92	89,673	3.09
Equity	15,249	13,998	-8.20	15,895	4.24

	$102,230	$98,439	-3.71	$105,568	3.27

Earnings at risk:
January 1 to December 31, 2004 -
Short-term investments	$78	$255	228.21	$12	-83.33
Securities	1,378	1,449	5.14	1,199	-12.97
Loans and leases	2,716	2,972	9.40	2,452	-9.75

Interest income	4,172	4,676	12.07	3,663	-12.19

Transaction deposits	269	338	25.78	247	-7.98
Certificates of deposit	378	666	76.06	157	-58.58
Borrowed money	9	17	88.89	6	-33.33

Interest expense	656	1,021	55.56	410	-37.45

Net interest income	$3,516	$3,655	3.96	$3,253	-7.48

BROUSSARD. POCHE. LEWIS & BREAUX. L.L.P.

CERTIFIED PUBLIC ACCOUNTANTS

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and Board of Directors
American Bancorp, Inc.
Opelousas, Louisiana

We have audited the accompanying consolidated balance sheets of American Bancorp, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Bancorp, Inc. and subsidiary as of December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ Broussard, Poche, Lewis & Breaux LLP

Crowley, Louisiana
January 21, 2004

AMERICAN BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

ASSETS	2003	2002
Cash and due from banks	$5,198,927	$6,974,153
Federal funds sold	9,125,000	10,300,000

Total cash and cash equivalents	14,323,927	17,274,153

Securities held to maturity (estimated market values $1,614,161 and $2,147,684, respectively)	1,600,483	2,104,397

Securities available for sale	42,606,821	37,720,731

Loans, net of allowance for possible loan losses of $666,784 and $627,184, respectively	39,304,905	39,931,041

Bank premises and equipment	1,826,494	1,737,027

Accrued interest receivable	511,966	570,111

Other assets	683,404	381,530

	$100,858,000	$99,718,990

See Notes to Consolidated Financial Statements.

LIABILITIES AND SHAREHOLDERS' EQUITY	2003	2002
LIABILITIES
Deposits:
Non-interest bearing demand deposits	$29,746,499	$29,461,891
Interest bearing deposits	55,882,150	55,316,099

Total deposits	85,628,649	84,777,990
Accrued interest payable	49,455	75,031
Other liabilities	1,110,248	1,233,628

Total liabilities	86,788,352	86,086,649

SHAREHOLDERS’ EQUITY
Common stock, $5 par value; 10,000,000 shares authorized; 120,000 shares issued; 115,987 and 116,183 outstanding, respectively	600,000	600,000
Surplus	2,150,000	2,150,000
Retained earnings	11,087,003	10,343,497
Accumulated other comprehensive income, net of tax of $255,180 and $404,013, respectively	495,350	784,261
Treasury stock, 4,013 and 3,817 shares at cost, respectively	(262,705)	(245,417)

Total shareholders’ equity	14,069,648	13,632,341

	$100,858,000	$99,718,990

AMERICAN BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Interest income:
Interest and fees on loans	$2,831,080	$2,996,396	$3,116,156
Interest on investment securities- Taxable	983,977	1,443,378	1,544,133
Tax-exempt	509,466	501,953	445,174
Federal funds sold	100,265	118,716	210,759
Deposits with banks	—	129	10,152

Total interest income	4,424,788	5,060,572	5,326,374
Interest expense:
Interest on deposits	700,651	988,417	1,529,594

Net interest income	3,724,137	4,072,155	3,796,780
Provision for possible loan losses	42,000	42,000	42,000

Net interest income after provision for possible loan losses	3,682,137	4,030,155	3,754,780

Non-interest income:
Service charges on deposit accounts	574,502	579,220	575,157
Other	160,000	152,829	89,596

Total non-interest income	734,502	732,049	664,753

Non-interest expense:
Salary and employee benefits	1,648,729	1,638,701	1,485,574
Net occupancy expense	336,027	315,149	326,033
Equipment expense	300,643	269,228	304,377
Other	902,910	846,683	788,340

Total non-interest expense	3,188,309	3,069,761	2,904,324

Income before income taxes	1,228,330	1,692,443	1,515,209
Provision for income taxes	252,850	415,208	379,210

Net income	$975,480	$1,277,235	$1,135,999

Net income per common share	$8.41	$10.98	$9.71

See Notes to Consolidated Financial Statements.

This page intentionally left blank.

AMERICAN BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2003, 2002 and 2001

	Common	Stock
	Shares	Amount	Surplus
Balance, December 31, 2000	120,000	$600,000	$2,150,000
Comprehensive income
Net income for 2001	—	—	—
Other comprehensive income:
Change in unrealized holding gains on securities available for sale, net of tax of $197,078	—	—	—
Total comprehensive income	—	—	—
Purchase of treasury stock	—	—	—
Dividends paid in 2001	—	—	—

Balance, December 31, 2001	120,000	600,000	2,150,000
Comprehensive income
Net income for 2002	—	—	—
Other comprehensive income:
Change in unrealized holding gains on securities available for sale, net of tax of $404,013	—	—	—
Total comprehensive income	—	—	—
Purchase of treasury stock	—	—	—
Dividends paid in 2002	—	—	—

Balance, December 31, 2002	120,000	600,000	2,150,000
Comprehensive income
Net income for 2003	—	—	—
Other comprehensive income:
Change in unrealized holding gains on securities available for sale, net of tax of $255,180	—	—	—
Total comprehensive income	—	—	—
Purchase of treasury stock	—	—	—
Dividends paid in 2003	—	—	—

Balance, December 31, 2003	120,000	$600,000	$2,150,000

See Notes to Consolidated Financial Statements.

	Accumulated
	Other
Retained	Comprehensive	Treasury	Comprehensive
Earnings	Income	Stock	Income	Total
$8,442,150	$18,946	$(134,637)	$—	$11,076,459
1,135,999	—	—	1,135,999	1,135,999
—	363,616	—	363,616	363,616

—	—	—	$1,499,615	—

—	—	(78,106)		(78,106)
(233,248)	—	—		(233,248)

9,344,901	382,562	(212,743)	$—	12,264,720
1,277,435	—	—	1,277,435	1,277,435
—	401,699	—	401,699	401,699

—	—	—	$1,679,134	—

—	—	(32,674)		(32,674)
(278,839)	—	—		(278,839)

10,343,497	784,261	(245,417)		13,632,341
975,480	—	—	$975,480	975,480
—	(288,911)	—	(288,911)	(288,911)

—	—	—	$686,569	—

—	—	(17,288)		(17,288)
(231,974)	—	—		(231,974)

$11,087,003	$495,350	$(262,705)		$14,069,648

AMERICAN BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
OPERATING ACTIVITIES
Net income	$975,480	$1,277,435	$1,135,999
Adjustments to reconcile net income to net cash provided by operating activities:
Discount accretion, net of amortization, on investment securities	(158,793)	(255,481)	(175,623)
Depreciation	180,320	166,873	180,899
Amortization of software	51,026	47,842	—
Provision for loan loss	42,000	42,000	—
(Gain) loss on disposal of assets	1,510	533	255
(Increase) decrease in assets:
Accrued interest receivable	58,145	13,255	82,425
Other assets	(49,902)	33,064	(34,376)
Increase (decrease) in liabilities:
Accrued interest payable	(25,575)	(55,697)	(28,032)
Other liabilities	40,583	505,249	112,638

Net cash provided by operating activities	1,114,794	1,775,073	1,274,185

INVESTING ACTIVITIES
(Increase) decrease in interest bearing deposits with banks	—	99,000	199,000
Proceeds from sales and maturities of securities available for sale	23,062,300	17,830,577	15,719,666
Proceeds from maturities of securities held to maturity	500,000	1,800,000	3,100,000
Purchases of securities available for sale	(28,223,428)	(19,633,109)	(18,973,841)
Purchases of securities held to maturity	—	(1,603,203)	(510,859)
(Increase) decrease in loans	584,135	(2,827,514)	(5,065,400)
Purchases of property and equipment	(345,276)	(194,703)	(401,835)
Other	(229,019)	(11,738)	171,462

Net cash used in investing activities	(4,651,288)	(4,540,690)	(5,761,807)

(continued)

	2003	2002	2001
FINANCING ACTIVITIES
Increase (decrease) in demand deposits, transaction accounts and savings	1,922,768	6,220,984	3,769,639
Increase (decrease) in time deposits	(1,087,238)	(115,801)	3,599,814
Dividends paid	(231,974)	(278,839)	(233,248)
Purchase of treasury stock	(17,288)	(32,674)	(78,106)

Net cash provided by financing activities	586,268	5,793,670	7,058,099

Increase (decrease) in cash and cash equivalents	(2,950,226)	3,028,053	2,570,477
Cash and cash equivalents at beginning of year	17,274,153	14,246,100	11,675,623

Cash and cash equivalents at end of year	$14,323,927	$17,274,153	$14,246,100

SUPPLEMENTAL DISCLOSURES
Cash payments for:
Interest expense	$726,226	$1,044,114	$1,557,626

Income taxes	$271,986	$501,052	$353,188

See Notes to Consolidated Financial Statements.

This page intentionally left blank.

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

Securities classified as trading account assets are carried at market value and are included in short-term investments. Gains and losses, both realized and unrealized, are reflected in earnings as other operating income. Securities classified as held to maturity are stated at amortized costs. Securities classified as available for sale are stated at fair value, with unrealized gains and losses, net of tax, reported in shareholders’ equity and included in other comprehensive income.

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

The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company’s impaired loans include troubled debt restructurings, performing and nonperforming loans, in which full payment of principal or interest is not expected. The Company calculates a reserve required for impaired loans based on the expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of its collateral.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Generally, loans other than consumer loans, which become 90 days delinquent are either in the process of collection through repossession or foreclosure or alternatively, are deemed currently uncollectible. Loans deemed currently uncollectible are charged off against the allowance account. As a matter of policy, loans are placed on a nonaccrual basis where doubt exits as to collectibility.

Allowance for possible loan losses:

The allowance for possible loan losses is maintained to provide for possible losses inherent in the loan portfolio. The allowance related to loans that are identified as impaired is based on discounted cash flows, using the loan’s initial effective interest rate, or the fair value of the collateral for certain collateral dependent loans.

The allowance is based on management’s estimate of future losses; actual losses may vary from the current estimate. The estimate is reviewed periodically, taking into consideration the risk characteristics of the loan portfolio, past loss experience, general economic conditions and other factors which warrant current recognition. As adjustments to the estimate of future losses become necessary, they are reflected as a provision for possible loan losses in current-period earnings. Actual loan losses are deducted from, and subsequent recoveries are added to, the allowance.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income taxes:

The Company files a consolidated federal income tax return with the subsidiary Bank. The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are based on the temporary differences between the financial reporting basis and tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

Segment information:

FASB No. 131, “Disclosures About Segments of an Enterprise and Related Information,” was effective for 1998. This statement established standards for reporting information about a company’s operating segments using a “management approach.” The statement requires that reportable segments be identified based upon those revenue-producing components for which separate financial information is produced internally and are subject to evaluation by the chief operating decision maker in deciding how to allocate resources to segments.

The Company has evaluated its potential operating segments against the criteria specified in the statement and has determined that no operating segment disclosures are required in 2003, 2002, and 2001.

New and pending accounting:

The Company adopted in 2002 the following new accounting pronouncements and will adopt in 2003 the following pending accounting pronouncements. In general, the effect of those adopted in 2002 were not significant to the Company’s consolidated financial statements.

In September 2001, the FASB issued No. 142, “Goodwill and Other Intangible Assets.” This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, “Intangible Assets.” It addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. All provisions of this statement are effective for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 142 did not have a material impact on the financial condition or operating results of the Company.

The FASB issued No. 143, “Accounting for Asset Retirement Obligations.” This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The effective date of this statement is for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 did not expected to have a material impact on the financial condition or operating results of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The FASB issued No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The effective date of the statement is for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 144 did not have a material impact on the financial condition or operating results of the Company.

The FASB issued No. 145, “Recession of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This statement rescinds various FASB Statements and will have no impact on the financial condition or operating results of the Company.

The FASB issued No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and will have no impact on the financial condition or operating results of the Company.

The FASB issued No. 147, “Acquisitions of Certain Financial Institutions.” This statement requires acquisitions to be recorded using the purchase method and identifying intangible assets. The adoption of this statement will not have a material impact on the financial condition or operating results of the Company.

The FASB issued No. 148, “Accounting for Stock-Based Compensation.” This statement provides for a change to fair value based method of accounting for stock-based employee compensation and will not have an impact on the financial condition or operating results of the Company.

The FASB issued No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This statement amends and clarifies financial accounting and reporting for derivative instruments. The adoption of this statement had no impact on the financial condition or operating results of the Company.

The FASB issued No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities or Equity.” This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The adoption of this statement had no impact on the financial condition or operating results of the Company.

Reclassifications:

Certain amounts in the 2002 and 2001 financial statements have been reclassified to conform with the financial statement presentation for 2003 for comparability. These reclassifications had no effect on net income as previously reported for the 2002 and 2001 fiscal years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Restrictions on Cash and Due From Bank Accounts

The Bank is required to maintain average reserve balances by the Federal Reserve Bank. The average amount of these reserve balances was $1,097,000 and $907,000 for the years ended December 31, 2003 and 2002, respectively.

Note 3. Investment Securities

The carrying amounts of investment securities as shown in the consolidated balance sheets of the Bank and their approximate market values at December 31 were as follows:

	December 31, 2003
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Securities held to maturity:
U.S. Treasury Securities	$1,600,483	$13,678	$-0-	$1,614,161

	December 31, 2003
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Securities available for sale:
Mortgage-Backed Securities	$9,201,747	$158,210	$73,900	$9,286,057
U.S. Government and Agencies	17,413,965	92,600	92,223	17,414,342
State and Political Subdivisions	15,056,179	697,300	31,457	15,722,022
Equity Securities	184,400	—	—	184,400

	$41,856,291	$948,110	$197,580	$42,606,821

	December 31, 2002
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Securities held to maturity:
U.S. Treasury Securities	$2,104,397	$43,287	$-0-	$2,147,684

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2002
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Securities available for sale:
Mortgage-Backed Securities	$8,480,917	$258,730	$15,360	$8,724,287
U.S. Government and Agencies	15,937,404	261,321	—	16,198,725
State and Political Subdivisions	11,929,736	683,583	—	12,613,319
Equity Securities	184,400	—	—	184,400

	$36,532,457	$1,203,634	$15,360	$37,720,731

Securities with market values of $12,994,436 and $13,442,036 at December 31, 2003 and 2002, respectively, were pledged to secure public deposits and other transactions as required by law.

There were no gross-realized gains or gross-realized losses on sales of securities for the fiscal years ended December 31, 2003, 2002 or 2001.

The maturities of investment securities at December 31, 2003 were as follows:

Securities to be Held
to Maturity
	Amortized	Fair
Years to Maturity	Cost	Value
Less than one	$1,600,483	$1,614,161
Greater than one but less than five	—	—
Greater than five but less than ten	—	—
Greater than ten	—	—

	$1,600,483	$1,614,161

	Securities Available
	For Sale
	Amortized	Fair
Years to Maturity	Cost	Value
Less than one	$2,017,942	$2,026,565
Greater than one but less than five	25,131,613	25,561,519
Greater than five but less than ten	13,739,337	13,997,595
Greater than ten	967,399	1,021,142

	$41,856,291	$42,606,821

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans

Major classifications of subsidiary Bank’s loan portfolio at December 31, are as follows:

	2003	2002
Commercial, financial and agricultural	$8,872,790	$8,288,405
Real estate construction	936,442	1,749,590
Real estate mortgage	24,101,078	24,906,169
Installment	6,060,851	5,614,061

	39,971,161	40,558,225
Unearned income	—	—

Net loans	39,971,161	40,558,225
Allowance for possible loan losses	(666,784)	(627,184)

	$39,304,377	$39,931,041

The following is a summary of loans classified by type at December 31, 2003 and 2002:

	2003	2002
Commercial, financial and agricultural	$8,872,790	$8,288,405
Real estate construction	936,442	1,749,590
Real estate mortgage	9,463,954	9,595,206

Total commercial	19,273,186	19,633,201

Residential mortgage	14,637,124	15,310,963
Installment	6,060,851	5,614,061

Total consumer	20,697,975	20,925,024

Total loans	$39,971,161	$40,558,225

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following summarizes the nonperforming elements of the loan portfolio and total foreclosed assets at December 31:

	2003	2002	2001
Nonperforming loans:
Loans on nonaccrual	$12,473	$3,450	$7,740
Restructured loans which are not on nonaccrual	—	—	24,459

Total nonperforming loans	12,473	3,450	32,199
Other real estate and repossessed assets received in complete or partial satisfaction of loan obligations	—	—	—

Total nonperforming assets	$12,473	$3,450	$32,199

Loans contractually past due 90 days or more as to principal or interest but which are not on nonaccrual	$-0-	$3,740	$15,871

At December 31, 2003, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was $12,473. The related allowance for loan losses was $-0- for impaired loans. The average recorded investment in impaired loans during the year ended December 31, 2003 was approximately $4,000. Interest payments received on impaired loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. For the year ended December 31, 2003, the Company did not recognize interest income on impaired loans.

Interest income in the amount of $400 for 2003, $200 for 2002 and $500 for 2001 would have been recorded on nonperforming loans if they had been classified as performing. The Company recorded $-0-, $-0- and $-0- of interest income on nonperforming loans during 2003, 2002 and 2001, respectively.

The following is a summary of the allowance for loan losses for the three years ended December 31, 2003:

	2003	2002	2001
Balance, beginning of year	$627,184	$605,191	$579,481
Provisions charged to operating expense	42,000	42,000	42,000
Recoveries on loans	5,237	—	1,614
Loans charged off	(7,637)	(20,007)	(17,904)

Balance, end of year	$666,784	$627,184	$605,191

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Related Party Transactions

In the ordinary course of business, loans have been made to directors and executive officers and their associates. Such loans to these related parties were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Loans to these related parties were approximately $2,385,428 and $2,523,755 at December 31, 2003 and 2002, respectively. The following provides an analysis of the activity with respect to loans to related parties:

Balance at January 1, 2003	$2,523,755
New loans made	2,392,942
Repayment on loans	(2,531,269)

Balance at December 31, 2003	$2,385,428

Note 6. Bank Premises and Equipment

Bank premises and equipment, at cost, consisted of the following as of December 31:

	2003	2002	2001
Land	$459,386	$459,386	$459,386
Premises and leasehold improvements	2,138,874	2,324,340	2,235,452
Furniture and equipment	1,490,773	1,389,792	1,469,994

	4,089,033	4,173,518	4,164,832
Less accumulated depreciation and amortization	2,262,539	2,436,491	2,394,217

Total	$1,826,494	$1,737,027	$1,770,615

Depreciation and amortization expense included in non-interest expense was $231,346 in 2003, $214,715 in 2002, and $180,899 in 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Deposits

Deposit account balances at December 31, 2003 and 2002, are summarized as follows:

	2003	2002
Non-interest bearing	$29,746,499	$29,461,891
Interest bearing demand	20,326,268	19,894,656
Savings deposits	12,498,429	11,276,751
Time deposits under $100,000	13,772,424	16,022,200
Time deposits over $100,000	9,285,029	8,122,492

	$85,628,649	$84,777,990

Time deposits maturing in years ending December 31, as of December 31, 2003:

2004	$19,988,724
2005	2,235,782
2006	561,596
2007	271,351

$23,057,453

The Bank held related party deposits of approximately $2,918,000 and $3,100,000 at December 31, 2003 and 2002.

Note 8. Employee Benefit Plan

The Bank maintains a 401(k) Savings Plan available to employees with over one year of service. The Bank matches 50% of the salary deferral, up to a maximum of 3% of compensation for 2003, 2002 and 2001, which becomes vested over a six year period. Total contributions to the plan by the Bank were $23,942 for 2003, $21,148 for 2002 and $19,612 for 2001. The Bank has a non-qualified deferred compensation benefit plan for certain executives of the Company. The total deferred compensation expense for 2003, 2002 and 2001 was $60,766, $41,587 and $50,712, respectively.

Note 9. Lease Commitments

The Company leases land, buildings, and equipment under cancelable and noncancelable leases. The leased properties are used primarily for banking purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future minimum payments, by year and in the aggregate, for noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 2003:

Year Ending	Amount
2004	$43,771
2005	38,071
2006	38,071
2007	38,071
2008	28,071

Total future minimum lease payments	$186,055

All leases contain options to extend the lease term upon expiration and will probably be exercised.

The total rental expense on operating leases for the years ended December 31, 2003, 2002, and 2001, amount to $48,871, $47,271 and $60,380, respectively.

One of the Bank’s branch offices is leased from a corporation which is owned by a shareholder and director of the Bank. Lease expense related to this property totaled $23,071 for 2003 and $22,071 for 2002 fiscal years.

Note 10. Other Operating Expenses

The composition of other operating expenses for each of the three years for the period ended December 31 are as follows:

	2003	2002	2001
FDIC and Louisiana assessments	$34,343	$34,332	$31,109
Advertising	66,107	97,112	79,464
Office supplies	84,758	85,047	87,878
Postage	60,722	63,459	58,994
Insurance	9,092	11,448	8,811
ATM expenses	51,476	46,596	41,800
Director fees	80,800	104,050	101,200
Other	515,612	404,639	379,084

	$902,910	$846,683	$788,340

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Income Taxes

Income tax expense includes amounts currently payable and amounts deferred to or from other years as a result of differences in the timing of recognition of income and expense for financial reporting and federal tax purposes. The components of income tax expense are as follows:

	2003	2002	2001
Current federal income tax expense	$264,030	$447,952	$392,420
Deferred federal income tax expense (benefit)	(11,180)	(32,744)	(13,210)

	$252,850	$415,208	$379,210

Included in shareholders’ equity:
Deferred tax expense (benefit) related to the change in net unrealized gain (loss) on securities available for sale	$255,180	$404,013	$187,318

The reconciliation of the federal statutory income tax rate to the Company’s effective rate is summarized as follows for the years ended December 31:

	2003		2002		2001
	Amount	Rate	Amount	Rate	Amount	Rate
Tax based on federal statutory rate	$417,632	34.0%	$575,431	34.0%	$515,171	34.0%
Effect of tax-exempt income	(173,218)	(14.1)	(170,664)	(10.1)	(151,359)	(10.0)
Other	8,436	.7	10,441	.6	15,398	1.0

	$252,850	20.6%	$415,208	24.5%	$379,210	25.0%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred income taxes are based on differences between the basis of assets and liabilities for financial statement purposes and tax reporting purposes. The tax effects of the cumulative temporary differences which create deferred tax assets and liabilities are as follows:

	2003	2002
Deferred tax assets:
Allowance for loan losses	$60,432	$46,152
Deferred executive compensation	86,296	65,636
Other	6,855	6,426

Total deferred tax assets	153,583	118,214

Deferred tax liabilities:
Accumulated depreciation	76,658	52,469

Total deferred tax liabilities	76,658	52,469

Net deferred tax asset	$76,925	$65,745

Management estimates realizability of a deferred tax asset based on the Company’s ability to generate taxable income in the future. A deferred tax valuation reserve is established, if needed, to limit the net deferred tax asset to its realizable value.

Note 12. Earnings Per Share

The earnings per share computations are based on weighted average number of shares outstanding during each year of 116,010, 116,310 and 117,016 for the years ended December 31, 2003, 2002 and 2001, respectively.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Variances between the carrying amount and the estimated fair value of loans reflect both credit risk and interest rate risk. The Bank is protected against changes in credit risk by the allowance for possible loan losses of $666,784 at December 31, 2003.

The fair value estimates presented are based on information available to management as of December 31, 2003. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, these amounts have not been revalued for purposes of these financial statements since that date. Therefore, current estimates of fair value may differ significantly from the amounts presented. None of the assets or liabilities included in the table below are held for trading purposes.

The Bank issues financial instruments in the normal course of business to meet the financing needs of its customers and to reduce exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and letters of credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet.

	(In Thousand)
	Carrying	Fair
	Amount	Value
ASSETS
Cash and cash equivalents	$14,324	$14,324
Securities held to maturity	$1,600	$1,614
Securities available for sale	$42,607	$42,607
Loans	$39,972	$40,741
LIABILITIES
Demand deposits	$29,746	$29,746
Interest bearing demand	$20,326	$20,326
Savings	$12,498	$12,498
Time deposits	$23,057	$23,161

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Commitments to extend credit are legally binding, conditional agreements generally having fixed expiration dates or termination clauses, specified interest rates and purposes and may require payment of a fee. These commitments generally require customers to maintain certain credit standards. Collateral requirements and loan-to-value ratios are the same as those for funded transactions and are established based on management’s credit assessment of the customer. Commitments may expire without being drawn upon. Therefore, the total commitment amount does not necessarily represent future funding requirements. The Bank’s experience has been that most loan commitments are drawn upon by customers. Outstanding loan commitments at December 31, 2003 were $7,096,143 and $4,499,946 at December 31, 2002.

The Bank issues letters of credit and financial guarantees (standby letters of credit) whereby it agrees to honor certain financial commitments in the event its customers are unable to perform. The majority of the standby letters of credit consist of performance guarantees. Management conducts regular reviews of all outstanding standby letters of credit, and the results of these reviews are considered in assessing the adequacy of the Bank’s reserve for possible loan losses. The letters of credit balance was $656,587 and $727,050 at December 31, 2003 and 2002, respectively. The Bank has not incurred any losses in its commitments in 2002 or 2001. Management does not anticipate any material losses related to these instruments. The Bank’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

The estimated fair values of off-balance-sheet financial instruments are not material. A summary of the notional amounts of the Bank’s financial instruments with off-balance-sheet risk at December 31, 2003 and 2002 are as follows:

	2003	2002
Commitments to extend credit	$7,096,143	$4,869,378
Credit card arrangements	$3,881,281	$3,357,733
Standby letters of credit	$656,587	$727,050

Note 14. Regulatory Matters

The Bank is subject to the dividend restrictions set forth by the Louisiana Commissioner of Financial Institutions. Under such restrictions, the Bank may not, without the prior approval of the Commissioner of Financial Institutions, declare dividends in excess of the sum of the current year and prior year earnings less dividends paid during these periods. The dividends as of December 31, 2003, that the Bank could declare without the approval of the Commissioner of Financial Institutions, amounted to $1,706,532. The Bank is also required to maintain minimum amounts of capital to total “risk weighted” assets, as defined by the banking regulators. At December 31, 2003, the Bank is required to have minimum Tier 1 risk-based, Tier 1 leverage

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

capital, and Total capital ratios of 4%, 4% and 8%, respectively. The Bank’s actual ratios at that date were 28.36%, 13.97%, and 29.61%, respectively. At December 31, 2002, the Bank’s actual ratios were 26.99%, 13.78%, and 28.24%, respectively.

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

As of December 31, 2003 and 2002, the most recent notifications from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as indicated above. There are no conditions or events since those notifications that management believes have changed the Bank’s category.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. American Bancorp, Inc. (Parent Company Only)

The following financial statements of American Bancorp, Inc. (Parent Company Only) include the Bank under the equity method of accounting.

BALANCE SHEETS

	December 31,
	2003	2002
ASSETS
Cash on deposit with subsidiary	$9,278	$49,438
Investment in subsidiary	14,054,884	13,577,418
Due from subsidiary	6,190	14,145

Total assets	$14,070,352	$13,641,001

LIABILITIES
Accrued income taxes payable	$704	$8,660

Total liabilities	704	8,660

SHAREHOLDERS’ EQUITY
Common stock: $5 par value, 10,000,000 shares authorized; 120,000 shares issued; 115,987 and 116,183 shares outstanding, respectively	600,000	600,000
Surplus	2,150,000	2,150,000
Retained earnings	11,087,003	10,343,497
Net unrealized gain (loss) on securities available for sale, net of tax of $255,180 and $404,013, respectively	495,350	784,261
Treasury stock, 4,013 and 3,817 shares at cost, respectively	(262,705)	(245,417)

Total shareholders’ equity	14,069,648	13,632,341

Total liabilities and shareholders’ equity	$14,070,352	$13,641,001

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

American Bancorp, Inc. (Parent Company Only)

STATEMENTS OF INCOME

	Years Ended December 31,
	2003	2002	2001
Income:
Dividends from subsidiary	$240,000	$350,000	$321,300

Expenses:
Directors fees	12,200	12,000	12,000
Other expenses	18,698	919	1,126

	30,898	12,919	13,126

Earnings before income taxes and equity in undistributed earnings of subsidiary	209,102	337,081	308,174
Provision for income taxes	—	—	—

Earnings before equity in undistributed earnings of subsidiary	209,102	337,081	308,174
Equity in undistributed earnings of subsidiary	766,378	940,154	827,825

Net income	$975,480	$1,277,235	$1,135,999

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

American Bancorp, Inc. (Parent Company Only)

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2003	2002	2001
OPERATING ACTIVITIES
Net income	$975,480	$1,277,235	$1,135,999
Adjustments to reconcile net
income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	(766,378)	(939,954)	(827,825)
(Increase) decrease in other assets	7,955	53,028	(39,160)
Increase (decrease) in income taxes payable	(7,955)	(53,028)	39,160

Net cash provided by operating activities	209,102	337,281	308,174

INVESTING ACTIVITIES
Purchase of treasury stock	(17,288)	(32,674)	(78,106)

Net cash used in investing activities	(17,288)	(32,674)	(78,106)

FINANCING ACTIVITIES
Dividends paid to shareholders	(231,974)	(278,839)	(233,248)

Net cash used in financing activities	(231,974)	(278,839)	(233,248)

Increase (decrease) in cash and cash equivalents	(40,160)	25,768	(3,180)
Cash and cash equivalents at beginning of year	49,438	23,670	26,850

Cash and cash equivalents at end of year	$9,278	$49,438	$23,670

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Concentrations of Credit Risk

Substantially, all of the Bank’s loans, commitments and standby letters of credit have been granted to customers in the Bank’s market area of South Louisiana. Investments in state and municipal securities also involve governmental entities within the Bank’s market area. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of $1,375,000.

At December 31, 2003, the Bank has loans outstanding to multiple numbers of borrowers engaged in the medical industry and the legal profession. The loans to the medical industry were approximately $6,752,181, while the loans to the legal profession were approximately $4,224,180. There were no significant nonperforming loans outstanding in these two concentrations.

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

Selected Quarterly Financial Data (Unaudited)
(Dollars in thousands, except per share data)

	2003
	IV	III	II	I
Interest income	$1,106	$1,066	$1,101	$1,162
Interest expense	155	164	183	199

Net interest income	951	902	918	963
Provision for possible loan losses	10	11	10	11

Net interest income after provision for possible loan losses	941	891	908	952
Non-interest income, excluding securities gains	154	184	167	168
Net securities gains	—	—	—	—
Non-interest expense	868	745	764	760

Income before income tax expense	227	330	311	360
Income tax expense	38	69	63	83

Net income	$189	$261	$248	$277

Earnings per common share	$1.64	$2.25	$2.13	$2.39

Market price of common stock
High	$92	$91	$89	$88
Low	$92	$91	$89	$88
Close	$92	$91	$89	$88
Average shares outstanding	115,987	115,987	115,989	116,079

	2002
	IV	III	II	I
Interest income	$1,231	$1,283	$1,301	$1,261
Interest expense	230	239	239	280

Net interest income	1,001	1,044	1,062	981
Provision for possible loan losses	10	11	10	11

Net interest income after provision for possible loan losses	991	1,033	1,052	970
Non-interest income, excluding securities gains	162	164	159	185
Net securities gains	—	—	—	—
Non-interest expense	890	702	717	715

Income before income tax expense	263	495	494	440
Income tax expense	47	126	129	113

Net income	$216	$369	$365	$327

Earnings per common share	$1.87	$3.17	$3.14	$2.81

Market price of common stock
High	$89	$85	$79	$79
Low	$89	$85	$79	$79
Close	$89	$85	$79	$79
Average shares outstanding	116,183	116,250	116,286	116,519

OFFICERS AND DIRECTORS OF
AMERICAN BANK & TRUST COMPANY

CHAIRMAN OF THE BOARD AND PRESIDENT
Salvador L. Diesi, Sr.

CHIEF EXECUTIVE OFFICER AND EXECUTIVE VICE-PRESIDENT
Ronald J. Lashute

VICE-PRESIDENTS

Charlene G. Louviere Angel D. Powell Mark J. LeBlanc	George H. Comeau, Chief Financial Officer and Cashier

ASSISTANT VICE-PRESIDENTS

David Gremillion J. Karla Manuel	Christopher Choate

ASSISTANT CASHIERS

Elaine D. Ardoin Julie D. Valin Sally K. Hooks Cindy A. Whitmore	B. Hennig Beryl F. Bergeron Stephanie A. Richard

DIRECTORS

Jasper J. Artall, Sr. J.C. Diesi Salvador L. Diesi, Sr.	Alvin A. Hayes, II Charles R. Jagneaux

OFFICES LOCATED IN

OPELOUSAS LAFAYETTE LAWTELL	KROTZ SPRINGS PORT BARRE

OFFICERS AND DIRECTORS OF
AMERICAN BANCORP, INC.

CHAIRMAN OF THE BOARD AND PRESIDENT
Salvador L. Diesi, Sr.

CHIEF EXECUTIVE OFFICER, AND
SECRETARY AND TREASURER
Ronald J. Lashute

CHIEF FINANCIAL OFFICER
George H. Comeau

BOARD OF DIRECTORS	OCCUPATION AND MAIN AFFILIATION

Jasper J. Artall, Sr.	Farmer.

J.C. Diesi	President of Diesi Pontiac-Cadillac-Buick, Inc.

Salvador L. Diesi, Sr.	Chairman of the Board and President of American Bancorp, Inc. and American Bank & Trust Company; Investor in and Operator of Little Capital of Louisiana, Inc. (Gas Station, Convenience Store and Video Poker); Commercial real estate investor; Investor in Farming Interest; and Attorney at Law.

Alvin A. Haynes, II	President of Williams Funeral Home, Inc.; President of Williams Progressive Insurance Company; President of Haynes Family Funerals, Inc.; Owner of Flowers Galore.

Charles R. Jagneaux	Clerk of Court of St. Landry Parish.

Ronald J. Lashute	Chief Executive Officer and Executive Vice President of American Bank & Trust Company and Chief Executive Officer, and Secretary and Treasurer of American Bancorp, Inc.